ADOPTION AGREEMENT
                            DREYFUS STANDARDIZED/PAIRED
                      PROTOTYPE MONEY PURCHASE PLAN AND TRUST

                                 PLAN NUMBER 01001
                            IRS SERIAL NUMBER D262551a


The Employer named in Section I.A. below hereby establishes or restates a Money Purchase Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.  BASIC PROVISIONS

     A.   Employer's Name:           [....]

                   Address:          [....]

     B.   Employer is a ( ) corporation; ( ) S corporation;
          ( ) partnership; ( ) sole proprietor; ( ) other.

     C.   Employer's Tax ID Number:

     D.   Employer's fiscal year:       [....]

     E.   Plan Name:

     F.   If this is a new Plan, the Effective Date of the Plan:

          If this is an amendment and restatement of an existing Plan, enter the date originally adopted [....].  The effective date of this amended Plan is [....].

     G.   The Trustee shall be:

          ( )  The Dreyfus Trust Company

          ( )  Other:           (Name)     [....]
                          (Address)  [....]
                          (Address)  [....]
                          (Phone #)  [....]

     H.   Anniversary Date:

     I.   Plan Year shall mean the 12-consecutive-month period commencing on
          [....] and ending on [....].

     J.   Service with the following predecessor employer(s) shall be credited
          for purposes of vesting and eligibility:   [Note:  Such Service must
          be provided if the adopting Employer maintains the plan of the predecessor employer].

     K. The following employer(s) associated with the Employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code ("Code") shall be Participating Employers in the Plan:

     L.   Are all employers associated with the Employer under Section 414(b),
          (c), (m) or (o) of the Code participating in the Plan?

                     ( )  Yes ( )  No


II.  HOURS OF SERVICE

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( )  On the basis of days worked.  An Employee will be credited with ten
          (10) Hours of Service for any day such Employee would be credited with at least one (1) Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service for any week such Employee would be credited with at least one (1) Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with ninety-five (95) Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with one hundred ninety (190) Hours of Service for any month such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( )  On the basis of elapsed time.


III.  ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

     ( ) Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

     ( ) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

Note: The term Employee includes all employees of the Employer and any employer required to be aggregated with the Employer under
                Section 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under Section 414(n) or (o) of the Code.

          If the Employer adopts Sponsor's paired defined contribution plan number 01003, 01004 or 01006 or paired defined benefit plan number 02001 in addition to this Plan, the definition of "Eligible Employee" in all paired plans of the Employer must be identical in order for the Employer to be able to designate in Section XV one of the paired plans to provide the required minimum allocation to each Non-Key Employee in the event the Plan becomes Top-Heavy. If the definition of "Eligible Employee" in all paired plans of the Employer is not identical, Section 13.1 through 13.4 shall apply in the event the Plan becomes Top-Heavy.



IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following age and service requirements:

     ( )  No age or service requirement.

     ( )  The attainment of age [....] (not to exceed age 21).

     ( )  The completion of [....] (not to exceed 1, unless 100% immediate vesting is elected, in which case may not exceed 2) Eligibility Years of Service.

Note: If the Eligibility Years of Service is or includes a fractional year, an Employee may not be required to complete any specified number of Hours of Service to receive credit for such fractional year.


V.  ENTRY DATE

     The Entry Date shall mean:

     ( ) Annual Entry. The first day of the Plan Year. [Note: If Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service. (1-1/2 Eligibility Years of Service for Employer Discretionary Contributions if 100% immediate vesting is elected).]

     ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan Year.

     ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.

     ( ) Monthly Entry. The first day of the Plan Year and the first day of each following month of the Plan Year.


VI.  COMPENSATION

     A. Except for purposes of "annual additions" testing under Section 415 of the Code, Compensation shall mean all of each Participant's:

     ( ) Information required to be reported under Sections 6041, 6051, and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code.
Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in Section 1.62-2(c)), and excluding the following:

                (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

                (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;


                (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid to the Participant during the following applicable period:

          ( ) the portion of the Plan Year in which the Employee is a Participant in the Plan.

          ( )   the Plan Year.

          ( )   the calendar year ending with or within the Plan Year.

          ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of Sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.

     B. For purposes of "annual additions" testing under Section 415 of the Code, Compensation for any Limitation Year shall mean all of each
          Participant's:

     ( ) Information required to be reported under Sections 6041, 6051, and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under
          Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non -accountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid or includible in gross income during such Limitation Year.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.


VII.  LIMITATION YEAR

     Limitation Year shall mean the 12-consecutive-month period:

     ( )  Identical to the Plan Year.

     ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

     ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.


VIII.  NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean:

     ( )  Age [....] (not to exceed 65).

     ( )  Age [....] (not to exceed 65), or the [....] (not to exceed the 5th)
          anniversary of the date the Participant commenced participation in the Plan, if later.


IX.  EARLY RETIREMENT AGE

     Early Retirement Age shall mean:

     ( )  There shall be no early retirement provision in this Plan.

     ( )  Age [....].

     ( )  Age [....] and [....] Years of Service.


X.  EMPLOYER CONTRIBUTIONS

     A.   Employer Contribution

          [....]% of the aggregate Compensation of Active Participants for the
          Plan Year (not to exceed 25%).

          Employer Contributions ( ) shall; ( ) shall not be integrated with Social Security.

                The Permitted Disparity Percentage shall be [....]%.

                The Integration Level shall be:

                     ( ) the Taxable Wage Base.

                     ( ) $[....] (a dollar amount less than the Taxable Wage
                     Base).

                     ( ) [....]% (not to exceed 100% of the Taxable Wage Base).

          Note: The Permitted Disparity Contribution Percentage cannot exceed the lesser of: (i) the base contribution or (ii) the greater of 5.7% or the tax rate under Section 3111 (a) of the Code attributable to the old age insurance portion of the Social Security Act (as in effect on the first day of the Plan Year). If the Integration Level selected above is other than the Taxable Wage Base ("TWB"), the 5.7% factor in the preceding sentence must be replaced by the applicable percentage determined from the following table.

                If the Integration Level is:                    The
                                                     Applicable
                more than              but not more than             Factor is
                     $0              X*                        5.7%
                     X*              80% of TWB                4.3%
                     80% of TWB                 Y**            5.4%

                *X = the greater of $10,000 or 20% of TWB

                **Y = any amount more than 80% of TWB, but less than 100% of TWB

     B.   Forfeitures (Do not complete if 100% immediate vesting is elected).

          Forfeitures of Employer Contributions shall be:

          ( )   Used to reduce future Employer contributions.

          ( ) Allocated to the Regular Accounts of Participants eligible to receive Employer Contributions in accordance with Section 3.3 of the Plan.


XI.  VESTING SERVICE - EXCLUSIONS

     All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

     ( )  Years of Service before age 18.

     ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

     ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny an Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.
 XII.  VESTING SCHEDULES

     The vested interest of each Employee (who has an Hour of Service on or after January 1, 1989) in his Employer-derived account balance shall be determined on the basis of the following schedule:

     A.   Employer Contributions.

          ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

          ( )   100% immediately vested after [....] (not to exceed 5) years of
                Service.

          ( )   [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of
                Service until 100% vested.

          ( )   The Top Heavy Minimum Vesting Schedule selected in B., below.

          ( )   Other: [....] (Must be at least as favorable as any one of the above 4 options).

     B.   Top Heavy Minimum Vesting Schedules.

          One of the following schedules will be used for years when the Plan is or is deemed to be Top-Heavy.

          ( )   100% immediately vested after [....] (not to exceed 3) years of
                Service.

          ( )   20% vested after 2 years of Service, plus [....]% vested (not less than 20%) for each additional year of Service until 100% vested.

                If the vesting schedule under the Plan shifts in or out of the Minimum Schedule above for any Plan Year because of the Plan's Top-Heavy status, such shift is an amendment to the vesting schedule and the election in Section 7.3 of the Plan applies.


 XIII.  LIFE INSURANCE

     Life insurance ( ) shall; ( ) shall not be a permissible investment.


XIV.  LOANS

     Loans ( ) shall; ( ) shall not be permitted.


XV.  TOP-HEAVY PROVISIONS

     A.   Top Heavy Status

          ( )   The provisions of Article XIII of the Plan shall always apply.

          ( ) The provisions of Article XIII of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

     B.   Minimum Allocation

          If the Employer has adopted Sponsor's paired defined contribution plan number 01003, 01004 or 01006 in addition to this Plan and the definition of "Eligible Employee" on all paired plans is identical, then the minimum allocation required by Section 13.3 will be provided ( ) under this Plan; ( ) under such other paired defined contribution plan. If the Employer has adopted Sponsor's paired defined benefit plan number 02001, then Participants in this Plan (or another paired defined contribution plan) who are covered under the paired defined benefit plan shall receive the minimum Top Heavy benefit under the paired defined benefit plan and shall receive no minimum allocation.

          If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum Top Heavy allocation or benefit required under Section 416 of the Code shall be provided to such Non-Key Employee under:

          ( ) this Plan.

          ( ) the Employer's other qualified defined contribution plan.

          ( ) the Employer's qualified defined benefit plan.

          ( ) other:  ---------------------------------------

              -----------------------------------------------
                                                                            .

     C.   Determination of Present Value

          If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

          Interest Rate [....]%   Mortality Table [....]


XVI. LIMITATION ON ALLOCATIONS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan number 01003, 01004, or 01006 or the Sponsor's paired defined benefit plan number 02001), in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the adopting Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in Section 419(e) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)

     (a) If the Participant is covered under another qualified defined contribution plan maintained by the Employer, other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with Section 415(c) of the Code:

          ( ) in accordance with Sections 6.4(e) - (j) as though the other plan were a Master or Prototype Plan.

          ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

          ( )   other:----------------------------------------------------------



                ----------------------------------------------------------------



     (b) If a Participant is or has ever been participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of Section 415(e) of the Code shall be satisfied by:

          ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

          ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (a) above.

          ( )   other:--------------------------------------------------------


                --------------------------------------------------------------



XVII.  INVESTMENTS

     Participants ( ) shall; ( ) shall not be permitted to direct the investment of their Accounts in the investment options selected by the Employer or the Committee.


XVIII.  EMPLOYER REPRESENTATIONS

     The Employer hereby represents that:

          a. It is aware of, and agrees to be bound by, the terms of the Plan.

          b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

          c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XIX.  RELIANCE ON PLAN QUALIFICATION

     An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in Section 419(e) of the Internal Revenue Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in Section 419A(d)(3) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01003, 01004, 01005, or 01006 or the Sponsor's paired defined benefit plan number 02001) may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code. If an Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plans are qualified, application for a determination letter should be made to the appropriate key district office of the Internal Revenue Service.

     The Employer may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code unless the terms of the Plan, as herein adopted or amended, that pertain to the requirements of Sections 401(a)(4), 401(a)(17), 401(l), 401(a)(5), 410(b) and 414(s) of the Code,
     as amended by the Tax Reform Act of 1986, or later laws, (a) are made effective with respect to this Plan); or (b) are made effective no later than the first day on which the Employer is no longer entitled, under regulations, to rely on a reasonable, good faith interpretation of these requirements, and the prior provisions of the Plan constitute such a interpretation.


XX.  PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement both as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation, is available to answer questions regarding the intended meaning of any Plan provisions, adoption of he Plan and the effect of an Opinion Letter, at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 [(516) 338-3418].
 IN WITNESS WHEREOF, the Employer and the Trustee have executed this instrument the ________ day of __________, 19__. If applicable, the appropriate corporate seal has been affixed and attested to.

                          -----------------------

                          Name of Business Entity


                          ---------------------------------

                          Signature (Sole Proprietors only)


                          By: --------------------------------------
                                      ------------
                                                           Name and Title
(Corporations or Partnerships)


ATTEST:

____________________________
Secretary (Corporations only)




SEAL:


                          __________________
                          Name of Trustee(s)


                          _____________________________

                          Signature (Individual Trustee)


                          _____________________________

                          Signature (Individual Trustee)


                          By:______________________________________

                             Name and Title (Corporate Trustee only)





                              ADOPTION AGREEMENT
                            DREYFUS NONSTANDARDIZED
                    PROTOTYPE PROFIT SHARING PLAN AND TRUST

                               PLAN NUMBER 01002
                          IRS SERIAL NUMBER D362552a

The Employer named in Section I.A. below hereby establishes or restates a Profit Sharing Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.   BASIC PROVISIONS

     A.   Employer's Name:         [....]

          Address:            [....]

     B.   Employer is a ( ) corporation; ( ) S Corporation;
          ( ) partnership; ( ) sole proprietor;
          ( ) other: [....]

     C.   Employer's Tax ID Number:

     D.   Employer's fiscal year:

     E.   Plan Name:

     F.   If this is a new Plan, the Effective Date of the Plan is:

          If this is an amendment and restatement of an existing Plan, enter the  original Effective Date [....].  The effective date of this amended Plan is [....].


      G.   The Trustee shall be:

          ( ) The Dreyfus Trust Company

          ( ) Other:     (Name)    [....]
                    (Address) [....]
                    (Address) [....]
                    (Phone #) [....]

     H.   The first Plan Year shall be [....] through [....].  Thereafter, the Plan Year shall mean the 12-consecutive-month period
          commencing on [....] and ending on [....].

     I.   Service with the following predecessor employer(s):

          shall be credited for purposes of: [ ] eligibility; [ ] vesting.

          Note: Such Service must be credited if the adopting Employer maintains the plan of the predecessor employer.

     J. The following employer(s) aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code
          ("Code") shall be Participating Employers in the Plan: [....]

     K. Are all employers aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code participating in this Plan?

                    ( ) Yes      ( ) No


II.  HOURS OF SERVICE

     A. For Eligibility Purposes.

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( ) On the basis of days worked. An Employee will be credited with ten (10) Hours of Service for any day such Employee would be credited with at least one (1) Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service for any week such Employee would be credited with at least one (1) Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with ninety-five (95) Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with one hundred ninety (190) Hours of Service for any month such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( )  On the basis of elapsed time.

     B. For Vesting Purposes.

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( ) On the basis of days worked. An Employee will be credited with ten (10) Hours of Service for any day such Employee would be credited with at least one (1) Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service for any week such Employee would be credited with at least one (1) Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with ninety-five (95) Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with one hundred ninety (190) Hours of Service for any month such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( )  On the basis of elapsed time.


III. ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

     ( ) Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

     ( ) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

     ( )  Employees included in the following classification(s):

     ( ) Employees of the following employers aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code:

     ( ) Individuals required to be considered Employees under Section 414(n) of the Code.

     ( ) Employees who, subject to determination by the Committee that such election will not affect the plan's qualification, make a one-time irrevocable election not to participate in the Plan for purposes of the following:

          [ ]  Employer Discretionary Contributions.

          [ ]  Elective Deferrals/Thrift Contributions/Combined
               Contributions.

     Note: The term Employee includes all employees of the Employer and any employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under
               Section 414(n) or (o) of the Code.

IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following requirements:

     Age:      ( )  No age requirement.

               ( )  The attainment of age [....] (not to exceed age 21).

     Service:  ( )   No service requirement.

               ( )  For Employer Discretionary Contributions only -- The
                    completion of [....] (not to exceed 1 unless 100%
                    immediate vesting is elected, in which case, may not exceed 2) Eligibility Years of Service. If the Eligibility Years of Service is or includes a fractional year, an Employee shall not be required to complete any specific number of Hours of Service to receive credit for such fractional year.

               If more than 1 Eligibility Year of Service is required, Participants must be 100% immediately vested.

               ( )  For all other contributions -- The completion of [....]
                    (not to exceed 1) Eligibility Year of Service.

                              AND

     Effective
     Date:          ( )  Each Eligible Employee who is employed on the
                         Effective Date shall become a Participant on the Effective Date. Each Eligible Employee employed after the Effective Date shall become a Participant on the Entry Date coincident with or following completion of the age and service requirements specified above.

               ( ) Each Eligible Employee who is employed on the effective date of this amended plan shall become a Participant as of such date. Each Eligible Employee employed after the effective date shall become a Participant on the entry date coincident with or following completion of the age and service requirements specified above.
 V.   ELIGIBILITY YEARS OF SERVICE

     A. For Employer Discretionary Contributions, in order to be credited with an Eligibility Year of Service, an Employee shall complete
          [....] (not to exceed 1,000) Hours of Service.

          Note: Not applicable if elapsed time method of crediting service for eligibility purposes is elected.

     B.   For all other contributions, in order to be credited with an
          Eligibility Year of Service, an Employee shall complete [....]
          (not to exceed 1,000) Hours of Service.

          Note: Not applicable if elapsed time method of crediting service for eligibility purposes is elected.

          Note: In the case of an Employee in the Maritime Industry, for purposes of Eligibility Years of Service, refer to Section 1.24 of the Plan.


VI.  ENTRY DATE

     The Entry Date shall mean:

     ( )  For the first Plan Year only, the initial Entry Date shall be_____


          _______;

     thereafter:

     ( ) Annual Entry. The first day of the Plan Year. [Note: If Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service.]

     ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan Year.

     ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.

     ( ) Monthly Entry. The first day of the Plan Year and the first day of each following month of the Plan Year.

     ( )  Other: _________________________________________________________

         ___________(Note: Eligible Employees must commence participation no later than the earlier of: a) the beginning of the Plan Year after meeting the age and service requirements, or b) 6 months after the date the Employee meets the age and service requirements).


VII. COMPENSATION

     A. Except for purposes of "annual additions" testing under Section 415 of the Code, Compensation shall mean all of each
          Participant's:

     ( ) Information required to be reported under Sections 6041, 6051, and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under
          Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
               Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid to the Participant during the following applicable period:

          ( ) the portion of the Plan Year in which the Employee is a Participant in the Plan.

          ( )  the Plan Year.

          ( )  the calendar year ending with or within the Plan Year.

     ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of Sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.

     If the Employer's contributions to the Plan are not allocated on an integrated basis, the following may be excluded from the definition of Compensation selected above for any year in which the Plan is not Top
     Heavy:

          ( )  bonuses

          ( )  overtime

          ( )  commissions

          ( )  amounts in excess of $ [....]

          ( )  [....]

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.

     B. For purposes of "annual additions" testing under Section 415 of the Code, Compensation for any Limitation Year shall mean all of each Participant's:

     ( ) Information required to be reported under Sections 6041, 6051 and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under
          Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
               Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid or includible in gross income during such Limitation Year.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.


VIII.     LIMITATION YEAR

     Limitation Year shall mean the twelve (12) consecutive-month period:

     ( )  Identical to the Plan Year.

     ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

     ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.


IX.  NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean:

     ( )  Age [....] (not to exceed 65).

     ( )  Age [....] (not to exceed 65), or the [....] (not to exceed the
          5th) anniversary of the date the Participant commenced participation in the Plan, if later.


X.   EARLY RETIREMENT AGE

     Early Retirement Age shall mean:

     ( )  There shall be no early retirement provision in this Plan.

     ( )  Age [....].

     ( )  Age [....] and [....] Years of Service.



XI.  EMPLOYER AND EMPLOYEE CONTRIBUTIONS

     A.   Types and allocation of Contributions

          1.   Employer Discretionary Contributions

               ( )  Not permitted.

               ( )  Permitted.

                    ( ) An amount fixed by appropriate action of the Employer.

                    ( )  [....]% of Compensation of Participants for the
                         Plan Year (not to exceed 15%).

                    ( )  [....]% of Compensation of Participants for the
                         Plan Year, plus an additional amount fixed by appropriate action of the Employer (in total not to exceed 15%).

               Employer Discretionary Contributions ( ) shall; ( ) shall not be integrated with Social Security.

                    If integrated with Social Security:

                    a.   ( )  The Permitted Disparity Percentage shall be
                              [....]%.

                    b.   ( )  The Permitted Disparity Percentage shall be
                              determined annually by appropriate action of the Employer.

                    c.   ( )  The Integration Level shall be:

                              ( )  the Taxable Wage Base.

                              ( )  $____________(a dollar amount less than
                                   the Taxable Wage Base).

                              ( )  ___% (not to exceed 100% of the Taxable
                                   Wage Base).

                    Note: The Permitted Disparity Percentage cannot exceed the lesser of: (i) the base contribution, or (ii) the greater of 5.7% or the tax rate under Section 3111(a) of the Code attributable to the old age insurance portion of the Old Age, Survivors and Disability Income provisions of the Social Security Act (as in effect on the first day of the Plan
                              Year).  If the Integration Level selected
                              above is other than the Taxable Wage Base
                              ("TWB"), the 5.7% factor in the preceding sentence must be replaced by the applicable percentage determined from the following table.


                         If the Integration Level is:
                         ____________________________
                                                  The Applicable
                         more than but not more than   Factor is
                         _______________________________________
                         $0             X*             5.7%
                         X*             80% of TWB     4.3%
                         80% of TWB     Y**            5.4%

                         *X = the greater of $10,000 or 20% of TWB

                         **Y = any amount more than 80% of TWB, but less
                               than 100% of TWB

          Allocation of Employer Discretionary Contributions.

               In order to share in the allocation of Employer Discretionary Contributions (and forfeitures, if forfeitures are reallocated to Participants) an Active Participant:

               ( )  Need not be employed on the last day of the Plan Year.

               ( ) Must be employed on the last day of the Plan Year, unless the Participant terminates employment on account of:

                    ( )  Death.

                    ( )  Disability.

                    ( )  Attainment of Early Retirement Age.

                    ( )  Attainment of Normal Retirement Age.

                    ( )  Employer approved leave of absence.

               ( )  Must have ( ) 501 Hours of Service; ( ) [....] Hours of
                    Service (cannot exceed 1,000). (Note: Not applicable if elapsed time method of crediting service is elected.

          2.   Elective Deferrals

               ( )  Not permitted.

               ( )  Permitted.

               A Participant may elect to have his or her Compensation
               reduced by:

               ( )  An amount not in excess of [....]% of Compensation
                    [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year].
               ( )  An amount not in excess of $[....] of Compensation
                    [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year].

               ( ) An amount not to exceed the dollar limitation of Section 402(g) of the Code for the calendar year.

               ( ) An amount not in excess of (Note: The percent for the Highly Compensated Employee cannot exceed the percent for the Non-Highly Compensated Employee):

                         _______% of Compensation [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year] for each Highly Compensated Employee; and

                         ________% of Compensation [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year] for each Non-Highly Compensated Employee.

               A Participant may elect to commence Elective Deferrals the next pay period following: [....] (enter date or period -- at least once each calendar year).

               A Participant may modify the amount of Elective Deferrals as of [....] (enter date or period -- at least once each
               calendar year).

               A Participant ( ) may; ( ) may not base Elective Deferrals on cash bonuses that, at the Participant's election, may be contributed to the CODA or received by the Participant in cash. Such election shall be effective as of the next pay period following [....] or as soon as administratively
               feasible thereafter.

               Participants who claim Excess Elective Deferrals for the preceding calendar year must submit their claims in writing to the plan administrator by [....] (enter date between March
               1 and April 15).

               A Participant ( ) may; ( ) may not elect to recharacterize Excess Contributions as Thrift Contributions. (Note:
               Available only if Thrift Contributions are permitted.)

               Participants who elect to recharacterize Excess Contributions for the preceding Plan Year as Thrift Contributions must submit their elections in writing to the Committee by [....]
               (enter date no later than 2-1/2 months after close of Plan
               Year).

          3.   Thrift Contributions

               ( )  Not permitted.
               ( )  Permitted.

                    Participants shall be permitted to make Thrift
                    Contributions from [....]% (not less than 1) to [....]%
                    (not more than 10) of their total aggregate
                    Compensation.

                    A Participant may elect to commence Thrift Contributions
                    the next pay period following [....] (enter date or
                    period--at least once each calendar year).

                    The Change Date for a Participant to modify the amount
                    of Thrift Contributions shall be as of [....] (enter
                    date or period -- at least once each calendar year).

          4. Elective Deferrals and Thrift Contributions, combined ("Combined Contributions")

               ( )  Not Permitted.

               ( )  Permitted.

                    A Participant may elect to make Combined Contributions
                    which do not exceed [....]% of Compensation.  (Note:
                    Elective Deferrals can not exceed the dollar limitation of Section 402(g) of the Code for the calendar year).

                    A Participant may elect to commence contributions the next pay period following: (enter date or period -- at least once each calendar year).

                    A  Participant may modify his amount  of Combined
                    Contributions as of [....] (enter date or period -- at
                    least once each calendar year).

                    A Participant ( ) may; ( ) may not base Elective Deferrals on cash bonuses that, at the Participant's election, may be contributed to the CODA or received by the Participant in cash. Such election shall be effective as of the next pay period following [....] or
                    as soon as administratively feasible thereafter.

                    Participants who claim Excess Elective Deferrals for the preceding calendar year must submit their claims in writing to the plan administrator by [....] (enter date
                    between March 1 and April 15).

                    A Participant ( ) may; ( ) may not elect to recharacterize Excess Contributions as Thrift
                    Contributions.

                    Participants who elect to recharacterize Excess Contributions for the preceding Plan Year as Thrift Contributions must submit their elections in writing to the Committee by [....] (enter date no later than 2-1/2
                    months after close of the Plan Year).

          5.   Matching Contributions

               ( )  Not permitted.

               ( )  Permitted.

                    ( ) The Employer shall or may (in the event that the Matching Contribution amount is within the discretion of the Employer) make Matching Contributions to the Plan with respect to (any one or a combination of the following may be selected):

                         ( )  Elective Deferrals.

                         ( )  Thrift Contributions.

                         ( )  Combined Contributions.

                    Such Matching Contributions will be made on behalf of:



                         ( )  All Participants who make such
                              contribution(s).

                         ( )  All Participants who are Non-Highly
                              Compensated Employees who make such
                              contribution(s).

                    The amount of such Matching Contributions made on behalf of each such Participant shall be:

                    (i) Elective Deferrals (any one or a combination of the following may be selected) -

                         ( ) An amount or percentage fixed by appropriate action of the Employer.

                         ( )  [....]% of the Elective Deferrals.

                         ( )  [....]% of the first [....]% of Compensation
                              contributed as an Elective Deferral, plus

                              [....]% of the next [....]% of Compensation
                              contributed as an Elective Deferral, plus

                              [....]% of the next [....]% of Compensation
                              contributed as an Elective Deferral.

                         The Employer shall not match Elective Deferrals as
                         provided above in excess of $[....] or in excess of
                         [....]% of the Participant's Compensation.
                         The Employer shall not match Elective Deferrals made by the following class(es) of Employees:
                         [....]

               (ii) Thrift Contributions (any one or a combination of the following may be selected)-

                         ( ) An amount or percentage fixed by appropriate action of the Employer.

                         ( )  $[....] for each dollar of Thrift
                              Contributions.

                         ( )  [....]% of the Thrift Contributions.

                         ( )  [....]% of the first [....]% of Compensation
                              contributed, plus [....]% of the next [....]%
                              of Compensation contributed, plus [....]% of
                              the remaining Compensation contributed.

                         The Employer shall not match Thrift Contributions
                         as provided above in excess of $[....] or in excess
                         of [....]% of the Participant's Compensation.

                         The Employer shall not match Thrift Contributions made by the following class(es) of Employees: [...]


               (iii) Combined Contributions (any one or a combination of the following may be selected).

                         ( ) An amount fixed by appropriate action of the Employer.

                         ( )  [....]% of Combined Contributions.

                         ( )  [....]% of Elective Deferrals, plus [....]% of
                              Thrift contributions.

                         ( )  [....]% of the first [....]% of Compensation
                              contributed, plus [....]% of the next [....]%
                              of Compensation contributed, plus [....]% of
                              the remaining Compensation contributed.

                    The Employer shall not match Combined Contributions as
                    provided above in excess of $[....] or in excess of
                    [....]% of the Participant's Compensation.

                    The Employer shall not match Combined Contributions made
                    by the following class(es) of Employees:  [....]

               Matching Contributions shall be made each:

                    ( )  Payroll period.
                    ( )  Month.

                    ( )  Quarter.

                    ( )  Plan Year.

               Allocation of Matching Contributions --

               In order to share in the allocation of Matching Contributions (and forfeitures, if forfeitures are reallocated to participants) a Participant:

                    ( ) Must be employed on the last day of the payroll period.

                    ( )  Must be employed on the last day of the Month.

                    ( )  Must be employed on the last day of the Quarter.

                    ( )  Must be employed on the last day of the Plan Year.

                    unless the Participant terminates employment on account of:

                         ( )  Death.

                         ( )  Disability.

                         ( )  Attainment of Early Retirement Age.

                         ( )  Attainment of Normal Retirement Age.

                         ( )  Employer approved leave of absence.

                    ( )  Must have ( ) 501 Hours of Service; ( ) [....]
                         Hours of Service (cannot exceed 1,000). Note: Not applicable if elapsed time method of crediting service is elected.

          6.   Qualified Matching Contributions

                    ( )  Not permitted.

                    ( )  Permitted.

                         ( ) The Employer shall or may (in the event that the Qualified Matching Contribution amount is within the discretion of the Employer) make Qualified Matching Contributions.

                    Qualified Matching Contributions will be made on behalf of:
                    ( )  All Participants who make Elective Deferrals.

                    ( ) All Participants who are Non-Highly Compensated Employees and who make Elective Deferrals.

                    The amount of such Qualified Matching Contributions made on behalf of each Participant shall be (any one or a combination of the following may be selected):

                    ( ) An amount or percentage fixed by appropriate action by the Employer.

                    ( )  [....]% of the Elective Deferrals.

               The Employer shall not match Elective Deferrals as provided above in excess of $[....] or in excess of [....]% of the
               Participant's Compensation.

          7.   Qualified Nonelective Contributions

               ( )  Not permitted.

               ( ) The Employer shall have the discretion to contribute Qualified Nonelective Contributions for any Plan Year in an amount to be determined each year by the Employer.

                    Qualified Nonelective Contributions will be made on behalf of (select as appropriate):

                    ( )  All Eligible Employees.

                    ( )  All Participants who make Elective Deferrals.

                    ( ) All Participants who are Non-Highly Compensated Employees and who make Elective Deferrals.

                    ( )  All Participants who are Non-Highly Compensated
                         Employees.

                    ( )  All Non-Key Employees.

     B. Forfeitures (Do not complete if 100% immediate vesting is elected).

          Forfeitures of Employer Discretionary Contributions, Matching Contributions or Excess Aggregate Contributions shall be:

          ( )  Allocated to participants in the manner provided in Sections
               4.2 and 4.7(d)(2) of the Plan.

          ( )  Used to reduce:

               ( )  any future Employer contributions.

               ( )  Plan expenses.

     C.   Contributions Not Limited by Net Profits

          Indicate for each type of Employer contribution allowed under the Plan whether such contributions are to be limited to Net Profits of the Employer for the taxable year of the Employer ending with or within the Plan Year:

               ( )  Yes  ( )  No   Employer Discretionary Contributions

               ( )  Yes  ( )  No   Elective Deferrals

               ( )  Yes  ( )  No   Qualified Nonelective Contributions

               ( )  Yes  ( )  No   Matching Contributions

               ( )  Yes  ( )  No   Qualified Matching Contributions.


XII. DISTRIBUTIONS AND IN-SERVICE WITHDRAWALS

     A. Accounts shall be distributable upon a Participant's separation from service, death, or Total and Permanent Disability, and, in addition:

          ( ) Termination of the Plan without establishment or maintenance of a successor plan.

          ( ) The disposition to an entity that is not an Affiliated Employer of substantially all of the assets used by the Employer in a trade or business, but only if the Employer continues to maintain the Plan and only with respect to participants who continue employment with the acquiring corporation.

          ( )  Upon attainment of the Plan's Normal Retirement Age.

          ( ) The disposition to an entity that is not an Affiliated Employer of the Employer's interest in a subsidiary, but only if the Employer continues to maintain the Plan and only with respect to Participants who continue employment with such subsidiary.

          ( ) Vested portion of Employer Discretionary Contributions on account of a Participant's financial hardship to the extent permitted by Section 4.9 of the Plan.

          ( ) Vested portion of Employer Matching Contributions on account of a Participant's financial hardship to the extent permitted by Section 4.9 of the Plan.

     B. In addition to A above, Elective Deferrals, Qualified Nonelective Contributions and Qualified Matching Contributions (as applicable) and income allocable to such amounts shall be distributable:

          ( )  Upon the Participant's attainment of age 59-1/2.

          ( ) On account of a Participant's financial hardship, to the extent permitted by Section 4.9 of the Plan (Elective Deferrals Only).

     C. In-service withdrawals from a Participant's: ( ) Employer Discretionary Contribution Account; ( ) Matching Contribution Account; ( ) Transfer Account, if any ( ) shall; ( ) shall not be permitted upon the attainment of age 59-1/2. (Permitted only if the Plan is not integrated with Social Security and a Participant's Employer Discretionary Contribution Account and Matching Contribution Accounts are 100% vested at time of distribution.)

     D. Distribution of benefits upon separation of service, retirement or death of a Participant ( ) shall; ( ) shall not be subject to the Automatic Annuity rules of Section 8.2 of the Plan.

     E. (Complete only if the Plan is not subject to the Automatic Annuity rules of Section 8.2.) Check the appropriate optional forms of benefit that shall be available under the Plan (if left blank, the provisions of Section 8.6(a) of this Plan shall apply):

               [ ]  Single lump sum payment.

               [ ] Installment payments pursuant to Section 8.6(a) of the Plan.

     F. The following optional forms of benefit shall be available in addition to the optional forms of benefit available under Section
          8.6 of the Plan (Note: If the Plan is not subject to the Automatic Annuity rules of Section 8.2 and the Participant is permitted to select an annuity as an optional form of benefit, then the Automatic Annuity rules of Section 8.2 shall apply to such participant):
-------------------------------------------------------------------------







          [Note: If the Plan is an amendment and restatement of an existing Plan, optional forms of benefit protected under Section 411(d)(6) of the Code may not be eliminated, unless permitted by IRS Regulations Sections 1.401(a)-(4) and 1.411(d)-4].


XIII.     VESTING SERVICE

     In order to be credited with a year of Service for vesting purposes, a
     Participant shall complete [....] (not to exceed 1,000) Hours of
     Service. (Not applicable if elapsed time method of crediting service for vesting purposes is elected).

     Note: In the case of Employees in the Maritime Industry, for purposes of a year of Service, refer to Section 1.56 of the Plan.


XIV. VESTING SERVICE - EXCLUSIONS

     All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

     ( )  Years of Service before age 18.

     ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

     ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny an Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.


XV.  VESTING SCHEDULES

     The vested interest of each Employee (who has an Hour of Service on or after January 1, 1989) in his Employer-derived account balance shall be determined on the basis of the following schedules:

     A.  Employer Discretionary Contributions.

          ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

          ( )  100% immediately vested after [....] (not to exceed 5) years of Service.

          ( )  [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of
               Service until 100% vested.

          ( )  Other:  [....] (Must be at least as favorable as any one of the above 3 options).

               AND

          ( ) Effective Date Vesting. Each Employee who is a Participant on the Effective Date shall be 100% immediately vested.

     B.   Matching Contributions.

          ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

          ( )  100% immediately vested after [....] (not to exceed 5) years of Service.

          ( )  [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of
               Service until 100% vested.

          ( )  Other:  [....] (Must be at least as favorable as any one of the above 3 options).

               AND

          ( ) Effective Date Vesting. Each Employee who is a Participant on the Effective Date shall be 100% immediately vested.

     C.   Top Heavy Minimum Vesting Schedules.

          One of the following schedules will be used for years when the Plan is or is deemed to be Top-Heavy.

          ( )  100% immediately vested after [....] (not to exceed 3) years of Service.

          ( )  20% vested after 2 years of Service, plus [....]% vested (not less than 20%) for each additional year of Service until 100% vested.

          ( )  Other: [....]  (Note: must be at least as favorable as either of the two schedules in this Section C).

          If the vesting schedule under the Plan shifts in or out of the Minimum Schedule above for any Plan Year because of the Plan's Top-Heavy status, such shift is an amendment to the vesting schedule and the election in Section 7.3 of the Plan applies.


XVI. LIFE INSURANCE

     Life insurance ( ) shall; ( ) shall not be a permissible investment.


XVII.     LOANS

     Loans ( ) shall; ( ) shall not be permitted.


XVIII.  TOP-HEAVY PROVISIONS

     A.  Top Heavy Status

          ( ) The provisions of Article XIII of the Plan shall always apply.

          ( ) The provisions of Article XIII of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

     B.  Minimum Allocations

          If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, the minimum Top Heavy allocation or benefit required under Section 416 of the Code shall be provided to such Non-key Employee under:

               ( )  this Plan.

               ( ) the Employer's other qualified defined contribution plan.

               ( )  the Employer's qualified defined benefit plan.

     C.  Determination of Present Value

          If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate an mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

               Interest Rate: [....]%

               Mortality Table: [....]


XIX. LIMITATION ON ALLOCATIONS

          If the adopting Employer maintains or has ever maintained another qualified plan in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the adopting Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in Section 419(e) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan.

          (a) If the Participant is covered under another qualified defined contribution plan maintained by the Employer, other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with Section 415(c) of the
               Code:

               ( ) in accordance with Sections 6.4(e) - (j) as though the other plan were a Master or Prototype Plan.

               ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

               ( )  other________________________________________________




          (b) If a Participant is or has ever been a Participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of Section 415(e) of the Code shall be satisfied by:

               ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

               ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (a) above).

               ( )  other:______________________________________




XX.  INVESTMENTS

     ( ) Participants ( ) shall; ( ) shall not be permitted to direct the investment of their Accounts in the investment options selected by the Employer or the Committee.

     ( ) Investment of participant Accounts shall be directed consistent with rules and procedures established by the Committee. Such rules shall be applied to all Participants in a uniform and nondiscriminatory basis.


XXI. TRANSFERS

     Transfers pursuant to Section 10.3 of the Plan ( ) shall; ( ) shall not be permitted.

     If permitted, indicate additional prior plan provisions, if applicable:
     [....].


XXII.     ROLLOVERS

     Rollovers pursuant to Section 10.3 of the Plan ( ) shall; ( ) shall not be permitted.


XXIII.    EMPLOYER REPRESENTATIONS

     The Employer hereby represents that:

          a. It is aware of, and agrees to be bound by, the terms of the Plan.

          b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

          c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XXIV.     RELIANCE ON PLAN QUALIFICATION

     The adopting Employer may not rely on an opinion letter issued by the National Office of the Internal Revenue Service as evidence that the Plan is qualified under Section 401 of the Code. In order to obtain reliance with respect to plan qualification, the Employer must apply to the appropriate key district office of the Internal Revenue Service for a determination letter.


XXV. PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document
     No. 01, and the Dreyfus Trust Agreement both as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation, is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an Opinion Letter at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 [(516) 338-3418].
      IN WITNESS WHEREOF, the Employer and the Trustee have executed this instrument the _______________________day of __________________

           , 19__. If applicable, the appropriate corporate seal has been affixed and attested to.


                              _______________________


                              Name of Business Entity

                              _______________________________


                              Signature(Sole Proprietors only)

                              By:_________________________________



                              Name and Title (Corporations or Partnerships)

     ATTEST:


     ____________________________
     Secretary (Corporations only)

     SEAL:

                         ____________________
                         Name(s) of Trustee(s)


                         _____________________________


                         Signature (Individual Trustee)


                         _____________________________


                         Signature (Individual Trustee)

                         By:_________________________________



                         Name and Title (Corporate Trustee only)




                            ADOPTION AGREEMENT
                        DREYFUS STANDARDIZED/PAIRED
                  PROTOTYPE PROFIT SHARING PLAN AND TRUST

                             PLAN NUMBER 01003
                        IRS SERIAL NUMBER D262553a

The Employer named in Section I.A. below hereby establishes or restates a Profit Sharing Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.   BASIC PROVISIONS

     A.   Employer's Name:   [....]

          Address:      [....]

     B.   The Employer is a ( ) corporation; ( ) S Corporation; ( )
          partnership;
          ( ) sole proprietor; ( ) other: [.....]

     C.   Employer's Tax ID Number:

     D.   Employer's fiscal year:

     E.   Plan Name:

     F.   If this is a new Plan, the Effective Date of the Plan is:

          If this is an amendment and restatement of an existing Plan, enter the original Effective Date [....].  The effective date of this amended Plan is [....].

     G.   The Trustee shall be:

          ( ) The Dreyfus Trust Company.

          ( ) Other:    (Name)    [....]
                   (Address) [....]
                   (Address) [....]
                   (Phone #) [....]

     H.   The first Plan Year shall be [....] through [....].  Thereafter, the Plan Year shall mean the 12-consecutive-month period
          commencing on [....] and ending on [....].

     I. Service with the following predecessor employer(s) shall be credited for purposes of vesting and eligibility: [Note: Such Service must be provided if the adopting Employer maintains the plan of the predecessor employer].

     J. The following employer(s) aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code
          ("Code") shall be Participating Employers in the Plan: [....]

     K. Are all employers aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code participating in the Plan?

               ( )  Yes  ( )  No


II.  HOURS OF SERVICE

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( ) On the basis of days worked. An Employee will be credited with ten (10) Hours of Service for any day such Employee would be credited with at least one (1) Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service for any week such Employee would be credited with at least one (1) Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with ninety-five (95) Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with one hundred ninety (190) Hours of Service for any month such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( )  On the basis of elapsed time.


III. ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

     ( ) Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

     ( ) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

     Note: The term Employee includes all Employees of the Employer and any employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under
               Section 414(n) or (o) of the Code.

          If the Employer adopts Sponsor's paired defined contribution plan number 01001, 01004, 01005 or 01006 or paired defined benefit plan number 02001 in addition to this Plan, the definition of "Eligible Employee" in all paired plans of the Employer must be identical in order for the Employer to be able to designate in Section XV one of the paired plans to provide the required minimum allocation to each Non-Key Employee in the event the Plan becomes Top-Heavy. If the definition of "Eligible Employee" in all paired plans of the Employer is not identical, Section 13.1 through 13.4 shall apply in the event the Plan becomes Top-Heavy.


IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following requirements:

     Age:      ( ) No age requirement.

               ( ) The attainment of age [....] (not to exceed age 21).

     Service:  ( ) No service requirement.

               ( ) For Employer Discretionary Contributions only -- the
                   completion of [....] (not to exceed 1 unless 100%
                   immediate vesting is elected, in which case, may not exceed 2) Eligibility Years of Service. [Note: If more than 1 Eligibility Year of Service is required, Participants must be 100% immediately vested. If the Eligibility Years of Service is or includes a fractional year, an Employee may not be required to complete any specified number of Hours of Service to receive credit for such fractional year.]

               ( ) For all other contributions -- the completion of [....]
                   (not to exceed 1) Eligibility Year of Service.


V.   ENTRY DATE

     The Entry Date shall mean:
     ( )  For the first Plan Year only, the initial Entry Date shall be
          [....];

     thereafter:

     ( ) Annual Entry. The first day of the Plan Year. [Note: If Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service.]

     ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan Year.

     ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.

     ( ) Monthly Entry. The first day of the Plan Year and the first day of each following month of the Plan Year.


VI.  COMPENSATION

     A. Except for purposes of "annual additions" testing under Section 415 of the Code, Compensation shall mean all of each
          Participant's:

     ( ) Information required to be reported under Sections 6041, 6051 and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under
          Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
               Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid to the Participant during the following applicable period:

          ( ) the portion of the Plan Year in which the Employee is a Participant in the Plan.

          ( )  the Plan Year.

          ( )  the calendar year ending with or within the Plan Year.

     ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of Sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.
     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.

     B. For purposes of "annual additions" testing under Section 415 of the Code, Compensation for any Limitation Year shall mean all of each Participant's:

     ( ) Information required to be reported under Sections 6041, 6051, and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under
          Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
               Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid or includible in gross income during such Limitation Year.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.


VII. LIMITATION YEAR

     Limitation Year shall mean the twelve (12) consecutive-month period:

     ( )  Identical to the Plan Year.

     ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

     ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.

VIII.     NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean:

     ( )  Age [....] (not to exceed 65).

     ( )  Age [....] (not to exceed 65), or the [....] (not to exceed the
          5th) anniversary of the date the Participant commenced participation in the Plan, if later.


IX.  EARLY RETIREMENT AGE

     Early Retirement Age shall mean:

     ( )  There shall be no early retirement provision in this Plan.

     ( )  Age [....].
     ( )  Age [....] and [....] Years of Service.


X.   EMPLOYER AND EMPLOYEE CONTRIBUTIONS

     A.   Types and allocation of Contributions

          1.   Employer Discretionary Contributions

               ( ) Not permitted.

               ( ) Permitted.

                   ( ) An amount fixed by appropriate action of the Employer.

                   ( )  [....]% of Compensation of Participants for the
                        Plan Year (not to exceed 15%).

               Employer Discretionary Contributions ( ) shall; ( ) shall not be integrated with Social Security.

               If integrated with Social Security:

                   a.   ( )  The Permitted Disparity Percentage shall be
                             [....]%.

                   b.   ( )  the Permitted Disparity Percentage shall be
                             determined annually by appropriate action of the Employer.

                   c.   ( )  The Integration Level shall be:

                             ( )  the Taxable Wage Base.

                             ( )  $____(a dollar amount less than the
                                  Taxable Wage Base).

                             ( )  _____(not to exceed 100% of the
                                  Taxable Wage Base).

                   Note: The Permitted Disparity Percentage cannot exceed the lesser of: (i) the base contribution, or (ii) the greater of 5.7% or the tax rate under Section 3111(a) of the Code attributable to the old age insurance portion of the Old Age, Survivors and Disability Insurance provisions of the Social Security Act (as in effect on the first day of the Plan
                                  Year).  If the Integration Level selected
                                  above is other than the Taxable Wage Base
                                  ("TWB"), the 5.7% factor in the preceding sentence must be replaced by the applicable percentage determined from the following table.

                   If the Integration
                   Level is:
                   ________                              The Applicable
                   more than      but not more than  Factor is
                   _________      ______________________________________
                   $0                 X*                 5.7%
                   X*                 80% of TWB         4.3%
                   80% of TWB         Y*                 5.4%

                   * X = the greater of $10,000 or 20% of TWB

                   ** Y = any amount more than 80% of TWB, but less than
                          100% of TWB

          2.   Elective Deferrals

               ( ) Not permitted.

               ( ) Permitted.

               A Participant may elect to have his or her Compensation
               reduced by:

                   ( )  An amount not in excess of [....]% of Compensation
                        [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year].

                   ( )  An amount not in excess of $[....] of Compensation
                        [cannot exceed the dollar limitation of Section 402(g) of the Code for the calendar year].

               A Participant may elect to commence Elective Deferrals the next pay period following: [....] (enter date or period -- at least once each calendar year).

               A Participant may modify the amount of Elective Deferrals as of: [....] (enter date or period -- at least once each
               calendar year).

               A Participant ( ) may; ( ) may not base Elective Deferrals on cash bonuses that, at the Participant's election, may be contributed to the CODA or received by the Participant in cash. Such election shall be effective as of the next pay period following [....] or as soon as administratively
               feasible thereafter.

               Participants who claim Excess Elective Deferrals for the preceding calendar year must submit their claims in writing to the plan administrator by [....] (enter date between March
               1 and April 15).

          3.   Matching Contributions

               ( ) Not  permitted.

               ( ) Permitted.

                   ( ) The Employer shall or may (in the event that the Matching Contribution amount is within the discretion of the Employer) make Matching
                        Contributions to the Plan on behalf of:

                        ( )  All Participants who make Elective Deferrals.

                        ( )  All Participants who are Non-Highly
                             Compensated Employees and who make Elective
                             Deferrals.

               The amount of such Matching Contributions made on behalf of each such Participant shall be (any one or a combination of the following may be selected):

                   ( ) An amount or percentage of Elective Deferrals fixed by appropriate action of the Employer.

                   ( )  [....]% of the Elective Deferrals.

               The Employer shall not match Elective Deferrals as provided above in excess of $[....] or in excess of [....]% of the
               Participant's Compensation.

               Matching Contributions shall be made during each:

                   ( )  Payroll period.

                   ( )  Month.

                   ( )  Quarter.

                   ( )  Plan Year.

          4.   Qualified Nonelective Contributions

               ( ) Not permitted.

               ( ) The Employer shall have the discretion to contribute
                   Qualified Nonelective Contributions for any Plan Year in an amount to be determined each year by the Employer.

               ( ) Shall be made in an amount equal to [....]% of each
                   Participant eligible to receive Qualified Nonelective Contributions.

               Qualified Nonelective Contributions will be made on behalf of:
                   ( )  All Participants who make Elective Deferrals.

                   ( ) All Participants who are Non-Highly Compensated Employees and who make Elective Deferrals.

     B. Forfeitures (Do not complete if 100% immediate vesting is elected).

          Forfeitures of Employer Discretionary Contributions, Matching Contributions or Excess Aggregate Contributions shall be:

          ( )  Allocated to Participants in the manner provided in Sections
               4.2 and 4.7(d) of the Plan.

          ( )  Used to reduce future Employer contributions.

     C.   Contributions Not Limited by Net Profits

          Indicate for each type of Employer contribution allowed under the Plan whether such contributions are to be limited to Net Profits of the Employer for the taxable year of the Employer ending with or within the Plan Year.

          ( )  Yes ( )  No   Employer Discretionary Contributions

          ( )  Yes ( )  No   Elective Deferrals

          ( )  Yes ( )  No   Qualified Nonelective Contributions

          ( )  Yes ( )  No   Matching Contributions


XI.  DISTRIBUTIONS AND IN-SERVICE WITHDRAWALS

     A. Accounts shall be distributable upon a Participant's separation from service, death, or Total and Permanent Disability, as defined in the Plan, and, in addition:

          ( ) Termination of the Plan without establishment or maintenance of a successor plan.

          ( ) The disposition to an entity that is not an Affiliated Employer of substantially all of the assets used by the Employer in a trade or business, but only if the Employer continues to maintain the Plan and only with respect to Participants who continue employment with the acquiring corporation.

          ( ) The disposition to an entity that is not an Affiliated Employer of the Employer's interest in a subsidiary, but only if the Employer continues to maintain the Plan and only with respect to Participants who continue employment with such subsidiary.

          ( )  Upon attainment of the Plan's Normal Retirement Age.

     B. In Addition to A above, Elective Deferrals and Qualified Nonelective Contributions (as applicable) and income allocable to such amounts shall be distributable:

          ( )  Upon the Participant's attainment of age 59-1/2.

          ( ) On account of a Participant's financial hardship, to the extent permitted by Section 4.9 of the Plan (Elective Deferrals Only).

     C. In-service withdrawals from a Participant's: ( ) Employer Discretionary Contribution Account; ( ) Matching Contribution Account; ( ) Transfer Account, if any ( ) shall; ( ) shall not be permitted upon the attainment of age 59-1/2. (Permitted only if Plan is not integrated with Social Security and a Participant's
          Employer Discretionary Contribution Account and Matching
          Contribution Accounts are 100% vested at time of distribution.)

     D.   Distribution of benefits upon retirement or death of a Participant
          ( ) shall;   ( ) shall not be subject to the Automatic Annuity
          rules of Sections 8.2 of the Plan.


XII. VESTING SERVICE - EXCLUSIONS

     All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

     ( )  Years of Service before age 18.

     ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

     ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny and Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.


XIII.     VESTING SCHEDULES

     The vested interest of each Employee (who has an Hour of Service on or after January 1, 1989) in his Employer-derived account balance shall be determined on the basis of the following schedules:

     A.   Employer Discretionary Contributions.

          ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

          ( )  100% immediately vested after [....] (not to exceed 5) years of Service.

          ( )  [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of
               Service until 100% vested.

          ( )  Other:  [....] (Must be at least as favorable as any one of the above 3 options).

     B.   Matching Contributions.

          ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

          ( )  100% immediately vested after [....] (not to exceed 5) years of Service.

          ( )  [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of
               Service until 100% vested.

          ( )  Other:  [....] (Must be at least as favorable as any one of the above 3 options).

     C.   Top Heavy Minimum Vesting Schedules.

          One of the following schedules will be used for years when the Plan is or is deemed to be Top-Heavy.

          ( )  100% immediately vested after [....] (not to exceed 3) years of Service.

          ( )  20% vested after 2 years of Service, plus [....]% vested (not less than 20%) for each additional year of Service until 100% vested.

          ( )  Other: [....]  (Note: Must be at least as favorable as either of the two schedules in this Section C).

          If the vesting schedule under the Plan shifts in or out of the Minimum Schedule above for any Plan Year because of the Plan's Top-Heavy status, such shift is an amendment to the vesting schedule and the election in Section 7.3 of the Plan applies.


XIV. LIFE INSURANCE

     Life insurance ( ) shall; ( ) shall not be a permissible investment.


XV.  LOANS
     Loans ( ) shall; ( ) shall not be permitted.


XVI. TOP-HEAVY PROVISIONS

     A.   Top Heavy Status

          ( ) The provisions of Article XIII of the Plan shall always apply.

          ( ) The provisions of Article XIII of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

     B.   Minimum Allocation

          If the Employer has adopted Sponsor's paired defined contribution plan number 01001, 01004 or 01005 in addition to this Plan, then the minimum allocation required by Section 13.3 will be provided ( ) under this Plan; ( ) under such other paired defined contribution plan. If the Employer has adopted Sponsor's paired defined benefit plan number 02001, then Participants in this Plan (or another paired defined contribution plan) who are covered under the paired defined benefit plan shall receive the top-heavy minimum benefit under the paired defined benefit plan and shall receive no minimum allocation.

          If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum Top Heavy allocation or benefit required under Section 416 of the Code shall be provided to such Non-Key Employee under:

          ( )  this Plan.

          ( )  the Employer's other qualified defined contribution plan.

          ( )  the Employer's qualified defined benefit plan.

          ( )  other: _______________________________________.



     C.   Determination of Present Value

          If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

          Interest Rate [....]%   Mortality Table  [....]





XVII.     LIMITATION ON ALLOCATIONS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan number 01001, 01004, 01005, or 01006 or the Sponsor's paired defined benefit plan number 02001), in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the adopting Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in
     Section 419(e) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)

     (a) If a Participant is covered under another qualified defined contribution plan maintained by the Employer, other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with Section 415(c) of the Code:

          ( ) in accordance with Section 6.4 (e) - (j) as though the other plan were a Master or Prototype Plan.

          ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

          ( )  other: _______________________________________________.




     (b) If a Participant is or has ever been a participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of Section 415(e) of the Code shall be satisfied by:

          ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

          ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (a) above).

          ( )  other: _______________________________________________.





XVIII.    INVESTMENTS

     Participants ( ) shall; ( ) shall not be permitted to direct the investment of their Accounts in the investment options selected by the Employer or the Committee.

XIX. EMPLOYER REPRESENTATIONS

     The Employer hereby represents that:

     a.   It is aware of, and agrees to be bound by, the terms of the Plan.

     b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

     c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XX.  RELIANCE ON PLAN QUALIFICATION

     An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in Section 419(e) of the Code which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in Section 419A(d)(3) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01001, 01004, or 01005, or the Sponsor's paired defined benefit plan number 02001), may not rely on the opinion letter issued by the National Office of the Service as evidence that this Plan is qualified under Section 401 of the Code. If an Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plans are qualified, application for a determination letter should be made to the appropriate key district office of the Internal Revenue Service.

     The Employer may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code unless the terms of the Plan, as herein adopted or amended, that pertain to the requirements of Sections 401(a)(4), 401(a)(17), 401(l), 401(a)(5), 410(b) and 414(s) of
     the Code, as amended by the Tax Reform Act of 1986, or later laws, (a) are made effective retroactively to the first day of the first Plan Year beginning after December 31, 1988 (or such later date on which these requirements first become effective with respect to this Plan); or (b) are made effective no later than the first day on which the Employer is no longer entitled, under regulations, to rely on a reasonable, good faith interpretation of these requirements, and the prior provisions of the Plan constitute such an interpretation.


XXI. PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement both as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an Opinion Letter, at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 [(516) 338-3418].

IN WITNESS WHEREOF, the Employer and the Trustee executed this instrument the ____day of __________, 19__. If applicable, the appropriate corporate seal has been affixed and attested to.


                   _______________________

                   Name of Business Entity


                   _________________________________


                   Signature (Sole Proprietors only)


                   By: ____________________________________________


                       Name and Title (Corporations or Partnerships)


ATTEST:


____________________________


Secretary (Corporations only)


SEAL:

                   __________________
                   Name of Trustee(s)


                   _____________________________


                   Signature (Individual Trustee)


                   _____________________________


                   Signature (Individual Trustee)


                   By:  _______________________________________


                        Name and Title (Corporate Trustee only)





                            ADOPTION AGREEMENT
                        DREYFUS STANDARDIZED/PAIRED
                  PROTOTYPE TARGET BENEFIT PLAN AND TRUST

                             PLAN NUMBER 01004
                        IRS SERIAL NUMBER D262554a


The Employer named in Section I.A. below hereby establishes or restates a Target Benefit Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.   BASIC PROVISIONS

     A.   Employer's Name:            [....]

               Address:           [....]

     B.   The Employer is a ( ) corporation; ( ) S Corporation; ( )
partnership; ( ) Sole Proprietor; ( ) Other: [....]

     C.   Employer's Tax ID Number:   [....]

     D.   Employer's fiscal year:     [....]

     E.   Plan Name:    [....]

     F.   If this is a new Plan, the Effective Date of the Plan is:

          If this is an amendment and restatement of an existing Plan, enter the original Effective Date [....].  The effective date of this amended Plan is [....].

     G.   The Trustee shall be:

               ( )  The Dreyfus Trust Company

               ( )  Other:        (Name)   [....]
                             (Address)[....]
                             (Address)[....]
                             (Phone #)[....]

     H.   Anniversary Date:  [....]

     I. Plan Year shall mean the 12-consecutive-month period commencing on ______ /________and ending on ______/_______.
     J.Service with the following predecessor employer(s) shall be credited for purposes of vesting and eligibility: [....]
          Note: Such Service must be provided if the adopting Employer maintains the plan of the predecessor employer.

     K.   The following employer(s) aggregated with the Employer under
          Section 414(b), (c), (m) or (o) of the Internal Revenue Code
          ("Code") shall be Participating Employers in the Plan: [....]

     L. Are all employers associated with the Employer under Section 414(b), (c), (m) or (o) of the Code participating in the Plan?

               ( ) Yes  ( )  No


II.  HOURS OF SERVICE

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( ) On the basis of days worked. An Employee will be credited with ten (10) Hours of Service for any day such Employee would be credited with at least one (1) Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service for any week such Employee would be credited with at least one (1) Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with ninety-five (95) Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with one hundred ninety (190) Hours of Service for any month such Employee would be credited with at least one (1) Hour of Service under the Plan.

     ( )  On the basis of elapsed time.


III. ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

     ( ) Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining and if two percent or less of the Employees of the Employer who are covered pursuant to that agreement are professionals as defined in Section 1.410(b)-9 of the Income Tax Regulations. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

     ( ) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

     Note: The term Employee includes all Employees of the Employer and any employer required to be aggregated with the Employer under Section 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under
               Section 414(n) or (o) of the Code.

          If the Employer adopts Sponsor's paired defined contribution plan number 01001, 01003, 01005 or 01006 or paired defined benefit plan number 02001 in addition to this Plan, the definition of "Eligible Employee" in all paired plans of the Employer must be identical in order for the Employer to be able to designate in Section XV one of the paired plans to provide the required minimum allocation to each Non-Key Employee in the event the Plan becomes Top-Heavy. If the definition of "Eligible Employee" in all paired plans of the Employer is not identical, Section 13.1 through 13.4 shall apply in the event the Plan becomes Top-Heavy.



IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following age and service requirements:

     ( )  No age or service requirement.

     ( )  The attainment of age [....] (not to exceed age 21).

     ( )  The completion of [....] (not to exceed 1, unless 100% immediate vesting is elected, in which case, may not exceed 2) Eligibility Years of Service. [Note: If more than 1 Eligibility Year of Service is required, Participants must be 100% immediately vested. If the Eligibility Years of Service is or includes a fractional year, an Employee may not be required to complete any specified number of Hours of Service to receive credit for such fractional year.


V.   ENTRY DATE

     The Entry Date shall mean:

     ( ) Annual Entry. The first day of the Plan Year. Note: If Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service. (1-1/2 Eligibility Years of Service for Employer Discretionary Contributions if 100% immediate vesting is elected.)

     ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan Year.

     ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.

     ( ) Monthly Entry. The first day of the Plan Year and the first day of each following month of the Plan Year.


 VI.  COMPENSATION

     Compensation shall mean all of each Participant's:

     ( ) Information required to be reported under Sections 6041, 6051,and 6052 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in Section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under
          Section 217 of the Code.

     ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

     ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in Section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

          (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;
          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
               Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

     which is actually paid to the Participant during

          ( )  the Plan Year.

          ( )  the calendar year ending with or within the Plan Year.

     ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of Sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.



VII. LIMITATION YEAR

     Limitation Year shall mean the 12-consecutive-month period:

     ( )  Identical to the Plan Year.

     ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

     ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.


VIII.     NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean:

     ( )  Age [....] (not to exceed 65).

     ( )  The later of:
          ( )  (i) age [....] (not to exceed 65), or

          ( )  (ii)the [....] (not to exceed 5th) anniversary of the participation commencement date. If, for Plan Years beginning before January 1, 1988, normal retirement age was determined with reference to the anniversary of the participation commencement date (more than 5 but not to exceed 10 years), the anniversary date for Participants who first commenced participation under the Plan before the first Plan Year beginning on or after January 1, 1988, shall be the earlier of (A) the tenth anniversary of the date the Participant commenced participation in the plan (or such anniversary as had been elected by the Employer, if less than
               10) or (B) the fifth anniversary of the first Plan Year beginning on or after January 1, 1988. The participation commencement date is the first day of the first Plan Year in which the Participant commenced participation in the Plan.

 IX.  EARLY RETIREMENT AGE

     Early Retirement Age shall mean:

     ( )  There shall be no early retirement provision in this Plan.

     ( )  Age [....].

     ( )  Age [....] and [....] Years of Service.


X.   EMPLOYER CONTRIBUTIONS

     A.   Employer Contributions

          For each Plan Year the Employer will contribute for each Participant who either completes more than 500 Hours of Service (if the Plan utilizes the elapsed time method in lieu of counting Hours of Service, the completion of either 91 consecutive calendar days or 3 consecutive calendar months may be substituted for 500 Hours of Service) during the Plan Year or is employed on the last day of the Plan Year the annual Employer contribution calculated below. The annual Employer contribution necessary to fund the Stated Benefit with respect to a Participant will be determined each year as follows:

          Step 1: If the Participant has not yet reached Normal Retirement Age, calculate the present value of the Stated Benefit by multiplying the Stated Benefit by the factor that is the product of: i) the applicable factor in Table I (if attained (current) age is less than 65) or Table IA (if attained age is greater than or equal to 65), multiplied by (ii) the applicable factor in Table
      III. If the Participant is at or beyond Normal Retirement Age, calculate the present value of the Stated Benefit by multiplying the Stated Benefit by the factor in Table IV corresponding to that Normal Retirement Age.

          Step 2: Calculate the excess, if any, of the amount determined in Step 1 over the Theoretical Reserve (see below).

          Step 3: Amortize the result in Step 2 by multiplying it by the applicable factor from Table II. For the Plan Year in which the Participant attains Normal Retirement Age and for any subsequent Plan Year, the applicable fact is 1.0.

          For purposes of this Section, the Theoretical Reserve is determined according to (i) and (ii) below:

               (i) Initial Theoretical Reserve.  A Participant's
                   Theoretical Reserve as of the last day of the Participant's first year of projected participation (year 1) is zero. However, if this Plan is a prior safe harbor plan with a stated benefit formula that takes into account Plan Years prior to the first Plan Year this Plan satisfies the safe harbor in Regulations
                   Section 1.401(a)(4)-8(b)(3)(C), the initial Theoretical Reserve is determined as follows:

                   (A) Calculate as of the last day of the Plan Year immediately preceding year 1 the present value of the Stated Benefit, using the actuarial assumptions, the provisions of the Plan, and the Participant's Compensation as of such date. For a Participant who is beyond Normal Retirement Age during year 1, the Stated Benefit will be determined using the actuarial assumptions, the provisions of the Plan, and the Participant's Compensation as of such date, except that the straight life annuity factor used in that determination will be the factor applicable for the Participant's Normal Retirement Age.

                   (B) Calculate as of the last day of the Plan Year immediately preceding year 1 the present value of future Employer contributions, i.e., the contributions due each Plan Year using the actuarial assumptions, the provisions of the Plan (disregarding those provisions of the Plan providing for the limitations of Section 415 of the Code or the minimum contributions under Section 416 of the Code), and the Participant's Compensation as of such date, beginning with year 1 through the end of the Plan Year in which the Participant attains Normal Retirement Age.

                   (C) Subtract the amount determined in (B) from the amount determined in (A).

               (ii)Accumulate the initial Theoretical Reserve determined in
                   (i) and the Employer contribution (as limited by Section 415 of the Code, but without regard to any required minimum contributions under Section 416 for each Plan Year beginning in year 1 up through the last day of the current Plan Year (excluding contributions(s) (if any) for the current Plan Year) using the Plan's interest assumption in effect for each such year. In any Plan Year following the Plan Year in which the Participant attains Normal Retirement Age, the accumulation is calculated assuming an interest rate of 0%.

          For purposes of determining the level of annual Employer contribution necessary to fund the Stated Benefit, the calculations in (i) and (ii) above will be made as of the last day of each Plan Year, on the basis of the Participant's age on the Participant's last birthday, using the interest rate in effect on the last day of the prior Plan Year.

          For purposes of determining the annual Employer contribution necessary to fund the Stated Benefit, the interest rate will be:

               (  )     7.50%
               (  )     8.00%
               (  )     8.50%


          TABLE I:  Present value factors (See * below)
          _______                         _____________
     Number of years              Interest Rate

     ________________             _____________


     from attained age
        to age 65*                7.50%         8.00%         8.50%
        __________                _____         ______        _____
           1                 7.868         7.589         7.326
           2                 7.319         7.027         6.752
           3                 6.808         6.506         6.223
           4                 6.333         6.024         5.736
           5                 5.891         5.578         5.286
           6                 5.480         5.165         4.872
           7                 5.098         4.782         4.491
           8                 4.742         4.428         4.139
           9                 4.412         4.100         3.815
          10                 4.104         3.796         3.516
          11                 3.817         3.515         3.240
          12                 3.551         3.255         2.986
          13                 3.303         3.014         2.752
          14                 3.073         2.790         2.537
          15                 2.859         2.584         2.338
          16                 2.659         2.392         2.155
          17                 2.474         2.215         1.986
          18                 2.301         2.051         1.831
          19                 2.140         1.899         1.687
          20                 1.991         1.758         1.555
          21                 1.852         1.628         1.433
          22                 1.723         1.508         1.321
          23                 1.603         1.396         1.217
          24                 1.491         1.293         1.122
          25                 1.387         1.197         1.034
          26                 1.290         1.108         0.953
          27                 1.200         1.026         0.878
          28                 1.116         0.950         0.810
          29                 1.039         0.880         0.746
          30                 0.966         0.814         0.688
          31                 0.899         0.754         0.634
          32                 0.836         0.698         0.584
          33                 0.778         0.647         0.538
          34                 0.723         0.599         0.496
          35                 0.673         0.554         0.457
          36                 0.626         0.513         0.422
          37                 0.582         0.475         0.389
          38                 0.542         0.440         0.358
          39                 0.504         0.407         0.330
          40                 0.469         0.377         0.304
          41                 0.436         0.349         0.280
          42                 0.406         0.323         0.258
          43                 0.377         0.299         0.238
          44                 0.351         0.277         0.219
          45                 0.327         0.257         0.202

     * If a Participant's attained age is at or above 65 but still below the Participant's Normal Retirement Age, use Table IA.
     Note:                   These factors are based on the UP-1984
                             Mortality Table.
           TABLE IA:  Present value factors for Participants below Normal
          _________
          Retirement Age (to be used only when attained age is greater than, or equal to, 65.)

      Number of years        Interest Rate
      from age 65 to         ______________
        attained age         7.50%    8.00%     8.50%
        ____________         ______   _______   ______
          0             8.458         8.196          7.949
          1             9.092         8.852          8.625
          2             9.774         9.560          9.358
          3             10.507        10.325         10.153
          4             11.295        11.151         11.016
          5             12.143        12.043         11.953
          6             13.053        13.006         12.969
          7             14.032        14.047         14.071
          8             15.085        15.170         15.267
          9             16.216        16.384         16.565
          10            17.432        17.695         17.973
          11            18.740        19.110         19.500
          12            20.145        20.639         21.158
          13            21.656        22.290         22.956
          14            23.280        24.073         24.907
          15            25.026        25.999         27.025

     Note:     These factors are based on the UP-1984 Mortality Table.

          TABLE II:  Amortization factors
          _________
     Number of years
     from attained age       Interest Rate

     __________________      ______________
         to Normal
       Retirement Age             7.50%         8.00%         8.50%
       _______________            _____         ______        ______
           1                 0.5181        0.5192        0.5204
           2                 0.3577        0.3593        0.3609
           3                 0.2777        0.2796        0.2184
           4                 0.2299        0.2139        0.2339
           5                 0.1982        0.2003        0.2024
           6                 0.1756        0.1778        0.1801
           7                 0.1588        0.1611        0.1634
           8                 0.1458        0.1482        0.1506
           9                 0.1355        0.1380        0.1405
          10                 0.1272        0.1297        0.1323
          11                 0.1203        0.1229        0.1255
          12                 0.1145        0.1171        0.1198
          13                 0.1096        0.1123        0.1151
          14                 0.1054        0.1082        0.1110
          15                 0.1018        0.1046        0.1075
          16                 0.0986        0.0988        0.1018
          17                 0.0958        0.0988        0.1018
          18                 0.0934        0.0964        0.0994
          19                 0.0912        0.0943        0.0974
          20                 0.0893        0.0924        0.0956
          21                 0.0876        0.0908        0.0940
          22                 0.0861        0.0893        0.0925
          23                 0.0847        0.0879        0.0912
          24                 0.0835        0.0867        0.0901
          25                 0.0823        0.0857        0.0890
          26                 0.0813        0.0847        0.0881
          27                 0.0804        0.0838        0.0872
          28                 0.0795        0.0830        0.0865
          29                 0.0788        0.0822        0.0858
          30                 0.0781        0.0816        0.0851
          31                 0.0774        0.0810        0.0846
          32                 0.0768        0.0804        0.0840
          33                 0.0763        0.0804        0.0836
          34                 0.0758        0.0794        0.0831
          35                 0.0753        0.0790        0.0827
          36                 0.0749        0.0786        0.0824
          37                 0.0745        0.0783        0.0820
          38                 0.0742        0.0779        0.0817
          39                 0.0739        0.0776        0.0815
          40                 0.0736        0.0774        0.0812
          41                 0.0733        0.0771        0.0810
          42                 0.0730        0.0769        0.0808
          43                 0.0728        0.0767        0.0806
          44                 0.0726        0.0765        0.0804
          45                 0.0724        0.0763        0.0802
           TABLE III:  Factors to be multiplied by those in Table I.
           ________
           Normal
         Retirement          Interest Rate

         ___________         ______________
            Age                   7.50%         8.00%         8.50%
            ____                  ______        _____         ______
          80                 0.206              0.194              0.184
          79                 0.231              0.219              0.207
          78                 0.258              0.246              0.234
          77                 0.289              0.276              0.263
          76                 0.322              0.309              0.296
          75                 0.359              0.346              0.333
          74                 0.400              0.387              0.374
          73                 0.446              0.432              0.419
          72                 0.495              0.482              0.469
          71                 0.549              0.537              0.525
          70                 0.609              0.597              0.586
          69                 0.674              0.664              0.653
          68                 0.745              0.736              0.728
          67                 0.822              0.816              0.810
          66                 0.907              0.904              0.900
          65                 1.000              1.000              1.000
          64                 1.101              1.106              1.110
          63                 1.212              1.221              1.231
          62                 1.332              1.348              1.363
          61                 1.464              1.486              1.509
          60                 1.606              1.637              1.669
          59                 1.761              1.802              1.844
          58                 1.929              1.982              2.036
          57                 2.111              2.177              2.246
          56                 2.309              2.390              2.475
          55                 2.523              2.622              2.726

     Note:     These factors are based on the UP-1984 Mortality Table.
      TABLE IV:  Factors for Participants who are at or beyond Normal
     _________
     Retirement Age.

           Normal                 Interest Rate

           _______                ______________
         Retirement
            Age                   7.50%         8.00%    8.50%
            ___                   ______        _____    ______
          80                 5.151              5.053         4.959
          79                 5.370              5.264         5.162
          78                 5.591              5.476         5.366
          77                 5.814              5.690         5.572
          76                 6.039              5.905         5.777
          75                 6.266              6.122         5.985
          74                 6.494              6.339         6.192
          73                 6.721              6.556         6.398
          72                 6.947              6.771         6.603
          71                 7.171              7.983         6.804
          70                 7.392              7.192         7.003
          69                 7.610              7.399         7.198
          68                 7.825              7.601         7.389
          67                 8.037              7.801         7.577
          66                 8.248              7.999         7.764
          65                 8.458              8.196         7.949
          64                 8.666              8.390         8.131
          63                 8.870              8.581         8.311
          62                 9.072              8.770         8.485
          61                 9.270              8.954         8.657
          60                 9.463              9.133         8.825
          59                 9.651              9.307         8.986
          58                 9.834              9.477         9.143
          57                 10.012             9.461         9.295
          56                 10.186             9.801         9.442
          55                 10.354             9.955         9.585

     Note:     These factors are based on the UP-1984 Mortality Table.

     B.   Nonintegrated Benefit Formula

     (  ) Flat Benefit

     Each Participant's Stated Benefit is equal to _____% of Average Annual Compensation (reduced pro rate for the Participant's years of projected participation less that 25) payable annually as a straight life annuity beginning at Normal Retirement Age.

     (  ) Unit Credit

     Each Participant's Stated Benefit is equal to _____% of Average Annual Compensation multiplied by the Participant's years of projected participating up to a maximum of ______ (no less than 25), payable annually as a straight life annuity beginning at Normal Retirement Age. The first day of the first Plan Year taken into account under this Stated Benefit formula will be ________.
     (  ) Step Rate

     Each Participant's Stated Benefit will be payable annually as a straight life annuity beginning at Normal Retirement Age, in an amount equal to _____percent of Average Annual Compensation (R1) per year for the first _____years of the Participant's years of projected participation (y) and ____percent (R2) of Average Annual Compensation per year for the next _____years of the Participant's years of projected participation (such that the total years of projected participation taken into account under R1 and R2 is not less than 33).

     If y is less that 33, R2 will be not less than:


          (R1) - (25 - y)
          _______________
              33 - y

     (but in no case less than 0),

     and not greater than:  (R1) (44 - y).
                             _____________
                                33 - y

     For purposes of determining a Participant's Stated Benefit, a Participant's years of projected participation under the Plan is the sum of (1) and (2), where (1) is the number of years during which the Participant benefited under this Plan beginning with the latest of: (a) the first Plan Year in which the Participant benefited under the Plan,
     (b) the first Plan Year taken into account in the Stated Benefit formula, and (c) any Plan Year immediately following a Plan Year in which the Plan did not satisfy the safe harbor for target benefit plans in Regulations Section 1.401(a)(4)-8(b)(3), and ending with the last day of the current Plan Year, and (2) is the number of years, if any, subsequent to the current Plan Year through the end of the Plan Year in which the Participant attains Normal Retirement Age.

     For purposes of this definition of Years of Projected Participation, if this Plan is a prior safe harbor plan, the Plan is deemed to satisfy the safe harbor for target benefit plans in Regulations Section 1.401(a)(4)-8(b)(3) and a Participant is treated as benefiting under the Plan in any Plan Year beginning prior to January 1, 1994.

     A prior safe harbor plan is a plan that (1) was adopted and in effect on September 19, 1991, (2) which on that date contained a stated benefit formula that took into account service prior to that date, and
     (3) satisfied the applicable nondiscrimination requirements for target benefit plans for those prior years. For purposes of determining whether a plan satisfies the applicable nondiscrimination requirements for target benefit plans for Plan Years beginning before January 1, 1994, no amendments after September 19, 1991, other than amendments necessary to satisfy Section 401(l) of the Code, will be taken into account.

     For purposes of this Section, Average Annual Compensation means the average of a Participant's annual Compensation, as defined in Article VI of the Plan, over the three (3) consecutive plan year period ending in the current year or in any prior year that produces the highest average. If the Participant has less than three (3) years of participation in this Plan, Compensation is averaged over the Participant's total period of participation.

     C.  Integrated Benefit Formula

     Subject to the overall permitted disparity limit below, each Participant's Stated Benefit under the Plan is a straight life annuity commencing at Normal Retirement Age in an amount:

     [EXCESS BENEFIT PLAN]

     (  ) Unit Benefit

     Equal to the sum of (a) and (b) below:

          (a) ______% (base benefit percentage) times Average Annual Compensation up to the Integration Level for the Plan Year times the Participant's years of projected participation plus a benefit equal to ____% (excess benefit percentage, not to exceed the base benefit percentage by more than the Maximum Excess Allowance) times Average Annual Compensation in excess of the Integration Level for the Plan Year times the Participant's years of projected participation. The maximum number of years of projected participation taken into account under this paragraph
          (a) will be __________(may not be less than 25 and may not exceed
          35). However, the number of years of projected participation taken into account in the preceding sentence for any Participant may not exceed the Participant's Cumulative Permitted Disparity Limit.

     The Participant's Cumulative Permitted Disparity Limit is equal to 35 minus: (1) the number of years the Participant benefited under this Plan prior to the Participant's first year of projected participation, and (2) the number of years credited to the Participant for allocation or accrual purposes under one or more qualified plans or simplified employee pension plans (whether or not terminated) ever maintained by the Employer) other than years counted in (1) above or counted toward a Participant's years of projected participation). For purposes of determining the Participant's Cumulative Permitted Disparity Limit, all Plan Years ending in the same calendar year are treated as the same year.

     (b) ____% (not to exceed the excess benefit percentage) times Average Annual Compensation for each year of projected participation after the period taken into account under paragraph (a). (If the number of years of projected participation taken into account under paragraph (a) is less than 35 (as modified by the Participant's Cumulative Permitted Disparity Limit), then for each year of projected participation after the period taken into account under paragraph (a) up to and including the 35th year of participation (as modified by the Participant's Cumulative Permitted Disparity Limit), this percentage will be equal to the excess benefit percentage.) The maximum number of years of projected participation taken into account under this paragraph will be

________________________________________________________________________.


     The Maximum Excess Allowance is equal to the lesser of: (1) the base benefit percentage, or (2) the applicable factor determined from Tables I or II in Section B below.

     Overall permitted disparity limit:  Notwithstanding paragraphs (a) and
     (b) above, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the Stated Benefit for all Participants under this Plan will be equal to the excess benefit percentage above times the Participant's total Average Annual Compensation times the Participant's years of projected participation under the Plan up to the maximum years of projected participation taken into account in paragraphs (a) and (b).

     (  ) Flat Benefit

     Equal to ___% times Average Annual Compensation up to the Integration Level for the Plan Year (base benefit percentage) plus a benefit equal to ____% (excess benefit percentage) (not to exceed the base benefit percentage by more than the Maximum Excess Allowance) times Average Annual Compensation in excess of the Integration Level for the Plan Year.

     The Maximum Excess Allowance is equal to the lesser of: (1) the base benefit percentage, or (2) 35 times the applicable factor determined from Tables I or II in Section B below.

     For a Participant with less than 35 years of projected participation, the base benefit percentage and the excess benefit percentage will be reduced by being multiplied by a fraction, the numerator of which is the Participant's years of projected participation, and the denominator of which is 35.

     Cumulative permitted disparity reduction: If the number of the Participant's cumulative permitted disparity years exceeds 35, the excess benefit percentage will be reduced as provided below. A Participant's cumulative permitted disparity years consists of the sum of: (1) the Participant's years of projected Participation (up to 35), (2) the number of years the Participant benefited or is treated as having benefited under this Plan prior to the Participant's first year of projected participation, to the Participant's first year of projected participation, and (3) the number of years credited to the Participant for allocation or accrual purposes under one or more qualified plans or simplified employee pension plans (whether or not terminated) ever maintained by the employer (other than years counted in (1) or (2) above.) For purposes of determining the Participant's Cumulative Permitted Disparity Limit, all Plan Years ending in the same calendar year are treated as the same year.

     If the cumulative permitted disparity reduction is applicable, the excess benefit percentage will be reduced as follows:

     (A) Subtract the Participant's base benefit percentage from the participant's excess benefit percentage, (after modification in accordance with the paragraph preceding this cumulative permitted disparity reduction).

     (B) Multiply the result determined in (A) by a fraction (not less than 0), the numerator of which is 35 minus the sum of the years in (2) and
     (3) above, and the denominator of which is 35.

     (C) The Participant's excess benefit percentage is equal to the sum of the result in (B) and the Participant's base benefit percentage, as otherwise modified.

     Overall permitted disparity limit: Notwithstanding the above, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension plan maintained by the Employer that provides for permitted disparity, (or imputes permitted disparity), the Stated Benefit for all Participants under this Plan will be equal to the excess benefit percentage entered into the benefit formula above multiplied by the Participant's total Average Annual Compensation under the Plan (prorated for years of projected participation less than 35).

     [OFFSET PLAN]

     (  ) Unit Credit

     Equal to the sum of (a) and (b) below:

     (a)  ____% (gross benefit percentage) times Average Annual
     Compensation for the Plan Year times the Participant's years of projected participation offset by ______% (not to exceed the Maximum Offset Allowance) times Final Average Compensation up to the Offset Level times the Participant's total years of projected participation. The maximum number of years of projected participation taken into account under this paragraph will be ______(may not be less than 25 and may not exceed 35). However, the number of years of projected participation taken into account in the preceding sentence for any Participant may not exceed the Participant's Cumulative Permitted Disparity Limit. The Participant's Cumulative Permitted Disparity Limit is equal to 35 minus: (1) the number of years the Participant benefited under this Plan prior to the Participant's first year of projected participation, and (2) the number of years credited to the Participant for allocation or accrual purposes under one or more qualified plans or simplified employee pension plans (whether or not terminated) ever maintained by the Employer (other than years counted in (1) above or counted toward a Participant's years of projected participation). For purposes of determining the Participant's Cumulative Permitted Disparity Limit, all Plan Years ending in the same calendar year are treated as the same year.

     (b) ___% (not to exceed the gross benefit percentage) times Average Annual Compensation for each year of projected participation after the period set forth in paragraph (a). (If the number of years of projected participation set forth in paragraph (a) is less than 35 (as modified by the Participant's Cumulative Permitted Disparity Limit), then for each year of projected participation after the period set forth under paragraph (a) up to and including the 35th year of projected participation (as modified by the Participant's Cumulative Permitted Disparity Limit), this percentage will be equal to the gross benefit percentage.) The maximum number of years of projected participation taken into account under this paragraph will be ______.



     The maximum offset allowance will not exceed the lesser of: (1) the applicable factor from Tables I or II below, and (2) one-half of the gross benefit percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Annual Compensation, and the denominator of which is the Participant's Final Average Compensation up to the Offset Level.

     Overall permitted disparity limit: Notwithstanding the preceding paragraphs (a) and (b), for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension plan maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the Stated Benefit for all Participants under this Plan will be equal to the gross benefit percentage above (without regard to the offset) times the Participant's total Average Annual Compensation times the Participant's years of projected participation under the Plan up to the maximum of years of projected participation taken into account in paragraphs (a) and (b).

     (  ) Flat Benefit

     Equal to ____% times Average Annual Compensation offset by _____% (not to exceed the Maximum Offset Allowance) times Final Average Compensation up to the Offset Level.

     The Maximum Offset Allowance will not exceed the lesser of: (1) the applicable factor from Tables I or II, multiplied by 35, and (2) one-half of the gross benefit percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Annual Compensation, and the denominator of which is the Participant's Final Average Compensation up to the Offset Level.

     For a Participant with less that 35 years of projected participation, both the gross benefit percentage and the offset percentage will be reduced by being multiplied by a fraction, the numerator of which is the number of the Participant's years of projected participation, and the denominator of which is 35.

     Cumulative permitted disparity reduction: If the number of the Participant's cumulative permitted disparity years exceeds 35, the gross benefit percentage and the offset will be further reduced as provided below. A Participant's cumulative permitted disparity years consist of the sum of: (1) the Participant's years of projected participation (up to 35), (2) the number of years the Participant benefited or is treated as having benefited under this Plan prior to the Participant's first year of projected participation, to the Participant's first year of projected participation, and (3) the number of years credited to the Participant for allocation or accrual purposes under one or more qualified plans or simplified employee pension plans (whether or not terminated) ever maintained by the Employer (other than years counted in (1) or (2) above. For purposes of determining the Participant's Cumulative Permitted Disparity Limit, all Plan Years ending in the same calendar year are treated as the same year.

     If the cumulative permitted disparity reduction is applicable, the gross benefit percentage and the offset will be reduced as follows:

     (A) The offset will be reduced by multiplying it by a fraction (not less than 0), the numerator of which is 35 minus the sum of the years in (2) and (3) above, and the denominator of which is 35.

     (B) The gross benefit percentage will be reduced by the number of percentage points by which the offset was reduced in (A) above.

     Overall permitted disparity limit: Notwithstanding the above, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension plan maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the Stated Benefit for all Participants under this Plan will be equal to the gross benefit percentage entered in the benefit formula above (without regard to the offset) multiplied by the Participant's total Average Annual Compensation under the Plan (prorated for years of projected participation less than 35).

     The applicable factor is the factor derived from the applicable table(s) below based on the Normal Retirement Age under the Plan. If the Employer elects as an Integration Level (or Offset Level) option 4 or option 5 below, Table II will apply. Otherwise, Table I will apply.

     Normal Retirement Age        TABLE I  TABLE II
     ______________________       ________  _______
          65                 0.5200   0.4160
          64                 0.4856   0.3884
          63                 0.4504   0.3603
          62                 0.4160   0.3328
          61                 0.3816   0.3052
          60                 0.3464   0.2771
          59                 0.3296   0.2636
          58                 0.3120   0.2496
          57                 0.2944   0.2355
          56                 0.2776   0.2220
          55                 0.2600   0.2080

     The Integration Level (or Offset Level) for each Plan Year for each Participant will be an amount equal to:

     (1) (  ) such Participant's Covered Compensation for the Plan Year.

     (2) ( ) the greater of $10,000 or one-half of the Covered Compensation of any individual who attains social security retirement age during the calendar year in which the Plan Year begins.

     (3) ( ) $_____(a single dollar amount not to exceed the greater of $10,000 or one-half of Covered Compensation of any individual who attains social security retirement age during the calendar year in which the Plan Year begins).

     (4) ( ) $ _____(a single dollar amount that exceeds the greater of $10,000 or one-half of Covered Compensation of any individual who attains social security retirement age during the calendar year in which the Plan Year begins, but not to exceed the greater of $25,450 or 150% of the Covered Compensation of an individual attaining social security retirement age in the current Plan Year).

     (5) ( ) a uniform percentage equal to ____% (greater than 100 percent but not greater than 150 percent of each Participant's Covered Compensation for the current year, and in no event in excess of the Taxable Wage Base).

     Definitions
     ___________
     1. A Participant's years of projected participation under the Plan is the sum of (1) and (2), where (1) is the number of years during which the Participant benefited under this Plan beginning with the latest of:
     (a) the first Plan Year in which the Participant benefited under the Plan, (b) the first Plan Year taken into account in the stated benefit formula, and (c) any Plan Year immediately following a Plan Year in which the Plan did not satisfy the safe harbor for target benefit plans in Regulations Section 1.401(a)(4)-8(b)(3), and ending with the last day of the current Plan Year and (2) is the number of years if, any, subsequent to the current Plan Year through the end of the Plan Year in which the Participant attains Normal Retirement Age.

          For purposes of this definition of years of projected participation, if this Plan is a prior safe harbor plan the Plan is deemed to satisfy the safe harbor for target benefit plans in Regulation Section 1.401(a)(4)-8(b)(3) and a Participant is treated as benefiting under the Plan in any Plan Year beginning prior to January 1, 1994.

          A prior safe harbor plan is a plan that (1) was adopted and in effect on September 19, 1991, (2) which on that date contained a stated benefit formula that took into account service prior to that date and (3) satisfied the applicable nondiscrimination requirements for target benefit plans for those prior years. For purposes of determining whether a plan satisfies the applicable nondiscrimination requirements for target benefit plans for Plan Years beginning before January 1, 1994, no amendments after September 19,1991, other than amendments necessary to satisfy
          Section 401(l) of the Code, will be taken into account.

     2. Average Annual Compensation. Average Annual Compensation is the average of a Participant's annual Compensation as defined in
     Section VI of the Plan, over the three-consecutive Plan Year period ending in either the current year or any prior year that produces the highest average. If the Participant has less than three years of participation in this Plan, Compensation is averaged over the Participant's total period of participation.

     3. Covered Compensation. A Participant's Covered Compensation for a Plan Year is the average (without indexing) of the Taxable Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) social security retirement age.

     In determining a Participant's Covered Compensation for a Plan Year, the Taxable Wage Base in effect for the current Plan Year and any subsequent Plan Year will be assumed to be the same as the Taxable Wage Base in effect as of the beginning of the Plan Year for which the determination is being made. Covered Compensation will be determined based on the year designated by the Employer in the last paragraph of X.C.5. of the Adoption Agreement below.

     A Participant's Covered Compensation for a Plan Year before the 35-year period ending with the last day of the calendar year in which the Participant attains social security retirement age is the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant's Covered Compensation for a Plan Year after such 35-year period is the Participant's Covered Compensation for the Plan Year during which the 35-year period ends.

     4. Taxable Wage Base. Taxable Wage Base is the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.

     5. Final Average Compensation. (Offset plans only) A Participant's Final Average Compensation is the average of the Participant's annual Compensation, as defined in Section VI above, from the Employer for the three-consecutive year period ending with or within the Plan Year. If a Participant's entire period of employment with the Employer is less than three consecutive years, Compensation is averaged on an annual basis over the Participant's entire period of employment. Compensation for any year in excess of the Taxable Wage Base in effect at the beginning of such year will not be taken into account.

     Covered compensation will be determined based on the following year:

     (  ) current year.

     ( ) _________year (may be the Covered Compensation for a Plan Year earlier than the current Plan Year, provided the earlier Plan Year is the same for all Participants and is not earlier that the later of (A) the Plan Year that begins 5 years before the current Plan Year, and (B) the Plan Year beginning in 1989. If the Plan Year entered is more than five years prior to the current Plan Year, the Participant's Covered Compensation will be that determined under the Covered Compensation table for the Plan Year five years prior to the current Plan Year).

   D. Forfeitures

     Forfeitures of Employer Contributions, if any, shall be used to reduce future Employer Contributions.


XI.  VESTING SERVICE - EXCLUSIONS

   All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

   ( )       Years of Service before age 18.

   ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

   ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny an Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.

XII. VESTING SCHEDULES

   The vested interest of each Employee (who has an Hour of Service on or after January 1, 1989) in his Employer-derived account balance shall be determined on the basis of the following schedule:

   A.     Employer Contributions.

     ( ) 100% immediately vested. [Note: Mandatory if more than 1 Eligibility Year of Service is required.]

     ( )  100% immediately vested after [....] (not to exceed 5) years of
          Service.

     ( )  [....]% (not less than 20%) vested for each year of Service, beginning with the [....] (not more than the 3rd) year of Service until 100% vested.

     ( )  The Top Heavy Minimum Vesting Schedule selected in B., below.

     ( )  Other:  [....] (Note: Must be at least as favorable as any one of the above 4 options).

   B.     Top Heavy Minimum Vesting Schedules.

     One of the following schedules will be used for years when the Plan is or is deemed to be Top-Heavy.

     ( )  100% immediately vested after [....] (not to exceed 3) years of
          Service.

     ( )  20% vested after 2 years of Service, plus [....]% vested (not less than 20%) for each additional year of Service until 100% vested.

     ( )  Other: [....]  (Note: Must be at least as favorable as any one of the above two options.

     If the vesting schedule under the Plan shifts in or out of the Minimum Schedule above for any Plan Year because of the Plan's Top-Heavy status, such shift is an amendment to the vesting schedule and the election in Section 7.3 of the Plan applies.




XIII.     LIFE INSURANCE

   Life insurance ( ) shall; ( ) shall not be permitted.


XIV. LOANS

   Loans ( ) shall; ( ) shall not be permitted.


XV.  TOP-HEAVY PROVISIONS

   A.     Top Heavy Status

   ( )    The provisions of Article XIII of the Plan shall always apply.

   ( ) The provisions of Article XIII of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

   B.     Minimum Allocation

     If the Employer has adopted Sponsor's paired defined contribution plan number 01001, 01003, 01005 or 01006 in addition to this Plan and the definition of "Eligible Employee" in all paired plans is identical, then the minimum allocation required by Section 13.3 will be provided
     ( ) under this Plan; ( ) under such other paired defined contribution plan. If the Employer has adopted Sponsor's paired defined benefit plan number 02001, then Participants in this Plan (and another paired defined contribution plan, if any) shall receive the Top Heavy minimum benefit contribution under the paired defined benefit plan and shall receive no minimum allocation.

     If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum Top Heavy allocation or benefit required under Section 416 of the Code shall be provided to such Non-Key Employee under:

     ( )  this Plan.

     ( )  the Employer's other qualified defined contribution plan.

     ( )  the Employer's qualified defined benefit plan.

     ( ) other: _________________________________________.




   C.     Determination of Present Value

     If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

     Interest Rate [....]%      Mortality Table [....]%


XVI. LIMITATION ON ALLOCATIONS

   If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01005, 01006 or the Sponsor's paired defined benefit plan number 02001), in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in Section 419(e) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)

   (A) If a Participant is covered under another qualified defined contribution plan maintained by the Employer, other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with Section 415(c) of the Code:

     ( ) in accordance with Sections 6.4(e) - (j) as though the other plan were a Master or Prototype Plan.

     ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

     ( )  other: _________________________________________________________




   (B) If a Participant is or has ever been a participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of Section 415(e) of the Code shall be satisfied by:

     ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

     ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (A) above).

     ( )  other: ________________________________________


          ________________________________________________




XVII.     INVESTMENTS

   Participants ( ) shall; ( ) shall not be permitted to direct the investment of their Accounts in the investment options selected by the Employer or the Committee.


XVIII.    EMPLOYER REPRESENTATIONS

   The Employer hereby represents that:

   A.     It is aware of, and agrees to be bound by, the terms of the Plan.

   B. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

   C. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XIX.  RELIANCE ON PLAN QUALIFICATION

   An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in Section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in
   Section 419A(d)(3) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01005, 01006 or the Sponsor's paired defined benefit plan number 02001), may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under
   Section 401 of the Internal Revenue Code. If an Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plans are qualified, application for a determination letter should be made to the appropriate key district office of the Internal Revenue Service.

   The Employer may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code unless the terms of the Plan, as herein adopted or amended, that pertain to the requirements of Sections 401(a)(4), 401(a)(17), 401(l), 401(a)(5), 410(b) and 414(s) of the Code,
   as amended by the Tax Reform Act of 1986, or later laws, (a) are made effective retroactively to the first day of the first Plan Year beginning after December 31, 1988 (or such later date on which these requirements first become effective with respect to this Plan); or (b) are made effective no later than the first day on which the Employer is no longer entitled, under regulations, to rely on a reasonable, good faith interpretation of these requirements, and the prior provisions of the Plan constitute such an interpretation.


XX.  PROTOTYPE PLAN DOCUMENTS

   This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Trust Agreement both as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an Opinion Letter, at 666 Old Country Road, Garden City, New York 11530 [(516) 296-3418].
 IN WITNESS WHEREOF, the Employer and the Trustee have executed this instrument the ______day of ______, 19__. If applicable, the appropriate corporate seal has been affixed and attested to.


                       _______________________


                       Name of Business Entity


                       _________________________________


                       Signature (Sole Proprietors only)


                       By:____________________________________________


                         Name and Title (Corporations or Partnerships)


ATTEST:

____________________________
Secretary (Corporations only)

SEAL:


                       __________________
                       Name of Trustee(s)


                       ______________________________


                       Signature (Individual Trustee)


                       _____________________________


                       Signature (Individual Trustee)


                       By:______________________________________


                          Name and Title (Corporate Trustee only)



                            ADOPTION AGREEMENT
                DREYFUS EASY STANDARDIZED/PAIRED PROTOTYPE
                            MONEY PURCHASE PLAN

                             PLAN NUMBER 01005
                        IRS SERIAL NUMBER D262555a


The Employer named in section I.A. below hereby establishes or restates a Money Purchase Plan ("Plan") and Custodial Account appointing The Dreyfus Trust Company as the custodian ("Custodian") under the related custodial agreement ("Custodial Agreement"). The Custodial Account shall consist of such sums as shall be paid to the Custodian, the investments thereof and earnings thereon. The terms of the Plan are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Custodial Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.   EMPLOYER DATA

     A.   Employer's Name:   [....]

               Address: [....]

     B.   The Employer is a ( ) partnership; ( ) sole proprietor.

     C.   If this is a new Plan, the Effective Date of the Plan is: [....]

     D.   If this is an amendment and restatement of an existing Plan, enter name of Plan [....] and date adopted [....].  The effective date of the amended Plan is: [....]


II.  ELIGIBILITY

     Each Eligible Employee will be eligible to participate in this Plan, except the following:

     ( )  Employees who have not attained the age of [....] (not to exceed age 21).

     ( )  Employees who have not completed [....] Eligibility Years of
          Service.  (May not exceed 2 years).

     NOTE: The term Employee includes all employees of the Employer and any employer required to be aggregated with the Employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code ("Code"), and individuals considered employees of any such employer under Section 414(n) or (o) of the Code.

     If the Employer adopts Sponsor's paired defined contribution plan number 01003, 01004 or 01006 or paired defined benefit plan number 02001 in addition to this Plan, the definition of "Eligible Employee" in all paired plans of the Employer must be identical in order for the Employer to be able to designate in Section VI one of the paired plans to provide the required minimum allocation to each Non-Key Employee in the event the Plan becomes Top-Heavy. If the definition of "Eligible Employee" in all paired plans of the Employer is not identical, Section
     13.1 through 13.4 shall apply in the event the Plan becomes Top-Heavy.

III. NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean age 59-1/2.


IV.  EMPLOYER CONTRIBUTIONS

     The Plan shall not be integrated with Social Security and the
     Employer's contribution will be [....]% (not to exceed 25% of the aggregate Compensation of Active Participants for the Plan Year).


V.   VESTING

     Vesting shall be full and immediate.

VI.  TOP-HEAVY RULE

     A.   Top Heavy Status

          The Top-Heavy provisions of Article XIII shall always apply.

     B.   Minimum Allocation

          If the Employer has adopted Sponsor's paired defined contribution plan number 01003, 01004, or 01006 in addition to this Plan and the definition of "Eligible Employee" in all paired plans is identical, then the minimum allocation required by Section 13.3 will be provided ( ) under this Plan; ( ) under such other paired defined contribution plan. If the Employer has adopted Sponsor's paired defined benefit plan number 02001, then Participants in this Plan (or another paired defined contribution plan) who are covered under the paired defined benefit plan shall receive the minimum top heavy benefit under the paired defined benefit plan and shall receive no minimum allocation.

          If a Participant in this Plan who is a Non-key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum top heavy allocation or benefit required under Section 416 of the Code shall be provided to such Non-Key Employee under:

          ( )  this Plan.

          ( )  the Employer's other qualified defined contribution plan.
          ( )  the Employer's qualified defined benefit plan.

          ( )  other:_________________________________________






     C.   Determination of Present Value

          If the Employer maintains a defined benefit plan in addition to this Plan and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

          Interest Rate [....]%      Mortality Table [....]%


VII. LIMITATIONS ON ALLOCATIONS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan numbers 01003, 01004, 01006, or the Sponsor's paired defined benefit plan number 02001), in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the following provision(s) must apply. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in Section 419(e) of the Code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan.

     (a) If the Participant is covered under another qualified defined contribution plan maintained by the Employer other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with Section 415(c) of the Code:

          ( ) in accordance with Sections 6.4(e) - (j) as though the other plan were a Master or Prototype Plan.

          ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

          ( )  other: -----------------------------------------------






     (b) If a Participant is or has ever been a participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of Section 415(e) of the Code shall be satisfied by:

          ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

          ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (a) above).

          ( )  other: __________________________________________________








VIII.     INVESTMENTS

     In accordance with the provisions of the Custodial Agreement, the Employer hereby directs the Custodian to invest the assets of the Fund as indicated per the attached Participant's Plans Detail form.

IX.  EMPLOYER REPRESENTATIONS

     The Employer hereby represents that:

     a.   It is aware of, and agrees to be bound by, the terms of the Plan.

     b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

     c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


X.   RELIANCE ON PLAN QUALIFICATION

     An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in Section 419 (e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in Section 419A(d)(3), or an individual medical account, as defined in
     Section 415(l)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01003, 01004, or 01006 or the Sponsor's paired defined benefit plan number 02001), may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under
     Section 401 of the Internal Revenue Code. If the Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plan(s) are qualified, application for a determination letter should be made to the appropriate Key District Director of Internal Revenue.

     The Employer may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code unless the terms of the Plan, as herein adopted or amended, that pertain to the requirements of Sections 401(a)(4), 401(a)(17), 401(l), 401(a)(5), 410(b) and 414(s) of
     the Code, as amended by the Tax Reform Act of 1986, or later laws, (a) are made effective retroactively to the first day of the first Plan Year beginning after December 31, 1988 (or such later date on which these requirements first become effective with respect to this Plan); or (b) are made effective no later than the first day on which the Employer is no longer entitled, under regulations, to rely on a reasonable, good faith interpretation of these requirements, and the prior provisions of the Plan constitute such an interpretation.

XI.  PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Custodial Agreement both as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an Opinion Letter, at 144 Glenn urtiss Boulevard, Uniondale, New York 11556 [(516) 338-3418].
 XII. EMPLOYER ACCEPTANCE

By signing the Application you acknowledge that you have received and read the Fund(s) current prospectus(es), the Dreyfus Easy Standardized/Paired Retirement Plan and the attached Custodial Agreement. You accept the terms of the Plan and Custodial Agreement and you appoint The Dreyfus Trust Company to be Custodian.




___________________               ____________


Employer's Signature              Date


XIII.     CUSTODIAN'S ACCEPTANCE


By signing here, The Dreyfus Trust Company accepts this Adoption Agreement and its appointment as Custodian of your Dreyfus Easy Standardized/Paired Retirement Plan. The Adoption Agreement will be maintained by The Dreyfus Trust Company.



_________________________                             ______


The Dreyfus Trust Company                             Date
Custodian


                             ADOPTION AGREEMENT
                         DREYFUS STANDARDIZED/PAIRED
                          PROTOTYPE DEFINED BENEFIT
                           PENSION PLAN AND TRUST

                              PLAN NUMBER 02001
                         IRS SERIAL NUMBER C224399a


The Employer named in section I,A. below hereby establishes or restates a Defined Benefit Pension Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Benefit Plan, Basic Plan Document No. 02, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.



I.   BASIC PROVISIONS

     A.    Employer's Name:    [. . . .]

                Address:  [. . . .]

     B.    Employer is a (  ) corporation; (  ) S corporation;
           (  ) partnership; (  ) sole proprietor; (  ) other.

     C.    Employer's Tax ID Number:     [. . . .]

     D.    Employer's Fiscal Year:  [. . . .]

     E.    Plan name:     [. . . . ]

     F.    Effective date of Plan:  [. . . .]

           If this is an amendment and restatement of an existing Plan, enter the date originally adopted [. . . .].  The effective date of this amended Plan is [. . . .].
      G.    The Trustee shall be:

                (  ) The Dreyfus Trust Co.

                (  ) Other:         (Name)    [. . . .]
                               (Address) [. . . .]
                               (Phone #) [. . . .]

     H.    Anniversary Date:   [. . . .]

     I. Plan Year shall mean the 12 consecutive month period commencing on _____________ / ______________ and ending on _____ /___________.

     J.    Service with the following predecessor employer(s) shall be credited for purposes of vesting and eligibility:  [. . . .]  [Note:  Such
           Service must be provided if the adopting Employer maintains the plan of the predecessor employer].

     K. The following employer(s) associated with the Employer under section 414(b), (c), (m) or (o) of the Internal Revenue Code ("Code") shall be Participating Employers in the Plan:  [. . . .]

     L.    Are all employers associated with the Employer under section 414(b),
           (c), (m) or (o) of the Code participating in the Plan?:

                     (  ) Yes  (  ) No


II.  HOURS OF SERVICE

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     (  )  On the basis of days worked.  An Employee will be credited with 10
           Hours of Service for any day such Employee would be credited with at least one Hour of Service during the day under the Plan.

     (  )  On the basis of weeks worked.  An Employee will be credited with 45
           Hours of Service for any week such Employee would be credited with at least one Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with 95 Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with 190 Hours of Service for any month such Employee would be credited with at least one Hour of Service under the Plan.

     (  )  On the basis of elapsed time.


III. ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

     ( ) Employees included in an unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining and if two percent or less of the Employees of the Employer covered by that Agreement are professionals as defined in section 1.410(b)-9 of the Income Tax Regulations. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

     (  )  Employees who are nonresident aliens (within the meaning of section
           7701(b)(1)(B) of the Code) and who receive no earned income (within the meaning of section 911(d)(2) of the Code) from the Employer which constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code).

           Note: The term Employee includes all Employees of the Employer and any employer required to be aggregated with the Employer under section 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under section 414(n) or
           (o) of the Code.

           Note: If the Employer adopts Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 or 01006 in addition to this Plan, the definition of "Eligible Employee" in all paired plans of the Employer must be identical in order for the Employer to be able to provide the minimum benefit to each Non-key Employee in the event the Plan becomes Top-Heavy under this Plan and no minimum allocation under the paired defined contribution plan or plans is provided in
           Section XVIII.
IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following age and service requirements:

           (  ) No age or service requirement.

           (  ) The attainment of age [. . . .] (not to exceed age 21).

           (  ) The completion of [. . . .] (not to exceed 2) Eligibility
                Years of Service. [Note: If more than 1 Eligibility Year of Service is required, Participants must be 100% immediately vested. If the Eligibility Years of Service is or includes a fractional year, an Employee may not be required to complete any specified number of Hours of Service to receive credit for such fractional year.]


V.   ENTRY DATE

     The Entry Date shall mean:

           (  ) Annual Entry.  The first day of the Plan Year.  [Note:  If
                Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service (or 1-1/2 Eligibility Years of Service if 100% immediate vesting is elected).]

           ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan year.

           ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.

           ( ) Monthly Entry. The first day of the Plan year and the first day of each following month of the Plan Year.


VI.  COMPENSATION

     A. Except for purposes of "annual additions" testing under section 415 of the Code, Compensation shall mean all of each Participant's

           ( ) Information required to be reported under sections 6041 and 6051 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in section 3401(a) of the Code and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under section 217 of the Code.

           ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the
           Code).

           ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in Section 1.62-2(c)), and excluding the following:

                (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in section 408(k) of the Code, or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

                (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

           which is actually paid or made available to the Participant during

           (  ) the Plan Year

           (  ) the calendar year ending with or within the Plan Year

           ( ) ____________________ (must be determined on the basis of any consecutive period ending within the Plan Year which is at least 12 months in duration and applied uniformly to all Employees in the Plan).

           For employees whose date of hire is less than 12 months before the end of the 12-month period designated, Compensation will be determined over the Plan Year.

     ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.

     Average Compensation shall mean the average of a Participant's
     Compensation for the highest [. . . .] (not less than 3 nor more than 5)
     consecutive Plan Years. If a Participant's entire period of Service for the Employer is less than three consecutive years, Compensation is averaged on an annual basis over the Participant's entire period of Service.

     B. For purposes of "annual additions" testing under section 415 of the Code, Compensation for any Limitation Year shall mean all of each
           Participant's:

           ( ) Information required to be reported under sections 6041 and 6051 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in section 3401(a) of the Code and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d) and 6051(a)(3) of the Code, determined without regard to any rules under section 3401(a) of the Code that limit the renumeration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in section 3401(a)(2) of the
           Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under section 217 of the Code.

           ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the
           Code).

           ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in section 1.62-2(c) of the regulations), and excluding the following:

                (a) Employer contributions to a plan of deferred compensation to the extent that, before the application of the section 415 limitations to that plan, the contributions are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in section 408(k) of the Code, or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

                (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee);

           which is actually paid or includible in gross income during such Limitation Year.

           Note: Section 415 safe-harbor compensation is determined without regard to the exclusions from gross income in sections 931 and 933 of the Code. A similar rule is to be applied in determining the compensation of Self-Employed individuals.

           For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.


VII. LIMITATION YEAR

     Limitation Year shall mean the 12-consecutive-month period:

           (  ) Identical to the Plan Year.

           ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

           ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.


VIII.      NORMAL RETIREMENT AGE

           Normal Retirement Age shall mean:

           (  ) Age [. . . .] (not to exceed 65)

           (  ) The later of:

                (i) age __________ (not to exceed 65) or
                (ii) the _________ (not to exceed 5th) anniversary of

           the participation commencement date. If, for Plan Years beginning before January 1, 1988, Normal Retirement Age was determined with reference to the anniversary of the participation commencement date (more than 5 but not to exceed 10 years), the anniversary date for Participants who first commenced participation under the Plan before the first Plan Year beginning on or after January 1,1988, shall be the earlier of (A) the tenth anniversary of the date the Participant commenced participation in the Plan (or such anniversary as had been elected by the Employer, if less than 10) or (B) the fifth anniversary of the first day of the first Plan Year beginning on or after January 1, 1988. The participation commencement date is the first day of the first Plan Year in which the Participant commenced participation in the Plan.

           The suspension of benefit rules in section 5.7 of the plan will apply to:

           (   )          all Participants in the Plan.

           (   )          only those Participants described in section 5.7 of
                          the Plan whose benefits, if actuarially increased, would exceed the limitations of section 415 of the Code.


IX.  EARLY RETIREMENT DATE

     Early Retirement Date shall mean the first day of any month following:

           (  ) There shall be no early retirement provision in this Plan.

           (  ) Age [. . . .].

           (  ) Age [. . . .] and [. . . .] years of Service.

     [Note: Early Retirement Age cannot be more than 10 years before Normal Retirement Age.]

     The suspension of benefit rules in section 5.7 of the Plan will apply to:

     (   )           all Participants in the Plan.

     (   )           only those Participants described in section 5.7 of the
                     Plan whose benefits, if actuarially increased, would exceed the limitations of section 415 of the Code.



X.   VESTED TERMINATION DATE

     A Participant who terminates employment with a vested interest may elect to commence payment of his vested benefits as of the first day of any month following:

     (  )  termination of employment (no age requirement).

     (  )  attainment of age [. . . .].  (Should not be less than the age required for Early Retirement, if any).


XI.  RETIREMENT BENEFITS

     A.    Annual Retirement Benefit Formula.

     Subject to the overall permitted disparity limit below, the current benefit formula under the Plan will be an amount payable at Normal Retirement Age equal to:

     Integrated-Excess Benefit Formula

           (  ) Fixed Benefit - [. . . .]% of Average Compensation up to the
                Integration Level for the Plan Year ("Base Benefit
                Percentage"), plus [. . . .]% of Average Compensation in excess of the Integration Level for the Plan Year ("Excess Benefit Percentage").

                Note: The Excess Benefit Percentage may not exceed the Base Benefit Percentage by more than the lesser of (i) the Base Benefit Percentage or (ii) the product of 35 times the applicable factor determined from Table I or II in Section XI,
                B. below.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age (or current age, if later), the Base Benefit Percentage and the Excess Benefit Percentage will be reduced by multiplying them by a fraction, the numerator of which is the number of years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35.

                Cumulative permitted disparity adjustment: If the number of the Participant's cumulative permitted disparity years exceeds 35, the Participant's benefit will be further adjusted as provided below. A Participant's cumulative disparity years consist of the sum of: (1) the total years of Service a Participant is projected to have earned under this Plan by the end of the Plan Year containing the Participant's Normal Retirement Age, and subsequent years of Service, if any, (the total not to exceed
                35), and (2) the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the Plan under one or more other qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer (other than years counted in (1)), and not including any years credited to the Participant under such other qualified plans or simplified employee pensions after the Participant has earned 35 years of Service under this Plan). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year.

                If this cumulative disparity adjustment is applicable, the Participant's benefit will be increased as follows:

                (A) Subtract the Participant's Base Benefit Percentage from the Participant's Excess Benefit Percentage (after modification in accordance with the paragraphs preceding this cumulative disparity adjustment).

                (B) Divide the result in (A) by the Participant's years of Service under the Plan projected to the later of Normal Retirement Age or current age, not to exceed 35 years of Service.

                (C) Multiply the result in (B) by the number of years by which the Participant's Cumulative Disparity Years exceed 35.

                (D) Add the result in (C) to the Participant's Base Benefit Percentage determined prior to this cumulative disparity adjustment.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for each Participant under this Plan will be equal to the Base Benefit Percentage times the Participant's Average Compensation. For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age, (or current age, if later), the percentage in the preceding sentence will be multiplied by a fraction (not more than one), the numerator of which is the number of the Participant's years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year.

           (  ) Unit Benefit -  the sum of (a) and (b) below:  (a) [. . . .]%
                of Average Compensation up to the Integration Level for the Plan Year ("Base Benefit Percentage"), times years of Service plus [. . . .]% of Average Compensation in excess of the
                Integration Level for the Plan Year ("Excess Benefit Percentage") times years of Service. The maximum number of years of Service which may be taken into account for this purpose shall be [. . . .] (not to exceed 35).

                If the Participant's benefit after the latest Fresh-Start Date is determined under the fraction accrual rule, or the Plan satisfies section 411(b)(1)(F) of the Code, the maximum number of years of Service during which permitted disparity is taken into account under this formula may not be less than 25.

                The number of years of Service taken into account under paragraph (a) for any Participant will not exceed the Participant's cumulative permitted disparity limit. The Participant's cumulative permitted disparity limit is equal to 35 minus the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the plan under one or more qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer, other than years for which a Participant earned a year of Service under the benefit formula in paragraph (a). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant's cumulative permitted disparity limit is less than the period of years specified in paragraph (a), then for years after the Participant reaches the cumulative permitted disparity limit and through the end of the period specified in paragraph (a), the Participant's benefit will be equal to the Excess Benefit Percentage, or, if the Participant's benefit after the latest Fresh-Start Date is not accrued under the fractional accrual rule and the plan does not satisfy section 411(b)(1)(f) of the code, 133 1/3 percent of the Base Benefit Percentage, if lesser, times Average Compensation.


                (b) [....] (not to exceed the lesser of: (1) the Excess Benefit
                Percentage, and (2) 133 1/3 percent of the Base Benefit Percentage, times Average Compensation for each year of Service after the number of years of Service taken into account in paragraph (a). If, however, benefits after the latest Fresh Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, then for each year of Service after the years of Service taken into account in paragraph (a), this percentage will be equal to the Excess Benefit Percentage. The maximum number of years of Service taken into account under this paragraph (b) will be [....] (if benefits after the latest Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, the number of years entered must be no less than 35 minus the number of years of Service taken into account in paragraph (a)).

                For purposes of the preceding paragraph(s), the Maximum Excess Allowance is, with respect to benefits under the Plan for any year of Service, the lesser of (1) the Base Benefit Percentage or (2) the applicable factor determined from Table I or II in section B below.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for each Participant under this Plan will be equal to the Base Benefit Percentage times the Participant's Average Compensation. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year.

     Integrated-Offset Benefit Formula

           (  ) Fixed Benefit - [.....]% (Gross Benefit Percentage) times
                Average Compensation offset by [....]% (Offset Percentage --
                not to exceed the Maximum Offset Allowance) times Final Average Compensation up to the offset level. The Offset Percentage for any Participant shall not exceed one-half of the Gross Benefit Percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Compensation, and the denominator of which is the Participant's Final Average Compensation up to the offset level.

                The Maximum Offset Allowance will not exceed the lesser of (1) the applicable factor from Table I or II in section B. below, multiplied by 35, and (2) one-half of the Gross Benefit Percentage.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age (or the current age, if later), both the Gross Benefit Percentage and the Offset Percentage will be reduced by multiplying them by a fraction, the numerator of which is the number of years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or the current age, if later), and the denominator of which is 35.

                Cumulative permitted disparity adjustment: If the number of the Participant's cumulative permitted disparity years exceeds 35, the Offset Percentage will be further adjusted as provided below. A Participant's cumulative permitted disparity years
                consist of the sum of:   (1) the total years of Service a
                Participant is projected to have earned under this Plan by the end of the Plan Year containing the Participant's Normal etirement Age and subsequent years of Service, if any, (the total not to exceed 35), and (2) the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the plan under one or more other qualified plans or simplified employee pensions maintained by the Employer (other than years counted in (1), and not including any years credited to the Participant under such other qualified plans or simplified employee pensions after the Participant has earned 35 years of Service under this Plan). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year.

                If this cumulative permitted disparity adjustment is applicable, the Offset Percentage will be further adjusted as follows:

                (A) Divide the Offset Percentage (after modification in accordance with the paragraphs preceding this cumulative permitted disparity adjustment) by the Participant's years of Service under this Plan projected to the later of Normal Retirement Age or current age, not to exceed 35 years of Service.

                (B) Multiply the result in (A) by the number of years by which the Participant's cumulative permitted disparity years exceed 35.

                (C) Subtract the result in (B) from the Offset Percentage determined prior to this cumulative permitted disparity adjustment.


                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for all Participants under this Plan will be equal to a percentage that is equal to the Gross Benefit Percentage minus the Offset Percentage, times the Participant's Average Compensation. For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age, (or current age, if later), the percentage in the preceding sentence will be multiplied by a fraction (not more than one), the numerator of which is the Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year


           (  ) Unit Benefit - The sum of (a) and (b): (a) [....]% (Gross
                Benefit Percentage) of Average  Compensation times years of
                Service offset by [. . . .]% (Offset Percentage -- not to
                exceed the Maximum Offset Allowance) times Final Average Compensation up to the offset level times each year of Service. The Offset Percentage for any Participant shall not exceed one-half of the Gross Benefit Percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Compensation, and the denominator of which is the Participant's Final Average Compensation up to the offset level. The maximum number of years of Service taken into account under this paragraph will be [....] (may not
                exceed 35.) If the Participant's benefit after the latest Fresh-Start Date is determined under the fractional accrual rule in section 1.0 of the Plan, the maximum number of years of Service during which permitted disparity is taken into account under this formula may not be less than 25.


                The number of years of Service taken into account under paragraph (a) for any Participant may not exceed the Participant's cumulative permitted disparity limit. The Participant's cumulative permitted disparity limit is equal to 35 minus the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the plan under one or more qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer, other than years for which a Participant earned a year of Service under the benefit formula in paragraph (a). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant's cumulative disparity limit is less than the period of years specified in paragraph (a), then for years after the Participant reaches the cumulative permitted disparity limit and through the end of the period specified in paragraph (a), the Participant's benefit will be equal to the Gross Benefit Percentage, or, if the Participant's benefit after the latest Fresh-Start Date is not accrued under the fractional accrual rule and the Plan does not satisfy section 411(b)(1)(f) of the Code, 133 1/3 percent of the Gross Benefit Percentage reduced by the Offset Percentage if lesser, times Average Compensation.


                (b)  [....]% (not to exceed the lesser of: (l) the Gross
                Benefit Percentage, and (2) 133 1/3 percent of the Gross Benefit Percentage reduced by the Offset Percentage, times Average Compensation for each year of Service after the number of years of Service taken into account in paragraph (a). If however, benefits after the latest Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, then for each year of Service after the years of Service taken into account in paragraph (a), this percentage will be equal to the Gross Benefit Percentage. The maximum number of years of Service taken into account under this paragraph (b) will be [....] (if benefits after the latest
                Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, the number of years entered must be no less than 35 minus the number of years of Service taken into account in paragraph
                (a)).

                For purposes of the preceding paragraph(s), the Maximum Offset Allowance will not exceed the lesser of (1) the applicable factor from Table I or II in section B below, or (2) one-half of the Gross Benefit Percentage.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for all Participants under this Plan will be equal to the Gross Benefit Percentage minus the Offset Percentage, times the Participant's total Average Compensation. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputed permitted disparity) this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year


     Non-Integrated Benefit Formula

           (  ) Fixed Benefit - [. . . .]% of Average Compensation.  such benefit shall be reduced pro-rata for years of Participation less than [. . . .] years.

           (  ) Unit Benefit - [. . . .]% of Average Compensation times years of Participation.

           (  ) Unit Benefit (past/future) - [. . . .]% of Average Compensation times years of Participation before the Effective Date, plus
                [. . ..]% of Average Compensation times years of Participation after the Effective Date.

     Minimum/Maximum Benefit

     Notwithstanding the benefit formula specified above:

           ( ) The minimum annual retirement benefit, if any, shall be at least $ [. . . ]

           (  ) The maximum annual retirement benefit shall be $ [. . . .]

     B.    Applicable Factor.

           The Applicable Factor is determined from the appropriate table below based on the Normal Retirement Age under the Plan, as specified above (without regard to any years of Participation requirement.)
           If the Plan's Standard Form of Retirement Income, as specified below is other than a life annuity, the factor determined from the appropriate table below must be multiplied by the following adjustment factor: life annuity, 10 years guaranteed -- .90; life annuity and 50% survivor benefit -- .80; life annuity and 100% survivor benefit -- .666.

           If the Integration Level under the Plan is either option 4 or 5 in
           Section XI, C. below, the appropriate table is Table II. Otherwise, the appropriate table shall be Table I.

                                   TABLE I

     Plan's Normal
     Retirement Age  Participant's Social Security Retirement Age

                          65        66        67

           65             .75       .70       .65
           64             .70       .65       .60
           63             .65       .60       .55
           62             .60       .55       .50
           61             .55       .50       .475
           60             .50       .475      .45
           59             .475      .45       .425
           58             .45       .425      .40
           57             .425      .40       .375
           56             .40       .375      .344
           55             .375      .344      .316


                                  TABLE II

     Plan's Normal
     Retirement Age  Participant's Social Security Retirement Age

                          65        66        67

           65             .60       .56       .52
           64             .56       .52       .48
           63             .52       .48       .44
           62             .48       .44       .40
           61             .44       .40       .38
           60             .40       .38       .36
           59             .38       .36       .34
           58             .36       .34       .32
           57             .34       .32       .30
           56             .32       .30       .2752
           55             .30       .2752     .2528

     If a Participant begins receiving benefits before Normal Retirement Age or, in the case of a fixed benefit plan (whether excess or offset), before the Participant has completed 35 years of Participation, the Participant's benefit will be determined in accordance with Section 5.7 of the Plan.


     C. Integration Level - the Integration Level (or offset level) for each Plan Year for each Participant shall be:

     (  )  1.   The Participant's Covered Compensation for the Plan Year.

     (  )  2.   The greater of $10,000 or one-half of the Covered Compensation of any person who attains Social Security Retirement Age during the calendar year in which the Plan Year begins.

     (  )  3.   $________ (a single dollar amount not to exceed the greater of
                $10,000 or one-half of Covered Compensation of any person who attains Social Security Retirement Age during the calendar year in which the Plan Year begins.)

     (  )  4.   $________ (a single dollar amount that exceeds the greater of
                $10,000 or one-half of Covered Compensation of any person who attains Social Security Retirement Age during the calendar year in which the Plan Year begins, but not to exceed the greater of $25,450 or 150% of the Covered Compensation of an individual attaining Social Security Retirement Age in the current Plan
                Year.)

     (  )  5.   A uniform percentage equal to ________% (greater than 100
                percent but not greater than 150 percent of each Participant's
                Covered Compensation for the current year, and in no event in excess of the Taxable Wage Base (for excess plans), or Final
                Average Compensation (for offset plans).)

     Covered Compensation will be determined based on the following year:

     [   ]           current Plan Year

     [   ]           __________ Plan Year (may be Covered Compensation for a
                     Plan Year earlier than the current Plan Year, provided the earlier Plan Year is the same for all Employees and is not earlier than the later of (A) the Plan Year that begins
                     5 years before the current Plan Year, and (B) the Plan
                     Year beginning in 1989. If the Plan Year entered is more than five years prior to the current Plan Year, the Participant's Covered Compensation will be that determined under the Covered Compensation table for the Plan Year five years prior to the current Plan Year.

     D.    Participation.

           For benefit accrual purposes, Participation shall not include:

           (  ) employment prior to the original effective date of the Plan.

           ( ) employment prior to the date the Participant gained membership in the Plan.

           (  ) employment other than as an Eligible Employee.

           ( ) with respect to Participants who were not Eligible Employees under the Plan prior to the first Plan Year beginning on or after January 1, 1988 because their employment began within 5 years of their Normal Retirement Date, employment prior to becoming a Participant.

     E.    Standard Form of Retirement Income:

           (  ) Life annuity

           (  ) Life annuity, 10 years guaranteed

           (  ) Life annuity and 50% survivor benefit

           (  ) Life annuity and 100% survivor benefit

     F.    Actuarial Equivalent.

           For purposes of determining the Actuarial Equivalent, of any benefit, the following mortality and interest rate assumptions shall be used:

           Interest rate -     Pre-retirement:          [. . . .]%
                               Post-retirement:         [. . . .]%

           (must be between 7 1/2% and 8 1/2% if the Plan provides for permitted disparity under section 401(l) of the Code.

           Mortality table:  [. . . .]

           (must be standard mortality table as described in section 1.401(a)(4)-12 of the Income Tax regulations if the Plan provides for permitted disparity under section 401(l) of the Code.

     G.    Fresh Start Rule.

           The formula with wear-away and formula with extended wear-away Fresh-Start rules below take into account an Employee's past service in determining the Employee's benefit accruals under the Plan: either of these Fresh-Start rules may cause the Plan to fail to satisfy the safe harbor for past service in section 1.401(a)(4)-5(a)(3) of the Income Tax Regulations.

           The Accrued Benefit of each Participant in the Fresh-Start Group under the Plan will be equal to:

           (  ) 1. Formula with wear-away -- the greater of:

           (a)  the Participant's Frozen Accrued Benefit, if any, and

           (b) the Participant's Accrued Benefit determined with respect to the current benefit formula as applied to the Participant's total years of Service under the Plan.

           (  ) 2. Formula without wear-away -- the sum of:

           (a)  the Participant's Frozen Accrued Benefit, if any, and

           (b) the Participant's Accrued Benefit determined with respect to the current benefit formula as applied to the Participant's years of Service beginning after the Fresh-Start Date.

           If, however, the Participant's benefit under the Plan is accrued under the fractional accrual rule or the 3 percent accrual rule or if this Plan satisfies the safe harbor for insurance contract plans in Income Tax Regulations section 1.401(a)(4)-3(b)(7), this formula without wear-away will not apply, and the Participant's accrued benefit will be determined in accordance with the formula with wear-away above.

           ( ) 3. Formula with extended wear-away -- the greater of the accrued benefit determined for the Participant under the formula with wear-away or the formula without wear-away above.

           If, however, the Participant's benefit under the Plan is accrued under the 3 percent accrual rule the formula with extended wear-away will not apply, and the Participant's Accrued Benefit will be determined in accordance with the formula with wear-away above.

     Definition of Fresh-Start Group. The Fresh-Start Group consists of all Participants who have Accrued Benefits as of the Fresh-Start Date and have at least one Hour of Service with the Employer after that date. However, if designated below, the Fresh-Start Group shall be limited to:

     ( ) Section 401(a)(17) Participants (may be elected only with respect to a Tax Reform Act of 1986 (TRA '86) Fresh-Start Date and with respect to an Omnibus Budget Reconciliation Act of 1993 (OBRA '93) Fresh-Start Date). A TRA '86 Fresh-Start Date means a Fresh-Start Date that is not earlier than the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1989 (the statutory effective date), and not later than the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1994 (the regulatory effective date). An OBRA '93 Fresh-Start Date means the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1994.

     ( )   Members of an acquired group of employees

           An acquired group of employees means employees of a prior employer who become employed by the Employer in a transaction between the Employer and the prior employer that is a stock or asset acquisition, merger, or other similar transaction involving a change in the employer of the employees of the trade or business on or before [ / / ] (enter a date no later than the end of the transition period defined in section 410(b)(6)(c)(ii) of the Code, if the date selected is after February 10, 1993). The date in the preceding sentence will be the Fresh-Start Date with respect to members of the acquired group described below.

           The acquired group consists of: ___________________________________
           ___________________________________________________________________
           ___________________________________________________________________


     ( ) Employees with a Frozen Accrued Benefit that is attributable to assets and liabilities transferred to the Plan as of a Fresh Start Date in connection with the transfer and for whom the current formula is different from the formula used to determine the Frozen Accrued Benefit.

           The Fresh Start Date in connection with the transfer is: [  /  /]

           (must be the date as of which the Employees begin accruing benefits under the Plan).

           The group of employees with a Frozen Accrued Benefit that is attributable to assets and liabilities transferred to the Plan is:
           ___________________________________________________________________
           ___________________________________________________________________
           ___________________________________________________________________


     H.    Frozen Accrued Benefit

           If elected by the Employer below, each Participant's Frozen Accrued Benefit will be adjusted in accordance with the following fraction:

           [   ]  Old Compensation fraction

           [   ]  New Compensation fraction

           [   ]  Reconstructed Compensation fraction  (may be selected only if the latest Fresh-Start Date is before the first day of the first Plan Year beginning on or after January 1, 1994.)

           For purposes of calculating a Participant's "Reconstructed Compensation", the selected year will be the Plan Year beginning in (the selected year must begin after the latest Fresh-Start Date):

           (  )  1989

           (  )  1990

           (  )  1991

           (  )  1992

           (  )  1993

           (  )  1994

           (  )  Alternative adjustment

           (  )  Special adjustment for section 401(a)(17) Participants


XII. QUALIFIED JOINT AND SURVIVOR ANNUITY

     The survivor annuity of the Qualified Joint and Survivor Annuity shall be equal to

     (  ) 50%        (  ) 66-2/3%        (  ) 100%

     of the annuity payable during the joint lives of the Participant and the Participant's spouse.


XIII.      LIFE INSURANCE

           Life insurance ( ) shall; ( ) shall not be a permissible investment.


XIV. PRE-RETIREMENT DEATH BENEFIT

If the Plan is not funded with life insurance, the pre-retirement death benefit shall be:

     ( ) the Qualified Pre-retirement Survivor Annuity (the required spousal benefit) only.

     (  )  The Actuarial Value of the Participant's Accrued Benefit.  If the
           Participant's Spouse is the Beneficiary, such benefit shall be offset by the Actuarial Value of the Qualified Pre-retirement Survivor Annuity.

If the Plan is funded with life insurance, the face amount of the policies purchased will be [. . . .] (not to exceed 100) times the Participant's anticipated monthly retirement benefit.


XV.  VESTING SERVICE-EXCLUSIONS

     All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

           (  ) Years of Service before age 18.

           ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

           ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny an Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.


XVI. VESTING SCHEDULES

     The vested interest of each Employee in his Employer-derived Accrued Benefit shall be determined on the basis of the following schedule:

           ( ) 100% immediately vested. [Note: Mandatory if more than 1 eligibility Year of Service is required.]

           (  ) 100% immediately vested after [. . . .] (not to exceed 3) years of Service.

           (  ) 20% vested after 2 years of Service, plus [. . . .]% vested
                (not less than 20%) for each additional year of Service until 100% vested.


XVII.      EXCESS ASSETS

           Following a complete termination of the Plan by the Employer, any assets which remain after provisions have been made to satisfy all liabilities of the Plan to Participants and Beneficiaries

           (  ) shall revert to the Employer in cash.

           ( ) shall be allocated among Participants on a uniform and non-discriminatory basis, subject to the limitation on benefits of Section 8.1 of the Plan.


     Note: If this is an amendment and restatement of an existing Plan which did not previously provide for a reversion, an election that excess assets revert to the Employer shall not be effective before the end of the 5th calendar year following the date of this Adoption Agreement.


XVIII.     TOP-HEAVY PROVISIONS

     A.    Top Heavy Status

           (  ) The provisions of Article XV of the Plan shall always apply.

           ( ) The provisions of Article XV of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

     B.    Minimum Benefit

           If the Employer has adopted Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 and/or 01006 in addition to this Plan and the definition of "Eligible Employee" in all paired plans is identical, then Non-Key Employees who are Participants in this Plan shall receive the minimum Top Heavy benefit accrued under this Plan and shall receive no minimum allocation under the paired defined contribution plan or plans.

           If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum top heavy allocation or benefit required under section 416 of the Code shall be provided to such Non-Key Employee under:

           (  ) this Plan.

           (  ) the Employer's qualified defined contribution plan.

     C.    Determination of Present Value

           For purposes of establishing present value to compute the Top-Heavy Ratio, any benefit shall be discounted only for mortality and interest based on the following:

     (  )  Interest Rate [....]%  (must be between 7 1/2% and 8 1/2% if the plan provides for permitted disparity under section 401(l) of the Code.

           Mortality table:  [....] (must be standard mortality table as described in section 1.401(a)(4)-12 of the Income Tax regulations if the Plan provides for permitted disparity under section 401(l) of the Code.

           (  ) The Interest Rate(s) and Mortality Table specified under
                Section 1.2 of the Plan

     D.    Valuation Date

           For purposes of computing the Top-Heavy Ratio, the Valuation Date shall be one of the following:

                (  ) the first day of the Plan Year

                (  ) the last day of the Plan Year

                (  ) [....]

           [Note: The date selected must be the same date used for computing Plan costs for minimum funding, regardless of whether a valuation is performed that year.]


XIX. LIMITATION ON BENEFITS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 and/or 01006) in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the adopting Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in section 419(e) of the Code, or an individual medical account, as defined in section 415(1)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)


     (a) If a Participant is, or ever has been, covered under another qualified defined benefit plan maintained by the Employer, annual benefits shall be limited to comply with section 415(b) of the Code:

           (  ) by freezing or reducing Annual Benefits under this Plan.

           ( ) by freezing or reducing Annual Benefits in the other qualified defined benefit plan.

     (b) If a Participant is, or has ever been, a participant in one or more qualified defined contributions plans maintained by the Employer, the "1.0" aggregate limitation of section 415(e) of the Code shall be satisfied by:

           (  ) freezing or reducing Annual Benefits under this Plan.

           ( ) freezing or reducing the Annual Additions under the defined contribution plan or plans.


XX.  PRE-TERMINATION RESTRICTIONS

     The pre-termination restrictions in Section 8.3 of the Plan will be effective [ / / ] (no later than the first day of the 1994 Plan Year).


XXI. EMPLOYER REPRESENTATIONS

           The Employer hereby represents that:

                a. It is aware of, and agrees to be bound by, the terms of the Plan.

                b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

                c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XXII. RELIANCE ON PLAN QUALIFICATION

      An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in section 419(d)(3) of the Code, or an individual medical account, as defined in section 415(1)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 or 01006 may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under section 401 of the Code. If an Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plans are qualified, application for a determination letter should be made to the appropriate key district office of the Internal Revenue Service.

      In addition, the Employer may rely upon the opinion letter issued by the national Office of the Internal Revenue Service only if the plan adopted by the Employer satisfies one of the safe-harbors provided in regulations under section 401(a)(26) of the Code with respect to its prior benefit structure or is deemed to satisfy section 401(a)(26) under such regulations.

      If the Employer wishes to obtain reliance that its plan is qualified, the Employer may request a determination from the appropriate Key District Director with regard to its prior benefit structure.

      The Employer may not be entitled to rely on the opinion letter issued by the National Office in certain other circumstances, which are specified in the opinion letter issued with respect to the Plan or in section 6 of Revenue Procedure 89-9, as amended.



XXIII. PROTOTYPE PLAN DOCUMENTS

       This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Benefit Plan, Basic Plan Document No. 02, and the Dreyfus Trust Agreement all as amended from time to time. In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, Dreyfus Corporation, is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an opinion letter, at:__________________________________________________________________
       _____________________________________________________________________.

IN WITNESS WHEREOF, the Employer and the Trustee have executed this instrument the _____ day of _____ , 19__. If applicable, the appropriate corporate seal has been affixed and attested to.


                          _____________________________________
                          Name of Business Entity


                          ______________________________________
                          Signature (Sole Proprietors only)


                          By:___________________________________
                               Name and Title
                               (Corporations or Partnerships)


ATTEST:


_____________________________
Secretary (Corporations Only)


                          __________________________________________
                          Name of Trustee(s)



                          __________________________________________
                          Signature (Individual Trustee)



                          __________________________________________
                          Signature (Individual Trustee)


                          By:_______________________________________

                             Name and Title (Corporate Trustee only)


                             ADOPTION AGREEMENT
                           DREYFUS NONSTANDARDIZED
                          PROTOTYPE DEFINED BENEFIT
                           PENSION PLAN AND TRUST

                              PLAN NUMBER 02002
                         IRS SERIAL NUMBER C324414a


The Employer named in section I,A. below hereby establishes or restates a Defined Benefit Pension Plan ("Plan") and Trust, consisting of such sums as shall be paid to the Trustee(s) under the Plan, the investments thereof and earnings thereon. The terms of the Plan and Trust are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Benefit Plan, Basic Plan Document No. 02, and the Dreyfus Trust Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.



I.   BASIC PROVISIONS

     A.    Employer's Name:    [. . . .]

                Address:  [. . . .]

     B. Employer is a ( ) corporation; ( ) S corporation; ( ) partnership; ( ) sole proprietor; ( ) other.

     C.    Employer's Tax ID Number:     [. . . .]

     D.    Employer's Fiscal Year:  [. . . .]

     E.    Plan name:     [. . . . ]

     F.    Effective Date of Plan:  [. . . .]

           If this is an amendment and restatement of an existing Plan, enter the date originally adopted [. . . .].  The effective date of this amended Plan is [. . . .].


     G.    The Trustee shall be:

                (  ) The Dreyfus Trust Co.

                (  ) Other:    (Name)    [. . . .]
                          (Address) [. . . .]
                          (Phone #) [. . . .]

     H.    Anniversary Date:   [. . . .]

     I. Plan Year shall mean the 12 consecutive month period commencing on ___________ /___________ and ending on _________ /_________.

     J.    Service with the following predecessor employer(s) shall be credited for purposes of vesting and eligibility:  [. . . .]
           [Note: Such Service must be provided if the adopting Employer maintains the plan of the predecessor employer].

     K.    The following employer(s) associated with the Employer under section 414(b), (c), (m) or (o) of the Internal Revenue Code
           ("Code") shall be Participating Affiliates in the Plan:  [. . ..]

     L. Are all employers associated with the Employer under section 414(b), (c), (m) or (o) of the Code participating in the Plan?:

                     (  ) Yes  (  ) No


II.  HOURS OF SERVICE

     Hours of Service under the Plan will be determined for all Employees on the basis of the method selected below:

     ( ) On the basis of actual hours for which an Employee is paid or entitled to payment.

     ( ) On the basis of days worked. An Employee will be credited with 10 Hours of Service for any day such Employee would be credited with at least one Hour of Service during the day under the Plan.

     ( ) On the basis of weeks worked. An Employee will be credited with 45 Hours of Service for any week such Employee would be credited with at least one Hour of Service during the week under the Plan.

     ( ) On the basis of semi-monthly payroll periods. An Employee will be credited with 95 Hours of Service for any semi-monthly payroll period such Employee would be credited with at least one Hour of Service under the Plan.

     ( ) On the basis of months worked. An Employee will be credited with 190 Hours of Service for any month such Employee would be credited with at least one Hour of Service under the Plan.

     (  )  On the basis of elapsed time.


III. ELIGIBLE EMPLOYEES

     All Employees shall be Eligible Employees, except:

           ( ) Employees included in an unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining and if two percent or less of the Employees of the Employer covered by the Agreement are professionals as defined in section 1.410(b)-9 of the Income Tax Regulations. For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

           ( ) Employees who are nonresident aliens (within the meaning of section 7701(b)(1)(B) of the Code and who receive no earned income (within the meaning of section 911(d)(2) of the Code) from the Employer which constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code).

           (  ) Employees included in the following job classifications
                [. . . .]

           (  ) Employees of the following employers aggregated under section 414(b), (c), (m) or (o) of the Code [. . . .]

           (  ) Individuals required to be considered Employees under section 414(n) of the Code.

     Note: The term Employee includes all Employees of the Employer and any employer required to be aggregated with the Employer under section 414(b), (c), (m) or (o) of the Code, and individuals considered employees of any such employer under section 414(n) or (o) of the Code.


IV.  AGE AND SERVICE REQUIREMENTS

     Each Eligible Employee shall become a Participant on the Entry Date coincident with or following completion of the following age and service requirements:

           (  ) No age or service requirement.

           (  ) The attainment of age [. . . .] (not to exceed age 21).

           (  ) The completion of [. . . .] (not to exceed 2) Eligibility
                Years of Service.
                [Note: If more than 1 Eligibility Year of Service is required, Participants must be 100% immediately vested. If the Eligibility Years of Service is or includes a fractional year, an Employee may not be required to complete any specified number of Hours of Service to receive credit for such fractional year.]

           AND

           ( ) Effective Date entry. Each Eligible Employee who is employed on the Effective Date shall become a Participant on the effective date. Each Eligible Employee employed after the Effective Date shall become a Participant on the Entry Date coincident with or following completion of the age and service requirements specified above.


V.   ELIGIBILITY YEARS OF SERVICE

     In order to be credited with an Eligibility Year of Service, an
     Employee shall complete [. . . .] (not to exceed 1,000) Hours of
     Service. (Not applicable if elapsed time method of crediting service is elected.)


VI.  ENTRY DATE

     The Entry Date shall mean:

           (  ) Annual Entry.  The fist day of the Plan Year.  [Note:  If
                Annual Entry is selected, the age and service requirements cannot exceed 20-1/2 and 1/2 Eligibility Year of Service (or 1-1/2 Eligibility Years of Service if 100% immediate vesting is elected).]

           ( ) Dual Entry. The first day of the Plan Year and the first day of the seventh month of the Plan year.


           ( ) Quarterly Entry. The first day of the Plan Year and the first day of the fourth, seventh and tenth months of the Plan Year.


           ( ) Monthly Entry. The first day of the Plan year and the first day of each following month of the Plan Year.


VII. COMPENSATION

     A. Except for purposes of "annual additions" testing under Section 415 of the Code, Compensation shall mean all of each Participant's

           ( ) Information required to be reported under sections 6041 and 6051 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in section 3401(a) of the Code and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in section 3401(a)(2) of the
           Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under section 217 of the Code.

           ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code).

           ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in Section 1.62-2(c)), and excluding the following:

                (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in section 408(k) of the Code, or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee; (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

           which is actually paid or made available to the Participant during

                ( )  the Plan Year

                ( )  the calendar year ending with or within the Plan Year

                ( ) __________________ (must be determined on the basis of any consecutive period ending within the Plan Year which is at least 12 months in duration and applied uniformly to all Employees in the Plan).

           For Employees whose date of hire is less than 12 months before the end of the 12-month period designated, Compensation will be determined over the Plan Year.

     ( ) Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), money expenses, deferred compensation and welfare benefits.

     Compensation ( ) shall; ( ) shall not include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not includible in the gross income of the Employee by reason of sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

     If benefits under the Plan are not determined on a integrated basis, the following may be excluded from the definition of Compensation selected above (provided the Employer determines that the resulting definition of Compensation does not violate the nondiscrimination provisions of the Income Tax Regulations) for any year in which the Plan is not Top Heavy:

     (  )  bonuses

     (  )  overtime

     (  )  commissions

     (  )  amounts in excess of $[....]

     (  )  [.........]

     For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.

     Average Compensation shall mean the average of a Participant's
     Compensation for the highest [. . . .] (not less than 3 nor more than
     5) consecutive Plan Years. If a Participant's entire period of Service for the Employer is less than three consecutive years, Compensation is averaged on an annual basis over the Participant's entire period of Service.

     B. For purposes of "annual additions" testing under section 415 of the Code, Compensation for any Limitation Year shall mean all of each Participant's:

           ( ) Information required to be reported under sections 6041 and 6051 of the Code. (Wages, tips and other compensation box on Form W-2) Compensation is defined as wages as defined in section 3401(a) of the Code and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in section 3401(a)(2) of the
           Code). This definition of Compensation shall exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under section 217 of the Code.

           ( ) Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code).

           ( ) Section 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non accountable plan (as described in section 1.62-2(c) of the regulations), and excluding the following:

                (a) Employer contributions to a plan of deferred compensation to the extent that, before the application of the section 415 limitations to that plan, the contributions are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in section 408(k) of the Code, or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;

                (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

           which is actually paid or includible in gross income during such Limitation Year.

           Note: Section 415 safe-harbor compensation is determined without regard to the exclusions from gross income in sections 931 and 933 of the Code. A similar rule is to be applied in determining the compensation of Self-Employed individuals.

           For any Self-Employed Individual covered under the Plan, Compensation means Earned Income.


VIII. LIMITATION YEAR

      Limitation Year shall mean the 12-consecutive-month period:

           (  ) Identical to the Plan Year.

           ( ) Identical to the Employer's fiscal year ending with or within the Plan Year of reference.

           ( ) As fixed by a resolution of the Board of Directors of the Employer, or the Employer if no Board of Directors exists.


IX.  NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean:

           (  ) Age [. . . .] (not to exceed 65)

           (  ) The later of:

                (i) age __________ (not to exceed 65) or
                (ii) the __________(not to exceed 5th) anniversary of

                the participation commencement date. If, for Plan Years beginning before January 1, 1988, Normal Retirement Age was determined with reference to the anniversary of the participation commencement date (more than 5 but not to exceed 10 years), the anniversary date for Participants who first commenced participation under the Plan before the first Plan Year beginning on or after January 1,1988, shall be the earlier of (A) the tenth anniversary of the date the Participant commenced participation in the Plan (or such anniversary as had been elected by the Employer, if less than 10) or (B) the fifth anniversary of the first day of the first Plan Year beginning on or after January 1, 1988. The participation commencement date is the first day of the first Plan Year in which the Participant commenced participation in the Plan.

                The suspension of benefit rules in section 5.7 of the Plan will apply to:

                (   )     all Participants in the Plan.

                (   )     only those Participants described in section 5.7
                of the Plan whose benefits, if actuarially increased, would exceed the limitations of section 415 of the Code.


X.   EARLY RETIREMENT DATE

     Early Retirement Date shall mean the first day of any month following:

           (  ) There shall be no early retirement provision in this Plan.

           (  ) Age [. . . .].

           (  ) Age [. . . .] and [. . . .] years of Service.

     [Note: Early Retirement Age cannot be more than 10 years before Normal Retirement Age.]

     The suspension of benefit rules in section 5.7 of the Plan will apply to:

     (   )      all Participants in the plan.

     (   )      only those Participants described in section 5.7 of the Plan whose benefits, if actuarially increased, would exceed the limitations of section 415 of the Code.




XI.  VESTED TERMINATION DATE

     A Participant who terminates employment with a vested interest may elect to commence payment of his vested benefits as of the first day of any month following:

     (  ) termination of employment (no age requirement).

     (  ) attainment of age [. . . .].  (Should not be less than the age required for Early Retirement, if any).



XII. RETIREMENT BENEFITS

     A.    Annual Retirement Benefit Formula.

     Subject to the overall permitted disparity limit below, the current benefit formula under the Plan will be an amount payable at normal retirement age equal to:

     Integrated-Excess Benefit Formula

           (  ) Fixed Benefit - [. . . .]% of Average Compensation up to the
                Integration Level for the Plan Year ("Base Benefit
                Percentage"), plus [. . . .]% of Average Compensation in
                excess of the Integration level for the Plan Year ("Excess Benefit Percentage").

                Note: The Excess Benefit Percentage may not exceed the Base Benefit Percentage by more than the lesser of (i) the Base Benefit Percentage or (ii) the product of 35 times the applicable factor determined from Table I or II in Section XII, B. below.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age (or current age, if later), the Base Benefit Percentage and the Excess Benefit Percentage will be reduced by multiplying them by a fraction, the numerator of which is the number of years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35.

                Cumulative permitted disparity adjustment: If the number of the Participant's Cumulative permitted disparity years exceeds 35, the Participant's benefit will be further adjusted as provided below. A Participant's cumulative disparity years consist of the sum of: (1) the total years of Service a Participant is projected to have earned under this Plan by the end of the Plan Year containing the Participant's Normal Retirement Age, and subsequent years of Service, if any, (the total not to exceed 35), and (2) the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the Plan, under one or more other qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer (other than years counted in (1), and not including any years credited to the Participant under such other qualified plans or simplified employee pensions after the Participant has earned 35 years of Service under this Plan). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year.

                If this cumulative disparity adjustment is applicable, the Participant's benefit will be increased as follows:

                (A) Subtract the Participant's Base Benefit Percentage from the Participant's Excess Benefit Percentage (after modification in accordance with the paragraphs preceding this cumulative disparity adjustment).


                (B) Divide the result in (A) by the Participant's years of Service under the Plan projected to the later of Normal Retirement Age or current age, not to exceed 35 years of Service.

                (C) Multiply the result in (B) by the number of years by which the Participant's Cumulative Disparity Years exceed 35.

                (D) Add the result in (C) to the Participant's Base Benefit Percentage determined prior to this cumulative disparity adjustment.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes disparity), the benefit for each Participant under this Plan will be equal to the Base Benefit Percentage times the Participant's Average Compensation. For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age, (or current age, if later), the percentage in the preceding sentence will be multiplied by a fraction (not more than one), the numerator of which is the number of the Participant's years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year.

           (  ) Unit Benefit -  the sum of (a) and (b) below: (a) [. . . .]%
                of Average Compensation up to the Integration Level for the Plan Year ("Base Benefit Percentage"), times years of
                Service plus [. . . .]% of Average Compensation in excess of the Integration Level for the Plan Year ("Excess Benefit Percentage") times years of Service. The maximum number of years of Service which may be taken into account for this purpose shall be [. .] (not to exceed 35).

                If the Participant's benefit after the latest Fresh-Start Date is determined under the fraction accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, the maximum number of years of Service during which permitted disparity is taken into account under this formula may not be less than 25.

                The number of years of Service taken into account under paragraph (a) for any Participant will not exceed the Participant's cumulative permitted disparity limit. The Participant's cumulative permitted disparity limit is equal to 35 minus the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the Plan, under one or more qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer other than years for which a Participant earned a year of Service under the benefit formula in paragraph (a). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant's cumulative permitted disparity limit is less than the period of years specified in paragraph (a), then for years after the Participant reaches the cumulative permitted disparity limit and through the end of the period specified in paragraph (a), the Participant's benefit will be equal to the Excess Benefit Percentage or, if the Participant's benefit after the latest Fresh-Start Date is not accrued under the Fractional accrual rule and the Plan does not satisfy section 411(b)(1)(f) of the Code, 133 1/3 percent of the Base Benefit Percentage, if lesser, times Average Compensation.

                (b)[...]% (not to exceed the lesser of: (1) the Excess Benefit Percentage, and (2) 133 1/3 percent of the Base Benefit Percentage, times Average Compensation for each year of Service after the number of years of Service taken into account in the first paragraph of (a). If, however, benefits after the latest Fresh-Start Date are accrued under he fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, then for each year of Service after the years of Service taken into account in paragraph
                (a), this percentage will be equal to the Excess Benefit Percentage. The maximum number of years of Service taken into account under this paragraph will be [...] (if benefits after the latest Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, the number of years entered must be no less than 35 minus the number of years of Service taken into account in paragraph (a)).

                For purposes of the preceding paragraph(s), the Maximum Excess Allowance is, with respect to benefits under the Plan for any year of Service, the lesser of (1) the Base Benefit Percentage or (2) the applicable factor determined from Table I or II in section B below.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for each Participant under this Plan will be equal to the Base
                Benefit Percentage times the Participant's Average Compensation. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan
                Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan
                Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year.

Integrated-Offset Benefit Formula

           (  ) Fixed Benefit - [.....]% (Gross Benefit Percentage) times
                Average Compensation offset by [.....]% (Offset Percentage --
                not to exceed the Maximum Offset Allowance) times Final
                Average Compensation up to the offset level. The Offset Percentage for any Participant shall not exceed one-half of the Gross Benefit Percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Compensation, and the denominator of which is the Participant's Final Average Compensation up to the offset level.

                The Maximum Offset Allowance will not exceed the lesser of
                (1) the applicable factor from Table I or II in section B. below, multiplied by 35, and (2) one-half of the Gross Benefit Percentage.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with section 5.3 of the Plan.

                For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age (or the current age, if later), both the Gross Benefit Percentage and the Offset Percentage will be reduced by multiplying them by a fraction, the numerator of which is the number of years of Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or the current age, if later), and the denominator of which is 35.

                Cumulative permitted disparity adjustment: If the number of the Participant's cumulative permitted disparity years exceeds 35, the Offset Percentage will be further adjusted as provided below. A Participants cumulative disparity years consist of the sum of: (l) the total years of Service a Participant is projected to have earned under this Plan by the end of the Plan Year containing the Participant's Normal Retirement Age and subsequent years of Service, if any, (the total not to exceed 35), and (2) the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the plan under one or more other qualified plans or simplified employee pensions maintained by the Employer (other than years counted in (1), and not including any years credited to the Participant under such other qualified plans or simplified employee pension after the Participant has earned 35 years of Service under this Plan). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year.

                If this cumulative permitted disparity adjustment is applicable, the Offset Percentage will be further adjusted as follows:

                (A) Divide the Offset Percentage (after modification in accordance with the paragraphs preceding this cumulative disparity adjustment) by the Participant's years of Service under this Plan projected to the later of Normal Retirement Age or current age, not to exceed 35 years of Service.

                (B) Multiply the result in (A) by the number of years by which the Participant's cumulative permitted disparity years exceed 35.

                (C) Subtract the result in (B) from the Offset Percentage determined prior to this cumulative permitted disparity adjustment.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for all Participants under this Plan will be equal to a percentage that is equal to the Gross Benefit Percentage minus the Offset Percentage, times the Participant's Average Compensation. For Participants who are projected to have earned less than 35 years of Service under this Plan as of the end of the Plan Year in which they attain Normal Retirement Age, (or current age, if later), the percentage in the preceding sentence will be multiplied by a fraction (not more than one), the numerator of which is the Service the Participant is projected to have earned under this Plan as of the end of the Plan Year in which the Participant attains Normal Retirement Age (or current age, if later), and the denominator of which is 35. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year.

           (  ) Unit Benefit - The sum of (a) and (b):  (a) [. .]% (Gross
                Benefit Percentage) of Average Compensation times years of Service offset by [. .]% (Offset Percentage not to exceed the Maximum Offset Allowance) times Final Average Annual Compensation up to the offset level times each year of Service. The Offset Percentage for any Participant shall not exceed one-half of the Gross Benefit Percentage, multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Average Compensation, and the denominator of which is the Participant's Final Average Compensation up to the offset level. The maximum number of years of Service taken into account under this paragraph will be [...](may not exceed 35.) If the Participant's benefit after the latest Fresh-Start Date is determined under the fractional accrual rule in section 1.0 of the Plan, the maximum number of years of Service during which permitted disparity is taken into account under this formula may not be less than 25.


                The number of years of Service taken into account under paragraph (a) for any Participant may not exceed the Participant's cumulative permitted disparity limit. The participant's cumulative permitted disparity limit is equal to 35 minus the number of years credited to the participant for purposes of the benefit formula or the accrual method under the plan under one or more qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer, other than years for which a Participant earned a year of Service under the benefit formula in paragraph (a). For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant's cumulative disparity limit is less than the period of years specified in paragraph (a), then for years after the Participant reaches the cumulative permitted disparity limit and through the end of the period specified in paragraph (a), the Participant's benefit will be equal to the Gross Benefit Percentage, or, if the Participant's benefit after the latest Fresh-Start Date is not accrued under the fractional accrual rule and the Plan does not satisfy section 411(b)(1)(f) of the Code, 133 1/3 percent of the Gross Benefit Percentage reduced by the offset percentage if lesser, times Average Compensation.

                (b)[...]% (not to exceed the lesser of: (l) the Gross Benefit Percentage, and (2) 133 1/3 percent of the Gross Benefit Percentage reduced by the Offset Percentage, times Average Compensation for each year of Service after the number of years of Service taken into account in paragraph
                (a). If however, benefits after the latest Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, then for each year of Service after the years of Service taken into account in paragraph (a), this percentage will be equal to the Gross Benefit Percentage. The maximum number of years of Service taken into account under this paragraph (b) will be [...] (if benefits after the latest Fresh-Start Date are accrued under the fractional accrual rule or the Plan satisfies section 411(b)(1)(f) of the Code, the number of years entered must be no less than 35 minus the number of years of Service taken into account in paragraph (a)).

                For purposes of the preceding paragraph(s), the Maximum Offset Allowance will not exceed the lesser of (1) the applicable factor from Table I or II in section B, below, or
                (2) one-half of the Gross Benefit Percentage.

                If a Participant begins receiving benefits at an age other than Normal Retirement Age, the participant's benefit will be determined in accordance with section 5.3 of the Plan.

                Overall permitted disparity limit: For any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), the benefit for all Participants under this Plan will be equal to the Gross Benefit Percentage minus the Offset Percentage, times the Participant's total Average Compensation. If this paragraph is applicable, this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is first applicable. In addition, if in any subsequent Plan Year this Plan no longer benefits any Participant who also benefits under another qualified plan or simplified employee pension maintained by the Employer that provides for permitted disparity (or imputes permitted disparity), this Plan will have a Fresh-Start Date on the last day of the Plan Year preceding the Plan Year in which this paragraph is no longer applicable. For purposes of determining the Participant's overall permitted disparity limit, all years ending in the same calendar year are treated as the same year.

     Non-Integrated Benefit Formula

           (  ) Fixed Benefit - [. . . .]% of Average Compensation.  Such
                benefit shall be reduced pro-rata for years of Participation less than [. . . .] years.

           (  ) Unit Benefit - [. . . .]% of Average Compensation times years of Participation.

           (  ) Unit Benefit (past/future) - [. . . .]% of Average
                Compensation times years of Participation before the
                Effective Date, plus [. . ..]% of Average Compensation times years of Participation after the Effective Date.

     Minimum/Maximum Benefit

     Notwithstanding the benefit formula specified above:

           (  ) The minimum annual retirement benefit, if any, shall be at least $[....]

           (  ) The maximum annual retirement benefit shall be $[...].

     B.    Applicable Factor.

           The Applicable Factor is determined from the appropriate table below based on the Normal Retirement Age under the Plan, as specified above (determined without regard to any years of Participation requirement). If the Plan's Standard Form of Retirement Income, as specified below, is other than a life annuity, the factor determined from the appropriate table below must be multiplied by the following adjustment factor: life annuity, 10 years guaranteed -- .90; life annuity and 50% survivor benefit -- .80; life annuity and 100% survivor benefit -- .666.

           If the Integration Level under the Plan is either option 4 or 5 in Section XII, C. below, the appropriate table is Table II. Otherwise, the appropriate table shall be Table I.

                                   TABLE I

     Plan's Normal
     Retirement Age  Participant's Social Security Retirement Age
     ______________  _____________________________________________

                          65        66        67

           65             .75       .70       .65
           64             .70       .65       .60
           63             .65       .60       .55
           62             .60       .55       .50
           61             .55       .50       .475
           60             .50       .475      .45
           59             .475      .45       .425
           58             .45       .425      .40
           57             .425      .40       .375
           56             .40       .375      .344
           55             .375      .344      .316


                                  TABLE II

     Plan's Normal
     Retirement Age  Participant's Social Security Retirement Age
     ______________  ____________________________________________

                          65        66        67

           65             .60       .56       .52
           64             .56       .52       .48
           63             .52       .48       .44
           62             .48       .44       .40
           61             .44       .40       .38
           60             .40       .38       .36
           59             .38       .36       .34
           58             .36       .34       .32
           57             .34       .32       .30
           56             .32       .30       .2752
           55             .30       .2752     .2528

           If a Participant begins receiving benefits before Normal Retirement Age or, in the case of a fixed benefit plan (whether excess or offset), the Participant has completed less than 35 years of Participation, the Participant's benefit will be determined in accordance with Section 5.7 of the Plan.


     C. Integration Level - the Integration Level for each Plan Year for each Participant shall be:

     (  )  1.   The Participant's Covered Compensation for the Plan Year.

     (  )  2.   The greater of $10,000 or one-half of the Covered
                Compensation of any person who attains Social Security
                Retirement Age during the calendar year in which the Plan
                Year begins.

     (  )  3.   $________ (a single dollar amount not to exceed the greater of $10,000 or one-half of Covered Compensation of any person who attains Social Security Retirement Age during the calendar year in which the Plan Year begins.)

     (  )  4.   $________ (a single dollar amount that exceeds the greater of $10,000 or one-half of Covered Compensation of any person who attains Social Security Retirement Age during the calendar year in which the Plan Year begins, but not to exceed the greater of $25,450 or 150% of the Covered
                Compensation of an individual attaining Social Security
                Retirement Age in the current Plan Year.)

     (  )  5.   A uniform percentage equal to ________% (greater than 100
                percent but not greater than 150 percent of each Participant's Covered Compensation for the current year, and in no event in excess of the Taxable Wage Base (for excess plans), or Final Average Compensation (for offset plans))

     Covered Compensation will be determined based on the following year:

     [   ]           current Plan Year

     [   ]           __________ Plan Year (may be Covered Compensation for a
                     Plan Year earlier than the current Plan Year, provided the earlier Plan Year is the same for all Employees and is not earlier than the later of (A) the Plan Year that begins 5 years before the current Plan Year, and (B) the Plan Year beginning in 1989. If the Plan Year entered is more than five years prior to the current
                     Plan Year, the Participant's Covered Compensation will be that determined under the Covered Compensation table for the Plan Year five years prior to the current Plan
                     Year.


     D.    Participation.

           For benefit accrual purposes, Participation shall not include:

           (  ) employment prior to the original effective date of the Plan.

           ( ) employment prior to the date the Participant gained membership in the Plan.

           (  ) employment other than as an Eligible Employee.

           ( ) with respect to Participants who were not Eligible Employees under the Plan prior to the first Plan Year beginning on or after January 1, 1988 because their employment began within 5 years of their Normal Retirement Date, employment prior to becoming a Participant.

           In order to be credited with a year of Participation, an Active Participant must have: (Not applicable if elapsed time method of crediting service is elected.)

           (  ) 501 Hours of Service:

           (  ) [. . . .] Hours of Service (cannot exceed 1,000);

           (  ) 1,000 Hours of Service

     E.    Standard Form of Retirement Income:

           (  ) Life annuity

           (  ) Life annuity, 10 years guaranteed

           (  ) Life annuity and 50% survivor benefit

           (  ) Life annuity and 100% survivor benefit

     F.    Actuarial Equivalent.

           For purposes of determining the Actuarial Equivalent, of any benefit, the following mortality and interest rate assumptions shall be used:

           Interest rate -     Pre-retirement:          [. . . .]%
                               Post-retirement:         [. . . .]%

           (must be between 7 1/2% and 8 1/2% if the plan provides for permitted disparity under section 401(l) of the Code.

           Mortality table:  [. . . .]

           (must be standard mortality table as described in section 1.401(a)(4)-12 of the Income Tax regulations if the plan provides for permitted disparity under section 401(l) of the Code.

     G.    Fresh Start Rule.

           The formula with wear-away and formula with extended wear-away Fresh-Start rules below take into account an Employee's past service in determining the Employee's benefit accruals under the
           Plan: either of these Fresh-Start rules may cause the Plan to fail to satisfy the safe harbor for past service in section 1.401(a)(4)-5(a)(3) of the Income Tax Regulations.

           The Accrued Benefit of each Participant in the Fresh-Start Group under the Plan will be equal to:

           (  ) 1. Formula with wear-away -- the greater of:

           (a)  the Participant's Frozen Accrued Benefit, if any, and

           (b) the Participant's Accrued Benefit determined with respect to the current benefit formula as applied to the Participant's total years of Service under the Plan.

           (  ) 2. Formula without wear-away -- the sum of:

           (a)  the Participant's Frozen Accrued Benefit, if any, and

           (b) the Participant's Accrued Benefit determined with respect to the current benefit formula as applied to the Participant's years of Service beginning after the Fresh-Start Date.

           If, however, the Participant's benefit under the Plan is accrued under the fractional accrual rule or the 3 percent accrual rule, or if this Plan satisfies the safe harbor for insurance contract plans in Income Tax Regulations section 1.401(a)(4)-3(b)(7), this formula without wear-away will not apply, and the Participant's Accrued Benefit will be determined in accordance with the formula with wear-away above.

           ( ) 3. Formula with extended wear-away -- the greater of the Accrued Benefit determined for the Participant under the formula with wear-away or the formula without wear-away above.

           If, however, the Participant's benefit under the Plan is accrued under the 3 percent accrual rule, the formula with extended wear-away will not apply, and the Participant's Accrued Benefit will be determined in accordance with the formula with wear-away above.

           Definition of Fresh-Start Group. The Fresh-Start Group consists of all Participants who have Accrued Benefits as of the Fresh-Start Date and have at least one Hour of Service with the Employer after that date. However, if designated below, the Fresh-Start Group shall be limited to:

     ( ) section 401(a)(17) Participants (may be elected only with respect to a Tax Reform Act of 1986 (TRA '86) Fresh-Start Date and with respect to an Omnibus Budget Reconciliation Act of 1993 (OBRA '93) Fresh-Start Date). A TRA '86 Fresh-Start Date means a Fresh Start Date that is not earlier than the last day of the last Plan Year beginning before the First Plan Year beginning on or after January 1, 1989 (the statutory effective date), and not later than the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1994 (the regulatory effective date). An OBRA '93 Fresh-Start Date means the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1994.

     ( )   Members of an acquired group of employees

           An acquired group of employees means employees of a prior employer who become employed by the Employer in a transaction between the Employer and the prior employer that is a stock or asset acquisition, merger, or other similar transaction involving a change in the employer of the employees of the trade or business on or before [ / / ] (enter a date no later than the end of the transition period defined in section 410(b)(6)(c)(ii) of the Code, if the date selected is after February 10, 1993). The date in the preceding sentence will be the Fresh-Start Date with respect to members of the acquired group described below.

           The acquired group consists of: ___________________________________
           ___________________________________________________________________
           ___________________________________________________________________


     ( ) Employees with a Frozen Accrued Benefit that is attributable to assets and liabilities transferred to the Plan as of a Fresh-Start Date in connection with the transfer and for whom the current formula is different from the formula used to determine the Frozen Accrued Benefit.

     ( ) The Fresh Start Date in connection with the transfer is: [ / / ] (must be the date as of which the Employees begin accruing benefits under the Plan).

     ( ) The group of employees with a Frozen Accrued Benefit that is attributable to assets and liabilities transferred to the Plan is: _______________________________________________________________
           ___________________________________________________________________
           ___________________________________________________________________


     H.    Frozen Accrued Benefit

           If elected by the Employer below, each Participant's Frozen Accrued Benefit will be adjusted in accordance with the following fraction:

           [   ]  Old Compensation fraction

           [   ]  New Compensation fraction

           [   ]  Reconstructed Compensation Fraction (may be selected only if the latest Fresh-Start Date is before the first day of the first Plan Year beginning after January 1, 1994).

           For purposes of calculating a Participant's "Reconstructed Compensation", the selected year will be the Plan Year beginning in (the selected year must begin after the latest Fresh-Start
           Date):

           (  )  1989

           (  )  1990

           (  )  1991

           (  )  1992

           (  )  1993

           (  )  1994

           (  )  Alternative Adjustment

           (  )  Special adjustment for section 401(a)(17) Participants.



XIII. QUALIFIED JOINT AND SURVIVOR ANNUITY

      The survivor annuity of the Qualified Joint and Survivor Annuity shall be equal to

     (  ) 50%        (  ) 66-2/3%        (  ) 100%

     of the annuity payable during the joint lives of the Participant and the Participant's spouse.


XIV. OPTIONAL FORMS OF BENEFIT

     The following optional forms of benefit shall be available in addition to the optional forms of benefit available under Section 9.4 of the
     Plan:

     (  ) ____________________________________________________________________
          ____________________________________________________________________





     [Note: If the Plan is an amendment and restatement of an Existing Plan, optional forms of benefit protected under section 411(d)(6) of the Code may not be eliminated, unless permitted by IRS regulations sections 1.401(a)-(4) and 1.411(d)-4.]


XV.  LIFE INSURANCE


     Life insurance (  ) shall; (  ) shall not be a permissible investment.


XVI. PRE-RETIREMENT DEATH BENEFIT


If the Plan is not funded with life insurance, the pre-retirement death benefit shall be:

     ( ) the Qualified Pre-retirement Survivor Annuity (the required spousal benefit) only.

     (  )  The Actuarial Value of the Participant's Accrued Benefit.  If the
           Participant's Spouse is the Beneficiary, such benefit shall be offset by the Actuarial Value of the Qualified Pre-retirement Survivor Annuity.


     If the Plan is funded with life insurance, the face amount of the policies purchased will be [. . . .] (not to exceed 100) times the
     Participant's anticipated monthly retirement benefit.



XVII. VESTING SERVICE


     In order to be credited with a year of Service for vesting purposes, a
     Participant shall complete [. . . .] (not to exceed 1,000) Hours of
     Service. (Not applicable if elapsed time method of crediting service is elected.)


XVIII. VESTING SERVICE-EXCLUSIONS


     All of an Employee's years of Service with the Employer shall be counted to determine the vested interest of such Employee except:

           (  ) Years of Service before age 18.

           ( ) Years of Service before the Employer maintained this Plan or a predecessor plan.

           ( ) Years of Service before the effective date of ERISA if such Service would have been disregarded under the Service Break rules of the prior plan in effect from time to time before such date. For this purpose, Service Break rules are rules which result in the loss of prior vesting or benefit accruals, or deny an Employee's eligibility to participate by reason of separation or failure to complete a required period of Service within a specified period of time.


XIX. VESTING SCHEDULES


     The vested interest of each Employee (who has an Hour of Service on or after January 1, 1989) in his Employer-derived Accrued Benefit shall be determined on the basis of the following schedule:

           (  ) 100% immediately vested.  [Note:  Mandatory if more than 1
                Eligibility Year of Service is required.]

           (  ) 100% immediately vested after [. . . .] (not to exceed 5)
                years of Service.

           (  ) [. . . .]% (not less than 20%) vested for each year of
                Service, beginning with the [. . . .] (not more than the
                3rd) year of Service until 100% vested.

           ( ) the Top Heavy Minimum Vesting Schedule selected in B., below.

           (  ) Other:  [. . . .] (must be at least as favorable as any one of the above 4 options).

           AND

           ( ) Effective Date Vesting. Each Employee who is a Participant on the Effective Date shall be 100% immediately vested.

     B.    Top Heavy Minimum Vesting Schedule.

           One of the following schedules will be used for years when the Plan is or is deemed to be Top-Heavy.

           (  ) 100% immediately vested after [. . . .] (not to exceed 3)
                years of Service.

           (  ) 20% vested after 2 years of Service, plus
                [. . . .]% vested (not less than 20%) for each additional
                year of Service until 100% vested.

           If the vesting schedule under the Plan shifts in or out of the Minimum Schedule above for any Plan Year because of the Plan's Top-Heavy status, such shift is an amendment to the vesting schedule and the election in Section 6.5 of the Plan applies.



XX.  LOANS


     Loans (  ) shall; (  ) shall not be permitted.



XXI. EXCESS ASSETS


     Following a complete termination of the Plan by the Employer, any assets which remain after provisions have been made to satisfy all liabilities of the Plan to Participants and Beneficiaries

           (  ) shall revert to the Employer in cash.

           ( ) shall be allocated among Participants on a uniform and non-discriminatory basis, subject to the limitation on benefits of Section 8.1 of the Plan.

     Note: If this is an amendment and restatement of an existing Plan which did not previously provide for a reversion, an election that excess assets revert to the Employer shall not be effective before the end of the 5th calendar year following the date of this Adoption Agreement.


XVIII. TOP-HEAVY PROVISIONS

     A.    Top Heavy Status

           (  ) The provisions of Article XV of the Plan shall always apply.

           ( ) The provisions of Article XV of the Plan shall only apply in Plan Years after 1983, during which the Plan is or becomes Top-Heavy.

     B.    Minimum Benefit

           If the Employer has adopted Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 and/or 01006 in addition to this Plan and the definition of "Eligible Employee" in all paired plans is identical, then Non-Key Employees who are Participants in this Plan shall receive the minimum Top Heavy benefit accrued under this Plan and shall receive no minimum allocation under the paired defined contribution plan or plans.

           If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum Top Heavy allocation or benefit required under section 416 of the Code shall be provided to such Non-Key Employee under:

           (  ) this Plan.

           (  ) the Employer's qualified defined contribution plan.

     C.    Determination of Present Value

           For purposes of establishing present value to compute the Top-Heavy Ratio, any benefit shall be discounted only for mortality and interest based on the following:

     (  )  Interest Rate [....]%  (must be between 7 1/2% and 8 1/2% if the plan provides for permitted disparity under section 401(l) of the
           Code).

           Mortality table:  [....] (must be standard mortality table as described in section 1/401(a)(4)-12 of the Income Tax regulations if the plan provides for permitted disparity under section 401(l) of the Code).

           (  ) The Interest Rate(s) and Mortality Table specified under
                Section 1.2 of the Plan

     D.    Valuation Date

           For purposes of computing the Top-Heavy Ratio, the Valuation Date shall be one of the following:

                (  ) the first day of the Plan Year

                (  ) the last day of the Plan Year

                (  ) [....]

           [Note: The date selected must be the same date used for computing Plan costs for minimum funding, regardless of whether a valuation is performed that year.]


XIX. LIMITATION ON BENEFITS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 and/or 01006) in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the adopting Employer must complete this Section. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in section 419(e) of the Code, or an individual medical account, as defined in section 415(1)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)

     (a) If a Participant is, or ever has been, covered under another qualified defined benefit plan maintained by the Employer, annual benefits shall be limited to comply with section 415(b) of the
           Code:

           (  ) by freezing or reducing Annual Benefits under this Plan.

           ( ) by freezing or reducing Annual Benefits in the other qualified defined benefit plan.

     (b) If a Participant is, or has ever been, a participant in one or more qualified defined contributions plans maintained by the Employer, the "1.0" aggregate limitation of section 415(e) of the Code shall be satisfied by:

           (  ) freezing or reducing Annual Benefits under this Plan.

           ( ) freezing or reducing the Annual Additions under the defined contribution plan or plans.



XX.  PRE-TERMINATION RESTRICTIONS

     The pre-termination restrictions in Section 8.3 of the Plan will be effective [ / / ] (no later than the first day of the 1994 plan year).



XXI. EMPLOYER REPRESENTATIONS

           The Employer hereby represents that:

                a. It is aware of, and agrees to be bound by, the terms of the Plan.

                b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

                c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.



XXII. RELIANCE ON PLAN QUALIFICATION

     An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in section 419(d)(3) of the Code, or an individual medical account, as defined in section 415(1)(2) of the Code) in addition to this Plan (other than the Sponsor's paired defined contribution plan number 01001, 01003, 01004, 01005 or 01006 may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under section 401 of the Code.

     If an Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plans are qualified, application for a determination letter should be made to the appropriate key district office of the Internal Revenue Service.

     In addition, the Employer may rely upon the opinion letter issued by the national Office of the Internal Revenue Service only if the plan adopted by the Employer satisfies one of the safe-harbors provided in regulations under section 401(a)(26) of the Code with respect to its prior benefit structure or is deemed to satisfy section 401(a)(26) under such regulations.

     If the employer wishes to obtain reliance that its plan is qualified, the employer may request a determination from the appropriate Key District Director with regard to its prior benefit structure.

     The Employer may not be entitled to rely on the opinion letter issued by the National Office in certain other circumstances, which are specified in the opinion letter issued with respect to the plan or in section 6 of Revenue Procedure 89-9, as amended.



XXIII. PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the
     Dreyfus Prototype Defined Benefit Plan, Basic Plan Document No. 02,
     and the Dreyfus Trust Agreement all as amended from time to time.  In the event the Sponsor amends the Basic Plan Document or this Adoption Agreement or discontinues this type of plan, it will inform the
     Employer. The Sponsor, Dreyfus Corporation, is available to answer questions regarding the intended meaning of any Plan provisions, adoption of the Plan and the effect of an opinion letter at:
     _________________________________________________________________________
     _________________________________________________________________________.




IN WITNESS WHEREOF, the Employer and the Trustee have executed this instrument the ______ day of _____ , 19__. If applicable, the appropriate corporate seal has been affixed and attested to.





                          __________________________________________
                          Name of Business Entity


                          __________________________________________
                          Signature (Sole Proprietors only)


                          By:_______________________________________
                               Name and Title
                               (Corporations or Partnerships)


ATTEST:


_________________________________
Secretary (Corporations Only)




                          __________________________________________
                          Name of Trustee(s)


                          __________________________________________
                          Signature (Individual Trustee)


                          __________________________________________
                          Signature (Individual Trustee)


                          By:_______________________________________
                             Name and Title (Corporate Trustee only)



                              ADOPTION AGREEMENT
                  DREYFUS EASY STANDARDIZED/PAIRED PROTOTYPE
                              PROFIT SHARING PLAN

                               PLAN NUMBER 01006
                          IRS SERIAL NUMBER D262556a


The Employer named in section I.A. below hereby establishes or restates a Profit Sharing Plan ("Plan") and Custodial Account appointing The Dreyfus Trust Company as the custodian ("Custodian") under the related custodial agreement ("Custodial Agreement"). The Custodial Account shall consist of such sums as shall be paid to the Custodian, the investments thereof and earnings thereon. The terms of the Plan are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document No. 01, and the Dreyfus Custodial Agreement, both as amended from time to time, which are hereby adopted and incorporated herein by reference.


I.   EMPLOYER DATA

     A.    Employer's Name:         [....]

                  Address:          [....]

     B.    The Employer is a ( ) partnership; ( ) sole proprietor.

     C.    IF this is a new Plan, the Effective Date of the Plan is: [....].

     D.    If this is an amendment and restatement of an existing Plan, enter name of Plan [....] and date adopted [....].  The effective date of the amended Plan is: [....]


II.  ELIGIBILITY

     Each Eligible Employee will be eligible to participate in this Plan, except the following:

     ( )   Employees who have not attained the age of [....]  (not to exceed age 21).

     ( )   Employees who have not completed [....] Eligibility Years of service.  (May not exceed 2 years).

     Note: The term Employee includes all employees of the Employer and any employer required to be aggregated with the Employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code ("Code"), and individuals considered employees of any such employer under section 414(n) or (o) of the Code.


III. NORMAL RETIREMENT AGE

     Normal Retirement Age shall mean age 59-1/2.


IV.  EMPLOYER CONTRIBUTIONS

     The Employer's contributions ( ) shall; ( ) shall not be made from its current or accumulated Net Profits. (If left blank, contributions may only be made from Net Profits).

     The contribution will be an amount fixed by appropriate action of the Employer and shall not be integrated with Social Security.


V.   SURVIVOR ANNUITY REQUIREMENTS

     Distribution of benefits upon retirement or death of a Participant shall be subject to the Automatic Annuity rules of Section 8.2 of the Plan.


VI.  VESTING

     Vesting shall be full and immediate.


VII. TOP-HEAVY RULE

     A.    Top-Heavy Status

           The Top-Heavy provisions of Article XIII shall always apply.

     B.    Minimum Allocation

           If the Employer has adopted Sponsor's paired defined contribution plan number 01001, 01004 or 01005 in addition to this Plan, then the minimum allocation required by Section 13.3 will be provided ( ) under this Plan; ( ) under such other paired defined contribution plan. If the Employer has adopted Sponsor's paired defined benefit plan number 02001, then Participants in this Plan (or another paired defined contribution plan) who are covered under the paired defined benefit plan shall receive the minimum top heavy benefit under the paired defined benefit plan and shall receive no minimum allocation.

           If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, other than a paired plan of the Sponsor, the minimum top heavy allocation or benefit required under section 416 of the Code shall be provided to such Non-Key Employee under:

           ( )  this Plan.

           ( )  the Employer's other qualified defined contribution plan.

           ( )  the Employer's qualified defined benefit plan.

           ( )  other: ______________________________________





     C.    Determination of Present Value

           If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:

           Interest Rate [....]%   Mortality Table [....]%


VIII.      LIMITATIONS ON ALLOCATIONS

     If the Employer maintains or has ever maintained another qualified plan (other than the Sponsor's paired defined contribution plan numbers 01001, 01004 or 01005 or the Sponsor's paired defined benefit plan number 02001), in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, the following provision(s) must apply. The Employer must also complete this Section if it maintains a welfare benefit fund, as defined in section 419(e) of the Code, or an individual medical account, as defined in section 415(l)(2) of the Code, under which amounts are treated as Annual Additions with respect to any Participant in the Plan. (If the Employer maintains only paired plans of the Sponsor this Section should not be completed.)

     (a) If the Participant is covered under another qualified defined contribution plan maintained by the Employer other than a Master or Prototype Plan, Annual Additions for any Limitation Year shall be limited to comply with section 415(c) of the Code:

           ( ) in accordance with Sections 6.4(e) - (j) as though the other plan were a Master or Prototype Plan.

           ( ) by freezing or reducing Annual Additions in the other qualified defined contribution plan.

           ( )  other: ________________________________________________






     (b) If a Participant is or has ever been a participant in a qualified defined benefit plan maintained by the Employer, the "1.0" aggregate limitation of section 415(e) of the Code shall be satisfied by:
           ( ) freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.

           ( ) freezing or reducing the Annual Additions under this Plan (or, if the Employer maintains more than one qualified defined contribution plan, as indicated in (a) above):

           ( )  other: ________________________________________________







IX . INVESTMENTS

     In accordance with the provisions of the Custodial Agreement, the Employer hereby directs the Custodian to invest the assets of the Fund as indicated per the attached Participant's Plans Detail form.



X.   EMPLOYER REPRESENTATIONS

     The Employer hereby represents that:

     a.    It is aware of, and agrees to be bound by, the terms of the Plan.

     b. It understands that the Sponsor will not furnish legal or tax advice in connection with the adoption or operation of the Plan and has consulted legal and tax counsel to the extent necessary.

     c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.


XI.  RELIANCE ON PLAN QUALIFICATION

     An Employer who has ever maintained or who later adopts any plan (including, after December 31, 1985, a welfare benefit fund, as defined in section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for Key Employees, as defined in section 419A(d)(3) of the Code, or an individual medical account, as defined in section 415(l)(2) of the Code) in addition of this Plan (other than the Sponsor's defined contribution paired plan number 01001, 01004, or 01005 or the Sponsor's defined benefit paired plan number 02001) may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under section 401 of the Code. If the Employer who adopts or maintains multiple plans wishes to obtain reliance that his or her plan(s) are qualified, application for a determination letter should be made to the appropriate Key District Director of Internal Revenue.

XII. PROTOTYPE PLAN DOCUMENTS

     This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Defined Contribution Plan, Basic Plan Document
     No. 01, and the Dreyfus Custodial Agreement both as amended from time to time. In the event the Sponsor amends Basic Plan Document No. 01 or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation is available to answer questions regarding the intended meaning of any Plan provisions adoption of the Plan and the effect of an Opinion Letter at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 [(516) 338-3418].

EMPLOYER ACCEPTANCE

By signing the Application you acknowledge that you have received and read the Fund(s) current prospectus(es), the Dreyfus Easy Standardized/Paired Retirement Plan and the attached Custodial Agreement. You accept the terms of the Plan and Custodial Agreement and you appoint The Dreyfus Trust Company to be Custodian.


____________________                      _____

Employer's Signature                      Date





CUSTODIAN'S ACCEPTANCE

By signing here, The Dreyfus Trust Company accepts this Adoption Agreement and its appointment as Custodian of your Dreyfus Easy Standardized/Paired Retirement Plan. The Adoption Agreement will be maintained by The Dreyfus Trust Company.



_________________________                                    ____


The Dreyfus Trust Company                                     Date
Custodian


                              CUSTODIAL AGREEMENT

                  Dreyfus Easy Standardized/Paired Prototype

                     Defined Contribution Retirement Plans

                          Basic Plan Document No. 01

     This Custodial Agreement is for use in connection with Dreyfus Easy Standardized/Paired Prototype Money Purchase Plan (No. 01005) or Dreyfus Easy Standardized/Paired Prototype Profit Sharing Plan (No. 01006). The Employer named on the Adoption Agreement, by signing the Adoption Agreement, hereby establishes a Custodial Agreement, and The Dreyfus Trust Company (herein referred to as the "Custodian"), by countersigning the Adoption Agreement, accepts the custodianship thereof upon the following conditions:

     1. The Employer represents that the Employer is either a sole proprietorship or a partnership.

     2. The Custodial Agreement is established solely for the purpose of holding such cash or monetary contributions made by or on behalf of participants in the Plan (the "Participants") as the Custodian may receive from time to time from the Employer, rollover contributions and transfers from other qualified retirement plans (to the extent permitted under the Plan), and investments purchased therewith pursuant to paragraph 5 hereof (the "Custodial Account"). Contributions under the Plan shall be accepted by the Custodian only when made through the Employer, and shall be accompanied by written instructions from the Employer specifying the Participant's account to which they are to be credited (including the type of contribution being made) and the investments to be acquired therewith. The Custodian shall hold and treat the contributions made by or on behalf of each Participant as a separate account under the Agreement. The Custodian shall have no obligation to verify the allowability or amount of contributions and may rely solely on the representations of the Employer with respect thereto.

     3. The Custodian shall make such distributions (including transfers to a qualified retirement plan or an individual retirement account) as the Employer shall direct in writing. Such directions shall specify whether the distribution is a normal distribution (i.e., a distribution on or after age 59-1/2), a premature distribution (i.e., a distribution before age 59-1/2), on account of the death or disability of the Participant, a return of an excess contribution and such other information as the Custodian may require in order to accurately report the nature of the distribution to the appropriate governmental authorities. At no time shall it be possible for any part of the assets of the Custodial Account to be used for or diverted to purposes other than for the exclusive purpose of providing benefits to Participants and their beneficiaries and defraying the reasonable expenses of administering the Plan. In connection with the making of any distributions, the Custodian may rely solely on the accuracy of all facts supplied at any time by the Employer, including any written designation of beneficiary. If distributions are to be made in the form of a joint and survivor or pre-retirement survivor annuity, such instructions, shall specify the amount to be applied to the purchase of such an annuity contract from an insurance company. In the case of a direction to distribute in a form other than an annuity or to a beneficiary other than the Participant's spouse, the Employer shall be deemed to certify that the directed distribution complies with the distribution rules applicable thereto and that where applicable, it has received a validly executed spousal consent to the distributions in the form or to the person to whom distribution is directed. Prior to making any distribution, the Employer shall supply the Custodian with such documentation as it may reasonably require including documentation with respect to any estate or other inheritance taxes which may be due on the Participant's death. In making such distributions upon death, the Custodian may retain a reserve for taxes and expenses in accordance with the rules of paragraphs 9 and 10 hereof.

     4. The Employer shall file all beneficiary designations and changes thereof with the Custodian. To be effective, any designation or change of designation must be received by the Custodian prior to the death of the Participant. In the event that there is no such beneficiary designation on file with the Custodian or if all beneficiaries have predeceased the Participant, the Custodian shall make distributions to such persons and in such amounts as may be specified in writing by the Employer.

     5. The amount of each contribution credited to a Participant's account shall be applied to the following in accordance with the Employer's written instructions:

           (a) Fund Shares: Shares of ownership in an investment company registered under the Investment Company Act of 1940, as amended, the shares of which are sponsored, managed, advised, subadvised or administered by The Dreyfus Corporation (the "Sponsor") or any of its affiliates, or shares in any other investment company as may from time to time be offered by the Sponsor (the "Fund"), in accordance with the respective Fund's current prospectus and which the Custodian has agreed to hold in the Custodial Account. (Such shares are referred to herein as "Fund Shares").

           (b) Other Investments: Other investments allowed by law, offered by the Sponsor and which the Custodian has agreed in writing with the Sponsor to hold in the Custodial Account. (Fund Shares and such other investments are referred to collectively as "Investments"). A receipt for each contribution received and showing the investment thereof and current status of the Custodial Account with respect to each Participant shall be prepared by the Custodian and delivered to the Employer. All dividends and capital gain distributions received on the Fund Shares held by the Custodian in Custodial Account shall be reinvested in accordance with the respective Fund's current prospectus in such shares and credited to such Account. The Custodian shall furnish the Employer with a statement of the Custodial Account with respect to each Participant (including a statement as to each Participant's account) no less frequently than once a calendar year which shall be deemed to be the sole accounting by the Custodian necessary under this Agreement. If the Custodian does not receive a written objection to such accounting from the Employer within one hundred eighty (180) days after the date the accounting is sent by the Custodian, the Custodian shall be relieved from all liabilities and responsibilities that may arise in connection with any matters covered by the accounting.

     6. Where the Employer allows, Participants may authorize and direct the Custodian in writing to exchange any or all Fund Shares held by the Custodian on behalf of such Participant, for any other
           Fund Shares, subject to and in accordance with the terms and conditions of any exchange privilege, including the telephone privilege, offered with respect to Fund Shares. The Employer may authorize an investment advisor to make such exchanges for all accounts maintained under the Plan, if allowed by the Sponsor, subject to and in accordance with such terms and conditions as may be agreed upon in writing from time to time by the Sponsor and the Custodian. If the Employer elects the telephone exchange privilege or if the Employer in writing authorizes an investment advisor to make exchanges as described above, the Custodian shall be entitled to rely and act on telephone instructions reasonably believed by it to be genuine, received from any person directing the exchange of any or all Fund Shares held by the Custodian on behalf of the Participant for any other Fund Shares as specified in such telephonic instructions, provided that such Fund is available for sale in the state of residence of the Participant. The Custodian will employ reasonable procedures, such as requesting a form of personal identification, to confirm that telephonic instructions are genuine and, if it does not follow such procedures, it may be liable for any losses due to unauthorized or fraudulent instructions. It is understood and agreed that the telephone exchange privilege is subject to the limitation specified above. The Employer understands and agrees that the Custodian, any Dreyfus Fund, the Sponsor or any subsidiary of the Sponsor, or their respective officers and employees, will not be held liable and will be fully protected by the Employer against any loss, expense or cost (including attorney's fees) arising out of any telephone exchange request reasonably believed to be genuine. The Employer certifies and agrees that the certifications, authorizations, directions and restrictions contained herein will continue until the Custodian receives written notice of any change or revocation. The Employer agrees and understands that the Funds and the Custodian reserve the right to refuse any telephonic instructions.

     7. The Custodian shall be compensated for its services under this Agreement in accordance with the fee schedule in effect from time to time and shall be reimbursed for its expenses.

     8. Any income tax or other taxes of any kind whatsoever that may be levied or assessed upon or in respect to the Custodial Account shall, unless allocable to a particular Participant's Account, be charged proportionately to the accounts of all Participants held under this Agreement. Any transfer taxes incurred in connection with the investment and reinvestment of the assets of the Custodial Account, all other administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodial Account and such compensation to the Custodian as may be set forth in the fee schedule attached to the Application as revised from time to time by the Custodian shall, to the extent that they are not allocable to a particular Participant's account under this Agreement, be allocated proportionately to the accounts of all Participants held under this Agreement.

      9. The Employer shall at any time have the right to remove the Custodian by delivering to it a notice in writing to that effect which notice shall also designate a successor custodian. Upon receipt by the Custodian of written acceptance by the successor custodian of its appointment, the removal of the Custodian shall be effective and the Custodian shall forthwith transfer and pay over to such successor custodian the assets of the Custodial Account and such records pertaining thereto as the successor custodian may reasonably request in writing. The Custodian may, however, reserve such Fund Shares as may be required for the payment of all its fees, compensation, costs and expenses and for the payment of all liabilities of or against the assets of the Custodial Account or Custodian and where necessary may liquidate such reserved Fund Shares. Any balances of such reserve remaining after the payment of all such items shall be paid over to the successor custodian. Any successor custodian must meet the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code").

     10. The Custodian shall at any time have the right to resign as custodian under this Agreement by written notice to the Employer, which shall be effective 90 days after it is sent. Upon receipt by the Custodian of written acceptance by a successor custodian of such appointment, the Custodian is authorized to act in the same manner as provided in paragraph 9 hereof. In the event the Employer fails to appoint a successor custodian, the Custodian will terminate the account in a manner consistent with the Code.

     11. The Custodian shall keep accurate and detailed accounts of all contributions, receipts, investments, distributions, disbursements and all other transactions. The Custodian shall prepare and file such reports and returns as required of a custodian under ERISA or the Code.

     12. The Custodian shall mail to the Employer all notices, prospectus(es), financial statements, proxies and proxy soliciting material relating to the Investments held hereunder except in accordance with the written instructions of the Employer.

     13. At no time shall it be possible for the Custodian to knowingly engage in any transaction which is prohibited by section 4975 of the Code, or section 406 of ERISA.

     14. Upon written request of the Employer, the Custodian shall return any contribution made by the Employer because of a mistake of fact; because it is conditioned upon the Plan's initial qualification under the Code and the Plan is determined to be disqualified; or because it is conditioned upon deductibility under section 404 of the Code and a deduction is disallowed for such contribution, within one year of the mistaken contribution, the date the initial qualification of the Plan is denied or the date the deduction is disallowed, respectively. The Custodian shall be under no obligation to inquire as to the facts surrounding any requested return and may rely on the Employer's written representations with respect thereto.

     15. The Custodian shall be under no duties whatsoever except such duties as are specifically set forth as such in this Custodial Agreement, and no implied covenant or obligation shall be read into this Custodial Agreement against the Custodian. The Employer shall have the sole authority and responsibility for the enforcement or defense of the terms and conditions of the Custodial Agreement against or on behalf of any person or persons claiming any interest in the Custodial Account.

     16. If the Employer is a partnership, upon the death of the last surviving partner, the legal representative of such partner's estate shall be deemed to be the Employer under this Agreement. Upon the death of the Employer if the Employer is a sole proprietorship, the legal representative of such Employer's estate shall be deemed to be the Employer under this Agreement.

     17. The Custodian reserves the right to amend all or part of the terms of this Custodial Agreement upon written notice to the Employer in any manner which would not disqualify the Custodial Agreement from complying with sections 401 and 501 of the Code.

     18. The Custodian may employ such agents, experts and counsel as it may, from time to time, deem necessary or appropriate and may delegate discretionary responsibilities thereto. The reasonable fees and expenses of such agents, experts and counsel shall be charged to the Custodial Account in accordance with paragraph 8 of this Agreement.

     19. The Custodian shall be liable only for its negligence or willful misconduct in performing or failing to perform the terms of the Custodial Agreement, and the Custodian shall not be liable for any action, or failure to act, it shall take when such action or failure to act is in accordance with the instructions of the Employer or the Sponsor, or is in accordance with the terms and conditions of the exchange privilege, including the telephone exchange privilege, offered with respect to Fund Shares. The Custodian shall not be required to give bond or security for the performance of its duties. The Employer shall fully indemnify and hold harmless the Custodian from any liability, cost or expense (including attorney's fees), incurred in connection with the Custodial Agreement, except that which may arise from the negligence or willful misconduct of the Custodian.

     20. The Employer understands that neither the Sponsor nor the Custodian will render legal or tax advice and states that it has consulted legal and tax counsel to the extent necessary.

     21. This Custodial Agreement shall be construed, administered and enforced according to the law of the State of New York, except to the extent preempted by ERISA. In the event of any conflict between the terms of the Plan and the terms of the Custodial Agreement, the terms of the Custodial Agreement shall control.


                             DREYFUS PROTOTYPE
                            DEFINED BENEFIT PLAN

                         BASIC PLAN DOCUMENT NO. 02
                    DREYFUS PROTOTYPE DEFINED BENEFIT PLAN
                         BASIC PLAN DOCUMENT NO. 02


                                 ARTICLE I.
                                 DEFINITIONS

1.0 "Accrued Benefit" at any time shall mean the product of the Standard Form of Retirement Income which would be payable at the Participant's Normal Retirement Date multiplied by a fraction the numerator of which is his years of Participation at such date and the denominator of which is the years of Participation he could have completed at Normal Retirement Date. Such fraction shall not exceed one (1.0).

     When determining the Accrued Benefit, the Standard Form of Retirement Income is the annual benefit to which the Participant would be entitled if he continued to earn annually until Normal Retirement Date the same rate of Compensation upon which his Standard Form of Retirement income would be computed. This rate of Compensation is computed on the basis of Compensation taken into account under the Plan for determining the Standard Form of Retirement Income.

     For Plan Years beginning before section 411 of the Code is applicable hereto, the Participant's Accrued Benefit shall be the greater of that provided by the Plan, or one-half (1/2) of the benefit which would have accrued had the provisions of this
     Section 1.0 been in effect. In the event that the Accrued Benefit as of the effective date of section 411 of the Code is less than that provided by this Section 1.0, such difference shall be accrued in accordance with the provisions of this
     Section 1.0.

1.1 "Act" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.2 "Actuarial Equivalent" shall mean, with respect to any benefit under the terms of this Plan, the actuarial present value of a stated benefit. Except to the extent a Participant's benefits are suspended in accordance with the suspension of benefits rules in section 5.7 of the Plan, the amount of any form of benefits under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Standard Form of Retirement Income commencing at Normal Retirement Age. The Actuarial Equivalent shall be determined on the basis of the interest rate and mortality table specified in the Adoption Agreement. In the case of a Plan that provides for the disparity permitted under section 401(l), if benefits commence to a Participant at an age other than Normal Retirement Age, the Participant's benefit will be adjusted in accordance with section 5.3 of the Plan. In the event that the adopting Employer does not specify the interest rates and mortality table, actuarial equivalence shall be determined by discounting all future payments for interest and mortality on the basis of the 1971 Group Annuity Mortality Table (Unisex) without projection and six percent (6%) interest.


     Notwithstanding the preceding paragraph, for purposes of determining the amount of distribution in a form other than a non-decreasing annuity payable for a period of not less than the life of the Participant (or, in the case of a Qualified Pre Retirement Survivor Annuity, the life of the surviving spouse), actuarial equivalence will be determined on the basis of the mortality table specified in the Adoption Agreement, and the section 417 interest rate(s), if it produces a benefit greater than that determined under the preceding paragraph.

     The section 417 interest rate(s) are as follows: (i) the "applicable PBGC interest rate" if the actuarial present value of the benefit (using such rate(s)) is not in excess of twenty five thousand dollars ($25,000); or

     (ii) one hundred twenty percent (120% of the "applicable PBGC interest rate" if the actuarial present value of the benefit exceeds twenty five thousand dollars ($25,000) (as determined under clause (i) above). In no event shall the actuarial present value determined under this clause (ii) be less than twenty five thousand dollars ($25,000).

     The "applicable PBGC interest rate" is the interest rate(s) which would be used (as of the first day of the Plan Year which contains the Annuity Starting Date) by the PBGC for a trusteed single-employer plan to value such benefit upon termination of an insufficient trusteed single-employer plan.

     The applicable PBGC interest rate limitations shall apply to distributions in Plan years beginning after December 31, 1984. Notwithstanding the preceding sentence, the applicable PBGC interest rate limitations shall not apply to any distributions commencing in Plan Years beginning before January 1, 1987, if such distributions were determined in accordance with the interest rate(s) as required by regulations section 1.417(e)-IT(e) including the PBGC immediate interest rate).

     The applicable PBGC interest rate limitations shall not apply to annuity contracts distributed to or owned by a Participant prior to September 17, 1985, unless additional contributions are made under the Plan by the Employer with respect to such contracts. In addition, the applicable PBGC interest rate limitations shall not apply to annuity contracts owned by the Employer or distributed to or owned by Participant prior to the first Plan Year beginning after December 31, 1988, if the annuity contracts satisfied the requirements in section 1.401(a)-11T and 1.417(e)-IT of the regulations. The preceding sentence shall not apply if additional contributions are made under the Plan by the Employer with respect to such contracts on or after the beginning of the first Plan Year beginning after December 31, 1988.

     If as a result of actuarial increases to the benefit of a Participant who delays commencement of benefits beyond Normal Retirement Age, the Accrued Benefit of such Participant would exceed the Code section 415 limitations under section 8.1(e) of the Plan for such year, immediately before the actuarial increase to the Participant's benefit that would cause such Participant's benefit to exceed the limitations of section 415 of the Code, payment of benefits to such Participant will be suspended in accordance with section 5.7 of the Plan, if applicable; otherwise, distribution of the Participant's benefit will commence.

1.3 "Actuarial Value" shall mean the value of a benefit, when computed on the date of such determination, on the basis of the actuarial assumptions used to determine Actuarial Equivalence.

1.4 "Adoption Agreement" shall mean the document executed by the adopting Employer which contains all the options which may be selected and which incorporated this Prototype Plan by reference.

1.5 "Affiliated Employer" shall mean any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

1.6 "Anniversary Date" shall mean each anniversary of the Effective Date, unless otherwise stated in the Adoption Agreement.

1.7 "Annuity Starting Date" shall mean the first day of the first period for which an amount is paid as an annuity or any other form. If benefit payments in any form are suspended pursuant to section 5.7 of the Plan for an Employee who continues in service without a separation and who does not receive a benefit payment the recommencement of benefit payments shall be treated as a new Annuity Starting Date.

1.8 "Beneficiary" shall mean the person, persons, or trust designated by the Participant to receive benefits in the event of death under the terms of the Plan.

1.9 "Board of Directors" shall mean the Board of Directors of the Employer if the Employer is an incorporated business entity.

1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.11 "Committee" shall mean the person or persons appointed by the Employer to administer the Plan in accordance with Article X.
     If no such Committee is appointed, the Employer shall act as the Committee.

1.12 "Compensation", unless otherwise specified in the Adoption Agreement, shall mean, in the case of an Employee other than a Self-Employed Individual, his section 3401(a) wages, which are actually paid during the determination period. In the case of a Self-Employed Individual, Compensation shall mean his Earned Income. Unless otherwise specified in the Adoption Agreement, the determination period shall be the Plan Year. If elected by the Employer in the Adoption Agreement, Compensation shall also include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not currently includable in the gross income of the Employee by reason of the application of sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

     The Compensation of a Participant who was on a military leave of absence or on any other authorized leave of absence without pay for the whole or part of a Plan Year shall be his compensation for the last full year worked prior to such Plan Year.

     "Average Compensation" shall, unless otherwise defined in the Adoption Agreement, mean the average of a Participant's Compensation for the three (3) consecutive Plan Years of Service ending in the current year or in any prior year that produce the highest average. Compensation is averaged on an annual basis over the participant's entire period of service.

     "Covered Compensation" shall mean the average (without indexing) of the Taxable Wage Bases in effect for each calendar year during the thirty-five (35) year period ending with the calendar year in which the Participant attains (or will attain) Social Security Retirement Age. No increase in Covered Compensation shall decrease a Participant's Accrued Benefit.

     In determining a Participant's Covered Compensation for a Plan Year, the Taxable Wage Base for all calendar years beginning after the first day of the Plan Year is assumed to be the same as the Taxable Wage Base in effect as of the beginning of the Plan Year for which the determination is being made. Covered Compensation will be determined based on the year designated by the Employer in the Adoption Agreement.

     A Participant's Covered Compensation for a Plan Year before the thirty-five (35) year period ending with the last day of the calendar year in which the Participant attains Social Security Retirement Age is the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant's Covered Compensation for a Plan Year after such thirty-five (35) year period is the Participant's Covered Compensation for the Plan Year during which the 35 year period ends.

     "Final Average Compensation" shall mean the average of a Participant's Compensation as defined in this Section 1.12 for the three (3) consecutive years ending with or within the Plan Year. For this purpose, Compensation in excess of the Taxable Wage Base of any year may not be considered. If a Participant's entire period of service is less than three (3) consecutive years, Compensation is averaged on a annual basis over the Participant's entire period of service. Compensation for any year in excess of the Taxable Wage Base in effect at the beginning of such year shall not be taken into account. No increase in Final Average Compensation will decrease a Participant's Accrued Benefit under the Plan.


     For years beginning on or after January 1, 1989, and before January 1, 1994, the annual Compensation of each participant taken into account for determining all benefits provided under the Plan for any Plan Year shall not exceed $ 200,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for Plan Years beginning in such calendar year and the first adjustment to the $ 200,000 limitation is effective on January 1, 1990.

     For years beginning on or after January 1, 1994, the annual compensation limit of each Participant taken into account for determining all benefits provided under the Plan for any determination period shall not exceed $ 150,000, as adjusted for the cost-of-living in accordance with section 401(a)(17)(b) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning in such calendar year.

     If a determination period consists of fewer than 12 months, the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction, the numerator of which is the number of months in the short determination period, and the denominator of which is 12.

     In determining the Compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply, except in applying such rules, the term family shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules the adjusted annual compensation limitation is exceeded, then (except for purposes of determining the portion of Compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior to the application of this limitation.

     If Compensation for any prior determination period is taken into account in determining a Participant's benefits for the current Plan Year, the Compensation for such prior determination period is subject to the applicable annual compensation limit in effect for that prior period. For this purpose, in determining benefits in Plan Years beginning on or after January 1, 1989, the annual compensation limit in effect for determination periods beginning before that date is $200,000. In addition, in determining benefits in Plan Years beginning on or after January 1, 1994, the annual compensation limit in effect for determination periods beginning before that date is $150,000.

1.13 "Contract" shall mean a whole, universal or term life type insurance policy or an annuity contract made available and issued under this Plan or a predecessor Plan.

1.14 "Deferred Retirement Date" shall mean, in the case of any Participant who continues in employment after his Normal
     Retirement Date, the first day of any month following his actual retirement.

1.15 "Disability Retirement Date" shall mean the first day of any month following the occurrence of Participant's Permanent
     Disability.

1.16 "Early Retirement Date" shall mean the first day of any month following the date a Participant satisfies the age and service requirements, if any, for early retirement specified in the Adoption Agreement. Upon reaching Early Retirement Date, a Participant's right to his Accrued Benefit shall be fully vested and nonforfeitable, notwithstanding the Plan's vesting schedule.

1.17 "Earned Income" shall mean the net earning from self-employment in the trade or business with respect to which the Plan is established, provided that personal services of the individual are a material income-producing factor Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan to the extent deductible under section 404 of the Code. Net earnings shall be determined with regard to the deduction allowed to the taxpayer by section 164(f) of the Code for taxable years beginning after December 31, 1989.

1.18 "Effective Date" shall mean the date specified in the Adoption
     Agreement.

1.19 "Eligible Employee" shall mean each Employee who is not excluded from eligibility to participate in the Plan under the Adoption Agreement.

1.20 "Eligibility Year(s) of Service" shall mean the twelve (12) consecutive month period commencing on an Employee's Employment Commencement Date and anniversaries thereof, during which the Employee completed at least one thousand (1,000) Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement).

     In the case of a Participant who does not have any nonforfeitable right to the Accrued Benefit derived from Employer contributions, Eligibility Years of Service before a period of consecutive one (1) year Service Breaks will not be taken into account in computing Eligibility Years of Service if the number of consecutive one (1) year Service Breaks in such period equals or exceed the greater of five (5) or the aggregate number of eligibility Years of Service. Such aggregate number or Eligibility Years of Service will not include any Eligibility Year of Service disregarded under the preceding sentence by reason of prior Service Breaks.

     Notwithstanding the above, if the Adoption Agreement provides for full and immediate vesting upon completion of the eligibility requirements and an Employee has incurred a one (1) year Service Break before satisfying the Plan's eligibility requirements, all Eligibility Year(s) of Service before such Service Break will not be taken into account.

     If the elapsed time method of crediting service is specified in the Adoption Agreement, an Employee shall receive credit for service, except for credit which may be disregarded under this Section or Section 2.3, for the aggregate of all time periods commencing on his Employment Commencement Date or Re-Employment Commencement Date and ending on his Severance from Service Date. An Employee shall also receive credit for any Period of Severance of less than twelve (12) months. Fractional periods of a year shall be expressed in terms of days.

1.21 "Employee" shall mean an Owner-Employee, a Self-Employed
     Individual, a Shareholder-Employee or any other person employed by the Employer or any Affiliated Employer.

     A "leased employee" shall also be treated as an Employee. The term "leased employee" means any person (other than an employee of the recipient employer) who pursuant to an agreement between the recipient employer and any other person ("leasing organization") has performed services for the recipient employer (or for the recipient employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the recipient employer. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

     Notwithstanding the preceding paragraph, a leased employee shall not be considered an employee of the recipient employer if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in section 415(c)(3) of the code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under section 125, section 402(e)(3), section 402(h) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and
     (ii) leased employees do not constitute more than twenty percent (20%) of the recipient employers nonhighly compensated workforce.

1.22 "Employer" shall mean the corporation, partnership, proprietorship or other business entity which shall adopt the Plan or any successor thereof and any participating Employer designated in the Adoption Agreement.

1.23 "Employment Commencement Date" shall mean the first date with respect to which an Employee performs an Hour of Service.

1.24 "Entry Date", unless otherwise specified in the Adoption
     Agreement, shall mean the first day of the Plan Year and the first day of the seventh month of the Plan Year. The initial Entry Date shall not precede the original effective date of the Plan.

1.25 "Fresh Start Date" mean the date as defined in Section 5.8 of the Plan.

1.26 "Frozen Accrued Benefit" shall mean the benefit as defined in
     Section 5.8 of the Plan.

1.27 "Highly Compensated Employee" shall mean an Employee of the Employer described in section 414(q) of the Code and the regulations thereunder.

     The term Highly Compensated Employee includes Highly Compensated Active Employees and Highly Compensated Former Employees.

     A Highly Compensated Active Employee includes any Employee who performs service for the Employer during the Determination Year and who, during the Look-Back Year: (i) received Compensation from the Employer in excess of $75,000 (as adjusted pursuant to section 415(d) of the Code); (ii) received Compensation from the Employer in excess of $50,000 (as adjusted pursuant to section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of the Employer and received Compensation during such year that is greater than 50 percent of the dollar limitation in effect under section 415(b)(1)(A) of the Code. The term Highly Compensated Employee also includes:
     (i) Employees who are both described in the preceding sentence if the term "Determination Year" is substituted for the term "Look-Back Year" and the Employee is one of the 100 Employees who received the most Compensation from the Employer during the Determination Year; and (ii) Employees who are 5 percent owners at any time during the Look-Back Year or Determination Year.

     If no officer has satisfied the Compensation requirement of
     (iii) above during either a Determination Year or Look-Back
     Year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

     For this purpose, the Determination Year shall be the Plan Year. The Look-Back Year shall be the twelve-month period immediately preceding the Determination Year.

     A Highly Compensated Former Employee includes any Employee who separated from Service (or was deemed to have separated) prior to the Determination Year, performs no Service for the Employer during the Determination Year, and was a Highly Compensated Active Employee for either the separation year or any Determination Year ending on or after the Employee's 55th birthday.

     If an Employee is, during a Determination Year or Look-Back Year, a family member or either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most Highly Compensated Employee ranked on the basis of Compensation paid by the Employer during such year, then the family member and the 5 percent owner or top-ten Highly Compensated Employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten Highly Compensated Employee shall be treated as a single Employee receiving Compensation and plan contributions or benefits equal to the sum of such Compensation and contributions or benefits of the family member and 5 percent owner or top-ten Highly Compensated Employee. For purposes of this section, family member includes the spouse, lineal ascendants and descendants of the Employee or former Employee and the spouse of such lineal ascendants and descendants.

     The determination of who is a Highly Compensated Employee, including the determination of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the Compensation that is considered, will be made in accordance with section 414(g) of the Code and the regulations thereunder.

1.28 "Hour of Service":

     (a)   Each Hour of Service shall mean and include each hour for
                which an Employee is compensated by the Employer, or is entitled to be so compensated, for services rendered by him to the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed; and

     (b)   Each Hour of Service shall also mean and include each hour for which an Employee is compensated by the Employer, or is entitled to be so compensated, on account of a period of time during which no services are rendered by him to the Employer (regardless of whether the Employee shall have ceased to be an Employee) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than five hundred and one (501) Hours of Service will be credited under this paragraph for a single computation period (whether or not the period occurs in a single computation period). Hours under this paragraph will be calculated and credited pursuant to section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and

     (c)   Each Hour of Service shall also mean and include each hour for which back pay, without regard to mitigation of damages, has been awarded or agreed to by the Employer.
                The same Hours of Service will not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

     Hours of Service will be credited for employment with an Affiliated Employer. Hours of Service will also be credited for employment with a predecessor employer if the Employer maintains the plan of such predecessor or the Employer so elects in the Adoption agreement.

     Hours of Service will also be credited for any individual considered an Employee under sections 414(n) or 414(o) of the Code and the regulations thereunder.

     Solely for purposes of determining whether a Service Break, as defined in section 1.44, for participation and vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence form work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of chid with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Service Break in that period, or (2) in all other cases, in the following computation period.

     Hours of Service shall be credited on the basis of actual hours worked unless another method has been specified in the Adoption Agreement, except to determine an Employee's Employment
     Commencement Date or Re-Employment Commencement Date.

1.29 "Normal Retirement Date" shall mean the first day of the month following the Participant's attainment of the Normal Retirement Age specified in the Adoption Agreement. Upon reaching his Normal Retirement Age, the Participant's right to his retirement benefit shall be nonforfeitable, notwithstanding the Plan's vesting schedule.

1.30 "Owner-Employee" shall mean a sole proprietor or a partner who owns more than ten percent (10%) of either the capital interest or profits interest of a partnership.

1.31 "Participant" shall mean any Employee who gains membership in this Plan and shall include the following classifications:

     (a)   "Active Participant" shall mean an Employee participating
                in the Plan.

     (b)   "Deceased Participant" shall mean a Participant who has
                 died and on whose behalf benefits are payable in
                accordance with Article VII.

     (c)   "Retired Participant" shall mean a Participant who is no
                longer an Employee, but who is entitled to benefits in accordance with Article V.

     (d)   "Vested Participant" shall mean a Participant who is no
                longer an Employee, but who is entitled to benefits in accordance with Article VI.

1.32 "Participating Employer" shall mean any Affiliated Employer which has adopted the Plan in accordance with Section 16.2.

1.33 "Participation" shall mean any Plan Year during which a Participant competes at least one thousand (1,000) Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement) or, if the Plan is a standardized plan, any Plan Year beginning on or after January 1, 1990 during which a Participant was employed other than a Plan Year in which the participant is not employed on the last day and is credited with less than five hundred and one (501) Hours of Service. Periods of employment to be excluded, if any, shall be as specified in the Adoption Agreement.

     All Participants who complete the required number of Hours of Service during a Plan Year must accrue a benefit under the Plan for the year, even if they terminate employment before the end of such year.

     If an Employee becomes an Active Participant on a date other than the first day of the Plan Year, a year or partial year of Participation shall be credited for the year of entry into the Plan equal to a fraction, the numerator of which shall be the number of Hours of Service credited to the Employee from the date of membership to the end of that Plan Year (or termination of employment, if earlier) and the denominator of which is the required number of Hours of Service under the Plan for a full year of Participation. Such fraction shall not exceed one (1.0).

     A Participant shall be credited with years of Participation prior to a Service Break unless such years may be disregarded under the rules of Section 6.4 or 6.6.

     If the elapsed time method of crediting Service is specified in the Adoption Agreement, an Active Participant shall be credited with Participation for all periods of employment, except as specified in the Adoption Agreement and for Participation which may be disregarded under Section 6.4 or 6.6, for the aggregate for all time periods commencing on his Employment Commencement Date and ending on the date he retires or otherwise terminated employment. Fractional periods of a year shall be expressed in terms of days.

1.34 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

1.35 "Period of Severance" shall mean a continuous period of time during which the Employee is not employed by the Employer. Such period begins on the Employee's Severance from Service Date and ends on the Employee's Re-Employment Commencement Date.

1.36 "Permanent Disability" shall mean any physical or mental condition that may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an Employee. In determining the nature, extent, and continuation of a Participant's disability, the Committee may select a physician to examine such Participant and render a medical opinion. The final determination shall be made by the Committee on the basis of all of the evidence.

1.37 "Plan" shall mean this Prototype Plan, the Trust Agreement and Adoption Agreement of the adopting Employer, as from time to time amended.

1.38 "Plan Year" shall mean the calendar year, unless another twelve
     (12) consecutive month period is specified in the Adoption
     Agreement.

1.39 "Prototype Plan" shall mean the basic plan document described herein.

1.40 "Qualified Joint and Survivor Annuity" shall mean an immediate annuity, payable monthly, for the life of the Participant with a survivor annuity for the life of the Participant's spouse which is not less than fifty percent (50%) and not more than one hundred percent (100%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's spouse and which is the Actuarial Equivalent of the Standard Form of Retirement Income. The percentage of the spouse's survivor annuity shall be fifty percent (50%), unless a different percentage is specified in the Adoption Agreement. In the case of a Participant without a spouse, Qualified Joint and Survivor Annuity shall mean an annuity, payable monthly, for the life of the Participant, with no survivor benefit.

1.41 "Qualified Pre-retirement Survivor Annuity" shall mean an annuity payable to the Participant's spouse in accordance with
     Section 9.2.

1.42 "Re-Employment Commencement Date" shall mean the first day on which the Employee is credited with an Hour of Service for the performance of duties after the first eligibility computation period in which the employee incurs a one (1) year Service Break.

     In the case of any Participant who has incurred a one (1) year Service Break, Eligibility Year(s) of Service before such break shall not be taken into account until the Participant has completed an Eligibility Year of Service after returning to employment. Such Eligibility Year of Service will be measured by the twelve (12) consecutive month period beginning on the Employee's Re-Employment Commencement Date and, if necessary, subsequent twelve (12) consecutive month periods beginning on anniversaries of the Re-Employment Commencement Date.

1.43 "S Corporation" shall mean an Employer who has made an election for its taxable year of reference under section 1362(a) of the Code, or any other applicable section pertaining thereto.

1.44 "Self-Employed Individual" shall mean an individual who has Earned Income for the taxable year from the unincorporated trade or business or partnership with respect to which the Plan is established; also, an individual who would have had Earned Income but for the fact such trade, business or partnership had no net profits for the taxable year.

1.45 "Service" shall mean any Plan Year during which the Employee completes at least one thousand (1,000) or more Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement). Periods of time to be excluded, if any, shall be specified in the Adoption Agreement.

     Service will be credited in accordance with the rules set forth above for any employment, for any period of time, for any Affiliated Employer. Service will also be credited for any individual required to be considered an Employee, for purposes of this Plan under section 414(n) or (o) of the Code, of the Employer or any Affiliated Employer.

     If the elapsed time method of crediting Service is specified in the Adoption Agreement, an Employee shall receive credit for Service, except for Service which may be disregarded under
     Section 6.4 or 6.6, for the aggregate of all time periods commencing on his Employment Commencement Date or Re-Employment Commencement Date and ending on his Severance from Service Date. An Employee shall also receive credit for any Period of Severance of less the twelve (12) consecutive months. An Employee shall receive a year of Service for vesting purposes for each twelve (12) months of Service. Fractional periods of a year shall be expressed in terms of days.

1.46 "Service Break" shall mean:

     (a)   For purposes of calculating Eligibility Years of Service,
                any twelve (12) consecutive month period commencing on an Employee's Employment Commencement Date or anniversaries thereof during which the Employee is credited with five hundred (500) Hours of Service or less.

     (b)   For purposes of calculating years of Service, any Plan Year during which the Employee is credited with five hundred
                (500) Hours of Service or less, where such Service Break shall be measured from the first day of such Plan Year.

     (c)   If the elapsed time method of crediting Service is
                specified in the Adoption Agreement, a Service Break shall mean a Period of Severance of at least twelve (12) consecutive months; provided, however, that in the case of an Employee absent for maternity or paternity reasons (as defined in Section 1.26), the Period of Severance shall not commence for this purpose until the twenty-four (24) month anniversary of the first date of such absence.

     (d)   However, a Service Break shall not be deemed to have
                occurred as a result of an authorized leave of absence granted in accordance with a uniform and non-discriminatory policy of the Employer, provided the Employee returns to employment with the Employer immediately following the end of such leave. A Service Break shall also not be deemed to have occurred as a result of an absence due to service in the armed forces of the United States, provided the Member makes application for resumption of work with the Employer, following discharge, within the time specified by then applicable laws.

1.47 "Severance from Service Date" shall mean the earlier of

     (a)   the date on which an Employee quits, retires, is discharged or dies; or

     (b)   the twelve (12) month anniversary of the date an Employee
                is first absent (with or without pay) for any reason other than quit, retirement, discharge or death (such as vacation, holiday, sickness, disability, leave of absence or layoff).

1.48 "Shareholder-Employee" shall mean a Participant who owns (or is considered as owning) more than five percent (5%) of the outstanding stock of an S Corporation on any day during the taxable year of reference of such S Corporation. In determining the percent of a Participant's ownership of the outstanding stock, the family attribution rules of section 318(a)(1) of the Code, or nay other applicable section of the Code pertaining thereto shall apply.

1.49 "Social Security Retirement Age" shall mean age sixty-five (65) in the case of a Participant attaining age sixty-two (62) before January 1, 2000 (i.e., born before January 1, 1938), age sixty-six (66) for a Participant attaining age sixty-two (62) after December 31, 1999, and before January 1, 2017 (i.e., born after December 31, 1937, but before January 1, 1955), and age sixty-seven (67) for a Participant attaining age sixty-two (62) after December 31, 2016 (i.e., born after December 31, 1954).

1.50 "Sponsor" shall mean the Dreyfus Corporation.

1.51 "Standard Form of Retirement Income" shall mean a benefit payable in accordance with the terms of the Adoption Agreement, beginning as of the Participant's actual retirement date.

     The Standard Form of Retirement Income of each Participant shall not be less than the largest periodic benefit that would have been payable to the Participant upon separation from Service at or prior to the Normal Retirement Date under the Plan exclusive of social security supplements, premiums on disability or term insurance, and the value of disability benefits not in excess of the Standard Form of Retirement Income. For purposes of comparing periodic benefits in the same form, commencing prior to and at the Normal Retirement Date, the greater benefit is determined by converting the benefit payable at the Normal Retirement Date and comparing the amount of such annuity payments.

1.52 "Straight Life Annuity" means an annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

1.53 "Taxable Wage Base" means the contribution and benefit base in effect under section 230 of the Social Security Act at the beginning of the Plan Year.

1.54 "Trustee" shall mean an individual or individuals or institution appointed by the Employer to act in accordance with the provisions of the Trust Agreement.


1.55 "Trust Agreement" shall mean the agreement between the Employer and the Trustee.

1.56 "Trust Fund" shall mean all property received by the Trustee for purposes of the Plan, investments thereof and earnings thereon, less payments made by the Trustee to carry out the Plan.
                                  ARTICLE II.
                                PARTICIPATION

2.1  Membership

     Each eligible Employee shall become a Participant on the Effective Date or the Entry Date coincident with or next following the completion of the age and Service requirements set forth in the Adoption Agreement.

2.2  Excluded Employees

     The Adoption Agreement may exclude Employees from Participation in the Plan based upon minimum age and Service requirements or the inclusion of such Employees in certain ineligible job classifications.

     In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee will participate immediately if such Employee has satisfied the minimum age and Service requirements and would have otherwise previously become a Participant.

     In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate, but has not incurred a Service Break, such Employee will participate immediately upon returning to an eligible class of Employees.
     If such Participant incurs a Service Break, eligibility to participate will be determined under the rules of Section 1.20 of the Plan.

2.3  Re-Employment

     (a)   A former Participant will become a Participant immediately upon returning to the employ of the Employer if such former Participant has a nonforfeitable right to all or a portion of the Accrued Benefit derived from Employer contributions at the time of termination from Service.

     (b)   A former Participant who did not have a nonforfeitable
                right to any portion of the Accrued Benefit derived from Employer contributions at the time of termination from Service will be considered a new Employee, for eligibility purposes, if the number of consecutive one (1) year Service Breaks equal or exceed the greater of five (5) or the aggregate number of years of Service before such Service Breaks. If such former Participant's years of Service before termination from Service may not be disregarded pursuant to the preceding sentence, such former Participant shall participate immediately upon re-employment.

     (c)   Any former Employee who was never a Participant and is
                re-employed as an Employee will be eligible to participate subject to the provisions of Section 2.1.


2.4  Change in Employment Status

     In the event that a Participant who was credited with a year of Service for the preceding Plan Year, at the request of the Employer, enters directly into the employ of any other business entity, such Participant shall be deemed to be an Active Participant. If such Participant returns to the employ of the Employer or becomes eligible for benefits pursuant to Articles V, VI or VII, without interruption of employment with the Employer or other business entity, he shall be deemed not to have had a Service Break for such period. However, if such Participant does not immediately return to the employ of the Employer upon his termination of employment with such other business entity or upon recall by the Employer, he shall be deemed to have terminated his employment for all purposes of the Plan as of the Anniversary Date following the date of transfer.

2.5  Limitation on Participation of Owner-Employees

     (a)   If this Plan provides contributions or benefits for one or more Owner-Employees who control both the business for which this Plan is established and one or more other trades or businesses, this Plan and the plan established for other trades or businesses must, when looked at as a single plan, satisfy sections 401(a) and (d) of the Code, for the Employees of this and all other trades or businesses.

     (b)   If the Plan provides contributions or benefits for one or
                more Owner-Employees who control one or more other trades or businesses, the Employees of the other trades or businesses must be included in a plan which satisfies sections 401(a) and (d) of the Code and which provides contributions and benefits not less favorable than provided for Owner-Employees under this Plan.

     (c)   If an individual is covered as an Owner-Employee under the plans of two or more trades or businesses which are not controlled and the individual controls a trade or business, then the contributions or benefits of the Employees under the plan of the trade or business which are controlled must be as favorable as those provided for him under the most favorable plan of the trade or business which is not controlled.

     For purposes of the preceding paragraphs, an Owner-Employee, or two or more Owner-Employees, will be considered to control a trade or business if the Owner-Employee, or two or more
     Owner-Employees together:

     (1)   own the entire interest in an unincorporated trade or
                business, or

     (2)   in the case of a partnership, own more than fifty percent
                (50%) of either the capital interest or the profits interest in the partnership.

     For purposes of the preceding paragraphs, an Owner-Employee, or two or more Owner-Employees, shall be treated as owning any interest in a partnership which is owned, directly or indirectly, by a partnership which such Owner-Employee, or such two or more Owner-Employees, are considered to control within the meaning of the preceding sentence.

                                ARTICLE III.
                                CONTRIBUTIONS

3.1  Employer Contributions

     The Employer intends to make contributions to the Trust Fund in such amounts as are actuarially determined to be required to provide the benefits accruing under the Plan to Participants. Contributions by Participants shall be neither required nor permitted. The annual valuation for actuarially determining the contributions required shall reflect an adjustment for experience realized form the investment of the Trust Fund, mortality, turnover, forfeitures and any dividends resulting from any insurance company contracts, if applicable. Any forfeitures shall be used to reduce contributions, and shall not be applied to increase benefits payable under the Plan. Subject to the termination provisions of Section 16.5, the Employer reserves the right to reduce, suspend or discontinue its contributions under the Plan for any reason at any time.

3.2  Payment of Contributions

     The amount of the Employer's contribution to the Plan for each Plan Year shall be paid to the Trustee either in a single payment or in installments. [Note: Failure to make quarterly contributions required under section 412(m) of the Code will result in he imposition of interest on the Employer]. In order to ensure a deduction for each Plan Year, the total amount of its contributions shall be made no later than the time prescribed by law for filing its federal income tax return for the fiscal year of the Employer ending with or within such Plan Year, including extensions thereof. All contributions made by an Employer shall be conditional upon their deductibility by the Employer for income tax purposes; provided, however, that no contributions shall be returned to the Employer except as otherwise provided in this Plan.

3.3  Payment of Expenses

     In addition to its contribution, the Employer shall pay all the administrative expenses of the Plan and all fees and retainers of the Plan's Trustee, actuary, consultant, administrator, auditors and counsel, except that any expenses directly relating to the investments of the Trust fund, such as taxes, brokerage commissions, registration charges, etc., shall always be paid from the Trust Fund. In the event of the failure of the Employer to pay all or part of such expenses, the Trustee shall pay these expenses and charge the payment thereof against the Trust Fund.

3.4  Return of Employer Contributions

     Notwithstanding any other provisions of this Plan, contributions made by an Employer may be returned to such Employer if:

     (a)   the contribution was made by reason of a mistake of fact
                and is returned to the Employer within one year of the mistaken contribution, or

     (b)   the contributions was conditioned upon its deductibility by the Employer for income tax purposes, the deduction was disallowed and the contribution is returned to the Employer within one year of the disallowance of the deduction, or

     (c)   the contribution was conditioned upon the initial
                qualification of the Plan: the Plan was submitted to the Internal Revenue Service for a determination as to its initial qualification within the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted or such later date as the Secretary of the Treasury may prescribe; the Plan received an adverse determination, and the contribution is returned to the Employer within one year of the date of the adverse determination.

     The amount which may be returned to the Employer in the excess of the amount contributed over the amount that would have been contributed had there not occurred the circumstance causing the excess. Earnings attributable to the excess contributions may not be returned to the Employer, but losses thereto shall reduce the amount to be so returned.
                                  ARTICLE IV.
                              RETIREMENT DATES

4.1  Retirement Date

     Whenever reference is made in the Plan to retirement or a retirement date, it shall mean the Normal, Early, Deferred or Disability Retirement Date, whichever applies to the Participant involved.

4.2  Normal Retirement Date

     Upon reaching his Normal Retirement Age, an Active Participant's right to his retirement benefit shall be nonforfeitable. Such an Active Participant shall, subject to the provisions of
     Section 4.6, have the right to retire as of his Normal
     Retirement Date. If the Employer enforces a mandatory retirement date, the Normal Retirement Date is the earlier of that mandatory date or the date specified in the Adoption
     Agreement.

4.3  Deferred Retirement Date

     An Active Participant may continue his employment after his Normal Retirement Date, in which event he shall continue as an Active Participant and, subject to the provisions of Section 4.6, retire as of his Deferred Retirement Date. However, the Employer may, subject to the provisions of Section 4.7, retire a Participant on the first day of any month following his Normal Retirement Date.

4.4  Early Retirement Date

     A Participant shall, subject to the provisions of section 4.6, have the right to retire as of his Early Retirement Date. A Participant who has satisfied the service requirements for early retirement shall be entitled to elect early retirement upon completion of the age requirement.

4.5  Disability Retirement Date

     An Active Participant, who has suffered a Permanent Disability, may retire on his Disability Retirement Date.

     As a condition of his continuing to receive any disability retirement income, the Committee shall have the right to require any Participant who is in receipt of a monthly disability retirement income to be re-examined by a physician of its choice not more often than once in each calendar year to determine if he continues to be disabled.

4.6  Application for Retirement

     As a prerequisite to the commencement of a retirement benefit hereunder, a Participant otherwise entitled thereto shall file with the Committee an application for such benefit at least thirty-one (31) days prior to the Participant's retirement date.

4.7  Age Discrimination in Employment Act

     Notwithstanding any other provision of this Plan, the Employer, in accordance with the provisions of the Age Discrimination in Employment Act, shall have no right to compel a Participant to retire, except as otherwise provided in this Section, if in the calendar year or the preceding calendar year, the Employer may retire a Participant who for the two (2) year period prior to retirement is employed in a bona fide executive or high policy making position if (1) he has attained age sixty-five (65); (2) he has attained Normal Retirement Date and (3) his annual retirement benefit from the pension, profit-sharing, savings or deferred compensation plans maintained by the Employer equals, in the aggregate, at least $44,000. This Section shall be deemed to be automatically amended to reflect any subsequent Federal legislation or regulations.
                                  ARTICLE V.
                             RETIREMENT BENEFITS

     Except as otherwise provided in the Adoption Agreement and this Prototype Plan the provisions of this Article V shall apply with respect to the Plan Years, and benefits attributable to Plan
     Years, beginning after December 31, 1988.

5.1  Normal Retirement Benefit

     A Participant shall be entitled to receive as of his Normal Retirement Date a monthly Standard Form of Retirement Income equal to one-twelfth (1/12th) of the annual retirement benefit determined in accordance with the benefit formula elected by the Employer in the Adoption agreement.

5.2  Deferred Retirement Benefit

     Effective with the first day of the Plan Year beginning on or after January 1, 1988, a Participant shall be entitled to receive as of his Deferred Retirement Date a monthly Standard Form of Retirement Income equal to one-twelfth (1/12th) of the greater of (i) the amount of his annual retirement benefit determined as of his Deferred Retirement Date in accordance with the Benefit formula elected by the Employer in the Adoption Agreement, or (ii) the Actuarial Equivalent of his Normal Retirement Benefit determined under section 5.1 above. The monthly retirement benefit so determined for a Participant who remains in employment after Normal Retirement Age shall be offset by the Actuarial Equivalent of the total of any distributions required by Section 9.5 which are made by the close of the Plan Year.

5.3  Early Retirement Benefit

     An Active Participant who has satisfied the age and service requirements for early retirement shall be entitled to receive as of his Normal Retirement Date a monthly Standard Form of Retirement income equal to one-twelfth (1/12th) of his Accrued Benefit. Alternatively, such Participant may elect that the Early Retirement Benefit commence on the Participant's Early Retirement Date or on the first day of any following month prior to his Normal Retirement Date. If the Participant so elects to have benefits commence prior to his Normal Retirement Date, his annual retirement benefit shall be an amount equal to his Accrued Benefit payable at Normal Retirement Date reduced by one-fifteenth (1/15th) for each of the first five (5) years, one-thirtieth (1/30th) for each of the next five (5) years, and actuarially reduced for each additional year by which the Participant's Annuity Starting Date precedes his Normal Retirement Date.

     If benefits commence to a Participant at a time other than Normal Retirement Age, the Participant's Accrued Benefit will be multiplied by a fraction, the numerator of which is the annual factor that corresponds to the age at which benefits commence to the Participant in the Standard Form of Retirement Income, and the denominator of which is the annual factor that corresponds to the Normal Retirement Age under the Plan in the Standard Form of Retirement Income.

     If benefits commence to the Participant in a form other than the Standard Form of Retirement Income, the product in the preceding paragraph will be actuarially adjusted in accordance with the provisions of section 1.2 of the Plan.

     If this Plan has had a Fresh-Start, the limitations in the preceding paragraphs will be applied only to the Participant's accruals for years for which the Plan provides for the disparity permitted under section 401(1) of the Code. All benefit accruals for years for which the Plan does not provide for the disparity permitted under section 401(1) of the Code will be actuarially adjusted in accordance with the provisions of section 1.2 of the Plan.

     The annual factor is the factor derived from the applicable in table(s) below based on the Normal Retirement Age under the Plan, as specified in the Adoption Agreement (determined without regard to any years of Participation requirement), and the Standard Form of Retirement Income, as specified in the Adoption Agreement. If the Employer elects as an integration level in the Adoption Agreement option 4 or 5, the following Table II shall apply. Otherwise, the following Table I shall apply.

                                   TABLE I

     Plan's Normal
     Retirement Age       Participant's Social Security Retirement Age
     _______________      ____________________________________________

                          65        66        67

           65             .75       .70       .65
           64             .70       .65       .60
           63             .65       .60       .55
           62             .60       .55       .50
           61             .55       .50       .475
           60             .50       .475      .45
           59             .475      .45       .425
           58             .45       .425      .40
           57             .425      .40       .375
           56             .40       .375      .344
           55             .375      .344      .316


                                  TABLE II

     Plan's Normal
     Retirement Age  Participant's Social Security Retirement Age
     ______________  ____________________________________________

                          65        66        67

           65             .60       .56       .52
           64             .56       .52       .48
           63             .52       .48       .44
           62             .48       .44       .40
           61             .44       .40       .38
           60             .40       .38       .36
           59             .38       .36       .34
           58             .36       .34       .32
           57             .34       .32       .30
           56             .32       .30       .2752
           55             .30       .2752     .2528


5.4  Disability Retirement Benefit

     An Active Participant who has suffered a Permanent Disability shall be entitled to receive during the period of his disability, with the first payment to be made on his Disability Retirement Date, a monthly Standard Form of Retirement Income which shall be equal to his Accrued Benefit payable at his Normal Retirement Date, reduced by one-fifteenth (1/15th) for each of the first five (5) years, one-thirtieth (1/30th) for each of the next five (5) years, and actuarially reduced for each additional year by which his Disability Retirement Date precedes his Normal Retirement Date.

     If it is subsequently determined that such Participant is no longer disabled, he shall not be entitled to further benefits as a result of such disability, and he shall only be entitled to such other benefits as may be provided under the terms of the Plan for which he was eligible as of his Disability Retirement Date, reduced by the disability retirement benefits paid. If such Participant returns to the employ of the Employer immediately following the termination of his Permanent Disability, he shall resume the classification of an Active Participant, and his employment with the Employer shall not be deemed interrupted.

     A Participant, who has severed employment prior to his Permanent Disability, will not be entitled to any benefits under this Section 5.4.

5.5  Distribution of Retirement Benefits

     Distribution of any benefits payable under this Section shall be paid in accordance with the provisions of Article IX.

5.6  Death Benefits

     If a Participant dies prior to his Annuity Starting Date, the provisions of Article VII shall apply.

5.7  Suspension of Benefits

     (1) As elected by the Employer in the Adoption Agreement, normal or early retirement benefits will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service with the Employer as defined in section 203(a)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended ("Section 203(a)(3)B Service"). Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed as if the Employee had been receiving benefits since Normal Retirement Age.

     (2) Resumption of payment. If benefit payments have been suspended, payments shall resume not later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in section 203(a)(3)(B) service. The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of section 203(a)(3)(B) service and the resumption of payments.

     (3) Notification. No payment shall be withheld by the Plan pursuant to this section unless the Plan notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payment that his or her benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in section 2530.203-3 of the Code of Federal Regulations.

     In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the plan pursuant to the section 503 of the Employment Retirement Income Security Act of 1974, as amended, and applicable regulations.

     (4)  Amount suspended.

           (a) Life annuity. In the case of benefits payable periodically on a monthly basis for as long as a life (or lives) continues, such as a straight life annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

           (b) Other benefit forms. In the case of a benefit payable in a form other than the form described in subsection (a) above, an amount of the Employer-provided portion of benefit payments for a calendar month in which the Employee is employed in section 203(a)(3)(B) service, equal to the lesser of:

                (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a straight life annuity commencing at actual retirement age;

                (ii) The actual amount paid or scheduled to be paid to the
                     Employee for such month. Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments for purposes of the above sentence.

     (5) This section does not apply to the minimum benefit to which the Participant is entitled under the top-heavy rules of Article XV.

5.8  Frozen Accrued Benefit


     A Participant's Frozen Accrued Benefit is the amount of the Participant's Accrued Benefit determined in accordance with the provisions of the Plan applicable in the year containing the latest Fresh-Start Date, determined as if the Participant terminated employment with the Employer as of the latest Fresh-Start Date, (or the date the Participant actually terminated employment with the Employer, if earlier), without regard to any amendment made to the Plan after that date other than amendments recognized as effective as of or before the date under section 401(b) of the Code or section 1.401(a)(4)-11(g) of the regulations. If the Participant has not had a Fresh-Start Date, the Participant's Frozen Accrued Benefit will be zero.

     If, as of the Participant's latest Fresh-Start Date, the amount of a Participant's Frozen Accrued Benefit was limited by the application of section 415 of the Code, the Participant's Frozen Accrued Benefit will be increased for years after the latest Fresh-Start Date to the extent permitted under section 415(d)(l) of the Code. In addition, the Frozen Accrued Benefit of a Participant whose Frozen Accrued Benefit includes the Top-Heavy minimum benefits provided in section 15.3 of the Plan, will be increased to the extent necessary to comply with the average compensation requirement of section 416(c)(l)(D)(i) of the Code.

     If: (l) the Plan's Standard Form of Retirement Income in effect on the Participant's latest Fresh-Start Date is not the same as the Standard Form of Retirement Income under the Plan after the Participant's latest Fresh-Start Date and/or (2) the Normal Retirement Age for any Participant on that date was greater than the Normal Retirement Age for that Participant under the Plan after such latest Fresh-Start Date, the Frozen Accrued Stated Benefit will be expressed as an actuarially equivalent benefit in the Standard Form of Retirement Income under the Plan after the latest Fresh-Start Date, commencing at the Participant's Normal Retirement Age under the Plan in effect after the latest Fresh-Start Date.

     If the Plan provides a new optional form of benefit with respect to a Participant's Frozen Accrued Benefit, such new optional form of benefit will be provided with respect to each Participant's entire Accrued Benefit (i.e., Accrued both before and after the Fresh-Start
     Date). In addition, if this Plan is a unit credit plan, with respect to plan years beginning after the latest Fresh-Start Date, the current benefit formula will provide each Participant in the Fresh-Start group a benefit of not less than .5% of the Participant's average annual Compensation times the participant's years of Service after the latest Fresh-Start Date. If this is a flat benefit plan, then, with respect to Plan Years beginning after the Plan's latest Fresh-Start Date, the current benefit formula will provide each Participant a benefit of not less than 25% of the Participant's average annual Compensation. If a participant will have less than 50 years of Service after the latest Fresh-Start Date through the year the Participant attains Normal Retirement Age (or current age, if later), then such minimum percentage will be reduced by multiplying it by the following ratio:

                           Participant's years of
                  Service after the latest Fresh-Start Date
                                     50

     Definition of Fresh-Start Date. Fresh-Start Date generally means the last day of a Plan Year preceding a Plan Year for which any amendment of the Plan that directly or indirectly affects the amount of a Participant's benefit determined under the current benefit formula (such as an amendment to the definition of Compensation used in the current benefit formula or a change in the Normal Retirement Age of the Plan) is made effective. However, if under the Adoption Agreement the Fresh-Start group is limited to an acquired group of employees, or a group of employees with a Frozen Accrued Benefit attributable to assets and liabilities transferred to the Plan, the Fresh Start Date will be the date designated in the Adoption Agreement. If this Plan has had a Fresh-Start for all Participants, and in a subsequent Plan Year is aggregated for purposes of section 401(a)(4) of the Code with another Plan that did not make the same Fresh-Start, this Plan will have a Fresh-Start on the last day of the Plan Year preceding the Plan Year during which the plans are first aggregated.

5.9  Adjustments to Frozen Accrued Benefit

     (a) If elected by the Employer in the Adoption Agreement, the provisions of sections 5.9(b) through (i) below will apply to adjust each Participant's Frozen Accrued Benefit determined as of the latest Fresh-Start Date under the Plan, if, as of that date, the Plan contained a benefit formula under which the Participant's Accrued Benefit could be determined with reference to Compensation earned by the Participant in years beginning after the latest Fresh-Start Date occurring before the first Plan Year beginning on or after January 1, 1994.

     (b) If a Fresh-Start group fails to satisfy the minimum coverage requirements of section 410(b) of the Code for any Plan Year, the provisions of this section 5.9 will not apply for that year or any subsequent year.

           A Fresh-Start group is deemed to satisfy the minimum coverage requirements of section 410(b) of the Code for any Plan Year if any one of the following requirements is satisfied:

           1. the Fresh-Start group satisfied the minimum coverage requirements of section 410(b) of the Code for the first five Plan Years beginning after the Fresh-Start Date;

           2.   the Fresh-Start group satisfied the ratio percentage test of section 1.410(b)-2(b)(2) of the Regulations as of the Fresh Start Date;

           3. the Fresh-Start group consists of an acquired group of employees that satisfied the minimum coverage requirements of section 410(b) of the Code (determined without regard to any of the special rules pertaining to certain dispositions or acquisitions provided in section 410(b)(6)(c)) of the Code as of the Fresh-Start Date; or

           4. the Fresh-Start Date with respect to the Fresh-Start group occurs before the first day of the first Plan Year beginning on or after January 1, 1994.

     (c) Unit Credit Plans -- with respect to Plan Years beginning after the latest Fresh-Start Date, the current benefit formula will provide each Participant in the Fresh-Start group a benefit of not less than .5% of the Participant's Average Compensation times the Participant's years of Service after the latest Fresh-Start Date.

     (d) Flat Benefit Plans -- with respect to Plan Years beginning after the Plan's latest Fresh-Start Date, the current benefit formula will provide each Participant a benefit of not less than 25% of the Participant's Average Compensation. If a Participant will have less than 50 years of Service under the Plan after the latest Fresh-Start Date through the year the Participant attains Normal Retirement Age (or current age, if later), then such minimum percentage will be reduced by multiplying it by the following ratio:


                           Participant's years of
                  Service after the latest Fresh-Start Date
                                     50

     (e) The minimum benefit in sections 5.9 (h) through (j) below take into account an Employee's past Service in determining the Employee's Accrued Benefit under the Plan and may cause the Plan to fail to satisfy the safe harbor for past service in section 1.401(a)(4)-5(a)(3) of the regulations.

     (f) If this Plan was a defined benefit excess plan as of the latest Fresh-Start Date, each Participant's Frozen Accrued Benefit will be increased, to the extent necessary, if any, so that the Base Benefit Percentage, as defined in the Adoption Agreement, determined with reference to all years of Service as of the latest Fresh-Start Date, is not less than 50 percent of the Excess Benefit Percentage, as defined in the Adoption Agreement, as of the latest Fresh-Start Date, determined with reference to all years of Service as of the latest Fresh-Start Date. For this purpose, a defined benefit excess plan is a defined benefit plan under which the rate at which Employer-provided benefits are determined with respect to Average Compensation above the Integration Level under the Plan is greater than the rate at which employer-provided benefits are determined with respect to Average Compensation at or below the Integration Level.

     (g) If this Plan was a PIA offset plan as of the latest Fresh-Start Date, the offset applied to determine the Frozen Accrued Benefit of each Participant in the Fresh-Start group will be decreased, to the extent necessary, if any, so that it does not exceed 50 percent of the benefit determined without applying the offset, taking into account all years of Service as of the latest Fresh-Start Date. For this purpose, a PIA offset plan is a Plan that applies the Plan's benefit rates uniformly regardless of an Employee's Compensation, but that reduces an Employee's benefit by a stated percentage of the Employee's primary insurance amount under the Social Security Act.

     (h) In the case of a Plan other than a Plan described in Sections 5.9(h) and 5.9(i) above, the Frozen Accrued Benefit of each Participant in the Fresh-Start Date will be increased, to the extent necessary, if any, in a manner that is economically equivalent to the adjustment required under Sections 5.9 (h) and
           (i).

     (i) If elected by the Employer in the Adoption Agreement, the Frozen Accrued Benefit (as adjusted under Sections 5.9 (h) through (j) above, as applicable) of each Participant other than section 401(a)(17) Participants in the Fresh-Start group will be adjusted in accordance with one of the methods set forth in Section 5.9(l) below. The Frozen Accrued Benefit of all section 401(a)(17) Participants will be determined in accordance with the special adjustment applicable to section 401(a)(17) Participants in
           Section 5.9(m).

                A section 401(a)(17) Participant includes a Tax Reform Act of 1986 (TRA '86) section 401(a)(17) Participant as well as an Omnibus Budget Reconciliation Act of 1993 (OBRA '93)
                section 401(a)(17) Participant. A TRA '86 section 401(a)(17) Participant means a Participant whose Accrued Benefit as of a date on or after the first day of the first Plan Year beginning on or after January 1, 1989, is based on Compensation for a year beginning prior to the TRA '86 statutory effective date that exceeded $ 200,000. An OBRA '93 section 401(a)(17) Participant means a Participant whose Accrued Benefit as of a date on or after the first day of the first Plan Year beginning on or after January 1, 1994, is based on Compensation for a year beginning prior to the first day of the first Plan Year beginning on or after January 1, 1994, that exceeded $ 150,000.

     (j) The Frozen Accrued Benefit of each Participant in the Fresh-Start group other than section 401(a)(17) Participants will be adjusted in accordance with one of the following methods, as elected by the Employer in the Adoption Agreement:

                Old Compensation fraction: The Frozen Accrued Benefit of each Participant in the Fresh-Start group, as adjusted in Sections 5.9 (e) through (g) above, as fraction (not less than 1), the numerator of which is the Participant's Compensation for the current Plan Year, using the same definition and Compensation formula used in determining the Participant's Frozen Accrued Benefit, and the denominator of which is the Participant's Compensation as of the latest Fresh-Start Date, determined in the same manner as the numerator.

                New Compensation fraction: The Frozen Accrued Benefit of each Participant in the Fresh-Start group, as adjusted in Sections 5.9 (e) through (g) above, as applicable, will be multiplied by a fraction (not less than 1), the numerator of which is the Participant's Average Compensation, as defined in section 1.12 of the Plan, for the current Plan Year, and the denominator is the participant's Average Compensation as of the latest Fresh-Start Date, determined in the same manner as the numerator.

                Reconstructed Compensation fraction: The Frozen Accrued Benefit of each Participant in the Fresh-Start group, as adjusted in Sections 5.9 (e) through (g) above, as applicable, will be multiplied by a fraction (not less than 1), the numerator of which is the Participant's Average Compensation, as defined in Section 1.12 of the Plan, for the current Plan Year, and the denominator of which is the Participant's reconstructed compensation as of the Fresh-Start Date.

                A Participant's "reconstructed compensation" will be equal to the Participant's Average Compensation, as defined in section 1.12 of the Plan, for the Plan Year elected by the Employer in the Adoption Agreement multiplied by a fraction, the numerator of which is the Participant's Compensation for the Plan Year ending on the latest Fresh-Start Date determined using the same Compensation definition and Compensation formula used to determine the Participant's Frozen Accrued Benefit, and the denominator of which is the Participant's Compensation for the selected year, determined in the same manner as the numerator.

                For purposes of calculating a Participant's "reconstructed compensation", the selected year will be the Plan Year elected by the Employer in the Adoption Agreement.

     (k) Alternative Adjustment: In lieu of applying the old compensation fraction or new compensation fraction described in section 5.9(l), if the Employer elects, a Participant's adjusted Accrued Benefit will be determined by substituting the Participant's Compensation (as defined in section of the Plan) for the current Plan Year determined under the same Compensation formula and underlying definition of Compensation used to determine the Frozen Accrued Benefit of each Participant in the Fresh-Start group.

                If elected by the Employer in the Adoption Agreement, the Frozen Accrued Benefit of each section 401(a)(17)
                Participant in the Fresh-Start group will be adjusted in accordance with the following method:


                Section 401(A)(17) Participants Who Are OBRA '93 Section 401(A)(17) Participants Only:

                (1)  Determine the Frozen Accrued Benefit of each OBRA '93 section 401(a)(17) Participant as of the last day of the Plan Year beginning before January 1, 1994.

                (2) Adjust the amount in step 1 by multiplying it by the following fraction (not less than 1). The numerator of the fraction is the average compensation of the OBRA '93 section 401(a)(17) employee determined for the current year (as limited by section 401(a)(17)), using the same definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1994. The denominator of the fraction is the Participant's Average Compensation for the last day of the last Plan Year beginning before January 1, 1994. Using the definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1994.

                Section 401(A)(17) Participants Who Are Both TRA '86 Section 401(A)(17) Participants and OBRA '93 Section 401(A)(17)
                Participants:

                (1) Determine each TRA '86 section 401(a)(17) Participant's Frozen Accrued Benefit as of the last day of the last Plan Year beginning before January 1, 1989.

                (2) Adjust the amount in step 1 up through the last day of the last Plan Year beginning before the first Plan Year beginning on or after January 1, 1994, by multiplying it by the following fraction (not less than 1). The numerator of the fraction is the TRA '86 section 401(a)(17) Participant's Average Compensation determined for the current year (as limited by section 401(a)(17)), using the same definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1989. The denominator of the fraction is the Participant's Average Compensation for the last day of the Plan Year beginning before January 1, 1989, using the definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1989.

                (3) Determine the TRA '86 section 401(a)(17) Participant's Frozen Accrued Benefit as of the last day of the last Plan Year beginning before January 1, 1994.

                (4) Subtract the amount determined in step 2 from the amount determined in step 1.

                (5) Adjust the amount in step 4 by multiplying it by the following fraction (not less than 1). The numerator of the fraction is the TRA '86 section 401(a)(17) Participant's Average Compensation determined for the current year (as limited by section 401(a)(17)), using the same definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1994. The denominator of the fraction is the Participant's Average Compensation for the last day of the Plan Year beginning before January 1, 1994, using the definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1994.

                (6) Adjust the amount in step 1 by multiplying it by the following fraction (not less than 1). The numerator of the fraction is the TRA '86 section 401(a)(17) Participant's Average Compensation for the current year (as limited by section 401(a)(17)), using the same definition of Compensation and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1989. The denominator of the fraction is the Participant's Average Compensation for the last day of the last Plan Year beginning before January 1, 1989, using the definition and Compensation formula in effect as of the last day of the last Plan Year beginning before January 1, 1989.

                (7) Add the amounts determined in step 5, and the greater of steps 6 or 2.

                                ARTICLE VI.
                     TERMINATION OF EMPLOYMENT BENEFITS

6.1  Vested Termination Benefit

     If an Active Participant terminates his employment with the Employer, or with any other business entity pursuant to Section 2.4, prior to qualifying for any other benefits pursuant to the provisions of the Plan, and prior to the satisfaction of the vesting requirement set forth in the Adoption Agreement, his Participation hereunder shall cease and no benefits shall be payable from the Plan.

     If however, an Active Participant terminates his employment after the satisfaction of the vesting requirements set forth in the Adoption Agreement, he shall become a Vested Participant. Such Vested Participant shall be entitled to receive a Standard Form of Retirement Income, beginning as of his Normal Retirement Date, equal to the vested percentage, as determined in accordance with the schedule set forth in the Adoption Agreement, of the Participant's Accrued Benefit.

     A Vested Participant who terminates employment after meeting the Service requirement but before meeting the age requirement for Early Retirement may also elect to retire on the first day of any month following Early Retirement Age. Any other Vested Participant may elect to commence payment of his benefits on the first day of any month preceding his Normal Retirement Date and after his vested Termination Date as specified in the Adoption Agreement. Such benefit shall be equal to his Accrued Benefit payable at Normal Retirement Date reduced by one-fifteenth (1/15th) for each of the next five (5) years, one thirtieth (1/30th) for each of the next five (5) years and actuarially reduced for each additional year by which the commencement date of the Vested Benefit precedes his Normal Retirement Date.

6.2  Distribution of Vested Interest

     As a prerequisite to the commencement of a Vested Termination Benefit hereunder, a Participant otherwise entitled thereto shall file with the Committee an application for such benefit at least thirty-one (31) days prior to the Participant's Vested Termination Date. Distribution of any benefit payable under this Section shall be paid pursuant to the provisions of Article IX.

6.3  Death of a Vested Member

     If a Vested Participant dies prior to his Annuity Starting Date, the provisions of Article VII shall apply.

6.4  Vesting of a Participant

     In order to determine the Vested Percentage of a Participant who has incurred a Service Break, the following rules will apply:

     (a) A former Participant who had a nonforfeitable right to all or a portion of the Accrued Benefit derived from Employer contributions at the time of the Participant's termination of employment will receive credit for all years of Service prior to a Service Break upon completing a year of Service after returning to the employ of the Employer.

     (b) In the case of a Participant who has five (5) or more consecutive one (1) year Service Breaks, the Participant's pre-break Service will count in vesting of the Employer-derived Accrued Benefit only if (i) such Participant has any nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service, or (ii) upon returning to Service the number of consecutive one (1) year Service Breaks is less than the number of years of Service.

6.5  Amendment of Vesting Provisions

     If the Plan's vesting schedule set forth in the Adoption Agreement is amended or the Plan is amended in any way that directly or indirectly affects the computation of a Participant's nonforfeitable percentage, or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) years of Service with the Employer may elect within a reasonable period after the adoption of the amendment or change, to have his nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one Hour of Service in any Plan Year beginning on or after January 1, 1989, the preceding sentence shall be applied by substituting "five
     (5) years of Service "for "three (3) years of Service." The period during which the election may be made shall commence with the date the amendment is adopted and shall end on the latest of: (1) sixty (60) days after the amendment is adopted; (2) sixty (60) days after the amendment becomes effective; or (3) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or the Committee.

6.6  Forfeitures

     (a) If a Participant terminates employment with the Employer and the Actuarial Value of the Participant's vested Accrued Benefit derived form Employer and Employee contributions is not greater than $3,500, the Employee shall receive a distribution of the Actuarial Value of the entire vested portion of such Accrued Benefit, and the nonvested portion will be treated as a forfeiture. For purposes of this Section 6.6, if the Actuarial Value of a Participant's vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such vested Accrued Benefit.

     (b) If a Participant terminates employment with the Employer, (and the present value of the Employee's vested Accrued Benefit exceeds $3,500), and elects (with his or her spouse's consent) in accordance with Section 9.2 to receive the Actuarial Value of his or her vested Accrued Benefit, the nonvested portion will be treated as a forfeiture. If the Participant elects to have distributed an amount that is less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total Actuarial Value of the vested Employer derived Accrued Benefit.

     (c)   If a Participant receives a distribution pursuant to the Section
           6.6 and resumes employment covered under the Plan, the Participant shall have the right to restore his or her Employer-provided Accrued Benefit (including all optional forms of benefit and subsidies relating to such benefits), to the extent forfeited, upon the repayment to the Plan of the full amount of the distribution plus interest compounded annually at the rate of (i) five percent (5%) from the date of distribution to the date of repayment or to the last day of the Plan Year beginning on or after January 1, 1987, if earlier, (ii) and one hundred twenty percent (120%) of the federal mid-term rate (as in effect under section 1274 of the Code for the first month of a Plan Year) from the first day of the Plan Year beginning on or after January 1, 1987 or the date of distribution, if later.
           Such repayment must be made before the earlier of (i) five (5) years after the Participant's Re-Employment Commencement Date or
           (ii) the date the Participant incurs five (5) consecutive one year Service Breaks following the day of distribution. If an Employee is deemed to receive a distribution pursuant to this Section, and the Employee resumes employment covered under this Plan before the date he incurs five (5) consecutive one year Service Breaks, upon the reemployment of such Employee, the Employer-provided Accrued Benefit will be restored to the amount on the date of such deemed distribution.

     (d) Any forfeitures under this Plan shall be used to reduce Employer contributions, and shall not be applied to increase benefits payable under the Plan.

                                ARTICLE VII.
                               DEATH BENEFITS

7.1  Pre-Retirement Without Life Insurance:

     (a)   Plan funded without life insurance:

           The death benefit payable under this Plan upon the death of a Participant prior to his Annuity Starting Date shall be the Qualified Pre-retirement Survivor Annuity plus, if applicable, any other incidental death benefit provided in the Adoption Agreement. Upon the death of an Active or Retired Participant prior to his Annuity Starting Date, the death benefit shall be determined on the basis of the Participant's entire Accrued Benefit. Upon the death of a Vested Participant prior to his Annuity Starting Date, the death benefit shall be determined on the basis of the Participant's vested Accrued Benefit.

     (b)   Plan funded with life insurance:

           If a Participant dies prior to his Annuity Starting Date, the Participant's surviving spouse shall be entitled to a Qualified Pre-retirement Survivor Annuity plus the proceeds of insurance policies purchased on he Participant's life; provided that any death benefit in addition to the Qualified Pre-retirement Survivor Annuity shall be reduced to the extent necessary so that the sum of such additional benefit and the Actuarial Value of the Qualified Pre-retirement Survivor Annuity does not exceed one hundred (100) times the Participant's anticipated monthly benefit or such lesser multiple specified in the Adoption Agreement. If the Participant dies prior to his Annuity Starting Date and has no surviving spouse or his surviving spouse is not his Beneficiary, his Beneficiary shall be entitled only to the proceeds of insurance policies purchased on the Participant's life.

           If a Participant should die before the issuance of a contract in accordance with the terms of this Plan, the death benefit payable shall be equal to the amount of premiums that would have been paid to purchase the contract, plus the Actuarial Value of his Accrued Benefit, if any.

           Upon the death of an Active or Retired Participant prior to his Annuity Starting Date, the death benefit shall be determined on the basis of the Participant's entire Accrued Benefit. Upon the death of a Vested Participant prior to his Annuity Starting Date, the death benefit shall be determined on the basis of the Participant's vested Accrued Benefit.

7.2  Designation of Beneficiary

     Each Participant shall have the right, by written notice to the Committee, to designate or to change his Beneficiary. However, any designation (or change of designation) of a Beneficiary must be consented to by the Participant's Spouse pursuant to a Qualified election under 9.2, if such Beneficiary is not the Participant's Spouse.

7.3  Distribution of Death Benefit

     Notwithstanding any other provision of the Plan, after receipt by the Committee of due notice of the death of the Participant, any benefit payable under this Article shall be paid in accordance with Article IX.

7.4  Payment on Beneficiary's Death

     If the Beneficiary should die while in receipt of benefits hereunder, benefits payable following the Beneficiary's death, if any, shall be paid to the legal representative of such Beneficiary's estate.

7.5Post-Retirement Death Benefit

     Upon the death of a Participant after his Annuity Starting Date, any payment of benefits to the Beneficiary after the Participant's death shall be governed by the terms of the form of benefit under which payments were being made.

                                ARTICLE VIII.
                           LIMITATIONS ON BENEFITS

8.1  Maximum Retirement Benefit

     (a) The Annual Benefit otherwise payable to a Participant at any time will not exceed the Maximum Permissible Amount. If the benefit the Participant would otherwise accrue in a Limitation Year would produce an Annual Benefit in excess of the Maximum Permissible Amount, the rate of accrual will be reduced so that the Annual Benefit will equal the Maximum Permissible Amount. This limitation is deemed satisfied if the Annual Benefit payable to a Participant is not more than one thousand dollars ($1,000) multiplied by the Participant's number of years of Service or parts thereof (not to exceed then (10)) with the Employer and the Employer has not at any time maintained a defined contribution plan, a welfare benefit plan as defined in section 419(e) of the Code, or an individual medical account as defined in section 415(1)(2) of the Code maintained by the Employer, or a simplified Employee pension, as defined in section 408(k) of the Code, maintained by the Employer, in which such Participant participated.

     (b) If a Participant has made nondeductible Employee contributions under the terms of this Plan, the amount of such contributions is treated as an Annual Addition to a qualified defined contribution plan.

     (c) If a Participant is, or has ever been, covered under more than one defined benefit plan maintained by the Employer, the sum of the Participant's Annual Benefits from all such plans may not exceed the Maximum Permissible Amount. The Employer will elect in the Adoption Agreement the method by which the plans will meet this limitation.

     (d) If the Employer maintains, or at any time maintained, one or more qualified defined contribution plans covering any Participant in this Plan, a welfare benefit fund, as defined in section 419(e) of the Code, or an individual medical account as defined in section 415(1)(2) of the Code maintained by the Employer, or a simplified Employee pension, as defined in section 408(k) of the Code, maintained by the Employer, that the sum of the Participant's Defined Contribution Fraction and Defined Benefit Fraction will not exceed one (1.0) in any Limitation Year. The Employer will choose in the Adoption Agreements the method by which the plans will meet this limitation.

     (e) In the case of an individual who was a Participant in one or more defined benefit plans of the Employer as of the first day of the first Limitation Year beginning after December 31, 1986, the application of the limitations of this Section 8.1 shall not cause the maximum Permissible Amount for such individual under all such defined benefit plans to be less than the individual's Current Accrued Benefit. The preceding sentence applies only if such defined benefit plans met the requirements of section 415 of the Code, for all limitation years beginning before January 1, 1987.

     (f) For purposes of this Section 8.1 and Article XVII, the following definitions shall apply.

           (1) "Annual Additions" shall mean the sum of the following amounts credited to the Participant's account for the Limitation Year:

                (A)  Employer contributions;

                (B)  Employee contributions; and

                (C)  forfeitures.

                     Amounts allocated, after March 31, 1984, to an individual medical account, as defined in section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer, are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer, are treated as Annual Additions to a defined contribution plan. Also, allocations under a simplified Employee pension are treated as Annual Additions to a defined contribution plan.

           (2) "Annual Benefit" shall mean a retirement benefit payable under the Plan which is payable annually in the form of a straight life annuity. Except as provided below, a benefit payable in a form other than a straight life annuity must be adjusted to an actuarially equivalent straight life annuity before applying the limitations of this Section. The interest rate assumption used to determine actuarial equivalence will be the greater of the interest rate specified in Section 1.2 of this Plan or five percent (5%). The Annual Benefit does not include any benefits attributable to Employee contributions or rollover contributions, or the assets transferred from a qualified plan that was not maintained by the Employer. No actuarial adjustment to the benefit is required for (a) the value of a Qualified Joint and Survivor Annuity, (b) the value of benefits that are not directly related to retirement benefits (such as the qualified disability benefit, pre-retirement death benefits and post-retirement medical benefits) and (c) the value of post-retirement cost-of-living increases made in accordance with Section 415(d) of the Code and section 1.415-3(c)(2)(iii) of the Federal Income Tax Regulations.

           (3) "Compensation", unless otherwise specified in the Adoption Agreement, shall mean, in the case of an Employee other than a Self-Employed Individual, his section 3401(a) wages, which are actually paid or includable in gross income during the Limitation Year. In the case of a Self-Employed Individual, Compensation shall mean his Earned Income.

           (4) "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated form service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of section 415(b)(2) of the Code. In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded:

                (i) any change in the terms and conditions of the Plan after May 5, 1986; and

                (ii) any cost-of-living adjustments occurring after May 5,
                     1986.

           (5) "Defined Benefit Dollar Limitation" shall mean ninety thousand dollars ($90,000). Effective on January 1, 1988, and each January thereafter, the ninety thousand dollar ($90,000) limitation above will be automatically adjusted by multiplying such limit by the cost-of-living adjustment factor prescribed by the Secretary of the Treasury under section 415(d) of the Code in such manner as the Secretary shall prescribe. The new limitation will apply to Limitation Years ending within the calendar year of the date of the adjustment.

           (6) "Defined Benefit Fraction" shall mean a fraction, the numerator of which is the sum of the Participant's Projected Annual Benefit under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under sections 415(b) and
                (d) of the Code and in accordance with Section 8.1(f)(11) below or one hundred forty percent (140%) of the Highest Average Compensation, including adjustments under section 415(b) of the Code.

                Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of the plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of section 415 of the Code for all Limitation Years beginning before January 1, 1987.

           (7) "Defined Contribution Fraction" shall mean a fraction the numerator of which is the sum of the Annual Additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation years (including the Annual Additions attributable to the Participant's nondeductible voluntary contributions to this and all the defined benefit plans (whether or not terminated) maintained by the Employer and the Annual Additions attributable to all welfare benefit funds, as defined in section 419(e) of the Code or individual medical accounts, as defined in section 415(1)(2) of the Code, or a simplified employee pension, as defined in section 408(k) of the Code, maintained by the Employer), and the denominator of which is the sum of the Maximum Aggregate Amounts for the current and all prior Limitation Years of Service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer).

                The Maximum Aggregate Amount in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Sections 415(b) and (d) of the Code in effect under section 415(c)(1)(A) of the Code or thirty-five percent (35%) of the Participant's Compensation for such year.

                If the Employee was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed one (1.0) times under the terms of this Plan. Under the adjustment, an amount equal to the product of (a) the excess of the sum of the fractions over 1.0 times
                (b) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and condition of the Plans made after May 5, 1986, but using the limitation of section 415 of the Code applicable to the first Limitation Year beginning on or after January 1, 1987.

                     The Annual Additions for any Limitation Year beginning before January 1, 1987 shall not be recomputed to treat all Employee contributions as Annual Additions.

           (8) "Employer" shall mean the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in section 414(b) of the Code, as modified by section 415(h)), commonly controlled trades or businesses (as defined ins section 414(c) as modified by section 415(h)), affiliated service groups (as defined in section 414(m)) of which the adopting Employer is a part, or any other entity required to be aggregated with the adopting Employer pursuant to regulations under section 414(o).

           (9) "Highest Average Compensation" shall mean the average Compensation for the three (3) consecutive years of Service with the Employer that produces the highest average. A Year of Service with the Employer is the twelve (12) consecutive month period identical to the Plan Year.

           (10) "Limitation Year" shall mean the calendar year, unless another twelve (12) consecutive month period is elected in the Adoption Agreement. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation year is changed by amendment, the new Limitation year must begin on a date within the Limitation Year in which the amendment is made.

           (11) "Maximum Permissible Amount":

                (A) Effective as of the first day of the first Plan Year beginning on or after January 1, 1987, the lesser of the Defined Benefit Dollar limitation or one hundred percent (100%) of the Participant's Highest Average Compensation.

                (B) If the Participant has less than ten (10) Years of Participation (as defined in Section 8.1(f)(13) of the Plan) with the Employer, the Defined Benefit Dollar Limitation is reduced by one-tenth (1/10th) for each Year of Participation (or part thereof) less then ten
                     (10). If the Participant has less than ten (10) years of Service with the Employer, the Compensation limitation is reduced by one-tenth (1/10th) for each year of Service (or part thereof) less than ten (10). The adjustments of this paragraph (b) shall be applied in the denominator of the Defined Benefit Fraction based upon years of Service. Years of Service shall include future years occurring before the Participant's Normal Retirement Age. Such future years shall include the year which contains the date the Participant reaches Normal Retirement Age, only if it can be reasonably anticipated that the Participant will receive a year of Service for such year.

                (C) If the annual benefit of the Participant commences before the Participant's Social Security Retirement Age, but on or after age sixty-two (62), the Defined Benefit Dollar Limitation as reduced above, if necessary, shall be determined as follows:

                     (i) If a Participant's Social Security Retirement Age is sixty-five (65), the dollar limitation for benefits commencing on or after age sixty-two (62) is determined by reducing the Defined Benefit Dollar Limitation by five-ninths of one percent (.556%) for each month by which benefits commence before the month in which the Participant attains age sixty-five (65).

                     (ii) If a Participant's Social Security Retirement Age
                          is greater than sixty-five (65), the dollar limitation for benefits commencing on or after age sixty-two (62) is determined by reducing the defined benefit dollar limitation by five-ninths of one percent (.556%) for each of the first thirty-six (36) months and five-twelfths of one percent (.556%) for each of the additional months (up to twenty-four (24) months) by which benefits commence before the month of the Participant's Social Security Retirement Age.

                (D) If the annual benefit of a Participant commences prior to age sixty-two (62), the Defined Benefit Dollar Limitation shall be the Actuarial Equivalent of an annual benefit beginning at age sixty-two (62), as determined above, reduced for each month by which benefits commence before the month in which the Participant attains age sixty-two (62). To determine actuarial equivalence, the interest rate assumption is the greater of the rate specified in Section 1.12 or five percent (5%). Any decrease in the Defined Benefit Dollar Limitation determined in accordance with this paragraph (d) shall not reflect any mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant.

                (E) If the annual benefit of a Participant commences after the Participant's Social Security Retirement Age, the Defined Benefit Dollar Limitation as reduced in paragraph (b) above, if necessary, shall be adjusted so that it is the Actuarial Equivalent of an annual benefit of such dollar limitation beginning at the Participant's Social Security Retirement Age. To determine actuarial equivalence, the interest rate assumption used is the lesser of the rate specified in
                     Section 1.2 or five percent (5%).

           (12) "Projected Annual Benefit" shall mean the Annual Benefit as defined in subsection (2) above, to which the Participant would be entitled under the terms of the Plan assuming:

                (A) the Participant will continue employment until the Normal Retirement Date under the Plan (or current date,if later) and

                (B) the Participant's Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the Plan will remain constant for all future Limitation Years.

           (13) "Year of Participation" shall mean a year of Participation (as defined in Article I) (computed to fractional parts of a year). A Participant who is permanently and totally disabled within the meaning of section 415(c)(3)(C)(i) of
                the Code for an accrual computation period shall receive a Year of Participation with respect to that period. In addition, for a Participant to receive a Year of Participation (or part thereof) for a Plan Year, the Plan must be established no later than the last day of such accrual computation period. In no event will more than one Year of Participation be credited for any twelve (12) month period.

8.2  Limitations Applicable to Twenty-Five (25) Highest Paid Employees

     (a) Prior to the date the pre-termination restrictions in section 8.3 of the Plan are effective, Employer contributions on behalf of any of the twenty-five (25) highest paid Employees at the time the Plan is established and whose anticipated annual benefit exceeds fifteen hundred dollars ($1,500) will be restricted as provided in paragraph (b) upon the occurrence of the following conditions:

           (1) The Plan is terminated within ten (10) years after its establishment, or

           (2) The benefits of such highest paid Employee become payable within ten (10) years after the establishment of the Plan.

                If (2) above is applicable, the restrictions shall remain in effect until the expiration of the ten (10) year period or, if later, the date on which the Full Current Costs have been funded for the first time.

     (b) Employer contributions (or funds attributable thereto) which may be used for the benefit of an Employee described in paragraph (a) shall not exceed the greater of twenty thousand dollars ($20,000), or twenty percent (20%) of the first fifty thousand dollars ($50,000) of the Employee's Annual Compensation multiplied by the number of years between the date of establishment of the Plan and:

           (1)  If (a)(1) applies, the date of termination of the Plan, or

           (2)  If (a)(2) applies, the date the benefits become payable.

     (c) If the Plan is amended so as to increase the benefit actually payable in the event of the subsequent termination of the Plan, or the subsequent discontinuance of contributions thereunder, then the provisions of the above paragraphs shall be applied to the Plan as so changed as if it were a new plan established on the date of the change. The original group of twenty-five (25) Employees (as described in (a) above will continue to have the limitation in (b) apply as if the Plan had not been changed. The restrictions relating to the change of Plan should apply to benefits or funds for each of the twenty-five (25) highest paid Employees on the effective date of the change except that such restrictions need not apply with respect to any Employee in this group from whom the normal annual pension or annuity provided by Employer contributions prior to that date or during the ensuing ten (10) years, based on his rate of Annual Compensation on that date, could not exceed fifteen hundred dollars ($1,500).

           The Employer contributions which may be used for the benefit of the new group of twenty-five (25) Employees will be limited to the greater of:

           (1) The Employer contributions (or funds attributable thereto) which would have been applied to provide the benefits for the Employee if the previous plan had been continued without change;

           (2)  Twenty thousand dollars ($20,000); or

           (3) The sum of (A) the Employer contributions (or funds attributable thereto) which would have been applied to provide benefits for the Employee under the previous plan if it had been terminated the day before the effective date of the change and (B) an amount computed by multiplying the number of years for which the current costs of the Plan after that date are met by (i) twenty percent (20%) or his Annual Compensation, or (ii) ten thousand dollars ($10,000), whichever is smaller.

     (d) Notwithstanding the above limitations, the following limitation will apply if they would result in a greater amount of Employer contributions to be used for the benefit of the restricted
           Employee:

           (1) In the case of a substantial owner (as defined in section 4022(b)(5) of the Act), a dollar amount which equals the present value of the benefit guaranteed for such Employee under section 4022 of the Act, or if the Plan has not terminated, the present value of the benefit that would be guaranteed if the Plan terminated on the date the benefit commences, determined in accordance with regulation of the PBGC; and

           (2) In the case of other restricted Employees, a dollar amount which equals the present value of the maximum benefit described in section 4022(b)(3)(B) of the Act (determined on the earlier of the date the Plan terminates or the date benefits commence and determined in accordance with regulations of the PBGC) without regard to any other limitations in section 4022 of the Act.

     (e) The provisions of this Section 8.2 shall not restrict the full payment of the Standard Form of Retirement Income payable under the Plan or the full payment of an optional form of retirement benefit in an amount not in excess of the Standard Form of Retirement Income while the Plan is in effect and (1) its Full Current Costs are met or (2) the aggregate of all payments in excess of the restricted amounts payable to all Participants who are among the affected twenty-five (25) highest paid Employees does not exceed the aggregate of all Employer contributions already made to the Plan in the current Plan Year.

     (f) The provisions of this Section 8.2 shall not restrict the payment of a lump sum distribution if the Participant enters into an agreement to repay any amount which may be required to be repaid under this Section 8.2 upon a plan termination or failure to meet Full Current Costs within ten (10) years of its establishment or amendment increasing benefits, as applicable, and the Participant deposits with an acceptable depository property having a fair market value equal to one hundred twenty-five percent (125%) of the amount which would be repayable had the Plan terminated on the date of the lump sum distribution. If the market value of the property held by the depository falls below one hundred ten percent (110%) of the amount which would be repayable if the Plan were then to terminate, additional property necessary to bring the value of the property held by the depository up to one hundred twenty-five percent (125%) of such amount will be deposited.

     (g) If this Plan terminates at a time when the value of Plan assets is not less than the present value of all Accrued Benefits (whether or not nonforfeitable) distributions of assets to each Participant equal to the present value of the Participant's Accrued Benefit will not be discriminatory if the formula for computing benefits as of the date of termination is not discriminatory. All present values and the value of Plan assets will be computed using assumptions satisfying section 4044 of the Act.

     (h)   For purposes of this Section 8.2:

           (1) "Full current costs" of the Plan means the normal cost of the Plan, as defined in IRS Regulations Section 1.404(a)-6 for all years since the effective date of the Plan, plus interest on any unfunded liability during such period.

           (2) "Annual Compensation" means an Employee's average regular annual Compensation, or such average Compensation over the last five (5) years, or such Employee's last annual Compensation if such Compensation is reasonably similar to his average regular annual Compensation for the five (5) preceding years.


8.3  Additional Restrictions

     For Plan Years beginning on or after the date set forth in the Adoption Agreement, benefits distributed to any of the 25 most highly compensated active and highly compensated former Employees with the greatest Compensation in the current or any prior year are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the Employee under a straight life annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of section 1.411(a)-7(c)(4)(ii) of the Income Tax Regulations), and the amount the Employee is entitled to receive under a social security supplement.

     The preceding paragraph shall not apply if: (1) after payment of the benefit to an Employee described in the preceding paragraph, the value of Plan assets equals or exceeds 110% of the value of current liabilities, as defined in section 412(1)(7) of the Code, (2) the value of the benefits for an Employee described above is less than 1% of the value of current liabilities before distribution, or (3) the value of the benefits payable under the Plan to an Employee described above does not exceed $3,500.

     For purposes of this section, "benefit" includes loans in excess of the amount set forth in section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living Employee, and any death benefits not provided for by insurance on the Employee's life.

     The pre-termination restrictions in section 8.3 of the Plan will be effective as elected in the Adoption Agreement (no later than the first day of the 1994 Plan Year).

     An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount, the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee as a straight life annuity (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptance depository property having a fair market value equal to at least 125 percent of the restricted amount, (2) providing a bank letter of credit in amount equal to at least 100 percent of the restricted amount, or (3) posting a bond equal to at least 100 percent of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

     The escrow arrangement may provide that an Employee may withdraw amounts in excess of 125 percent of the restricted amount. If the market value of the property in an escrow account falls below 110 percent of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depository up to 125 percent of the restricted amount. The escrow arrangement may provide that an Employee may have the right to receive any income from the property placed in escrow subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

     A surety or bank may release any liability on a bond or letter of credit in excess of 100 percent of the restricted amount.

     If the Plan Administrator certifies to the depository, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depository may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.


                                  ARTICLE IX.
                             PAYMENT OF BENEFITS

9.1  Commencement of Benefits

     The following provisions shall be applicable for determining when the distribution of benefits shall be made:

     (a) If the Actuarial Value of a Participant's vested Accrued Benefit exceeds (or at the time of any prior distribution exceeded) $3,500, the Participant must consent to any distribution of such Accrued Benefit prior to the date the Participant has attained the later of Normal Retirement Age or age sixty-two (62). The consent of the Participant's spouse shall also be required if such distribution is made in any form other than a Qualified Joint and Survivor Annuity. The consent of the Participant and, if applicable, the Participant's spouse to any such distribution shall be obtained in writing within the ninety (90) day period ending on the Annuity Starting Date. The Committee shall provide the Participant with a written explanation of the material features and relative values of he optional forms of benefit available under the Plan. Such notice shall also notify the Participant of the right to defer distribution until Normal Retirement Age (or age sixty-two (62), if later), and shall be provided during the period beginning ninety (90) days before and ending thirty (30) days before the Annuity Starting Date.

           Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's spouse shall be required to the extent that a distribution is required to satisfy section 401(a)(9) or section 415 of the Code.

           An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving spouse) before the Participant attains (or would have attained if not deceased) the later of Normal Retirement Age or age 62.

           For purposes of determining the applicability of the foregoing consent requirements to distributions made before the first day of the first Plan Year beginning after December 31, 1988, the Participant's vested Accrued Benefit shall not include amounts attributable to accumulated deductible Employee contributions within the meaning of section 72(o)(5)(B) of the Code.

     (b) Unless the Participant elects otherwise, in the event of the retirement or termination of employment of a Participant, the Committee shall determine the exact date on which payment of benefits shall commence, but such date shall be no later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs:

                (1) the Participant reaches his Normal Retirement Age (or age sixty-five (65), if earlier),

                (2) the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan, or

                (3) the Participant terminates employment with the Employer.

           The failure of a Participant or surviving spouse to consent to a distribution shall be deemed to be an election to defer commencement of benefit distributions sufficient to satisfy this Section.

           Neither the consent of the Participant nor the Participant's spouse shall be required to the extent a distribution is necessary to satisfy section 401(a)(9) or section 415 of the Code.

           If, however, such Participant's termination occurred after he had satisfied the Service requirements, if any, for an Early Retirement Benefit, he may elect to have such benefit commence on a date prior to his Normal Retirement Date, provided an application is filed with the Committee at least sixty (60) days prior to the earlier commencement date.

           Employer-derived benefits shall be paid only in the event of death, disability, termination of employment or retirement.

9.2  Automatic Annuity Requirements

     (a)   Applicability of Automatic Annuity Requirements.

     The provisions of this Section shall take precedence over any conflicting provision in this Plan and shall apply to any Participant who is credited with at least one (1) Hour of Service with the Employer on or after August 23, 1984, and such other Participants as provided in Section 9.3.

     Qualified Joint and Survivor Annuity. Unless an optional form of benefit is selected pursuant to a Qualified Election within the ninety
     (90) day period ending on the Annuity Starting Date, a married Participant's Vested Accrued Benefit shall be paid in the form of a Qualified Joint and Survivor Annuity and an unmarried Participant's Vested Accrued Benefit shall be paid in the form of a single life annuity. The Participant may elect to have such annuity distributed upon attainment of the Earliest Retirement Age.

     Qualified Pre-retirement Survivor Annuity. Unless an optional form of benefit is selected within the election Period pursuant to a Qualified Election, if a Participant dies after the Earliest Retirement Age, the Participant's Surviving Spouse (if any) shall receive the same benefit that would be payable if the Participant had retired with an immediate Qualified Joint and Survivor Annuity on the day before the Participant's date of death.

     Unless an optional form of benefit is selected within the Election Period pursuant to a Qualified Election, if a Participant dies on or before the Earliest Retirement Age, the Participant's Surviving Spouse (if any) shall receive the same benefit that would be payable if the Participant had:

     (i) separated form service on the date of death (or date of separation from service, if earlier),

     (ii)  survived to the Earliest Retirement Age,

     (iii)retired with an immediate Qualified Joint and Survivor
           Annuity at the Earliest Retirement Age, and

     (iv)  died on the day after the Earliest Retirement Age.

     Notwithstanding the above, a Surviving Spouse shall begin to receive payments at the Earliest Retirement Age, unless such Surviving Spouse elects a later date. The Actuarial Value of benefits which commence later than the date on which payments would have been made to the surviving spouse under a Qualified Joint and Survivor Annuity in accordance with this provision shall be adjusted to reflect the delayed payment.

     Subject to the provisions of Section 9.1(a), a surviving spouse will begin to receive payments at the Earliest Retirement Age. Benefits commencing after the Earliest Retirement Age will be the Actuarial Equivalent of the Benefit to which the surviving spouse would have been entitled if benefits had commenced at the Earliest Retirement Age under an immediate Qualified Joint and Survivor Annuity.

     The benefit payable to the Surviving Spouse shall be attributable to Employee contributions in the same proportion as the Accrued Benefit derived from Employee contributions is to the total Accrued Benefit of the Participant.

     Definitions. For purposes of this Section 9.2, the following words shall have the following meanings:

     (i) "Earliest Retirement Age" shall mean the earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

     (ii) "Election Period" shall mean the period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death.

           If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to benefits accrued prior to separation, the Election Period shall begin on the date of separation.

           A Participant who will not yet attain age thirty-five (35) as of the end of any current Plan Year may make a special Qualified Election to waive the Qualified Pre-retirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age thirty-five (35). Such election shall not be valid unless the Participant receives a written explanation of the Qualified Pre-retirement Survivor Annuity in such terms as are comparable to the explanation required under Section 9.2(b). Qualified Pre-retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date shall be subject to the full requirements of this Section 9.2.

     (iii)"Qualified Election" shall mean a Participant's waiver of a Qualified Joint and Survivor annuity or a Qualified Pre-retirement Survivor Annuity. Any such waiver must be consented to in writing by the Participant's Spouse. The Spouse's consent must: designate a specific alternate Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent) or expressly permit designations by the Participant without any further spousal consent; acknowledge the effect of the election; and be witnessed by a member of the Committee or a Notary Public. Additionally, a Participant's waiver of the Qualified Joint and Survivor Annuity shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent). Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a member of the Committee that there is no Spouse or the Spouse cannot be located, a waiver will be deemed a Qualified Election. Any spousal consent (of deemed spousal consent) obtained under this provision will be valid only with respect to such Spouse. A consent that permits designations by the Participant without further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary and, where applicable, a specific form of benefit, and that the Spouse voluntarily elects to relinquish either or both of such rights.
           A revocation of a prior consent may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in paragraph (b) below.

     (iv) "Spouse (Surviving Spouse)" shall mean the Spouse or Surviving Spouse of the Participant, provided that a former spouse will be treated as the Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order as described in section 414(p) of the Code.

     (v) "Vested Accrued Benefit" shall mean the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (including rollovers). The provisions of this Section shall apply to a Participant who is vested in amounts attributable to Employer contributions, Employee contributions (or both) at the time of death or distribution.

     (b)   Notice Requirements.

     Qualified Joint and Survivor Annuity. In the case of a Qualified Joint and Survivor Annuity as described above the Committee shall provide each Participant a written explanation of: (i) the terms and conditions of a Qualified Joint and Survivor Annuity; (ii) the Participant's right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of a Participant's Spouse; (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity; and (v) the relative values of the various optional forms of benefit under the Plan.

     Qualified Pre-retirement Survivor Annuity. In the case of a Qualified Pre-retirement Survivor Annuity as described above, the Committee shall provide each Participant with a written explanation of the Qualified Pre-retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirement applicable to explaining a Qualified Joint and Survivor Annuity within whichever of the following periods ends last:

     (i) The period beginning on the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35).

     (ii)  A reasonable period ending after a Participant enters the Plan.

     (iii)A reasonable period after this Section 9.2 first applies to a Participant.

     (iv) A reasonable period ending after the Plan ceases to "fully subsidize" the cost of the Qualified Pre-retirement Survivor Annuity.

     For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (ii), (iii) and (iv) is the end of the two (2) year period beginning one year prior to the date the applicable event occurs, and ending one year after that date.

     Notwithstanding the foregoing, notice must be provided within a reasonable period ending after termination of employment in the case of a Participant who terminates employment before attaining age 35. Such notice shall be provided within the two (2) year period beginning one year prior to termination and ending one year after termination. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be redetermined.

     Notwithstanding the above, the respective notices prescribed herein need not be given to a Participant if this Plan "fully subsidizes" the costs of a Qualified Joint and Survivor Annuity or Qualified Pre-retirement Survivor Annuity and the Participant cannot elect another form of benefit or designate a non-spouse Beneficiary. For purposes of the foregoing, a Plan fully subsidizes the costs of a benefit if under the Plan no increase in cost or decrease in benefits to the Participant may result from the Participant's failure to elect another benefit. Prior to the time the Plan allows the Participant to waive the Qualified Pre-retirement Survivor Annuity, the Plan may not charge the Participant for the cost of such benefit by reducing the Participant's benefits under the Plan or by any other method.

9.3  Transitional Rules Applicable to Joint and Survivor Annuities

     (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by
           Section 9.2 must be given the opportunity to elect to have section 9.2 apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor Plan in a Plan Year beginning on or after January 1, 1976, and such Participant had at least ten (10) years of Service when he or she terminated employment.

     (b) Any living Participant not receiving benefits on August 23, 1984 who was credited with at least one (1) Hour of Service under this Plan or a predecessor Plan on or after September 2, 1974, and who is not otherwise credited with any Service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his or her benefits paid in the manner set forth in paragraph (d) below.

     (c)   The respective opportunities to elect (as described in paragraphs
           (a) and (b) above) must be afforded to the appropriate
           Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

     (d) Any Participant who has elected pursuant to paragraph (b) above and any Participant who does not elect under paragraph (a) above or who meets the requirements of paragraph (a) except that such Participant does not have at least ten (10) years of Service when he or she terminates employment shall have his or her benefits distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity.

           (1) Qualified Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                     (i) Begins to receive payments under the Plan on or after Normal Retirement Age; or

                     (ii) Dies on or after Normal Retirement Age while still
                          working for the Employer; or

                     (iii)Begins to receive payments on or after the
                          Qualified Early Retirement Age; or

                     (iv) Separates from service on or after attaining
                          Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits; then such benefits will be received under this Plan in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period which shall begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder will be in writing and may be changed by the Participant, with the consent of his or her spouse, at any item during the election period.

           (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the spouse under Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant, with the consent of his or her spouse, at any time. The election period begins on the later of (1) the ninetieth (90th) day before the Participant attains the Qualified Early Retirement Age, or (2) the date on which Participation begins, and ends on the date the Participant terminates employment.

           (3)  Definitions.  For purposes of this Section 9.3(d):

                     (i) "Qualified Joint and Survivor Annuity" shall mean an annuity for the life of the Participant with a survivor annuity for the life of his Spouse as described in Section 9.2.

                     (ii) Qualified Early Retirement Age shall mean the
                          latest of:

                          (A) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                          (B) the first day of the one hundred twentieth (120th) month beginning before the
                               Participant reaches Normal Retirement Age, or

                          (C)  the date the Participant begins
                               participation.

9.4  Other Forms and Methods of Payment of Benefits

     The Standard Form of Retirement Income shall be the applicable form of Automatic Annuity under Section 9.2. In lieu of the Automatic Annuity, a Participant or Beneficiary may elect any one of the optional forms of distribution set forth below or specified in the Adoption Agreement, subject to the provisions of Section 9.5. Each optional form of distribution shall be the Actuarial Equivalent of the Participant's Standard Form of Retirement income. Any such election by a Participant must be accompanied by the written consent of his spouse (consistent with the requirements for a Qualified Election under Section 9.2).

     The available form of distribution shall be:

     (i)   a lump sum distribution.

     (ii)  a joint and 100% survivor annuity.

     (iii)a single life annuity.

     (iv)  a single life annuity contract, with 10 years guaranteed.

     (v) installments payable monthly, quarterly, semi-annually or annually.

     At the Committee's discretion, any benefits payable under the Plan may be paid directly from the Trust Fund in cash, or through the purchase of an annuity contract from an insurance company selected by the Committee.

9.5  Required Payment of Benefits

     (a) Subject to Section 9.2, Automatic Annuity Requirements, the requirements of this Section shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Plan. Unless otherwise specified, the provisions of this Section apply to calendar years beginning after December 31, 1984.

           All distributions required under this Section shall be determined and made in accordance with the Proposed Income Tax Regulations under section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of section
           1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     (b) Required Beginning Date. The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

     (c) Limits on Distribution Periods. As of the first distribution calendar year, distributions, if not made in a single-sum, may only be made over one of the following periods (or a combination thereof):

           (i)  the life of the Participant,

           (ii) the life of the Participant and a designated Beneficiary,

           (iii)a period certain not extending beyond the life expectancy of the Participant, or

           (iv) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

     Any annuity contract purchased and distributed to a Participant or his Beneficiary shall comply with the requirements of this Plan, and shall be made and endorsed as nontransferable.

     (d)   Determination of amount to be distributed each year.

           (i) If the Participant's interest is to be paid in the form of annuity distributions under the Plan, payments under the annuity shall satisfy the following requirements:

                (A) the annuity distributions must be paid in periodic payments made at intervals not longer than one year;

                (B) the distribution period must be over a life (or lives) or over a period certain not longer than a life expectancy (or joint life and survivor expectancy) described in section 401(a)(9)(A)(ii) or section 401(a)(9)(B)(iii) of the Code, whichever is applicable;

                (C) the life expectancy (or joint life and last survivor expectancy) for purposes of determining the period certain shall be determined without recalculation of life expectancy;

                (D) once payments have begun over a period certain, the period certain may not be lengthened even if the period certain is shorter than the maximum permitted;

                (E) payments must either be nonincreasing or increase only as follows:

                     (1) with any percentage increase in a specified and generally recognized cost-of-living index;

                     (2) to the extent of the reduction to the amount of the Participant's payments to provide for survivor benefit upon death, but only if the Beneficiary whose life was being used to determine the distribution period described in subparagraph (C) above dies and the payments continue otherwise in accordance with that subparagraph over the life of the Participant;

                     (3) to provide cash refunds of Employee contributions upon the Participant's death; or

                     (4)  because of an increase in benefits under the Plan.

                (F) If the annuity is a life annuity (or a life annuity with a period certain not exceeding 20 years), the amount which must be distributed on or before the Participant's required beginning date (or, in the case of distributions after the death of the Participant, the date distributions are required to begin pursuant to paragraph (e) below) shall be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

                     If the annuity is a period certain annuity without a life contingency (or is a life annuity with a period certain exceeding 20 years) periodic payments for each distribution calendar year shall be combined and treated as an annual amount. The amount which must be distributed by the Participant's required beginning date (or, in the case of distributions after the death of the Participant, the date distributions are required to begin pursuant to paragraph (e) below) is the annual amount for the first distribution calendar year. The annual amount for other distribution calendar years, including the annual amount for the calendar year in which the Participant's required beginning date (or the date distributions are required to begin pursuant to paragraph (e) below) occurs, must be distributed on or before December 31 of the calendar year for which the distribution is required.

           (ii) Annuities purchased after December 31, 1988, are subject to the following additional conditions:

                (A)  Unless the Participant's spouse is the
                     designatedBeneficiary, if the Participant's interest is being distributed in the form of a period certain annuity without a life contingency, the period certain as of the beginning of the first distribution calendar year may not exceed the applicable period determined using the table set forth in Q&A A-5 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

                (B) If the Participant's interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary, annuity payments to be made on or after the Participant's required beginning date to the designated Beneficiary after the Participant's death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A A-6 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

           (iii)Transitional rule. If payments under an annuity which complies with paragraph (d)(i) above begin prior to January 1, 1989, the minimum distribution requirements in effect as of July 27, 1987, shall apply to distributions from this Plan, regardless of whether the annuity form of payment is irrevocable. This transitional rule also applies to deferred annuity contracts distributed to or owned by the Employee prior to January 1, 1989, unless additional contributions are made under the Plan by the Employer with respect to such contract.

           (iv) If the form of distribution is an annuity made in accordance with this paragraph (d), any additional benefits accruing to the Participant after his or her required beginning date shall be distributed as a separate and identifiable component of the annuity beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

           (v) Any part of the Participant's interest which is in the form of an individual account shall be distributed in a manner satisfying the requirements of section 401(a)(9) of the Code and regulations thereunder.

     (e)   Death Distribution Provisions.

           (i) Distribution beginning before death. If the Participant dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

           (ii) Distribution beginning after death. If the Participant dies before distribution of his or her interest begins, distribution of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions in accordance with (A) or (B) below:

                (A) if any portion of the Participant's interest is payable to a designated Beneficiary, distributions may be made over the life of over a period certain not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

                (B) if the designated Beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (A) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the Participant died and (2) December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70-1/2).

                If the Participant has not made an election pursuant to this paragraph (e)(ii) by the time of his or her death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this section, or (2) December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

           (iii)For purposes of paragraph (e)(ii) above, if the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of paragraph (e)(ii), with the exception of paragraph (B) therein, shall be applied as if the surviving spouse were the Participant.

           (iv) For purposes of this paragraph (e), any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

           (v) For the purposes of this paragraph (e), distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if paragraph
                (e)(iii) above is applicable, the date distribution is required to begin to the surviving spouse pursuant to paragraph (e)(ii) above). If distribution in the form of an annuity described in paragraph (d) above irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

     (f)   Definitions.

           (i) Designated Beneficiary. The individual who is designated as the beneficiary under the Plan in accordance with section 401(a)(9) of the Code and the regulations thereunder.

           (ii) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year which contains the Participant's required beginning date. For distribution beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to paragraph (e) above.

           (iii)Life expectancy. The life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or designated Beneficiary) as of the Participant's (or designated Beneficiary's) birthday in the applicable calendar year. The applicable calendar year shall be the first distribution calendar year. If annuity payments commence before the required beginning date, the applicable calendar year is the year such payments commence. Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations.

     (g)   Required beginning date.

           (i) General rule. The required beginning date of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-1/2).

           (ii) Transitional rule. The required beginning date of a Participant who attains age seventy and one-half (70-1/2) before January 1, 1988, shall be determined in accordance with (A) or (B) below:

                (B) Five Percent Owners. The required beginning date of a Participant who is a five percent (5%) owner during any year beginning after December 31, 1979, is the first day of April following the later of:

                     (1) the calendar year in which the Participant attains age seventy and one-half (70-1/2), or

                     (2) the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a five percent (5%) owner, or the calendar year in which the Participant retires. The required beginning date of a Participant who is not a five percent (5%) owner who attains age seventy and one-half (70-1/2) during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

           (iii)Five percent (5%) owner. A Participant is treated as a five percent (5%) owner for purposes of this Section if such Participant is a five percent (5%) owner as defined in section 416(i) of the Code (determined in accordance with section 416 but without regard to whether the Plan is Top-Heavy) at any time during the Plan Year ending with or within the calendar year in which such owner attains age sixty-six and one-half (66-1/2) or any subsequent Plan Year.

           (iv) Once distributions have begun to a five percent (5%) owner under this Section, they must continue to be distributed, even if the Participant ceases to be a five percent (5%) owner in a subsequent year.

           Transitional Rule. Notwithstanding the above requirements and subject to the requirement of Section 9.2, distribution on behalf of any Employee, including a five percent (5%) owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

           (a) The distribution by the Plan is one which would not have disqualified such Plan under section 401(a)(9) of the Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

           (b) The distribution is in accordance with a method of distribution designated by the Employee whose interest in the trust is being distributed or, if the Employee is deceased, by a Beneficiary of such Employee;

           (c) Such designation was in writing, was signed by the Employee or Beneficiary, and was made before January 1, 1984;

           (d) The Employee had accrued a benefit under the Plan as of December 31, 1983; and

           (e) The method of distribution designated by the Employee or the Beneficiary specifies the form of the distribution, the time at which distribution will commence, the period over which distributions will be made and in the case of any distribution upon the Employee's death, the Beneficiaries of the Employee listed in order of priority. Unless paid to a Surviving Spouse under a Qualified Joint and Survivor Annuity, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

           A distribution upon death will not be covered by this transition rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Employee.

           For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Employee, or the Beneficiary, to whom such distribution is being made, will be presumed to have designated the method under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirement in subparagraphs (a) through (e) above.

           If a designation is revoked, the subsequent distribution must satisfy the requirements of section 401(a)(9) of the Code and the regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the trust must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy section 401(a)(9) of the Code and the regulation thereunder, but for the section 242(b)(2) election. For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another Beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the designation, directly or indirectly (for example, by altering the relevant measuring life). The rules of Q&A J-2 and J-3 of Proposed Income Tax Regulations section 1.401(a)(9)-1 shall apply to rollovers and transfers form one plan to another.

9.6  Certain Distributions

     In the event a distribution made to or on behalf of a Participant prior to the attainment of age fifty-nine and one-half (59-1/2), would be subject to the ten percent (10%) penalty tax set forth in section 72(t) or 72(m)(5) of the Code, the Participant may, within sixty (60) days of the distribution date, request that the distribution be transferred to another qualified retirement plan or an Individual Retirement Account as a rollover contribution, if the distribution satisfies the requirements of section 402(c)(5) of the Code.

9.7  No Duplication of Benefits

     In the determination of the amount of any benefit to which a Participant is entitled in accordance with the provisions of this Plan, adjustments shall be made to reflect any amounts previously paid under the provisions of this Plan.

9.8  Direct Rollovers

     (a) This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this part, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution, that is equal to at least $500, paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     (b) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includable in net unrealized appreciation with respect to Employer securities; and any other distribution(s) that is reasonably expected to total less than $200 during a year.

     (c) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, and annuity plan described in section 403(a) of the Code, or a qualified plan described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the Surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

     (d) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributee's with regard to the interest of the spouse or former spouse.

     (e) Direct rollover: A direct rollover is a payment of the Plan to the eligible retirement plan specified by the distributee.



                                  ARTICLE X.
                                THE COMMITTEE

10.1 Creation of a Committee

     The Employer may appoint a person or persons to act as the Committee and serve at its pleasure. If no such Committee is appointed, the Employer shall act as the Committee. The Employer shall notify the Trustee of the appointment of the original members of the Committee and of each change in the membership of the Committee. Vacancies in the Committee shall be filled by the Employer.

10.2 Committee Action

     In the event that the Employer appoints such person or persons to act as the Committee, such Committee shall act by a majority of its members at a meeting or in writing without a meeting. A member of the Committee who is also a Participant of the Plan shall not vote or act as a member of the Committee upon any matter relating solely to his rights or benefits under the Plan.

10.3 Authorized Signatory

     Except as otherwise provided in section 10.10, the Committee may designate a person or persons who shall be authorized to sign any document in the name of the Committee. The Trustee shall be fully protected in relying upon any notice, instruction or certification from the Committee or executed pursuant to the provisions of this Section.

10.4 Powers and Duties

     The Committee shall have such powers and duties as are necessary for the proper administration of the Plan, including but not limited to the power to make decisions with respect to the application and interpretation of the Plan. The Committee shall be empowered to establish rules and regulations for the transactions of its business and for the administration of the Plan. The determinations of the Committee with respect to the interpretation, application, or administration of the Plan shall be final, binding, and conclusive upon each person or party interested or concerned.

10.5 Non-Discrimination

     Where provisions of this Plan are at the discretion of the Committee, all Participants shall be treated in an uniform and non-discriminatory manner.


10.6 Records and Reports

     The Committee shall maintain such records as may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service and Department of Labor as required by law. Employees may examine those records pertaining directing to them.

10.7 Reliance on Professional Advice

     The Committee shall be entitled to rely conclusively on the advice or opinion of any consultant, accountant, or attorney and such persons may also act in their respective professional capacities as advisors to the Employer.

10.8 Payment of Expenses

     All expenses of administration may be paid out of the Trust Fund unless paid by the Employer. Such expenses shall include any expenses incident to the duties of the Committee, including, but not limited to, fees of consultants, accountants, and attorneys, and other costs of administering the Plan. Until paid, the expenses shall constitute a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administration expense incurred. Any administration expense paid to the Trust Fund as a reimbursement shall not be considered an Employer contribution.

10.9 Limitation of Liability

     The Committee must discharge its duties solely in the interest of the Participants and their Beneficiaries. The Committee must carry out its duties with the care, skill, prudence and diligence under circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Committee, however, shall not be liable for any acts or decisions based on the advice or opinion of any consultant, accountant or attorney employed by the Committee in their respective professional capacities as advisors to the Employer, provided, however, that the Committee did not violate its general fiduciary duty in selecting or retaining such advisor.

10.10 Payment Certification to Trustee

     The Committee shall provide written instruction to the Trustee with respect to all payment which become due under the terms of the Plan and shall direct the Trustee to make such payments from the Trust Fund. All orders, requests and instructions by the Committee to the Trustee shall be in writing and signed by an authorized member of the Committee.

     The Trustee shall act and shall be fully protected in acting in accordance with such orders, requests and instructions.

10.11 Claims Procedure

     A Participant or Beneficiary ("Claimant") may file a written claim for benefits with the Committee. If the Committee decides that a Claimant is not entitled to all or any part of the benefits claimed, it shall, within ninety (90) days of receipt of such claim, inform the claimant in writing of its determination; the reasons for its determination, including specific references to the pertinent Plan provisions; and the Plan's review representative shall be permitted to review pertinent documents and within sixty (60) days after receipt of the notice of denial of claim to request to appear personally before it or to submit such further information or comments to the Committee as will, in the Claimant's opinion establish his right to such benefits. The Committee will render its final decision with the specific reason therefor in writing and will transmit it to the claimant by certified mail within sixty (60) days (or one hundred twenty (120) days, if special circumstances require an extension of time and the claimant is given written notice within the initial sixty (60) day period) of any such appearance. If the final decision is not made within such period, it will be considered denied. If, upon review of a request for benefits hereunder, the Committee finds the Participant ineligible for such benefits, it shall inform the Participant in writing the reason or reasons for such denial. In the event any Participant or Beneficiary disagrees with the conclusions of the Committee, the Committee must reconsider their decision based on the facts and evidence presented to them by the Participant or Beneficiary.
     Further, the Committee must substantiate in writing to any Participant or Beneficiary who disagrees with the amount of his benefit the method under which the benefit computations were made.

                                 ARTICLE XI.
                     PARTICIPANT VOLUNTARY CONTRIBUTIONS

11.1 Voluntary Contributions

     Effective for Plan Years beginning after the Plan Year in which this Plan is adopted by the Employer, Employee contributions shall not be permitted under this Plan. Employee contributions for Plan Years beginning after December 31, 1986 shall be limited so as to meet the nondiscrimination test of section 401(m) of the Code.

11.2 Accounting Procedures

     The Committee shall maintain a separate Participant Voluntary Contribution Account for Employee contributions made prior to such time. Such Account shall be fully vested and nonforfeitable at all times. On the basis of each annual valuation of the Trust Fund, as provided for in the Trust Agreement, the Participant Voluntary Contribution Accounts of all Participants shall be adjusted to reflect the effects of income, realized and unrealized gains and losses on securities and expenses. Such adjustment shall be based upon the proportion that the total of all Participant Voluntary Contribution Accounts as of the last preceding Anniversary Date bears to the total market value of the Trust Fund. Each Participant shall then have his Participant Voluntary Contribution Account adjusted in proportion to all such Participant Voluntary Contribution Accounts.

11.3 Withdrawals

     (a) A Participant may make withdrawals from the Participant Voluntary Contribution Account which results from his own contributions at such time as the Committee shall designate, but not more than quarterly during a Plan Year provided that no single withdrawal shall be less than the total amount in such Account or five hundred dollars ($500), whichever is less, and the aggregate withdrawals by a Participant prior to his separation from service may never exceed the smaller of the actual amount he has contributed or the adjusted value of the Participant Voluntary Contribution Account resulting from his own contributions.

     (b) Distribution or withdrawals form a Participant's Voluntary Contribution Account shall be paid in accordance with the provisions of Article IX, including the requirement of the written consent of the Participant's spouse to any withdrawal.

     (c) No portion of a Participant's Accrued Benefit derived form Employer contributions shall be forfeitable solely as a result of a Participant's withdrawal of voluntary contributions.


11.4 Transfers From Other Trusts

     The Committee may, in its discretion, direct the Trustee to accept a rollover contribution described in sections 402(a)(5), 403(a)(4) or 408(a)(3)(A)(ii) of the Code or a direct transfer of funds from a qualified retirement plan, provided that, in the opinion of counsel for the Employer, the transfer will not jeopardize the tax exempt status of the Plan or create adverse tax consequences to the Employer. The committee shall exercise such discretion in a uniform and non-discriminatory manner. A transfer or rollover contribution may be made on behalf of an Employee eligible to participate in the Plan who has not met the age and service requirements, if any, for participation. Such an Employee shall become a Participant on the date the Trustee accepts the rollover contribution or transfer for all purposes, except that no Employer or Employee contributions shall be made by or on behalf of such Employee and such Employee shall not share in Plan forfeitures until he has completed the age and service requirements for participation. A rollover contribution or transfer shall be maintained in a Participant's Rollover Account, provided that the Committee shall maintain a separate accounting for the amount transferred and its share of the income.

                                 ARTICLE XII.
                             INSURANCE CONTRACTS

     The Employer may elect in the Adoption Agreement to have the provisions of this Article XII apply.

12.1 Trustee To Procure Contracts

     If this Plan is to be funded partially with life insurance contracts, the Trustee, upon his applications, shall procure a contract on the whole, universal or term life plan on the life of a Participant who is insurable as a standard risk, or who is not insurable as a standard risk but with respect to whom the Committee shall have elected to pay substandard rates in accordance with Section 12.2 hereof. The contract shall provide a life insurance benefit, payable on the death of the Participant prior to his Normal Retirement Date, equal to a multiple limited to one hundred (100) times the amount of anticipated monthly normal retirement benefit to which such Participant is entitled as calculated pursuant to Section 5.1. The multiple shall be set forth in the Adoption Agreement.

12.2 Substandard Lives

     If a Participant is not insurable as a standard risk but may nevertheless be eligible for insurance coverage at an extra rating because of excess mortality hazards, the Committee, in its discretion, may agree to pay the substandard rate required to obtain the full amount of the death benefits herein above set forth. In determining whether or not to pay such substandard rates, the Committee shall not discriminate and shall accord uniform treatment to all of its Participants in a similar situation. The Committee shall notify the Trustee of its decision in each such case.

     The Trustee, upon his application, shall either procure an annuity on the life of each Participant who is not insurable or who is insurable only at substandard rates and with respect to whom the Committee shall not have elected to pay substandard rates in accordance with this Section; or shall purchase no annuity on the life of such Participant, whichever course of action shall be dictated by the Committee. If the choice shall be the purchase of an annuity, the annual premium therefore shall not exceed the annual premium that would have been paid for a whole life policy covering such Participant had he been insurable as a standard risk. Such annuity shall provide a benefit in the event of death prior to his Normal Retirement Date at least equal to the cash value of such annuity or the sum of the premiums paid, whichever is greater. If the choice shall be the purchase of no annuity, then the annual contributions on behalf of such Participant, determined pursuant to Section 3.1, shall be those required to provide the benefits to which he shall be entitled, form time to time, without reference to any annuity on his life, and the entire amount of such contributions shall be deposited to his account in the Trust Fund.


12.3 Rules Applicable To Contracts

     The following rules shall be applicable to the acquisition, handling or disposition of any contract:

     (a) Each such whole or universal life insurance contract shall contain a provision permitting the purchase at retirement of any additional income to which the Participant shall be entitled pursuant to Article V.

     (b) Each application for a contract and the contracts themselves, shall nominate and designate the Trustee as sole owner, with the right reserved to said Trustee to exercise any right or option contained therein, subject to the terms and provisions of this Plan. All such contracts shall be held by the Trustee.

     (c) The Trustee shall be designated in the contracts to receive the proceeds maturing by reason of the death of the Participant to pay death benefits pursuant to Article VII to the Deceased Participant's Beneficiary or Beneficiaries.

     (d) The Trustee shall arrange, where possible, that all contracts issued under this Plan shall bear the same premium due date.

     (e) All whole or universal life insurance contracts acquired for the purpose of this Plan shall contain guaranteed cash values and as uniform basic options as it is possible to obtain.

     (f) Each whole or universal life insurance contract shall provide in the event of lapse for non-payment of premiums that its value will be applied in accordance with contract provisions to provide reduced paid-up benefits.

     (g) Each contract, if and only if issued by a company selling policies on a participating basis, shall provide that the dividend plan shall be premium reduction. Any dividend payable upon maturity of the contract shall be payable in cash to the Trustee.

     (h) Any payments by the insurer on account of credits such as dividends, experience rating credits, or surrender or cancellation credits shall be applied, within the taxable year of the Employer in which received or within the next succeeding taxable year, toward the next premiums due before any further Employer contributions are so applied.

12.4 Increases or Decreases in Benefits

     If the anticipated normal retirement benefit of a Participant is increased, the Trustee shall take the necessary action to increase the Participant's benefits to become effective on the Anniversary Date next following or coinciding with such increase, to the extent required by increase or accumulation of prior increases; provided, however, that no increase in the benefit of a Participant shall be recognized by the purchase of additional contracts unless and until the increase or an accumulation of increases shall be sufficient in amount to require provision for a minimum of ten dollars ($10) per month of additional retirement benefit.

     If the anticipated normal retirement benefit of a Participant is decreased, the Trustee shall take the necessary action, to become effective on the next succeeding Anniversary Date, to decrease the benefits provided by contract for such Participant to the extent required by such decrease or accumulation of decreases, provided, however, that reduction in the amount of contracts unless and until the decrease or accumulation of decreases shall be sufficient in amount to cause a reduction of a minimum of ten dollars ($10) per month in retirement benefits. If any portion of the value of the contracts shall be released, the Trustee shall retain such released amount toward the payment of premiums due in the current or succeeding years.

     In no event, however, shall increases in benefits occurring within five (5) years of the Normal Retirement Date of any Participant be reflected by the purchase of additional contracts, nor shall decreases in anticipated benefits be reflected by the reduction in the amount of contracts.

12.5 Deferred Retirement

     If a Participant should continue in the employ of the Employer beyond his Normal Retirement Date in accordance with Section 4.3, the Trustee shall convert the contracts on the life of such Participant to reduced paid-up contracts under the provision of such contracts relating to default in premium payment so that, subject to the terms and conditions of the provision for the purchase of additional retirement benefits, a deferral of such Participant's retirement benefits can be accomplished until his actual retirement. Upon actual retirement, the Trustee shall make application to the insurance company to obtain for such Participant the retirement benefits to which he may be then entitled. In lieu of such action, the Trustee may direct the insurance company to pay the cash value of the contracts on the life of such Participant to the Trustee for distribution pursuant to
     Article IX.

     If term life insurance has been purchased and if the Participant should continue in the employ of the Employer beyond his Normal Retirement Date in accordance with Section 4.3, the Committee shall have the right to direct that the Trustee continue the term life contracts on the life of such Participant

12.6 Premium Continuation

     The Trustee shall pay any premiums which become due on contracts purchased on the life of a Participant who has left the employ of the Employer for reasons other than retirement, death or disability until it can be determined that such Participant has incurred a Service Break or it has been decided to distribute to the terminated Participant his benefit.

12.7 Conflicts With Plan Terms

     In the event of any conflict between the terms of this Plan and the terms of any insurance contract issued hereunder, the Plan provisions shall control.


                                 ARTICLE XIII.
                             GENERAL PROVISIONS

13.1 No Right of Continued Employment

     Neither the establishment of the Plan nor the making of contributions by the Employer, nor any action of the Employer or the Committee shall be held or construed to confer upon any person any legal right to be continued as an Employee. The Employer expressly reserves the right to discharge any Employee whenever the interest of the Employer may so require.

13.2 Non-Alienation of Interest

     No benefit or interest available hereunder will be subject to assignment or alienation, either voluntarily or involuntarily. The preceding sentence shall not apply to loans made to the Participant under the Plan, or domestic relations orders which are determined by the Committee to be a qualified domestic relations orders, as defined in section 414(p) of the Code, or were entered before January 1, 1985.

13.3 Incompetence of Participants and Beneficiaries

     If the Committee deems any person incapable of receiving benefits to which he is entitled by reason of minority, illness, infirmity, or other incapacity, it may direct the Trustee to make payment directly for the benefit of such person to a legal representative of such person. Such payment shall, to the extent thereof, discharge all liability of the Employer, the Committee, the Trustee and the Fund.

13.4 Separate Employer Trusts Maintained

     Except as provided in section 16.2, the Plan of each Employer which adopts this Prototype Plan and corresponding Trust Agreement as part of its Plan shall be administered separately from those of any other Employer.

13.5 Governing Law

     The Plan shall be administered, construed and enforced to the state wherein the Trustee maintains its principal place of business, except to the extent preempted by the Act.

13.6 Severability

     Should any provision of the Plan or rules and regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions unless such invalidity shall render impossible or impractical the functioning of the Plan. In such case, the appropriate parties shall immediately adopt a new provision to take the place of the illegal or invalid provision.

13.7 Gender and Number

     The masculine pronoun wherever used shall include the feminine pronoun and the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.

13.8 Titles and Headings

     The titles and headings of the respective Articles and Sections in this instrument are inserted merely for convenience and shall be given no legal effect.

13.9 Counterparts as Original

     The Plan has been prepared in counterparts each of which so prepared shall be construed an original and such counterparts shall together constitute one and the same instrument.

13.10 Failure of Employer's Plan to Qualify

     The use of this Prototype Plan and corresponding Trust Agreement shall be available only to the Plans of Employers which meet the requirements of section 401(a) of the Code. If the Employer's Plan fails to attain or retain qualification, such Plan shall no longer participate in the Prototype Plan and will be considered an individually designed Plan.

13.11 Exclusive Benefit

     Except as otherwise provided in this Plan, at no time shall any part of the corpus or income of the Fund be used for or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries and defraying reasonable expenses of the Plan.

13.12 Proper Payee

     The records of the Committee at the time of death of any person entitled to any benefits hereunder shall be conclusive as to the identity of the proper payee and of the amounts payable. Payment made in accordance with such facts shall constitute a complete discharge of any and all obligations hereof. In the event any amount shall become payable to any person or estate, the Committee shall mail written notice to such person's last known address as shown in the Employer's records. If such person or his personal representative does not present himself to the Committee within one year after the mailing of such notice, then the Committee may distribute any amounts due to one or more of the spouse, blood relatives and adopted children of such person. Any action of the Committee under this Section shall be final and conclusive upon all persons. Any person who receives any distribution under this Section shall be the absolute owner thereof, regardless of whether such person had been a Participant, a Beneficiary or the personal representative of any Participant hereunder. If a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit will be reinstated if a claim is made by the Participant or Beneficiary.



                                 ARTICLE XIV.
                                    LOANS

14.1 Loans to Participants

     If permitted under the Adoption Agreement, the Committee, in its discretion, may authorize and direct the Trustee to grant loans to Participants and Beneficiaries in accordance with written rules established by the Committee. Such loans:

     (a)   Shall not exceed the lesser of:

           (1) fifty thousand dollars ($50,000) reduced by the excess, if any, of (i) the highest outstanding balance of loans form the Plan during the one (1) years period ending on the day before the date on which such loan was made, over (ii) the outstanding balance of loans from the Plan on the date such loan was made, or

           (2) the greater of (i) ten thousand dollars ($10,000), or (ii) one-half (1/2) of the Actuarial Value of the Participant's or Beneficiary's vested interest under the Plan.

                However, if the Participant is an affected Employee under the pre-termination restriction in section 8.3 of the plan, the total of all the affected Employee's outstanding loans will not exceed the amount that such affected Employee would be entitled to under the pre-termination restrictions. For this purpose, all plans of the Employer and Affiliated Employers shall be treated as a single plan;

     (b) Shall be evidenced by a promissory note, secured by an assignment of a portion of the Actuarial Value of the Participant's or Beneficiary's vested interest in the Plan. Effective for loans granted or renewed after October 18, 1989, the portion of a Participant's or Beneficiary's vested interest which may be used as security for a loan hereunder shall not exceed fifty percent (50%);

     (c) Shall bear a reasonable rate of interest, as determined by the Committee to be a rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances; and

     (d) Shall require substantially level repayments of principal and interest (with repayments made no less frequently than quarterly) over a period not to exceed five (5) years. Any such loan shall be nonrenewable except that if the loan was originally granted for a period of less than five (5) years, then the same may be renewed, in the discretion of the Committee, for a period of time equal to the difference between five (5) years and the duration of the original loan. The five (5) year repayment period shall not apply to any loan used to acquire any dwelling unit which within a reasonable period of time is to be used (to be determined at the time the loan is made) as the principal residence of the Participant.

     The written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 9.2) must be obtained within the 90-day period ending on the date the Participant's vested interest is used as security for the loan. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse. However, a new consent shall be required if the Participant's vested interest is used for renegotiation, extension, renewal or other revision of the loan.

14.2 Transactions Treated as Loans

     The following transactions shall be treated as loans hereunder:

     (a) If a Participant or Beneficiary assigns or pledges (or agrees to assign or pledge) any portion of his interest in the Plan, such portion shall be treated as a loan from the Plan to the Participant or Beneficiary.

     (b) Any amount received as a loan from an insurance contract purchased under the provisions of this Plan, if applicable (or any assignment or pledge with respect to such contract), shall be treated as a loan under the Plan.

14.3 Provisions to be Applied in a Uniform and Nondiscriminatory Manner

     In deciding whether or not to grant any request for a loan hereunder, the Committee shall be guided by procedure and criteria designed to assure that uniformity is applied to all Participants and Beneficiaries under similar circumstances and that the granting of such approval does not result in discrimination prohibited by the Code.

14.4 Satisfaction of Loan

     In the event of default, foreclosure on the note and attachment of the security will not occur until a distributable event occurs under the terms of the Plan.

     If spousal consent (consistent with the requirements for a Qualified Election under Section 9.2) has been obtained, then, notwithstanding any other provision of the Plan, the portion of the Participant's vested interest in the Plan used as security for a loan shall be taken into account for purposes of determining the amount of the benefits payable at the time of death or distribution, but only if the reduction is used as repayment of the loan.

14.5 Loans to Owner-Employees or Shareholder-Employees

     No loan shall be granted to an Owner-Employee or Shareholder-Employee unless an exemption has been obtained for such loan from the Secretary of Labor under section 408 of the Act (and such loan is exempt from the excise tax imposed under section 4975 of the Code).

                             ARTICLE XV.
                        TOP-HEAVY PROVISIONS

     As specified in the Adoption Agreement, the provisions of this Article XV will either (1) always supersede any conflicting provisions in the Plan or (2) only supersede such conflicting provisions in any Plan Year beginning after 1983, during which the Plan is or becomes Top-Heavy.

15.1 Definitions

     For purposes of this Article and Article XVII, the following words shall have the following meanings:

     (a) "Compensation" shall mean Compensation as defined in Article I. For any Plan Year beginning before January 1, 1989, only the first two hundred thousand dollars ($200,000) of a Participant's Compensation shall be taken into account for purposes of determining the Top-Heavy minimum accrued benefit.

     (b) "Determination Date" shall mean (1) the last day of the preceding Plan Year, or (2) in the case of the first Plan Year, the last day of such Plan Year.

     (c)   "Employer" shall mean the Employer and all Affiliated Employers.

     (d) "Key Employee" shall mean any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the Plan Year containing the Determination Date and the four (4) preceding Plan Years was:

           (1) An officer of the Employer if such individual's annual Compensation exceeds fifty percent (50%) of the dollar limitation under section 415(b)(1)(A) of the Code (provided that the number of employees treated as officers shall be no more than fifty (50) or, if fewer, the greater of three (3) employees of ten percent (10%) of all employees);

           (2) An owner (or considered an owner under section 318 of the Code) of at least a one-half of one percent (.5%) interest and one of the ten (10) largest interests in the Employer if such individual's Compensation exceeds one hundred percent (100%) of such dollar limitation under section 415(c)(1)(A) of the Code;

           (3)  A five percent (5%) owner of the Employer; or

           (4) A one percent (1%) owner of the Employer who has an annual Compensation of more than one hundred fifty thousand dollars ($150,000).

           For this purpose, annual Compensation means Compensation as defined in section 415(c)(3) of the Code, but including amounts excludable from the Employee's gross income by reason of sections 125, 402(e)(3), 402(h)(1)(B), or 403(b) of the Code. The
           determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

     (e)   "Non-Key Employee" shall mean any Employee who is not a Key
           Employee.

     (f)   "Permissive Aggregation Group" shall mean the Required
           Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

     (g) "Present Value" shall be based upon the interest rates and mortality table used under Section 1.2, unless otherwise specified in the Adoption Agreement.

     (h) "Required Aggregation Group" shall mean (1) each qualified plan of the Employer in which at least one (1) Key Employee participates or participated in any time during the determination period (regardless of whether the Plan terminated), and (2) any other qualified plan of the Employer which enables a plan described in (1) to meet the requirements of sections 401(a)(4) and 410 of the Code.

     (i) "Super Top-Heavy": For any Plan Year after 1983, this Plan is Super Top-Heavy if the Top-Heavy Ratio for the Plan, under the Required Aggregation Group or the Permissive Aggregation Group, as applicable, exceeds ninety percent (90%).

     (j) "Top-Heavy Plan": For any Plan Year beginning after 1983, this Plan is Top-Heavy if any of the following conditions exist:

           (1) If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans.

           (2) If this Plan is a part of a Required Aggregation Group of plans, but not part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%), or

           (3) If this Plan is a part of a Required Aggregation Group of plans and part of a Permissive Aggregation Group, and the Top-heavy Ratio for the group of plans exceeds sixty percent (60%).

     (k)   "Top-Heavy Ratio":

           (1) If the Employer maintains one or more defined benefit plans and the Employer has not maintained any defined contribution plans (including any simplified employee pension plan) which during the five (5) year period ending on the Determination Date has or has had account balances, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the present values of accrued benefits of all Key Employees as of the Determination Date (including any part of any accrued benefit distributed in the five (5) year period ending on the Determination Date), and the denominator of which is the sum of the present value of Accrued Benefits (including any part of any Accrued Benefit distributed in the five (5) year period ending on the Determination Date), determined in accordance with section 416 of the Code and the regulations thereunder. Both the numerator and the denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under section 416 of the Code and the regulations thereunder.

           (2) If the Employer maintains one or more defined benefit plans and the Employer maintains or has maintained one or more defined contribution plans (including any simplified employee pension plan) which during the five (5) year period ending on the Determination Date has or has had any account balances, the Top-Heavy Ratio for any Required or Permissive Aggregation group as appropriate is a fraction, the numerator of which is the sum of the present value of Accrued Benefits under the aggregate defined benefit plan or plans for all Key Employees, determined in accordance with
                (a) above and the sum of account balances under the aggregated defined contribution plan or plans, for all Key Employees as of the Determination Date and the denominator of which is the sum of the present values of accrued benefits under the aggregated defined benefit plan or plans, determined in accordance with (a) above, for all Participants and the sum of the account balances under the aggregated defined contribution plan or plans for all Participants as of the Determination Date, all determined in accordance with section 416 of the Code and the regulations thereunder. The account balances under a defined contribution plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an account balance made in the five (5) year period ending on the Determination Date.

           (3) For purposes of (1) and (2) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve (12) month period ending on the Determination Date, except as provided in section 416 of the Code and the regulations thereunder for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service for any Employer maintaining the Plan at any time during the five (5) year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio.

                When aggregating plans, the value of account balances and accrued benefits will be calculated with references to the Determination Dates that fall within the same calendar year.

           (4) Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is Top-Heavy (within the meaning of section 416(g) of the Code) the accrued benefit of a Non-Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of section 411(b)(1)(C) of the Code.

     (1) "Valuation Date" shall mean the last day of the Plan Year, unless a different date is elected by the Employer in the Adoption Agreement and is the day on which account balances and Accrued Benefits are valued for purposes of calculating the Top-Heavy Ratio.

15.2 Vesting Schedules

     For any Plan Year in which this Plan is Top-Heavy, one of the Top Heavy minimum vesting schedules as elected by the Employer in the Adoption Agreement will automatically apply to the Plan. The Top Heavy minimum vesting schedule applies to all benefits within the meaning of section 411(a)(7) of the Code except those attributable to Employee contributions, including benefits accrued before the effective date of section 416 and benefits accrued before the Plan became Top-Heavy. Further, no reduction in vested benefits may occur in the event the Plan's status as Top-Heavy changes for any Plan Year. However, this Section does not apply to the Accrued Benefits of any Employee who does not have an Hour of Service after the Plan has initially become Top-Heavy and such Employee's Accrued Benefits attributable to Employer contributions will be determined without regard to this Section.

15.3 Minimum Accrued Benefit

     (a) Notwithstanding any other provision in this Plan, except paragraphs (b), (c) and (d) below, for any Plan Year beginning after December 31, 1983 in which this Plan is Top-Heavy ("Top Heavy Plan Years"), each Participant who is a Non-Key Employee and has completed one thousand (1,000) Hours of Service will accrue a benefit (to be provided solely by Employer contributions and expressed as a life annuity (without regard to ancillary benefits) commencing at his Normal Retirement Date) of not less than two percent (2%) of his average Compensation for five (5) consecutive years for which the Participant had the highest average Compensation. The aggregate Compensation for the years during such five-year period in which the Participant was credited with a year of Service will be divided by the number of such years in order to determine Average Annual Compensation. If the Plan credits Participation on the elapsed time basis, all Participation in Top-Heavy Plan Years shall be used to determine the Top-Heavy minimum accrual.

                The minimum accrual is determined without regard to any Social Security contribution. The minimum accrual applies even though under other Plan provisions the Non-Key Employee would not otherwise be entitled to receive an accrual, or would have received a lesser accrual for the year because
                (1) the Non-Key Employee fails to make mandatory contributions to the Plan (2) the Non-Key Employee's Compensation is less than a stated amount, (3) the Non-Key Employee is not employed on the last day of the accrual computation period, or (4) the Plan is integrated with Social Security.


     (b) No additional benefit accruals shall be provided pursuant to (a) above to the extent that the total accruals on behalf of the Participant attributable to Employer contributions will provide a benefit expressed as a life annuity commencing at the Normal Retirement Date that equals or exceeds twenty percent (20%) of the Participant's average Compensation for the five (5) consecutive years for which the Participant had the highest average Compensation.

     (c) If the Plan is Top Heavy, but is not Super Top-Heavy, each Participant who is a Non-Key Employee shall receive the minimum accrual under (a) above, except that "three percent (3%)" shall be substituted for "two percent (2%)" and "thirty percent (30%)" shall be substituted for "twenty percent (20%)" in (b) above.

     (d) The provisions in (a) above shall not apply to any Participant to the extent that the Participant is covered under any other qualified plan or plans of the Employer other than a paired plan of the Sponsor Adoption Agreement that the minimum Top Heavy allocation or benefit will be met in the other plan or plans.

     (e) The Minimum Accrued Benefit required (to the extent required to be nonforfeitable under the provisions of Section 15.2) may not be forfeited under section 411(a)(3)(B) or 411(a)(3)(D) of the Code.

     (f) All accruals of Employer derived benefit, whether or not attributable to years for which the Plan is Top-Heavy, may be used in computing whether the minimum accrual requirements of paragraph (d) above are satisfied.

15.4 Adjustment For Benefit Other Than Life Annuity

     If the form of benefit is other than a single life annuity, the Employee must receive an amount that is the Actuarial Equivalent of the minimum single life annuity benefit. If the benefit commences at a date other than at the Normal Retirement Date, the Employee must receive at least an amount that is the Actuarial Equivalent of the minimum single life annuity benefit commencing at the Normal Retirement Date.

15.5 Adjustment to Defined Benefit Fraction and Defined Contribution Fraction under Section 8.1

     If the Plan is Super Top-Heavy, then "one hundred percent (100%)" shall be substituted for "one hundred twenty-five percent (125%)" in the denominator of the Defined Benefit Fraction and the Defined Contribution Fraction under Section 8.1.


                                 ARTICLE XVI.
                          AMENDMENT AND TERMINATION

16.1 Amendment

     (a) The Employer expressly recognizes the authority of the Sponsor to amend this Plan and Trust from time to time, and the Employer shall be deemed to consent to any such amendment. The Employer shall receive a written instrument indicating the amendment of the Plan and Trust and such amendment shall become effective as of the effective date of such instrument.

     (b) The Employer reserves the right to amend the Plan at any time. Except for (1) changes to the choice of options in the Adoption Agreement, (2) amendments stated in the Adoption Agreement which allow the Plan to satisfy section 415 of the Code or to avoid duplication of minimums under section 416 of the Code because of the required aggregation of multiple plans, or (3) amendments published by the Internal Revenue Service which specifically provide that their adoption will not cause the Plan to be treated as individually designed, an Employer will no longer participate in the Prototype Plan and will be considered to have an individually designed plan if it amends the Plan.

     (c) Notwithstanding anything in this Plan to the contrary, no amendment shall:

           (1) Increase the responsibility of the Trustee without the Trustee's written consent;

           (2) Decrease a Participant's Accrued Benefit, except to the extent permitted by section 412(c)(8) of the Code;

           (3) In the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it become effective, decrease the nonforfeitable percentage (determined as of such date) of such Employee's right to his Employer-derived account balance below his non-forfeitable percentage computed under the Plan without regard to such amendment;

           (4)  Violate the exclusive benefit rule of Section 13.11.

     For purposes of this paragraph, a Plan amendment which has the effect of (1) eliminating or reducing an Early Retirement Benefit or a retirement-type subsidy, or (2) eliminating an optional form of benefit, with respect to benefits attributable to Service before the amendment shall be treated as decreasing a Participant's Accrued Benefit. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the preamendment conditions for the subsidy. In general, a retirement-type subsidy is a subsidy that continues after retirement, but does not include a qualified disability benefit, a medical benefit, a social security supplement, a death benefit (including life insurance), or a plant shutdown benefit (that does not continue after retirement age). Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's Employer-provided accrued benefit will not be less than the percentage computed under the Plan without regard to such amendment.

16.2 Participating Employers

     (a) With the consent of the adopting Employer and Trustee, and by duly authorized action, any Affiliated Employer may adopt this Plan and become a Participating Employer. Unless the context clearly indicates otherwise the work "Employer" shall be deemed to include each Participating Employer as related to its adoption of the Plan.

     (b) Each such Participating Employer shall be required to select the same Adoption Agreement provisions as those selected by the Employer, and to sue the same Trustee as the Employer.

     (c) The Trustee may, but shall not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as all increments thereof.

     (d) With respect to its relations with the Trustee and Committee for the purposes of this Plan, each Participating Employer shall be deemed to have irrevocably designated the Employer as its agent. Amendment of this Plan at any time when there shall be a Participating Employer shall only be by written action of the adopting Employer and such amendment shall be binding upon each Participating Employer.

     (e) Any Participating Employer may, at any time, by written notice to the Trustee in such form as is acceptable to the Trustee, discontinue its participation in the Plan and discontinue all contributions hereunder. The Trustee shall thereafter transfer, deliver and assign Fund assets to the Participants of such Participating Employer to such successor trustee as shall have been designated by such Participating Employer, in the event that it has established a separated plan for its Employees. If no successor trustee is designated, the Trustee shall retain such assets for the Employees of said Participating Employer pursuant to the provisions of this Plan.

16.3 Amended and Restated Plans

     If this Plan is an amendment and restatement of an existing plan ("Existing Plan") the following provisions shall apply:

     (a) Each Employee who was a Participant in the Existing Plan immediately prior to the Effective Date shall become a Participant in this Plan on the Effective Date.

     (b) All years of service credited for vesting service under the Existing Plan shall be credited as years of Service under this Plan. The amendment and restatement shall not reduce the vested interest of a Participant in the Existing Plan, and any change in the vesting schedule shall be subject to the provisions of
           Section 6.5.

     (c) The amendment and restatement shall not reduce a Participant's accrued benefit of the Existing Plan and shall not eliminate any optional form of benefit of the Existing Plan.

     (d) Any beneficiary designation in effect under the Existing Plan immediately before the amendment and restatement shall be deemed to be a valid Beneficiary designation under this Plan, to the extent consistent with Section 9.2.

16.4 Plan Merger and Consolidation or Transfer of Plan Assets

     In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant of the Plan shall (if the Plan then terminated) be entitled to receive an amount immediately after such merger, consolidation or transfer which is equal to or greater than the amount he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

16.5 Termination

     While the Plan and Trust Fund are intended to be permanent, they may be terminated at any time at the discretion of the Employer; provided, however, that, except as provided in Section 3.4, no action may be taken to render it possible, at any time prior to the satisfaction of all expenses and all liabilities with respect to Participants and their Beneficiaries, for any part of the corpus or income of the Trust Fund to be used for or diverted to purposes other than the Plan and for the payment of the expenses of the Trust Fund including any expenses incurred in effectuating the termination of the Plan and Trust Fund. In the event of the termination of the Plan and Trust Fund or upon partial termination, the rights of all affected Participants to benefits accrued, to the extent funded, as of the date of such termination or partial termination shall be one hundred percent (100%) vested and nonforfeitable. The Committee shall allocate the Trust Fund in accordance with section 4044 of the Act to the extent of the sufficiency of such funds. However, if necessary to prevent prohibited discrimination under section 401(a)(4) of the Code, then the allocation of assets under section 4044 of the Act shall be reallocated to the extent necessary to avoid such discrimination.

     Written notification of a complete termination shall be given to each affected Participant and Beneficiary and the Trustee setting forth the termination date. If the Plan is subject to Title IV of the Act, the Committee shall also comply with the plan termination requirements of Title IV. The Trustee, after reserving an amount from the Trust Fund sufficient to pay expenses and charges, including the payment of all expenses incurred in effectuating such termination, such as the fees and retainers of the Plan's Trustees, actuary, accountant, custodian, administrator, counsel, and other specialists, shall distribute the assets of the Trust Fund in accordance with the directions of the Committee which instructions shall be in accordance with Article IX.

     Unless otherwise elected in the Adoption Agreement, any assets of this Plan which remain after provisions have been made to satisfy all liabilities of this Plan to Participants shall be allocated among Participants on a uniform and nondiscriminatory basis, subject to the limitations of Section 8.1. However, to the extent such allocation would result in prohibited discrimination or violate any other provision of law, the excess assets shall revert to the Employer.

     Except as provided by law, an Employer shall have no liability in respect of payments or benefits under the Plan and each Participant or Beneficiary shall look solely to the Trust Fund for any payments or benefits under the Plan. The liability of the Trustee with respect thereto shall be limited to the amounts held by the Trustee in the Trust Fund.



                                 ARTICLE XVII.
                           PAIRED PLAN PROVISIONS

     The provisions of this Article are applicable only if the Employer adopts a set of Dreyfus paired plans. Paired plans are a combination of standardized form plans, so designed that if any single plan or combination of plans is adopted by an Employer, each plan by itself, or the plans together, will meet the antidiscrimination rules set forth in section 401(a)(4) of the Code, the contribution and benefit limits set forth in section 415 of the Code and the Top-Heavy provisions set forth in section 416 of the Code.


17.1 Compliance with Section 415(e) of the Code

     If the Employer also maintains one or two of Sponsor's paired defined contribution plans, the "1.0" aggregate limitation of section 415(e) of the Code on contributions and benefits will be met by freezing or reducing the rate of benefit accruals under this Plan.

17.2 Adjustment of Combined Plan Fractions under Section 415 of the Code for Top-Heavy Ratio In Excess of Ninety Percent (90%).

     In any Plan Year in which the Plan becomes Super Top-Heavy, the denominators of the Defined Benefit Fraction and Defined Contribution fraction (both as defined in section 8.1 of the Plan) shall be computed using one hundred percent (100%) of the dollar limitation instead of one hundred twenty-five percent (125%).

17.3 Top Heavy Minimum Benefits and Contributions

     (a) When the paired plans are Top-Heavy, but are not Super Top-Heavy, the Top-Heavy requirements set forth in Article XV shall apply, except that "three percent (3%)" shall be substituted for "two percent (2%)" in determining the Top-Heavy minimum benefit under
           Section 15.3(a) and that the cumulative accrued benefit shall not exceed 30%. Each Non-Key Employee who is a Participant in both this Plan and a paired defined contribution pan shall be entitled only to this minimum top heavy benefit accrual and shall not be entitled to any Top-Heavy minimum allocation under the paired defined contribution plan or plans.

     (b) When the paired plans are Super Top-Heavy, the Top Heavy requirements of Article XV shall apply. Each Non-Key Employee who is a Participant in both this Plan and a paired defined contribution plan shall be entitled only to this minimum top heavy benefit accrual and shall not be entitled to any Top-Heavy minimum allocation under the paired defined contribution plan or plans.

17.4 Integration of Paired Plans

     If the Employer adopts paired plans, only one may allocate contributions or determine benefits on an integrated basis.

                    DREYFUS PROTOTYPE DEFINED BENEFIT PLAN

                              TABLE OF CONTENTS

                                                                        Page

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.0  "Accrued Benefit". . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.1  "Act". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2  "Actuarial Equivalent" . . . . . . . . . . . . . . . . . . . . . . .  1
1.3  "Actuarial Value". . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.4  "Adoption Agreement" . . . . . . . . . . . . . . . . . . . . . . . .  3
1.5  "Affiliated Employer". . . . . . . . . . . . . . . . . . . . . . . .  3
1.6  "Anniversary Date" . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.7  "Annuity Starting Date". . . . . . . . . . . . . . . . . . . . . . .  3
1.8  "Beneficiary". . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.9  "Board of Directors" . . . . . . . . . . . . . . . . . . . . . . . .  3
1.10 "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.11 "Committee". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.12 "Compensation" . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.13 "Contract" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.14 "Deferred Retirement Date" . . . . . . . . . . . . . . . . . . . . .  6
1.15 "Disability Retirement Date" . . . . . . . . . . . . . . . . . . . .  6
1.16 "Early Retirement Date". . . . . . . . . . . . . . . . . . . . . . .  6
1.17 "Earned Income". . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.18 "Effective Date" . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.19 "Eligible Employee". . . . . . . . . . . . . . . . . . . . . . . . .  6
1.20 "Eligibility Year(s) of Service" . . . . . . . . . . . . . . . . . .  6
1.21 "Employee" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
1.22 "Employer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
1.23 "Employment Commencement Date" . . . . . . . . . . . . . . . . . . .  8
1.24 "Entry Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
1.25 "Fresh Start Date" . . . . . . . . . . . . . . . . . . . . . . . . .  8
1.26 "Frozen Accrued Benefit" . . . . . . . . . . . . . . . . . . . . . .  8
1.27 "Highly Compensated Employee". . . . . . . . . . . . . . . . . . . .  8
1.28 "Hour of Service". . . . . . . . . . . . . . . . . . . . . . . . . .  9
1.29 "Normal Retirement Date" . . . . . . . . . . . . . . . . . . . . . . 10
1.30 "Owner-Employee" . . . . . . . . . . . . . . . . . . . . . . . . . . 11
1.31 "Participant". . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
1.32 "Participating Employer" . . . . . . . . . . . . . . . . . . . . . . 11
1.33 "Participation". . . . . . . . . . . . . . . . . . . . . . . . . . . 11
1.34 "PBGC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
1.35 "Period of Severance". . . . . . . . . . . . . . . . . . . . . . . . 12
1.36 "Permanent Disability" . . . . . . . . . . . . . . . . . . . . . . . 12
1.37 "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
1.38 "Plan Year". . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
1.39 "Prototype Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . 12
1.40 "Qualified Joint and Survivor Annuity" . . . . . . . . . . . . . . . 12
1.41 "Qualified Pre-retirement Survivor Annuity". . . . . . . . . . . . . 12
1.42 "Re-Employment Commencement Date". . . . . . . . . . . . . . . . . . 13
1.43 "S Corporation". . . . . . . . . . . . . . . . . . . . . . . . . . . 13
1.44 "Self-Employed Individual" . . . . . . . . . . . . . . . . . . . . . 13
1.45 "Service". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
1.46 "Service Break". . . . . . . . . . . . . . . . . . . . . . . . . . . 14
1.47 "Severance from Service Date". . . . . . . . . . . . . . . . . . . . 14
1.48 "Shareholder-Employee" . . . . . . . . . . . . . . . . . . . . . . . 14
1.49 "Social Security Retirement Age" . . . . . . . . . . . . . . . . . . 15
1.50 "Sponsor". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
1.51 "Standard Form of Retirement Income" . . . . . . . . . . . . . . . . 15
1.52 "Straight Life Annuity". . . . . . . . . . . . . . . . . . . . . . . 15
1.53 "Taxable Wage Base". . . . . . . . . . . . . . . . . . . . . . . . . 15
1.54 "Trustee". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
1.55 "Trust Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . 15
1.56 "Trust Fund" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE II.  PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . 16

2.1  Membership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
2.2  Excluded Employees . . . . . . . . . . . . . . . . . . . . . . . . . 16
2.3  Re-Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
2.4  Change in Employment Status. . . . . . . . . . . . . . . . . . . . . 17
2.5  Limitation on Participation of Owner-Employees . . . . . . . . . . . 17

ARTICLE III.  CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . 19

3.1  Employer Contributions . . . . . . . . . . . . . . . . . . . . . . . 19
3.2  Payment of Contributions . . . . . . . . . . . . . . . . . . . . . . 19
3.3  Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 19
3.4  Return of Employer Contributions . . . . . . . . . . . . . . . . . . 19

ARTICLE IV.  RETIREMENT DATES . . . . . . . . . . . . . . . . . . . . . . 21

4.1  Retirement Date. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.2  Normal Retirement Date . . . . . . . . . . . . . . . . . . . . . . . 21
4.3  Deferred Retirement Date . . . . . . . . . . . . . . . . . . . . . . 21
4.4  Early Retirement Date. . . . . . . . . . . . . . . . . . . . . . . . 21
4.5  Disability Retirement Date . . . . . . . . . . . . . . . . . . . . . 21
4.6  Application for Retirement . . . . . . . . . . . . . . . . . . . . . 22
4.7  Age Discrimination in Employment Act . . . . . . . . . . . . . . . . 22

ARTICLE V.  RETIREMENT BENEFITS . . . . . . . . . . . . . . . . . . . . . 23

5.1  Normal Retirement Benefit. . . . . . . . . . . . . . . . . . . . . . 23
5.2  Deferred Retirement Benefit. . . . . . . . . . . . . . . . . . . . . 23
5.3  Early Retirement Benefit . . . . . . . . . . . . . . . . . . . . . . 23
5.4  Disability Retirement Benefit. . . . . . . . . . . . . . . . . . . . 26
5.5  Distribution of Retirement Benefits. . . . . . . . . . . . . . . . . 26
5.6  Death Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
5.7  Suspension of Benefits . . . . . . . . . . . . . . . . . . . . . . . 26
5.8  Frozen Accrued Benefit . . . . . . . . . . . . . . . . . . . . . . . 28
5.9  Adjustments to Frozen Accrued Benefit. . . . . . . . . . . . . . . . 29

ARTICLE VI.  TERMINATION OF EMPLOYMENT BENEFITS . . . . . . . . . . . . . 35

6.1  Vested Termination Benefit . . . . . . . . . . . . . . . . . . . . . 35
6.2  Distribution of Vested Interest. . . . . . . . . . . . . . . . . . . 35
6.3  Death of a Vested Member . . . . . . . . . . . . . . . . . . . . . . 35
6.4  Vesting of a Participant . . . . . . . . . . . . . . . . . . . . . . 36
6.5  Amendment of Vesting Provisions. . . . . . . . . . . . . . . . . . . 36
6.6  Forfeitures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VII.  DEATH BENEFITS. . . . . . . . . . . . . . . . . . . . . . . 38

7.1  Pre-Retirement Without Life Insurance. . . . . . . . . . . . . . . . 38
7.2  Designation of Beneficiary . . . . . . . . . . . . . . . . . . . . . 39
7.3  Distribution of Death Benefit. . . . . . . . . . . . . . . . . . . . 39
7.4  Payment on Beneficiary's Death . . . . . . . . . . . . . . . . . . . 39
7.5  Post-Retirement Death Benefit. . . . . . . . . . . . . . . . . . . . 39

ARTICLE VIII.  LIMITATIONS ON BENEFITS. . . . . . . . . . . . . . . . . . 40

8.1  Maximum Retirement Benefit . . . . . . . . . . . . . . . . . . . . . 40
8.2  Limitations Applicable to Twenty-Five (25) Highest Paid Employees. . 46
8.3  Additional Restrictions. . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE IX.  PAYMENT OF BENEFITS. . . . . . . . . . . . . . . . . . . . . 51

9.1  Commencement of Benefits . . . . . . . . . . . . . . . . . . . . . . 51
9.2  Automatic Annuity Requirements . . . . . . . . . . . . . . . . . . . 52
9.3  Transitional Rules Applicable to Joint and Survivor Annuities. . . . 56
9.4  Other Forms and Methods of Payment of Benefits . . . . . . . . . . . 58
9.5  Required Payment of Benefits . . . . . . . . . . . . . . . . . . . . 59
9.6  Certain Distributions. . . . . . . . . . . . . . . . . . . . . . . . 66
9.7  No Duplication of Benefits . . . . . . . . . . . . . . . . . . . . . 66
9.8  Direct Rollovers . . . . . . . . . . . . . . . . . . . . . . . . . . 66

ARTICLE X.  THE COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . 68

10.1 Creation of a Committee. . . . . . . . . . . . . . . . . . . . . . . 68
10.2 Committee Action . . . . . . . . . . . . . . . . . . . . . . . . . . 68
10.3 Authorized Signatory . . . . . . . . . . . . . . . . . . . . . . . . 68
10.4 Powers and Duties. . . . . . . . . . . . . . . . . . . . . . . . . . 68
10.5 Non-Discrimination . . . . . . . . . . . . . . . . . . . . . . . . . 68
10.6 Records and Reports. . . . . . . . . . . . . . . . . . . . . . . . . 69
10.7 Reliance on Professional Advice. . . . . . . . . . . . . . . . . . . 69
10.8 Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 69
10.9 Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . 69
10.1 Payment Certification to Trustee . . . . . . . . . . . . . . . . . . 69
10.1 Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . 70

ARTICLE XI.  PARTICIPANT VOLUNTARY CONTRIBUTIONS. . . . . . . . . . . . . 71

11.1 Voluntary Contributions. . . . . . . . . . . . . . . . . . . . . . . 71
11.2 Accounting Procedures. . . . . . . . . . . . . . . . . . . . . . . . 71
11.3 Withdrawals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
11.4 Transfers From Other Trusts. . . . . . . . . . . . . . . . . . . . . 72

ARTICLE XII.  INSURANCE CONTRACTS . . . . . . . . . . . . . . . . . . . . 73

12.1 Trustee To Procure Contracts . . . . . . . . . . . . . . . . . . . . 73
12.2 Substandard Lives. . . . . . . . . . . . . . . . . . . . . . . . . . 73
12.3 Rules Applicable To Contracts. . . . . . . . . . . . . . . . . . . . 74
12.4 Increases or Decreases in Benefits . . . . . . . . . . . . . . . . . 75
12.5 Deferred Retirement. . . . . . . . . . . . . . . . . . . . . . . . . 75
12.6 Premium Continuation . . . . . . . . . . . . . . . . . . . . . . . . 76
12.7 Conflicts With Plan Terms. . . . . . . . . . . . . . . . . . . . . . 76

ARTICLE XIII.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . 77

13.1 No Right of Continued Employment . . . . . . . . . . . . . . . . . . 77
13.2 Non-Alienation of Interest . . . . . . . . . . . . . . . . . . . . . 77
13.3 Incompetence of Participants and Beneficiaries . . . . . . . . . . . 77
13.4 Separate Employer Trusts Maintained. . . . . . . . . . . . . . . . . 77
13.5 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
13.6 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
13.7 Gender and Number. . . . . . . . . . . . . . . . . . . . . . . . . . 78
13.8 Titles and Headings. . . . . . . . . . . . . . . . . . . . . . . . . 78
13.9 Counterparts as Original . . . . . . . . . . . . . . . . . . . . . . 78
13.1 Failure of Employer's Plan to Qualify. . . . . . . . . . . . . . . . 78
13.1 Exclusive Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . 78
13.1 Proper Payee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78

ARTICLE XIV.  LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

14.1 Loans to Participants. . . . . . . . . . . . . . . . . . . . . . . . 80
14.2 Transactions Treated as Loans. . . . . . . . . . . . . . . . . . . . 81
14.3 Provisions to be Applied in a Uniform and Nondiscriminatory Manner . 81
14.4 Satisfaction of Loan . . . . . . . . . . . . . . . . . . . . . . . . 81
14.5 Loans to Owner-Employees or Shareholder-Employees. . . . . . . . . . 81

ARTICLE XV. TOP-HEAVY PROVISIONS. . . . . . . . . . . . . . . . . . . . . 83

15.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
15.2 Vesting Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . 86
15.3 Minimum Accrued Benefit. . . . . . . . . . . . . . . . . . . . . . . 87
15.4 Adjustment For Benefit Other Than Life Annuity . . . . . . . . . . . 88
15.5 Adjustment to Defined Benefit Fraction and
       Defined Contribution Fraction under Section 8.1. . . . . . . . . . 88

ARTICLE XVI.  AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . . . 89

16.1 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
16.2 Participating Employers. . . . . . . . . . . . . . . . . . . . . . . 90
16.3 Amended and Restated Plans . . . . . . . . . . . . . . . . . . . . . 91
16.4 Plan Merger and Consolidation or Transfer of Plan Assets . . . . . . 91
16.5 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91

ARTICLE XVII.  PAIRED PLAN PROVISIONS . . . . . . . . . . . . . . . . . . 93

17.1 Compliance with Section 415(e) of the Code . . . . . . . . . . . . . 93
17.2 Adjustment of Combined Plan Fractions under
       Section 415 of the Code for Top-Heavy
       Ratio In Excess of Ninety Percent (90%). . . . . . . . . . . . . . 93
17.3 Top Heavy Minimum Benefits and Contributions . . . . . . . . . . . . 93
17.4 Integration of Paired Plans. . . . . . . . . . . . . . . . . . . . . 94






                               DREYFUS PROTOTYPE



                          BASIC PLAN DOCUMENT NO. 01

                  DREYFUS PROTOTYPE DEFINED CONTRIBUTION PLAN


TABLE OF CONTENTS

                DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   1
           1.1  "Account" . . . . . . . . . . . . . . . . . . . . . . . .   1
           1.2  "Act" . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           1.3  "Actual Deferral Percentage". . . . . . . . . . . . . . .   1
           1.4  "Adoption Agreement". . . . . . . . . . . . . . . . . . .   1
           1.5  "Affiliated Employer" . . . . . . . . . . . . . . . . . .   1
           1.6  "Anniversary Date". . . . . . . . . . . . . . . . . . . .   1
           1.7  "Annuity Starting Date" . . . . . . . . . . . . . . . . .   1
           1.8  "Average Actual Deferral Percentage". . . . . . . . . . .   1
           1.9  "Average Contribution Percentage" . . . . . . . . . . . .   2
           1.10 "Beneficiary" or "Beneficiaries". . . . . . . . . . . . .   2
           1.11 "Board of Directors"  . . . . . . . . . . . . . . . . . .   2
           1.12 "CODA". . . . . . . . . . . . . . . . . . . . . . . . . .   2
           1.13 "Code". . . . . . . . . . . . . . . . . . . . . . . . . .   2
           1.14 "Committee" . . . . . . . . . . . . . . . . . . . . . . .   2
           1.15 "Compensation". . . . . . . . . . . . . . . . . . . . . .   2
           1.16 "Contribution Percentage" . . . . . . . . . . . . . . . .   4
           1.17 "Contribution Percentage Amounts" . . . . . . . . . . . .   4
           1.18 "Early Retirement Age". . . . . . . . . . . . . . . . . .   4
           1.19 "Earned Income" . . . . . . . . . . . . . . . . . . . . .   4
           1.20 "Easy Retirement Plan". . . . . . . . . . . . . . . . . .   4
           1.21 "Effective Date". . . . . . . . . . . . . . . . . . . . .   4
           1.22 "Elective Deferrals". . . . . . . . . . . . . . . . . . .   5
           1.23 "Eligible Employee" . . . . . . . . . . . . . . . . . . .   5
           1.24 "Eligibility Year(s) of Service". . . . . . . . . . . . .   5
           1.25 "Employee". . . . . . . . . . . . . . . . . . . . . . . .   6
           1.26 "Employer". . . . . . . . . . . . . . . . . . . . . . . .   7
           1.27 "Employment Commencement Date". . . . . . . . . . . . . .   7
           1.28 "Entry Date". . . . . . . . . . . . . . . . . . . . . . .   7
           1.29 "Excess Aggregate Contributions". . . . . . . . . . . . .   7
           1.30 "Excess Contributions". . . . . . . . . . . . . . . . . .   7
           1.31 "Excess Elective Deferrals" . . . . . . . . . . . . . . .   7
           1.32 "Family Member" . . . . . . . . . . . . . . . . . . . . .   7
           1.33 "Fund". . . . . . . . . . . . . . . . . . . . . . . . . .   7
           1.34 "Highly Compensated Employee" . . . . . . . . . . . . . .   7
           1.35 "Hour of Service" . . . . . . . . . . . . . . . . . . . .   9
           1.36 "Integration Level" . . . . . . . . . . . . . . . . . . .  10
           1.37 "Matching Contribution" . . . . . . . . . . . . . . . . .  10
           1.38 "Net Profits" . . . . . . . . . . . . . . . . . . . . . .  10
           1.39 "Non-Highly Compensated Employee" . . . . . . . . . . . .  10
           1.40 "Normal Retirement Age" . . . . . . . . . . . . . . . . .  10
           1.41 "Owner-Employee". . . . . . . . . . . . . . . . . . . . .  11
           1.42 "Participant" . . . . . . . . . . . . . . . . . . . . . .  11
           1.43 "Participating Employer". . . . . . . . . . . . . . . . .  12
           1.44 "Period of Severance" . . . . . . . . . . . . . . . . . .  12
           1.45 "Plan". . . . . . . . . . . . . . . . . . . . . . . . . .  12
           1.46 "Plan Year" . . . . . . . . . . . . . . . . . . . . . . .  12
           1.47 "Prototype Plan". . . . . . . . . . . . . . . . . . . . .  12
           1.48 "Qualified Matching Contributions". . . . . . . . . . . .  12
           1.49 "Qualified Nonelective Contributions" . . . . . . . . . .  12
           1.50 "ReEmployment Commencement Date". . . . . . . . . . . . .  12
           1.51 "Regular Account" . . . . . . . . . . . . . . . . . . . .  13
           1.52 "S-Corporation" . . . . . . . . . . . . . . . . . . . . .  13
           1.53 "Self-Employed Individual". . . . . . . . . . . . . . . .  13
           1.54 "Service" . . . . . . . . . . . . . . . . . . . . . . . .  13
           1.55 "Service Break" . . . . . . . . . . . . . . . . . . . . .  14
           1.56 "Severance from Service Date" . . . . . . . . . . . . . .  14
           1.57 "Shareholder-Employee". . . . . . . . . . . . . . . . . .  14
           1.58 "Sponsor" . . . . . . . . . . . . . . . . . . . . . . . .  15
           1.59 "Taxable Wage Base" . . . . . . . . . . . . . . . . . . .  15
           1.60 "Thrift Contributions". . . . . . . . . . . . . . . . . .  15
           1.61 "Total and Permanent Disability". . . . . . . . . . . . .  15
           1.62 "Trustee" or "Custodian". . . . . . . . . . . . . . . . .  15
           1.63 "Trust Agreement" or "Custodial Agreement". . . . . . . .  15
           1.64 "Valuation Date". . . . . . . . . . . . . . . . . . . . .  15
           1.65 "Voluntary Contributions" . . . . . . . . . . . . . . . .  16
           PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . .  16
           2.1  Membership. . . . . . . . . . . . . . . . . . . . . . . .  16
           2.2  Excluded Employees. . . . . . . . . . . . . . . . . . . .  16
           2.3  Reemployment. . . . . . . . . . . . . . . . . . . . . . .  16
           2.4  Change in Employment Status . . . . . . . . . . . . . . .  17
           2.5  Limitations on Participation of Owner-Employees . . . . .  17
     CONTRIBUTIONS AND CREDITS TO MONEY PURCHASE PLANS. . . . . . . . . .  18
           3.1  Employer Contributions. . . . . . . . . . . . . . . . . .  18
           3.2  Forfeitures . . . . . . . . . . . . . . . . . . . . . . .  18
           3.3  Credit to Participants. . . . . . . . . . . . . . . . . .  19
     CONTRIBUTIONS AND CREDITS TO PROFIT SHARING PLANS. . . . . . . . . .  21
           4.1  Limits on Employer Contributions. . . . . . . . . . . . .  21
           4.2  Forfeitures . . . . . . . . . . . . . . . . . . . . . . .  22
           4.3  Employer Discretionary Contributions. . . . . . . . . . .  22
           4.4  401(k) Cash or Deferred Arrangements ("CODA")/Thrift
                Contributions . . . . . . . . . . . . . . . . . . . . . .  25
           4.5  Maximum Amount of Elective Deferrals. . . . . . . . . . .  28
           4.6  Average Actual Deferral Percentage Tests. . . . . . . . .  29
           4.7  Average Contribution Percentage Tests . . . . . . . . . .  34
           4.8  Non-Hardship Withdrawals. . . . . . . . . . . . . . . . .  38
           4.9  Distribution on Account of Financial Hardship . . . . . .  39
           4.10 Special Distribution Rules. . . . . . . . . . . . . . . .  42
     CONTRIBUTIONS AND CREDITS TO TARGET BENEFIT PLANS. . . . . . . . . .  42
     CONTRIBUTION AND ALLOCATION LIMITS . . . . . . . . . . . . . . . . .  43
           6.1  Timing of Contributions . . . . . . . . . . . . . . . . .  43
           6.2  Deductibility of Contributions. . . . . . . . . . . . . .  43
           6.3  Return of Employer Contributions. . . . . . . . . . . . .  43
           6.4  Limitation on Allocations . . . . . . . . . . . . . . . .  44
           6.5  Separate Accounts . . . . . . . . . . . . . . . . . . . .  53
           6.6  Valuation . . . . . . . . . . . . . . . . . . . . . . . .  53
           6.7  Segregation of Former Participant's Account . . . . . . .  54
           VESTING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
           7.1  Vested Interest . . . . . . . . . . . . . . . . . . . . .  54
           7.2  Vesting of a Participant. . . . . . . . . . . . . . . . .  55
           7.3  Amendment of Vesting Provisions . . . . . . . . . . . . .  55
           7.4  Forfeitures. . . . . . . . . . . . . . . . . . . . . . . . 56
           BENEFITS ON RETIREMENT AND SEPARATION FROM SERVICE . . . . . . .57
           8.1 Commencement of Benefits.  . . . . .  . .  . . . . .  .  . .57
           8.2 Automatic Annuity Requirements . . . . . . . . . . . . . . .60
           8.3  Profit Sharing Plans: Exception from Automatic Annuity
                Requirements. . . . . . . . . . . . . . . . . . . . . . .  64
           8.4  Transitional Rules Applicable to Joint and Survivor Annuities 64
           8.5  Required Payment of Benefits. . . . . . . . . . . . . . .  66
           8.6  Available Forms of Distribution . . . . . . . . . . . . .  73
           8.7  Certain Distributions . . . . . . . . . . . . . . . . . .  73
           8.8  Forfeitures . . . . . . . . . . . . . . . . . . . . . . .  74
           DEATH BENEFITS . . . . . . . . . . . . . . . . . . . . . . . .  74
           9.1  Payment to Beneficiary. . . . . . . . . . . . . . . . . .  74
           9.2  Method of Payment . . . . . . . . . . . . . . . . . . . .  74
           PARTICIPANT CONTRIBUTIONS; ROLLOVERS . . . . . . . . . . . . .  75
           10.1 Voluntary Contributions . . . . . . . . . . . . . . . . .  75
           10.2 Voluntary Tax-Deductible Contributions. . . . . . . . . .  75
           10.3 Transfers From Other Trusts . . . . . . . . . . . . . . .  76
           INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . . .  77
           11.1 Policy Procurement. . . . . . . . . . . . . . . . . . . .  77
           11.2 Rules and Regulations . . . . . . . . . . . . . . . . . .  77
           11.3 Transfer of Policies. . . . . . . . . . . . . . . . . . .  78
           11.4 Payment Upon Death. . . . . . . . . . . . . . . . . . . .  79
           11.5 Plan Provisions Control . . . . . . . . . . . . . . . . .  79
           LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
           12.1 Loans to Participants . . . . . . . . . . . . . . . . . .  79
           12.2 Provisions to be Applied in a Uniform and Nondiscriminatory
                 Manner . . . . . . . . . . . . . . . . . . . . . . . . .  81
           12.3 Satisfaction of Loan. . . . . . . . . . . . . . . . . . .  81
           12.4 Loans to Owner-Employees or Shareholder-Employees . . . .  81
           TOP-HEAVY PROVISIONS . . . . . . . . . . . . . . . . . . . . .  82
           13.1 Definitions . . . . . . . . . . . . . . . . . . . . . . .  82
           13.2 Vesting Schedules . . . . . . . . . . . . . . . . . . . .  85
           13.3 Minimum Allocation. . . . . . . . . . . . . . . . . . . .  86
           13.4 Adjustment to Defined Benefit Fraction and Defined Contribution
                Fraction under section 6.4. . . . . . . . . . . . . . . .  87
           THE COMMITTEE. . . . . . . . . . . . . . . . . . . . . . . . .  87
           14.1 Creation of a Committee . . . . . . . . . . . . . . . . .  87
           14.2 Committee Action. . . . . . . . . . . . . . . . . . . . .  87
           14.3 Authorized Signatory. . . . . . . . . . . . . . . . . . .  88
           14.4 Powers and Duties . . . . . . . . . . . . . . . . . . . .  88
           14.5 Nondiscrimination . . . . . . . . . . . . . . . . . . . .  88
           14.6 Records and Reports . . . . . . . . . . . . . . . . . . .  88
           14.7 Reliance on Professional Advice . . . . . . . . . . . . .  88
           14.8 Payment of Expenses . . . . . . . . . . . . . . . . . . .  88
           14.9 Limitation of Liability . . . . . . . . . . . . . . . . .  89
           14.10     Payment Certification to Trustee . . . . . . . . . .  89
           14.11     Claims Procedure . . . . . . . . . . . . . . . . . .  89
           GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  90
           15.1 No Right of Continued Employment. . . . . . . . . . . . .  90
           15.2 Nonalienation of Interest . . . . . . . . . . . . . . . .  90
           15.3 Incompetence of Participants and Beneficiaries. . . . . .  90
           15.4 Unclaimed Benefits. . . . . . . . . . . . . . . . . . . .  91
           15.5 Separate Employer Trusts Maintained . . . . . . . . . . .  91
           15.6 Governing Law . . . . . . . . . . . . . . . . . . . . . .  91
           15.7 Severability. . . . . . . . . . . . . . . . . . . . . . .  91
           15.8 Gender and Number . . . . . . . . . . . . . . . . . . . .  91
           15.9 Titles and Headings . . . . . . . . . . . . . . . . . . .  92
           15.10     Failure of Employer's Plan to Qualify. . . . . . . .  92
           15.11     Exclusive Benefit. . . . . . . . . . . . . . . . . .  92
           15.12     Action by Employer . . . . . . . . . . . . . . . . .  92
           AMENDMENT AND TERMINATION. . . . . . . . . . . . . . . . . . .  92
           16.1 Amendment . . . . . . . . . . . . . . . . . . . . . . . .  92
           16.2 Termination and Partial Termination . . . . . . . . . . .  93
           16.3 Plan Merger and Consolidation or Transfer of Plan Assets.  94
           16.4 Amended and Restated Plans. . . . . . . . . . . . . . . .  94
           16.5 Participating Employers . . . . . . . . . . . . . . . . .  95
           PAIRED PLAN PROVISIONS . . . . . . . . . . . . . . . . . . . .  96
           17.1 Compliance With Section 415(e) of the Code. . . . . . . .  96
           17.2 Adjustment of Combined Plan Fractions Under Section 415 of the Code for Top-Heavy Ratio in Excess of Ninety Percent (90%) 96
           17.3 Top-Heavy Minimum Benefits and Contributions. . . . . . .  96
           17.4 Integration of Paired Plans . . . . . . . . . . . . . . .  97


                   DREYFUS PROTOTYPE DEFINED CONTRIBUTION PLAN
                          BASIC PLAN DOCUMENT NO. 01


                                  ARTICLE I.
                                  DEFINITIONS

1.1 "Account" shall mean any one of the accounts maintained by the Committee for each Participant in accordance with Section 6.5.

1.2 "Act" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.3 "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage) of Elective Deferrals (including Excess Elective Deferrals),
     Qualified Matching Contributions, and Qualified Nonelective Contributions paid over to the Fund on behalf of an Eligible Participant for the Plan Year to the Eligible Participant's Compensation for the Plan Year. The Actual Deferral Percentage of an Eligible Participant who does not make an Elective Deferral, and who does not receive an allocation of a Qualified Matching Contribution or a Qualified Nonelective Contribution, is zero.

1.4 "Adoption Agreement" shall mean the document executed by the adopting Employer which contains all the options which may be selected and which incorporates this Prototype Plan by reference.

1.5 "Affiliated Employer" shall mean any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

1.6 "Anniversary Date" unless otherwise defined in the Adoption Agreement, shall mean the first day of the Plan Year. If the initial Plan Year is less than a 12 month period, the Anniversary Date shall mean the first day of the 12 consecutive month period designated as the Plan Year in the Adoption Agreement.

1.7 "Annuity Starting Date" shall mean the first day of the first period for which an amount is paid as an annuity or any other form.

1.8 "Average Actual Deferral Percentage" shall mean the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Participants in a group.

1.9 "Average Contribution Percentage" shall mean the average (expressed as a percentage) of the Contribution Percentages of the Eligible Participants in a group.

1.10 "Beneficiary" or "Beneficiaries" shall mean one or more persons designated as such by a Participant to receive his interest in the Fund in the event of the death of the Participant.

1.11 "Board of Directors" shall mean the Board of Directors of the Employer if the Employer is an incorporated business entity.

1.12 "CODA" shall mean a cash or deferred arrangement qualified under section 401(k) of the Code.

1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.14 "Committee" shall mean the person or persons appointed by the Employer to administer the Plan in accordance with Article XIV. If the Plan is an Easy Retirement Plan or if no such Committee is appointed by the Employer, the Employer shall act as the Committee.

1.15 "Compensation", unless otherwise specified in the Adoption Agreement, shall mean, in the case of an Employee other than a Self-Employed Individual, his wages as defined in section 3401(a) of the Code and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d) and 6051(a)(3) of the Code, determined without regard to any rules under section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed, which are actually paid during the applicable period. In the case of a Self-Employed Individual, Compensation shall mean his Earned Income. Unless otherwise specified in the Adoption Agreement, the applicable period shall be the Plan Year. If elected by the employer in the Adoption Agreement, Compensation shall also include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not currently includible in the gross income of the Employee by reason of the application of sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code. Compensation shall include Excess Contributions which are recharacterized in accordance with Section 4.6(d) to the extent that Elective Deferrals are included in Compensation.

     Solely for purposes of determining Actual Deferral Percentages and Contribution Percentages, Compensation, if the Plan is a non-standardized plan, shall be determined without regard to any exclusions which may be elected in the Adoption Agreement. Solely for purposes of determining Actual Deferral Percentages and Contribution Percentages, the applicable period for determining the amount of an Employee's Compensation shall be limited to the period during which the Employee was an Eligible Participant.

     For Plan Years beginning on or after January 1, 1989, annual Compensation shall not include amounts in excess of $200,000, as adjusted by the Secretary of the Treasury at the same time and in the same manner as under section 415(d) of the Code except that the dollar increases in effect on January 1 of any calendar year is effective for Plan Years beginning in such calendar year and the first adjustment to the $200,000 limitation is effective on January 1, 1990.

     For Plan Years beginning on or after January 1, 1994, the annual Compensation of each Participant taken into account for determining all benefits provided under the Plan for any Plan Year shall not exceed $150,000, as adjusted for increases in the cost-of-living in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to the applicable period beginning in such calendar year.

     If an applicable period consists of fewer than 12 months, the annual Compensation limit is an amount equal to the otherwise applicable annual Compensation limit multiplied by a fraction, the numerator of which is the number of months in the short applicable period, and the denominator of which is 12.

     In determining Compensation for purposes of the annual Compensation limit, the family member rules of Section 414(q)(6) of the Code shall apply except that in applying such rules, the term "family" shall include only the Employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such family member rule the annual compensation limit is exceeded, then (except for purposes of determining the portion of Compensation up to the Integration Level if this Plan is integrated with Social Security), the annual compensation limit shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of such limitation.

     If Compensation for any prior applicable period is taken into account in determining a Participant's allocations for the current Plan Year, the Compensation for such prior applicable period is subject to the applicable annual Compensation limit in effect for that prior period. For this purpose, in determining allocations in Plan Years beginning on or after January 1, 1989, the annual Compensation limit in effect for applicable periods beginning before that date is $200,000. In addition, in determining allocations in Plan Years beginning on or after January 1, 1994, the annual Compensation limit in effect for applicable periods beginning before that date is $150,000.

1.16 "Contribution Percentage" shall mean the ratio (expressed as a percentage) of an Eligible Participant's Contribution Percentage Amounts to the Eligible Participant's Compensation for the Plan Year.

1.17 "Contribution Percentage Amounts" shall mean the sum of the Thrift Contributions (including amounts recharacterized in accordance with Section 4.6(d)), Voluntary Contributions and Matching Contributions under the Plan on behalf of an Eligible Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Elective Deferrals, Excess Contributions, or Excess Aggregate Contributions. Such Contribution Percentage Amounts shall include forfeitures of Excess Aggregate Contributions or Matching Contributions allocated to the Eligible Participant's Employer Matching Contribution Account, which shall be taken into account in the year in which such forfeiture is allocated.

1.18 "Early Retirement Age" shall mean the date a Participant satisfies the age and service requirements for early retirement, if any, specified in the Adoption Agreement. Upon reaching his Early Retirement Age, a Participant's right to his account balance shall be nonforfeitable, notwithstanding the Plan's vesting schedule. If a Participant separates from service before satisfying the age requirement for early retirement, but has satisfied the service requirement, the Participant will be entitled to elect to receive an early retirement benefit upon satisfaction of such age requirement.

1.19 "Earned Income" shall mean the annual net earnings from self-employment in the trade or business with respect to which the Plan is established, provided that personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan to the extent deductible under section 404 of the Code.
     Net earnings shall be determined with regard to the deduction allowed to the Employer by section 164(f) of the Code for taxable years beginning after December 31, 1989.

1.20 "Easy Retirement Plan" shall mean a Plan established under Dreyfus Easy Standardized/Paired Prototype Money Purchase Retirement Plan No. 01005, Dreyfus Easy Standardized/Paired Prototype Profit Sharing Retirement Plan No. 01006, or Dreyfus Standardized/Paired Prototype Defined Benefit Plan No. 02001.

1.21 "Effective Date" shall mean the date specified in the Adoption Agreement.

1.22 "Elective Deferrals" shall mean any Employer contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant's Elective Deferrals are the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any CODA, any simplified employee pension cash or deferred arrangement as described in section 402(h)(1)(B), any eligible deferred compensation plan under section 457, any plan as described under section 501(c)(18), and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under section 403(b) pursuant to a salary reduction agreement. Elective Deferrals shall not include any deferrals properly distributed as an Excess Amount pursuant to Section 6.4(d).

1.23 "Eligible Employee" shall mean each Employee who is not excluded from eligibility to participate in the Plan under the Adoption Agreement. If the Plan is an Easy Retirement Plan, Eligible Employee shall mean each Employee who is not (i) included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining, or (ii) a nonresident alien who received no income from the Employer which constitutes income from sources within the United States. For purposes of the preceding sentence, "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

1.24 "Eligibility Year(s) of Service" shall mean the twelve (12) consecutive month period commencing on an Employee's Employment Commencement Date and anniversaries thereof, during which the Employee worked at least one thousand (1,000) Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement).

     In the case of an Employee in the maritime industry whose compensation is determined based on days of service, 125 days of service shall be treated as 1,000 Hours of Service (or such lesser number of Hours of Service as specified in the Adoption Agreement). For purposes of the preceding sentence "maritime industry" shall mean that industry in which Employees perform duties on board commercial, exploratory, service or other vessels moving on the high seas, inland waterways, Great Lakes, coastal zones, harbors and noncontiguous areas, or on offshore ports, platforms or other similar sites.

     In the case of a Participant, who does not have any nonforfeitable right to the account balance derived from Employer contributions, Eligibility Year(s) of Service before a period of consecutive one (1) year Service Breaks will not be taken into account in computing Eligibility Years of Service, if the number of consecutive one (1) year Service Breaks in such period equals or exceeds the greater of five (5) or the aggregate number of Eligibility Years of Service before such break. Such aggregate number of Eligibility Years of Service will not include any Eligibility Year of Service disregarded under the preceding sentence by reason of prior Service Breaks.

     Notwithstanding the above, if the Adoption Agreement provides for full and immediate vesting upon completion of the eligibility requirements and an Employee has incurred a one (1) year Service Break before satisfying the Plan's eligibility requirements, all Eligibility Year(s) of Service before such Service Break will not be taken into account.

     If the elapsed time method of crediting service is specified in the Adoption Agreement, an Employee shall receive credit for Service, except for credit which may be disregarded under this Section or Section 2.3, for the aggregate of all time periods commencing on his Employment Commencement Date or Re-Employment Commencement Date and ending on his Severance from Service Date. An Employee shall also receive credit for any Period of Severance of less than twelve (12) months. Fractional periods of a year shall be expressed in terms of days.

1.25 "Employee" shall mean an Owner-Employee, a Self-Employed Individual, a Shareholder-Employee and any other person employed by the Employer or any Affiliated Employer.

     A "leased employee" shall also be treated as an Employee. The term "leased employee" means any person (other than an employee of the recipient employer) who pursuant to an agreement between the recipient employer and any other person ("leasing organization") has performed services for the recipient employer (or for the recipient employer and related persons determined in accordance with section 414(n)(6) of the
     Code) on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the recipient employer. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

     Notwithstanding the preceding paragraph, a leased employee shall not be considered an employee of the recipient employer if: (i) such employee is covered by a money purchase pension plan providing (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under section 125, section 402(a)(8), section 402(h) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than twenty percent (20%) of the recipient employer's non-highly compensated workforce.

1.26 "Employer" shall mean the corporation, partnership, proprietorship or other business entity which shall adopt the Plan or any successor thereof.

1.27 "Employment Commencement Date" shall mean the first date with respect to which an Employee performs an Hour of Service.

1.28 "Entry Date", unless otherwise specified in the Adoption Agreement, shall mean the first day of the Plan Year and the first day of the seventh month of the Plan Year. The initial Entry Date shall not precede the original effective date of the Plan.

1.29 "Excess Aggregate Contributions" shall mean, with respect to any Plan Year, the excess of the aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage, actually made on behalf of Highly Compensated Employees for such Plan Year, over the maximum Contribution Percentage Amounts permitted by the Average Contribution Percentage tests of Section 4.7 (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages, beginning with the highest of such percentages).

1.30 "Excess Contributions" shall mean, with respect to any Plan Year, the excess of the aggregate amount of Elective Deferrals, Qualified Nonelective Contributions, and Qualified Matching Contributions actually taken into account in computing the Actual Deferral Percentage of Highly Compensated Employees for such Plan Year, over the maximum amount of such contributions permitted under the Average Actual Deferral Percentage tests of Section 4.6 (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Actual Deferral Percentages, beginning with the highest of such percentages).

1.31 "Excess Elective Deferrals" shall mean a Participant's Elective Deferrals for a taxable year in excess of the adjusted dollar limitation of section 402(g) of the Code.

1.32 "Family Member" shall, with respect to a five percent (5%) owner or top ten Highly Compensated Employee described in section 414(q)(6)(A) of the Code, include the spouse and lineal ascendants and descendants of an Employee or former Employee and the spouses of such lineal ascendants and descendants. The determination of who is a Family Member will be made in accordance with section 414(q) of the Code.

1.33 "Fund" shall mean all property received by the Trustee or Custodian for purposes of the Plan, investments thereof and earnings thereon, less payments made by the Trustee to carry out the Plan.

1.34 "Highly Compensated Employee" shall include highly compensated active employees and highly compensated former employees.

     A highly compensated active employee includes any Employee who performs services for the Employer or any Affiliated Employer during the determination year and who, during the look-back year: (i) received Compensation from the Employer or any Affiliated Employer in excess of $75,000 (as adjusted pursuant to section 415(d) of the Code); (ii) received Compensation from the Employer or any Affiliated Employer in excess of $50,000 (as adjusted pursuant to section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of the Employer or any Affiliated Employer and received Compensation during such year that is greater than fifty percent (50%) of the dollar limitation in effect under section 415(b)(1)(A) of the Code. The term Highly Compensated Employee also includes: (i) an Employee who is described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and the Employee is one of the 100 most highly compensated Employees of the Employer or any Affiliated Employer during the Plan Year; and (ii) an Employee who is a five percent (5%) owner of the Employer or any Affiliated Employer at any time during the look-back year or determination year.

     If no officer has satisfied the compensation requirement of (iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

     For this purpose, the determination year shall be the Plan Year, and the look-back year shall be the twelve (12) month period immediately preceding the determination year unless the Employer has elected to use the calendar year ending with or within the determination year as the look-back year for purposes of its employee benefit plans. If the Employer has so elected to use such calendar year as the look-back year for its employee benefit plans, the determination year shall be the "lag period," if any, by which the applicable determination year extends beyond such calendar year.

     A highly compensated former employee includes any Employee who terminated employment (or was deemed to have terminated) prior to the determination year, performs no service for the Employer or any Affiliated Employer during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the Employee's 55th birthday.

     If an Employee is, during a determination year or look-back year, a Family Member of either a five percent (5%) owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most Highly Compensated Employees of the Employer or any Affiliated Employer during such year, then the Family Member and the five percent (5%) owner or top-10 Highly Compensated Employee shall be aggregated. The Family Member and five percent (5%) owner or top-10 Highly Compensated Employee shall be treated as a single Employee receiving Compensation and Plan contributions equal to the sum of Compensation and contributions of the Family Member and five percent (5%) owner or top-10 Highly Compensated Employee.

     The determination of who is a Highly Compensated Employee, including the determinations of the number and identify of employees in top-paid group, the top 100 employees, the number of employees treated as officers and the compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

1.35 "Hour of Service" shall mean:

     (a) Each hour for which an Employee is compensated by the Employer, or is entitled to be so compensated, for services rendered by him to the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed; and

     (b) Each hour for which an Employee is compensated by the Employer, or is entitled to be so compensated, on account of a period of time during which no services are rendered by him to the Employer (regardless of whether the Employee shall have ceased to be an Employee) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence.
           No more than five hundred and one (501) Hours of Service shall be credited pursuant to this subparagraph (b) on account of any single continuous period during which an Employee renders no services to the Employer (whether or not such period occurs in a single computation period). Hours under this paragraph will be calculated and credited pursuant to section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and
     (c) Each hour for which back pay, without regard to mitigation of damages, has been awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under subparagraph (a) or subparagraph (b), whichever shall be applicable, and also under this subparagraph (c). The hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

           Hours of Service will be credited for employment with an Affiliated Employer. Hours of Service will also be credited for employment with a predecessor employer if the Employer maintains the plan of such predecessor or the Employer so elects in the Adoption Agreement.

           Hours of Service will also be credited for any individual considered an Employee under sections 414(n) or 414(o) of the Code or the regulations thereunder.

           Solely for purposes of determining whether a Service Break, as defined in Section 1.54, for participation and vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of the child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Service Break in that period, (2) in all other cases, in the following computation period.

           Hours of Service shall be credited on the basis of actual hours worked unless another method has been specified in the Adoption Agreement. Hours of Service shall not be counted if the elapsed time method is specified in the Adoption Agreement, except to determine an Employee's Employment Commencement Date or Re-Employment Commencement Date.

1.36 "Integration Level" shall mean the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

1.37 "Matching Contribution" shall mean Employer contributions made to this Plan or any other defined contribution plan by reason of Thrift Contributions or Elective Deferrals under this Plan.

1.38 "Net Profits" shall mean current and accumulated earnings of the Employer before Federal and State taxes and contributions to this and any other qualified plan.

1.39 "Non-Highly Compensated Employee" shall mean an Employee of the Employer who is neither a Highly Compensated Employee nor a Family Member.

1.40 "Normal Retirement Age" shall mean the age specified in the Adoption Agreement. Upon reaching his Normal Retirement Age, the Participant's right to his retirement benefit shall be nonforfeitable, notwithstanding the Plan's vesting schedule. In the event the Employer imposes a mandatory normal retirement age, the Normal Retirement Age may not exceed such mandatory normal retirement age.

     Notwithstanding any other provision of this Plan, the Employer, in accordance with the provisions of the Age Discrimination in Employment Act, shall have no right to compel a Participant to retire, except as otherwise provided herein, if in the calendar year or the preceding calendar year, the Employer has twenty (20) or more employees for each work day in each of twenty (20) or more calendar weeks. The Employer may retire a Participant who for the two (2) year period prior to retirement is employed in a bona fide executive or high policy-making position if (1) he has attained age sixty-five (65); (2) he has attained his Normal Retirement Date; and (3) his annual retirement benefit from the pension, profit sharing, savings or deferred compensation plans maintained by the Employer equals, in the aggregate, at least forty-four thousand dollars ($44,000). This Section shall be deemed to be automatically amended to reflect any subsequent Federal legislation or regulations.

1.41 "Owner-Employee" shall mean a sole proprietor or a partner who owns more than ten percent (10%) of either the capital interest or profits interest of a partnership.

1.42 "Participant" shall mean an Eligible Employee who enters the Plan pursuant to Section 2.1 of the Plan.

     (a) "Active Participant" shall mean a Participant who is credited with one thousand (1,000) or more Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement) in the Plan Year. Unless otherwise specified in the Adoption Agreement, it is not necessary that the Participant be employed on the last day of the Plan Year in order to be deemed an Active Participant and share in the Employer contribution, if any. If the elapsed time method of crediting service is specified in the Adoption Agreement, Active Participant shall include all Participants, unless otherwise specified in the Adoption Agreement.

           Notwithstanding the foregoing paragraph, if the Plan is a standardized plan, "Active Participant" shall mean, for each Plan Year beginning on or after January 1, 1990, each Participant other than a Participant who is not employed on the last day of the Plan Year and is credited with more than 500 Hours of Service in the Plan Year. If the elapsed time method of crediting service is specified in the Adoption Agreement, "Active Participant" shall mean all Participants.

           If the elapsed time method of crediting Hours of Service is specified in the Adoption Agreement, Active Participant shall mean a Participant who is credited with three (3) consecutive calendar months of service.

     (b) "Eligible Participant" shall mean an Employee who is eligible under the terms of the Plan to make Thrift Contributions, Elective Deferrals or Elective Deferrals and Thrift Contributions, combined ("Combined Contributions") made on his behalf.

1.43 "Participating Employer" shall mean any Affiliated Employer which has adopted the Plan in accordance with Section 16.5.

1.44 "Period of Severance" shall mean a continuous period of time during which the Employee is not employed by the Employer. Such period begins on the Employee's Severance from Service Date and ends on the Employee's Re-Employment Commencement Date.

1.45 "Plan" shall mean this Prototype Plan, the Trust Agreement or Custodial Agreement and the Adoption Agreement of the adopting Employer, as from time to time amended.

1.46 "Plan Year" shall mean the calendar year, unless another twelve (12) consecutive month period is specified in the Adoption Agreement.

1.47 "Prototype Plan" shall mean the basic plan document described herein.

1.48 "Qualified Matching Contributions" shall mean Employer contributions to the Plan which are allocated to Participants' accounts by reason of Elective Deferrals, which are at all times subject to the distribution and nonforfeitability requirements of section 401(k) of the Code.

1.49 "Qualified Nonelective Contributions" shall mean Employer contributions (other than Matching Contributions or Qualified Matching Contributions) which are allocated to Eligible Participants' accounts, which such Participants may not elect to receive in cash until distributed from the Plan and, which are at all times subject to the distribution and nonforfeitability requirements of section 401(k) of the Code.

1.50 "ReEmployment Commencement Date" shall mean the first day on which the Employee is credited with an Hour of Service for the performance of duties after the first eligibility computation period in which the Employee incurs a one (1) year Service Break.

     In the case of any Participant who has a one (1) year Service Break, Eligibility Year(s) of Service before such break will not be taken into account until the Employee has completed one (1) Eligibility Year of Service after returning to employment. Such Eligibility Year of Service shall be measured by the twelve (12) consecutive month period beginning on the Employee's Reemployment Commencement Date and, if necessary, subsequent twelve (12) consecutive month periods beginning on anniversaries of the Re-Employment Commencement Date.

     If a former Participant completes an Eligibility Year of Service in accordance with this provision, such Participant's participation will be reinstated as of the Re-Employment Commencement Date.

1.51 "Regular Account" shall mean the account to which Employer contributions are credited with respect to the Dreyfus prototype money purchase and target benefit plans (Plan Numbers 01001, 01004, and 01005).

1.52 "S-Corporation" shall mean an Employer who has made an election for its taxable year of reference under section 1362(a) of the Code, or any other applicable section pertaining thereto.

1.53 "Self-Employed Individual" shall mean an individual who has Earned Income for the taxable year from the unincorporated trade, or business or partnership with respect to which the Plan is established; also, an individual who would have had Earned Income but for the fact such trade, business or partnership had no net profits for the taxable year.

1.54 "Service" shall mean any twelve (12) consecutive month period identical to the Plan Year during which the Employee completes at least one thousand (1,000) or more Hours of Service (or such lesser number of Hours of Service specified in the Adoption Agreement). Periods of time to be excluded, if any, shall be stipulated in the Adoption Agreement.

     In the case of Employees in the Maritime Industry, 125 days of service shall be treated as 1,000 Hours of Service (or such lesser number of hours of Service as specified in the Adoption Agreement).

     Service will be credited in accordance with the rules set forth above for any employment, for any period of time, for any Affiliated Employer. Service will also be credited for any individual required to be considered an Employee, for purposes of this Plan under section 414(n) or (o) of the Code, of the Employer or any Affiliated Employer.

     If the elapsed time method of crediting service is specified in the Adoption Agreement, an Employee shall receive credit for Service, except for Service which may be disregarded under Sections 7.2(b), for the aggregate of all time periods commencing on his Employment Commencement Date or Re-Employment Commencement Date and ending on his Severance from Service Date. An Employee shall also receive credit, for vesting purposes, for any Period of Severance of less than twelve (12) consecutive months. An Employee will receive a year of Service for vesting purposes for each twelve (12) months of Service. Fractional periods of a year shall be expressed in terms of days.

1.55 "Service Break" shall mean:

     (a)For purposes of calculating Eligibility Years of Service, any twelve
     (12) consecutive month period commencing on an Employee's Employment Commencement Date or anniversaries thereof during which the Employee is credited with five hundred (500) Hours of Service or less. In the case of Employees in the Maritime Industry, 62 days of service or less.

     (b) For purposes of calculating years of Service, any Plan Year during which the Employee is credited with five hundred (500) Hours of Service or less, where such Service Break shall be measured from the first day of such Plan Year. In the case of Employees in the Maritime Industry, 62 days of service or less.

     (c) If the elapsed time method of crediting service is specified in the Adoption Agreement, a Service Break shall mean a Period of Severance of at least twelve (12) consecutive months; provided, however, that in the case of an Employee absent for maternity or paternity reasons (as defined in Section 1.35), the Period of Severance shall not commence for this purpose until the twenty-four (24) month anniversary of the first date of such absence.

     (d) A Service Break shall not be deemed to have occurred as a result of absence due to service in the armed forces of the United States, provided the Employee makes application for resumption of work with the Employer following discharge, within the time specified by then applicable laws.

1.56 "Severance from Service Date" shall mean the earlier of

     (a)   the date on which an Employee quits, retires, is discharged or dies;
     or
     (b) the twelve (12) month anniversary of the date an Employee is first absent (with or without pay) for reason other than quit, retirement, discharge or death (such as vacation, holiday, sickness, disability, leave of absence or layoff).

1.57 Shareholder-Employee" shall mean a Participant who owns (or is considered as owning) more than five percent (5%) of the outstanding stock of an S-Corporation on any day during the taxable year of reference of such S-Corporation. In determining the percent of a Participant's ownership of the outstanding stock, the family attribution rules of section 318(a)(1) of the Code, or any other applicable section of the Code pertaining thereto shall apply.

1.58 "Sponsor" shall mean The Dreyfus Corporation.

1.59 "Taxable Wage Base" shall mean, except for purposes of Article V, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.

1.60 "Thrift Contributions" shall mean contributions made by a Participant which are included in the Participant's gross income in the year in which made.

1.61 "Total and Permanent Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence satisfactory to the Committee.

1.62 "Trustee" or "Custodian" shall mean the individual or individuals, or institution appointed in the Adoption Agreement by the Employer to act in
      accordance with the provisions of the Trust Agreement or Custodial Agreement.

     If the contributions will be made to a Custodian, references herein to the "Trustee" shall be deemed to refer to the "Custodian" and the term "Trust Fund" shall be deemed to refer to the "Custodial Account."

1.63 "Trust Agreement" or "Custodial Agreement" shall mean:

     (a) for "Trust Agreement" shall mean the agreement between the Employer and the Trustee if the Plan is established under Dreyfus Standardized/Paired Prototype Money Purchase Plan No. 01001, Dreyfus Nonstandardized Prototype Profit Sharing Plan No. 01002, Dreyfus Standardized/Paired Prototype Profit Sharing Plan No. 01003, or Dreyfus Standardized/Paired Prototype Target Benefit Pension Plan No. 01004.

     (b) for "Custodial Agreement" shall mean the agreement between the Employer and the Custodian under which the Plan is funded if the Plan is established under Dreyfus Easy Standardized/Paired Prototype Money Purchase Retirement Plan No. 01005 or Dreyfus Easy Standardized/Paired Prototype Profit Sharing Retirement Plan No. 01006. Such Plans are hereinafter referred to as "Easy Retirement Plans."

1.64 "Valuation Date" shall mean the last day of the Plan Year and such other dates as may be determined by the Committee.

1.65 "Voluntary Contributions" shall mean contributions previously made by a Participant which were included in the Participant's gross income in the year in which made.



                                  ARTICLE II.
                                 PARTICIPATION

2.1  Membership

     Each Eligible Employee shall become a Participant on the Effective Date or the Entry Date coincident with or next following the completion of the age and service requirements set forth in the Adoption Agreement.

2.2  Excluded Employees

     The Adoption Agreement may exclude Employees from participation in the Plan based upon minimum age and service requirements or the inclusion of such Employees in certain ineligible classifications.

     In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee will participate immediately if such Employee has satisfied the minimum age and service requirements and would otherwise have previously become a Participant.

     In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate, but has not incurred a Service Break, such Employee will participate immediately upon returning to an eligible class of Employees. If such Participant incurs a Service Break, eligibility to participate will be determined under the rules of
     Section 1.24 of the Plan.

2.3  Reemployment

     (a) A former Participant will become a Participant immediately upon returning to the employ of the Employer if such former Participant had a nonforfeitable right to all or a portion of the account balance derived from Employer contributions at the time of termination from service.

     (b) A former Participant who did not have a nonforfeitable right to any portion of the account balance derived from Employer contributions at the time of termination from service will be considered a new Employee, for eligibility purposes, if the number of consecutive one (1) year Service Breaks equal or exceed the greater of five (5) or the aggregate number of years of Service before such Service Breaks. If such former Participant's years of Service before termination from service may not be disregarded pursuant to the preceding sentence, such former Participant shall participate immediately upon reemployment.

     (c) Any former Employee who was never a Participant and is reemployed as an Employee will be eligible to participate subject to the provisions of
     Section 2.1.

2.4  Change in Employment Status

     In the event that a Participant who was credited with a year of Service for the preceding Plan Year, at the request of the Employer, enters directly into the employ of any other business entity, such Participant shall be deemed to be an Active Participant. If such Participant returns to the employ of the Employer or becomes eligible for benefits pursuant to Articles VIII or IX, without interruption of employment with the Employer or other business entity, he shall be deemed not to have had a Service Break for such period. However, if such Participant does not immediately return to the employ of the Employer upon his termination of employment with such other business entity or upon recall by the Employer, he shall be deemed to have terminated his employment for all purposes of the Plan as of the Anniversary Date following the date of transfer.
2.5  Limitations on Participation of Owner-Employees

     Notwithstanding the above, Plans which allow Owner-Employees to participate must satisfy the following additional requirements:

     (a) If this Plan provides contributions or benefits for one or more Owner-Employees who control both the business for which this Plan is established and one or more other trades or businesses, this Plan and the plan established for other trades or businesses must, when looked at as a single plan, satisfy sections 401(a) and (d) of the Code for the Employees of this and all other trades or businesses.

     (b) If the Plan provides contributions or benefits for one or more Owner-Employees who control one or more other trades or businesses the employees of the other trades or businesses must be included in a plan which satisfies sections 401(a) and (d) of the Code and which provides contributions and benefits not less favorable than provided for Owner-Employees under this Plan.

     (c) If an individual is covered as an Owner-Employee under the plans of two or more trades or businesses which are not controlled and the individual controls a trade or business, then the contributions or benefits of the employees under the plan of the trades or businesses which are controlled must be as favorable as those provided for him under the most favorable plan of the trade or business which is not controlled.

           For purposes of the preceding paragraphs, an Owner-Employee, or two or more Owner-Employees, will be considered to control a trade or business if the Owner-Employee, or two or more Owner-Employees together:

           (1) own the entire interest in an unincorporated trade or business, or

           (2) in the case of a partnership, own more than fifty percent (50%) of either the capital interest or the profits interest in the partnership.

           For purposes of the preceding sentence, an Owner-Employee, or two or more Owner-Employees shall be treated as owning any interest in a partnership which is owned, directly or indirectly, by a partnership which such Owner-Employee, or such two or more Owner-Employees, are considered to control within the meaning of the preceding sentence.



                                 ARTICLE III.
               CONTRIBUTIONS AND CREDITS TO MONEY PURCHASE PLANS

                  (The provisions of this Article shall apply only with respect to Money Purchase Plans)

3.1  Employer Contributions
     For each Plan Year the Employer's contribution to the Fund shall be determined in accordance with the Adoption Agreement. Such contribution shall not exceed an amount equal to twenty-five percent (25%) of each Participant's Compensation.

3.2  Forfeitures

     Unless otherwise specified in the Adoption Agreement, any forfeitures which occur will reduce Employer contributions for the next Plan Year. If the Adoption Agreement specifies that forfeitures are to be allocated to the Accounts of other Participants, the Plan shall continue to be designed to qualify as a money purchase pension plan for purposes of sections 401(a), 402, 412 and 417 of the Code.



3.3  Credit to Participants

     (a) If the Plan is not integrated with Social Security, the Employer's contribution (as specified in the Adoption Agreement) for any Plan Year (and any forfeitures, if forfeitures are allocated to Active Participants in accordance with Section 3.2) shall be allocated to the Regular Account of each Active Participant in the ratio in which each Active Participant's Compensation for the Plan Year bears to that of all Active Participants for such Plan Year.

     (b)   If the Plan is integrated with Social Security:

           (i)   Subject to the overall permitted disparity limits, if under
           Article XIII, the Plan is Top-Heavy for the Plan Year and the minimum Top-Heavy contribution is made under the Plan, then Employer Discretionary Contributions plus forfeitures shall be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or is employed on the last day of the Plan Year as follows:

                Step One: Contributions and forfeitures will be allocated to each Participant's Account in the ratio that each Participant's total Compensation bears to all Participants' total Compensation, but not in excess of 3% of each Participant's Compensation.

                Step Two: Any contributions and forfeitures remaining after the allocation in Step One will be allocated to each Participant's Account in the ratio that each Participant's Compensation for the Plan Year in excess of the integration level bears to the excess compensation of all Participants, but not in excess of
                3% of each Participant's Compensation. For purposes of this Step Two, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, such Participant's total Compensation for the Plan Year will be taken into account.
                Step Three:    Any contributions and forfeitures remaining after
                the allocation in Step Two will be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level; however, the allocation cannot exceed the product of (a) the Permitted Disparity Percentage specified in the Adoption Agreement multiplied by (b) each Participant's total Compensation and Compensation in excess of the Integration Level. For purposes of this Step Three, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, two times such Participant's total Compensation for the Plan Year will be taken into account.

                Step Four:     Any remaining Employer contributions or
                forfeitures will be allocated to each Participant's Account in the ratio that each Participants's total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

           The Integration Level shall be equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

           (ii) Subject to the overall permitted disparity limits, if the Plan is not Top Heavy for the Plan Year, Employer Discretionary Contributions plus forfeitures shall be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or is employed on the last day of the Plan Year as follows:

                Step One: Contributions and forfeitures will be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level; however, the allocation cannot exceed the product of (a) the Permitted Disparity Percentage specified in the Adoption Agreement multiplied by (b) each Participant's total Compensation and Compensation in excess of the Integration
Level. For purposes of this Step One, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, two times such Participant's total Compensation for the Plan Year will be taken into account.

                Step Two: Any remaining Employer contributions or forfeitures will be allocated to each Participant's Account in the ratio that each Participants' total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

           The Integration Level shall be equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.
     Overall Permitted Disparity Limit

           Annual Overall Permitted Disparity Limit: Notwithstanding section 4.3(b)(i) and (ii) above, for any Play Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension, as defined in section 408(k) of the Code, maintained by the Employer that provides for permitted disparity (or imputes disparity), Employer contributions and forfeitures will be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or is employed on the last day of the Plan Year in the ratio that such Participant's total Compensation bears to the total Compensation of all Participants.

           Cumulative Permitted Disparity Limit: Effective for Plan Years beginning on or after January 1, 1995, the Cumulative Permitted Disparity Limit for a Participant is 35 total cumulative permitted disparity years. Total cumulative permitted years means the number of years credited to the Participant for allocation or accrual purposes under this Plan, any other qualified plan or simplified employer pension plan (whether or not terminated) ever maintained by the Employer. For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant has not benefited under a defined benefit or target benefit plan for any year beginning on or after January 1, 1994, the Participant has no cumulative disparity limit.



                                  ARTICLE IV.
               CONTRIBUTIONS AND CREDITS TO PROFIT SHARING PLANS

               (The provisions of this Article shall apply only
                     with respect to Profit Sharing Plans)

4.1  Limits on Employer Contributions

     Employer contributions for each Plan Year (including, if applicable, Elective Deferrals) shall be determined in accordance with the Adoption Agreement, but shall not exceed the maximum amount which shall constitute an allowable deduction under section 404(a) of the Code. Unless otherwise specified in the Adoption Agreement, Employer contributions may only be made out of Net Profits. If the Adoption Agreement provides that one or more Employer contributions may be made without regard to Net Profits, the Plan shall continue to be designed to qualify as a profit sharing plan for purposes of the Code.

4.2  Forfeitures

     Unless otherwise specified in the Adoption Agreement, forfeitures, if any, will be allocated to Participants' Accounts in the following manner:
     Forfeitures of Employer Discretionary Contribution will be allocated in the same manner as are such contributions. Forfeitures of Matching Contributions will be allocated to the Matching Contribution Account in the ratio that the Matching Contribution for each Participant bears to the sum of all the Matching Contributions for all Participants.

4.3  Employer Discretionary Contributions

     The following provisions shall apply if the Employer has elected in the Adoption Agreement to make Employer Discretionary Contributions.

     (a) If the Plan is not integrated with Social Security, the Employer Discretionary Contribution for any Plan Year (and any forfeitures, if forfeitures are reallocated to Active Participants in accordance with
     Section 4.2) shall be allocated to the Employer Discretionary Contribution Account established for each Active Participant in the ratio in which each Active Participant's Compensation for the Plan Year bears to that of all Active Participants for such Plan Year.

     (b)   If the Plan is integrated with Social Security:

           (i)  Subject to the overall permitted disparity limits,if under
           Article XIII, the Plan is Top-Heavy for the Plan Year and the minimum Top-Heavy contribution is made under the Plan, then Employer Discretionary Contributions plus forfeitures shall be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or is employed on the last day of the Plan Year as follows:

                Step One: Contributions and forfeitures will be allocated to each Participant's Account in the ratio that each Participant's total Compensation bears to all Participants' total Compensation, but not in excess of 3% of each Participant's Compensation.

                Step Two: Any contributions and forfeitures remaining after the allocation in Step One will be allocated to each Participant's Account in the ratio that each Participant's Compensation for the Plan Year in excess of the integration level bears to the excess compensation of all Participants, but not in excess of 3% of each Participant's Compensation. For purposes of this Step Two, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, such Participant's total Compensation for the Plan Year will be taken into account.

                Step Three:    Any contributions and forfeitures remaining after
                the allocation in Step Two will be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level; however, the allocation cannot exceed the product of (a) the Permitted Disparity Percentage specified in the Adoption Agreement multiplied by (b) each Participant's total Compensation and Compensation in excess of the Integration Level. For purposes of this Step Three, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, two times such Participant's total Compensation for the Plan Year will be taken into account.

                Step Four:     Any remaining Employer contributions or
                forfeitures will be allocated to each Participant's Account in the ratio that each Participants's total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

           The Integration Level shall be equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

           (ii) Subject to the overall permitted disparity limits,if the Plan is not Top- Heavy for the Plan Year, Employer Discretionary Contributions plus forfeitures shall be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or is employed on the last day of the Plan Year as follows:

                Step One: Contributions and forfeitures will be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level; however, the allocation cannot exceed the product of (a) the Permitted Disparity Percentage specified in the Adoption Agreement multiplied by (b) each Participant's total Compensation and Compensation in excess of the Integration Level. For purposes of this Step One, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, two times such Participant's total Compensation for the Plan Year will be taken into account.

                Step Two: Any remaining Employer contributions or forfeitures will be allocated to each Participant's Account in the ratio that each Participant's total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

           The Integration Level shall be equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

           Overall Permitted Disparity Limits

           Annual Overall Permitted Disparity Limit: Notwithstanding section 4.3(b)(i) and (ii) above, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension, as defined in section 408(k) of the Code, maintained by the Employer that provides for permitted disparity (or imputes disparity), Employer contributions and forfeitures will be allocated to the Account of each Participant who either completes more than 500 Hours of Service during the Plan Year or who is employed on the last day of the Plan Year in the ratio that such Participant's total Compensation bears to the total Compensation of all Participants.

           Cumulative Permitted Disparity Limit: Effective for Plan Years beginning on or after January 1, 1995, the Cumulative Permitted Disparity Limit for a Participant is 35 total cumulative permitted disparity years. Total cumulative permitted years means the number of years credited to the Participant for allocation or accrual purposes under this Plan, any other qualified plan or simplified employer pension plan (whether or not terminated) ever maintained by the Employer. For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant has not benefited under a defined benefit or target benefit plan for any year beginning on or after January 1, 1994, the Participant has no cumulative disparity limit.

4.4  401(k) Cash or Deferred Arrangements ("CODA")/Thrift Contributions

     (1)   Elective Deferrals

           If elected in the Adoption Agreement, the Employer may make contributions under a CODA.

           (a) Allocation of Deferrals. The Employer shall contribute and allocate to each Participant's Elective Deferral Account an amount equal to the amount of a Participant's Elective Deferrals.

                (1) Elective Deferrals Pursuant to a Salary Reduction Agreement. To the extent provided in the Adoption Agreement, a Participant may elect to have Elective Deferrals made under this Plan. Elective Deferrals shall include both single-sum and continuing contributions made pursuant to a salary reduction agreement.

                     (i) Commencement of Elective Deferrals. A Participant shall be afforded a reasonable period at least once each calendar year, as specified in the Adoption Agreement, to elect to commence Elective Deferrals. Such election shall become effective as soon as administratively feasible, but not before the time specified in the Adoption Agreement.

                     (ii) Modification and Termination of Elective Deferrals.
                          A Participant's election to commence Elective Deferrals shall remain in effect until modified or terminated. A Participant shall be afforded a reasonable period at least once each calendar year, as specified in the Adoption Agreement, to modify the amount or frequency of his or her Elective Deferrals. A Participant may terminate his or her election to make Elective Deferrals at any time.

                (2) Cash bonuses. If permitted in the Adoption Agreement, a Participant may also base Elective Deferrals on cash bonuses that, at the Participant's election, may be contributed to the CODA or received by the Participant in cash. A Participant shall be afforded a reasonable period at least once a year to elect to defer such amounts to the CODA. Such election shall become effective as soon as administratively feasible, but not before the time specified in the Adoption Agreement.

                (3) Elective Deferrals shall be contributed and allocated to the Fund as soon as practicable (but in no event later than 90 days) following the close of the applicable pay period.

           (2)  Thrift Contributions

                Starting for Plan Year(s) beginning January 1, 1987, if permitted under the Adoption Agreement, Participants may make Thrift Contributions which shall be allocated to a Thrift Account for each such Participant.

                (a) A Participant shall always be one hundred percent (100%) vested in his Thrift Account.

                (b) Unless specified otherwise in the Adoption Agreement, Thrift Contributions shall take effect on the Anniversary Date coincident with or next following the Participant's election to make Thrift Contributions. Elections to change the amount of the Thrift Contribution shall take effect on the Change Date specified in the Adoption Agreement which is coincident with or next following the date the Participant's election is received by the Committee.
Notwithstanding this provision, a Participant's revocation of an election to make Thrift Contributions shall take effect as soon as administratively feasible.

                (c) Thrift Contributions shall be made to the Fund as soon as practicable (but in no event later than 90 days) following the close of the applicable pay period.

                (d) Notwithstanding any other provisions of this Section 4.4(2), distributions or withdrawals from a Participant's Thrift Account shall be made in accordance with the rules applicable to Voluntary Contributions under Section 10.1 However, if the Employer has elected to make Matching Contributions with respect to Thrift Contributions, any Participant who withdraws any amount from his Thrift Account, shall be precluded from making Thrift Contributions until the next permitted Change Date specified in the Adoption Agreement which is at least six
                     (6) months after the date of withdrawal.

                (e) Thrift Contributions shall be subject to the Contribution Percentage tests and the rules applicable to Excess Aggregate Contributions set forth in Section 4.7.

           (3)  Matching Contributions

                (a) If elected by the Employer in the Adoption Agreement, the Employer will make Matching Contributions to the Plan. The amount of such Matching Contributions shall be calculated by reference to each eligible Participant's Elective Deferrals or Thrift Contributions or Combined Contributions as specified by the Employer in the Adoption Agreement.

                (b) Separate Account. Matching Contributions shall be allocated to each eligible Participant's Employer Matching Contribution Account.

                (c) Vesting. Matching Contributions will be vested in accordance with the Employer's election in the Adoption Agreement and the terms of this plan. Notwithstanding anything in the Plan to the contrary, Matching Contributions shall be forfeited to the extent they relate to Excess Elective Deferrals, Excess Contributions or Excess Aggregate Contributions, and shall not be taken into account for purposes of Section 4.7(a).

                (d) Forfeitures. Forfeitures of Matching Contributions other than Excess Aggregate Contributions shall be made in accordance with the forfeiture provisions pursuant to
                     Section 4.2 of the Plan.

                (e) Matching Contributions shall be subject to the Contribution Percentage tests and the rules applicable to Excess Aggregate Contributions set forth in Section 4.7.

           (4)  Qualified Matching Contributions

                (a) If elected by the Employer in the Adoption Agreement, the Employer will make Qualified Matching Contributions to the CODA. The amount of such Qualified Matching Contributions shall be calculated by reference to each eligible Participant's Elective Deferrals or the Elective Deferral portion of Combined Contributions, as specified in the Adoption Agreement.

                (b) Separate Account. Qualified Matching Contributions shall be allocated to each Participant's Qualified Nonelective Contribution Account.

                (c) Vesting. Qualified Matching Contributions shall be fully vested and nonforfeitable at all times.

                (d) Distributions. Qualified Matching Contributions and income allocable thereto shall be distributable only in accordance with Section 4.10.

           (5)  Qualified Nonelective Contributions

                (a) The Employer may elect to make Qualified Nonelective Contributions under the Plan on behalf of Employees as provided in the Adoption Agreement.

                     The Qualified Nonelective Contributions will be allocated to each eligible Participant's Qualified Nonelective Contribution Account in the ratio in which each eligible Participant's Compensation for the Plan Year bears to the total Compensation of all eligible Participants for such Plan Year.

                (b) Separate Account. Qualified Nonelective Contributions shall be allocated to each Eligible Participant's Qualified Nonelective Contribution Account.

                (c) Vesting. Qualified Nonelective Contributions shall be fully vested and nonforfeitable at all times.

                (d) Distributions. Qualified Nonelective Contributions and income allocable thereto shall be distributable only in accordance with Section 4.10.

4.5  Maximum Amount of Elective Deferrals

     (a) General Rule. A Participant's Elective Deferrals are subject to any limitations imposed in the Adoption Agreement and any further limitations under the Plan. No Participant shall be permitted to have Elective Deferrals made under this Plan or any other CODA maintained by the Employer or an Affiliated Employer, during any calendar year beginning after 1986, in excess of the adjusted dollar limitation of section 402(g) of the Code. Other dollar limitations may apply under section 402(g) of the Code to the extent that a Participant makes Elective Deferrals to arrangements other than CODAs (see also sections 402(h)(1)(B), 403(b), 457, and 501(c)(18) of the
           Code).

     (b) Distribution of Excess Elective Deferrals. A Participant may allocate to the Plan any Excess Deferrals made during a calendar year by notifying the Committee on or before the date specified in the Adoption Agreement of the amount of the Excess Elective Deferrals to be assigned to the Plan. A Participant shall be deemed to notify the Committee of any Excess Elective Deferrals that arise by taking into account only those Elective Deferrals made to this Plan and any other plans of the Employer. Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to Participants to whose accounts Excess Elective Deferrals were allocated for the preceding year and who claim Excess Elective Deferrals for such taxable year no later than the date specified in the Adoption Agreement.

     (c) Determination of Income or Loss. Excess Elective Deferrals shall be adjusted for income or loss for the taxable year. Unless indicated otherwise by the Committee, the income or loss allocable to Excess Elective Deferrals is the income or loss allocable to the Participant's Elective Deferral Account for the taxable year multiplied by a fraction, the numerator of which is such Participant's Excess Elective Deferrals for the year and the denominator is the Participant's account balance attributable to Elective Deferrals without regard to any income or loss occurring
           during such taxable year.   If the Committee selects another method
           in order to compute the income or loss, the method selected must not violate the requirements of Code section 401(a)(4) and must be used consistently for all Plan participants and for all corrective distributions under the Plan for the taxable year.

4.6  Average Actual Deferral Percentage Tests

     (a) General Rule. The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for each Plan Year beginning on or after January 1, 1987 and the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

           (1) The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Plan Year multiplied by 1.25;

                or

           (2) The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Plan Year multiplied by 2.0, provided that the Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees by more than two (2) percentage points.

                (b)  Special Rules.

                     (1) The Actual Deferral Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and, if applicable, Qualified Nonelective Contributions or Qualified Matching Contributions, or both) allocated for his account under two or more CODAs, that are maintained by the Employer, shall be determined as if such Elective Deferrals (and, if applicable, such Qualified Nonelective Contributions and Qualified Matching Contributions, or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more CODAs that have different Plan Years, all CODAs ending with or within the same calendar year shall be treated as a single arrangement.

                     (2) In the event that this Plan satisfies the requirements of sections 401(a)(4), 401(k) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the Actual Deferral Percentage of Eligible Participants as if all such plans were a single plan. For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy section 401(k) of the Code only if they have the same Plan Year.

                     (3) For purposes of the Average Actual Deferral Percentage of an Eligible Participant who is a 5 percent owner or one of the 10 most highly-paid Highly Compensated Employees, the Elective Deferrals (and, if applicable, Qualified Nonelective Contributions or Qualified Matching Contributions, or both) and Compensation of such Participant shall include the Elective Deferrals (and, if applicable, Qualified Nonelective Contributions and Qualified Matching Contributions or
                          both), and Compensation for the Plan Year of Family Members. Family Members, with respect to Highly Compensated Employees, shall be disregarded as separate employees in determining the Actual Deferral Percentage both for Eligible Participants who are Non-Highly Compensated Employees and for Eligible Participants who are Highly Compensated Employees.

                     (4) Notwithstanding anything in this Plan to the contrary, Qualified Nonelective Contributions and Qualified Matching Contributions used to meet the Average Actual Deferral Percentage tests may be made at any time before the last day of the twelve (12) month period immediately following the Plan Year to which the contributions relate.

                     (5) The determination and treatment of the Elective Deferrals, Qualified Nonelective Contributions, Qualified Matching Contributions and the Actual Deferral Percentage of any Eligible Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

                     (6) The Employer shall maintain adequate records to demonstrate compliance with the Average Actual Deferral Percentage tests, including the extent to which Qualified Nonelective and Qualified Matching Contributions are taken into account.

                (c) Distribution of Excess Contributions. Notwithstanding any other provision of the Plan except Section 4.6(d) below, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts Excess Contributions were allocated for the preceding Plan Year. The amount of Excess Contributions to be distributed shall be reduced by the amount of any Excess Contributions recharacterized in accordance with
                     Section 4.6(d) below. Distributions of Excess Contributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each Highly Compensated Employee. Excess Contributions shall be allocated to Participants who are subject to the family member aggregation rules of section 414(q)(6) of the Code in the manner prescribed by the regulations. [If such excess amounts are not distributed or recharacterized (in accordance with Section 4.6(d) below) within 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, then section 4979 of the Code imposes a ten percent (10%) excise tax on the Employer maintaining the Plan with respect to such amounts.] Excess Contributions of Participants who are subject to the Family Member aggregation rules described in Section 4.6(b)(3) shall be allocated among the Family Members in proportion to the Elective Deferrals (and amounts treated as Elective Deferrals) of each Family Member that is combined to determine the combined Actual Deferral Percentage.

                     (1) Determination of Income or Loss. Excess Contributions shall be adjusted for income or loss for the Plan Year. Unless indicated otherwise by the Committee, the income or loss allocable to Excess Contributions is the income or loss allocable to the Participant's Elective Deferrals (and, if applicable, Qualified Nonelective Contributions or Qualified Matching Contributions or both) for the Plan Year multiplied by a fraction, the numerator of which is such Participant's Excess Contributions for the year and the denominator is the Participant's account balance attributable to Elective Deferrals (and, if applicable, Qualified Nonelective Contributions or Qualified Matching Contributions or both) without regard to any income or loss occurring during such
                          Plan Year.   If the Committee selects another method
                          in order to compute the income or loss, the method selected must not violate the requirements of Code section 401(a)(4) and must be used consistently for all Plan participants and for all corrective distributions under the Plan for the Plan Year.

                     (2) Accounting for Excess Contributions. Excess Contributions shall be distributed first from the Participant's account balance attributable to Elective Deferrals and (to the extent used in the Average Actual Deferral Percentage tests) Qualified Matching Contributions in proportion to the Participant's Elective Deferrals and Qualified Matching Contributions for the Plan Year. Excess Contributions shall be distributed from the Participant's Qualified Nonelective Contribution Account only to the extent that such Excess Contributions exceed the Participant's account balance attributable to Elective Deferrals and Qualified Matching Contributions.

                (d) Recharacterization of Excess Contributions. If the Plan provides for Thrift Contributions by Participants and if permitted in the Adoption Agreement, each Participant to whom Excess Contributions are allocable may elect, in lieu of distribution under Section 4.6(c) above, that all or a portion of such Excess Contributions be recharacterized as Thrift Contributions no later than the later of (i) 2-1/2 months after the last day of the Plan Year in which such excess amounts arose or (ii) October 24, 1988. Recharacterization is deemed to occur no earlier than the date the last Highly Compensated Employee is informed in writing of the amount recharacterized and the consequences thereof.

                     In no event may the amount of Excess Contributions recharacterized for any Plan Year exceed the amount of Elective Deferrals for such Plan Year. Excess Contributions may not be recharacterized as Thrift Contributions to the extent that, in combination with the Thrift Contributions actually made for the Plan Year, they exceed the maximum amount of Thrift Contributions permitted under the Plan (prior to the application of the Contribution Percentage tests of Section 4.7).

                     Recharacterized Excess Contributions shall be treated as Thrift Contributions for purposes of the Contribution Percentage tests of Section 4.7.

                     However, no matching Employer contribution shall be made with respect to Recharacterized Contributions. In addition, recharacterized Excess Contributions shall be reported to the Internal Revenue Service and the Participant as employee contributions in accordance with such rules as the Internal Revenue Service may prescribe and shall be accounted for as Voluntary Contributions for purposes of sections 72 and 6047 of the Code. Recharacterized Excess Contributions will be taxable to the Participant for the Participant's taxable year in which the Participant would have received them in cash. Recharacterized Excess Contributions will be taxable to the Participant for the Participant's taxable year in which the Participant would have received them in cash. Recharacterized Excess Contributions shall remain non-forfeitable and shall continue to be treated for all other purposes, including the limitations on distributions of section 401(k), the deduction limitations of section 404 of the Code, the contribution limitations of section 415 of the Code and the top heavy rules of section 416 of the Code, as Elective Deferrals, except that Recharacterized Excess Contributions which relate to Plan Years beginning before January 1, 1989 shall be treated as employee contributions for purposes of section 401(k)(2) of the Code. Recharacterized Excess Contributions shall be allocated to the Participant's Elective Deferral Account.

4.7  Average Contribution Percentage Tests

     (a) General Rule. The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for each Plan Year beginning on or after January 1, 1987 and the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

           (1) The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Participants who are Non-highly Compensated Employees for the Plan Year multiplied by 1.25; or

           (2) The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Participants who are Non-highly Compensated Employees for the Plan Year multiplied by two (2), provided that the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Participants who are Non-highly Compensated Employees by more than two (2) percentage points.

     (b)   Multiple Use Test.

           (1) Effective for Plan Years beginning on or after January 1, 1989, if one or more Highly Compensated Employees participate in both a CODA and a plan subject to the Average Contribution Percentage tests maintained by the Employer and the sum of the Average Actual Deferral Percentage and Average Contribution Percentage of those Highly Compensated Employees subject to either or both tests exceeds the "Aggregate Limit" (as defined in (2) below), then the Average Contribution Percentage of those Highly Compensated Employees who also participate in a CODA will be reduced (beginning with such Highly Compensated Employee whose Contribution Percentage is the highest) so that the limit is not exceeded. The amount by which each Highly Compensated Employee's Contribution Percentage Amounts is reduced shall be treated as an Excess Aggregate Contribution. The Average Actual Deferral Percentage and Average Contribution Percentage of the Highly Compensated Employees are determined after any corrections required to meet the Average Actual Deferral Percentage and Average Contribution Percentage tests. Notwithstanding the foregoing, the Multiple Use limitations of
                Section 4.7 (b) do not apply if the Average Actual Deferral Percentage of Eligible Participants who are Highly Compensated Employees does not exceed 1.25 multiplied by the Average Actual Deferral Percentage of all other Eligible Participants and the Average Contribution Percentage of Eligible Participants who are Highly Compensated Employees does not exceed 1.25 multiplied by the Average Contribution Percentage of all other Eligible Participants.

           (2) For this purpose, "Aggregate Limit" shall mean the greater of the limit produced by (A) or (B) below:

                (A) the sum of (i) one hundred twenty-five percent (125%) of the greater of the Average Actual Deferral Percentage of the Non-Highly Compensated Employees eligible to participate in the CODA for the Plan Year or the Average Contribution Percentage of the Non-Highly Compensated Employees eligible to participate under the Plan subject to section 401(m) of the Code for the Plan Year beginning with or within the Plan Year of the CODA, and (ii) two (2) plus the lesser of such Average Actual Deferral Percentage or Average Contribution Percentage (however, this amount shall not exceed two hundred percent (200%) of the lesser such Average Actual Deferral Percentage or Average Contribution Percentage).

                (B) the sum of (i) one hundred twenty-five percent (125%) of the lesser of the Average Actual Deferral Percentage of the Non-Highly Compensated Employees eligible to participate in the CODA for the Plan Year or the Average Contribution Percentage of the Non-Highly Compensated Employees eligible to participate under the Plan subject section 401(m) of the Code for the Plan Year beginning with or within the Plan Year of the CODA, and (ii) two (2) plus the greater of such Average Actual Deferral Percentage or Average Contribution Percentage (however, this amount shall not exceed two hundred percent (200%) of the greater of such Average Actual Deferral Percentage or Average Contribution Percentage).

     (c)   Special Rules.

           (1) For purposes of this Section 4.7, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his account under two or more Plans described in section 401(a) of the Code, or CODAs, that are maintained by the Employer or an Affiliated Employer, shall be determined as if the total of such Contribution Percentage Amounts was made under each Plan. If a Highly Compensated Employee participates in two or more CODAs that have different Plan Years, all CODAs ending with or within the same calendar year shall be treated as a single arrangement.

           (2) In the event that this Plan satisfies the requirements of sections 401(a)(4), 401(m) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the Contribution Percentages of Participants as if all such plans were a single plan. For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy section 401(m) of the Code only if they have the same Plan Year.

           (3) For purposes of determining the Contribution Percentage of an Eligible Participant who is a 5-percent owner or one of the 10 most highly-paid Highly Compensated Employees, the Contribution Percentage Amounts and Compensation of such Participant shall include the Contribution Percentage Amounts and Compensation for the Plan Year of Family Members. Family Members, with respect to Highly Compensated Employees, shall be disregarded as separate employees in determining the Average Contribution Percentage both for Eligible Participants who are Non-Highly Compensated Employees and for Eligible Participants who are Highly Compensated Employees.

           (4) For purposes of the Contribution Percentage tests, Voluntary Contributions and Thrift Contributions are considered to have been made in the Plan Year in which contributed to the Fund. Notwithstanding anything in this Plan to the contrary, Matching Contributions will be considered made for a Plan Year if allocated to such year and made no later than the end of the twelve (12) month period beginning on the day after the close of the Plan Year.

           (5) The determination and treatment of the Contribution Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

           (6) The Employer shall maintain adequate records to demonstrate compliance with the Average Contribution Percentage tests.

     (d) Distribution of Excess Aggregate Contributions. Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year. [If such excess amounts are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, then section 4979 of the Code imposes a ten percent (10%) excise tax on the Employer maintaining the Plan with respect to such amounts]. Excess Aggregate Contributions of Participants who are subject to the Family Member aggregation rules described in Section 4.7(c)(3) shall be allocated among the Family Members in proportion to the Thrift Contributions, Voluntary Contributions, and Matching Contributions (or amounts treated as Matching Contributions) of each Family Member that is combined to determine the combined Actual Contribution Percentage.

           (1) Determination of Income or Loss. The Excess Aggregate Contributions shall be adjusted for income or loss for the Plan Year. Unless indicated otherwise by the Committee, the income or loss allocable to Excess Aggregate Contributions is the income or loss allocable to the Participant's Voluntary Contribution Account, Thrift Account and Employer Matching Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant's Excess Aggregate Contributions for the year and the denominator is the Participant's account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year. If the Committee selects another method in order to compute the income or loss, the method selected must not violate the requirements of Code section 401(a)(4) and must be used consistently for all Plan participants and for all corrective distributions under the Plan for the Plan Year.

           (2) Treatment of Forfeitures. Forfeitures of Excess Aggregate Contributions shall be allocated to Participants' Accounts or applied to reduce Employer contributions, as elected by the Employer in the Adoption Agreement, under Section 4.2. If forfeitures are reallocated to the accounts of Participants under Section 4.2, forfeitures of Excess Aggregate Contributions shall be allocated in the same manner as Matching Contributions, except that no such forfeitures shall be allocated to any Highly Compensated Employee.

           (3) The determination of the Excess Aggregate Contributions shall be made after first determining the Excess Elective Deferrals pursuant to Section 4.5, and then determining the Excess Contributions pursuant to Section 4.6.

4.8  Non-Hardship Withdrawals

     (a) If Employer Discretionary Contributions are not integrated with Social Security and a Participant's Employer Discretionary Contributions and Matching Contribution Accounts are 100% vested at the time of distribution, and if permitted by the Adoption Agreement, a Participant may make withdrawals from his Employer Discretionary Contributions and Matching Contribution Accounts, for any reason, after attainment of age fifty-nine and one-half (59-1/2).

     (b) If permitted by the Adoption Agreement, a Participant may make withdrawals from his Elective Deferral Account or Qualified Nonelective Contribution Account, for any reason, after attainment of age fifty-nine and one-half (59-1/2).

     (c) A withdrawal under (a) or (b) above may be made at such time as the Committee shall designate, but not more than quarterly during a Plan Year provided that no single withdrawal shall be less than five hundred dollars ($500) and a withdrawal by a Participant prior to his separation from service may never exceed the smaller of the actual amount contributed to the account or the adjusted value of the account.

     (d) If the Plan is subject to the Automatic Annuity Rules of Section 8.2, the written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 8.2) must be obtained with respect to any withdrawal.

4.9  Distribution on Account of Financial Hardship

     (a) If elected by the Employer in the Adoption Agreement, distributions may be made from a Participant's Elective Deferral, Qualified Nonelective Contribution Account, vested portion of the Participant's Employer Discretionary Contribution Account, or the vested portion of the Employer Matching Contribution Account on account of financial hardship if the distribution is necessary in light of the immediate and heavy financial needs of the Participant.

           Effective for Plan Years beginning on or after January 1, 1989, distributions on account of financial hardship with respect to Elective Deferrals shall be limited to the amount of the Participant's Elective Deferrals and income allocable to such contributions credited to the Participant's Elective Deferral Account as of the end of the last Plan Year ending before July 1, 1989; neither the income allocable to Elective Deferrals credited to a Participant's Elective Deferral Account after the end of the last Plan Year ending before July 1, 1989 nor a Participant's Qualified Non-elective Contribution Account shall be available for such distributions.

     (b) A distribution on account of financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship. With respect to the Elective Deferral Account, and the Qualified Nonelective Contribution Account, the determination of the existence of financial hardship, and the amount required to meet the immediate financial need created by the hardship shall be made by the Committee, in accordance with the criteria specified in (c) below.

           With respect to the Employer Discretionary Contribution Account and the Employer Matching Contribution Account, the determination of the existence of financial hardship, and the amount required to meet the immediate financial need created by the hardship shall be made by the Committee, in accordance with the criteria specified in (d) below.

           If the Plan is subject to the Automatic Annuity Rules of Section 8.2, the written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 8.2) must be obtained with respect to any withdrawal on account of financial hardship.

           The Committee shall establish written procedures specifying the requirements for distributions on account of hardship, including the forms to be submitted. Distributions of amounts under this Section shall be made as soon as administratively feasible.

     (c)   (1)  Immediate and Heavy Financial Need.  Hardship distributions will be allowed only on account of:

           (i) Expenses for medical care (described in section 213(d) of the Code) incurred by the Employee, the Employee's spouse, or any dependents of the Employee (as defined in section 152 of the Code) or necessary for these persons to obtain such care;

           (ii) Purchase (excluding mortgage payments) of a principal residence for the Employee;

                (iii) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Employee, the Employee's spouse, children or dependents;


                (iv) The need to prevent the eviction of the Employee from his principal residence or foreclosure on the mortgage of the Employee's principal residence; or

                (v) Such other financial need which the Commissioner of Internal Revenue, through the publication of revenue rulings, notices and other documents of general applicability, deems to be immediate and heavy.

           (2) Distribution Necessary to Satisfy Financial Need. A distribution shall not be made on account of a financial need unless all of the following requirements are satisfied:

                (i) The distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) of the Employee;

                (ii) The Employee has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Employer;

                     (iii) Elective contributions and employee contributions under this Plan and all other qualified and nonqualified deferred compensation plans maintained by the Employer (other than mandatory contributions to a defined benefit plan) shall be suspended for at least twelve (12) months after receipt of the hardship distribution. For this purpose, the phrase "qualified and nonqualified deferred compensation plans" includes stock option, stock purchase and similar plans, and cash or deferred arrangements under a cafeteria plan, within the meaning of Section 125 of the Code. It does not include health or welfare benefit plans; and

                (iv) The Plan, and all other plans maintained by the Employer, provide that the Employee may not make elective contributions for the Employee's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under section 402(g) of the Code for such next taxable year less the amount of such Employee's elective contributions for the taxable year of the hardship distribution.
                     An Employee shall not fail to be treated as an Eligible Participant for purposes of the Actual Deferral Percentage tests of Section 4.6 merely because his Elective Deferrals are suspended in accordance with this provision.

     (d) Immediate and Heavy Financial Need. The determination of whether an immediate and heavy financial need exists shall be made by the Committee in a uniform and nondiscriminatory manner. The criteria may include the events described in Section 4.9(c) of this plan.

     (e) If a distribution is made pursuant to this Section when the Participant has a nonforfeitable right to less than 100 percent of his Account balance derived from contributions made by the Employer and the Participant may increase the nonforfeitable percentage in the account:

           (1) A separate account will be established for the Participant's interest in the Plan as of the time of the distribution, and

           (2) At any relevant time the Participant's nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:

                     X = P(AB + (R x D)) - (R x D)

     For purposes of applying the formula: P is the nonforfeitable percentage at the relevant time, D is the amount of the distribution and R is the ratio of the Account balance AB at the relevant time to the Account balance after distribution.

4.10 Special Distribution Rules

           Except as provided in the Adoption Agreement, Elective Deferrals, Qualified Nonelective Contributions, Qualified Matching Contributions and income allocable thereto are not distributable to the Participant, or the Participant's Beneficiary, in accordance with the Participant's or Beneficiary's election, earlier than upon separation from service, death, or Total and Permanent Disability. Distribution (if elected in the Adoption Agreement) upon termination of the Plan without the establishment or maintenance of a successor plan, the Employer's sale of substantially all of the assets of a trade or business or the sale of the Employer's interest in a subsidiary may only be made, after March 31, 1988, in a lump sum distribution within the meaning of section 401(k)(10)(B) of the Code.

           Unless the Plan is a Profit Sharing Plan exempt from the Automatic Annuity rules of Section 8.2 pursuant to Section 8.3, all distributions that may be made pursuant to one or more of the foregoing distributable events are subject to the spousal and Participant consent requirements contained in sections 401(a)(11) and 417 of the Code.



                                  ARTICLE V.
               CONTRIBUTIONS AND CREDITS TO TARGET BENEFIT PLANS


                 [All provisions regarding target benefit plan
                  contributions are in the Adoption Agreement
                   for Dreyfus Standardized Prototype Target
                           Benefit Plan No. 01004].



                                   ARTICLE VI.
                      CONTRIBUTION AND ALLOCATION LIMITS

6.1  Timing of Contributions

     Contributions under Sections 3.1, 4.1, 4.4(3), 4.4(4), 4.4(5) and 5.1 shall be made no later than the time prescribed by law (including any extensions thereof) for filing the Employer's federal income tax return for the Plan Year for which they are made.

6.2  Deductibility of Contributions

     All contributions made by an Employer shall be conditioned upon their deductibility by the Employer for income tax purposes; provided, however, that no contributions shall be returned to an Employer except as provided in Section 6.3.

6.3  Return of Employer Contributions

     Notwithstanding any other provision of this Plan, contributions made by an Employer may be returned to such Employer if:

     (a) the contribution was made by reason of a mistake of fact and is returned to the Employer within one year of the mistaken contribution, or

     (b) the contribution was conditioned upon its deductibility by the Employer for income tax purposes, the deduction was disallowed and the contribution is returned to the Employer within one year after the disallowance of the deduction, or

     (c) the contribution was conditioned upon initial qualification of the Plan, the Plan was submitted to the Internal Revenue Service for a determination as to its initial qualification within the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted or such later date as the Secretary of the Treasury may prescribe, the Plan received an adverse determination, and the contribution is returned to the Employer within one year after the date of the adverse determination.

     Employer contributions may be returned even if such contributions have been allocated to a Participant's Account which is fully or partially nonforfeitable and it is necessary to adjust said Account to reflect the return of the Employer contributions. The amount which may be returned to the Employer is the excess of the amount contributed over the amount that would have been contributed had there not occurred the circumstances causing the excess. Earnings attributable to the excess contribution may not be returned to the Employer, but losses thereto shall reduce the amount to be so returned. Furthermore, if the withdrawal of the amount attributable to the excess contribution would cause the balance of the individual Account of any Participant to be reduced to less than the balance which would have been in the Account had the excess amount not been contributed, then the amount to be returned to the Employer shall be limited to avoid such reduction.

6.4  Limitation on Allocations:

     (a) If the Participant does not participate in, and has never participated in another qualified plan or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer, or an individual medical benefit account, as defined in section 415(l)(2) of the Code, maintained by the Employer, or a simplified employee pension, as defined in section 408(k) of the Code, maintained by the Employer which provides an Annual Addition, the amount of Annual Additions which may be credited to the Participant's Accounts for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant's Accounts would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

     (b) Prior to the determination of the Participant's actual Compensation for a Limitation Year, the Maximum Permissible Amount may be determined on the basis of the Participant's estimated annual compensation for such Limitation Year. Such estimated annual compensation shall be determined on a reasonable basis and shall be uniformly determined for all Participants similarly situated.

     (c) As soon as administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for such Limitation Year shall be determined on the basis of the Participant's actual Compensation for such Limitation Year.

     (d) If, pursuant to Subsection (c) above or as a result of the allocation of forfeitures, there is an Excess Amount with respect to a Participant for a Limitation Year, such Excess Amount shall be disposed of as follows:

           (1) First, any deferrals made pursuant to a salary reduction agreement or other deferral mechanism and Thrift/Voluntary Employee contributions, to the extent that the return would reduce the Excess Amount, shall be returned to the Participant.

           (2) Unless otherwise specified in the Adoption Agreement, if after the application of paragraph (1) an Excess Amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the Excess Amount in the Participant's Accounts will be used to reduce Employer contributions (including any allocation of forfeitures) for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary.
           (3) If after the application of paragraph (1) an Excess Amount still exists, and the Participant is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Employer contributions (including allocation of any forfeitures) for all remaining Participants in the next Limitation Year, and each succeeding Limitation Year if necessary;

           (4) If a suspense account is in existence at any time during the Limitation Year pursuant to this Section, it will not participate in the allocation of the Trust's investment gains and losses. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants' Accounts before any Employer or any employee contributions may be made to the Plan for that Limitation Year. Excess Amounts may not be distributed to Participants or former Participants.

     (e) Subsections (e), (f), (g), (h), (i) and (j) apply if, in addition to this Plan, the Participant is covered under another qualified master or prototype defined contribution plan maintained by the Employer or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer or an individual medical benefit account, as defined in section 415(l)(2) of the Code, maintained by the Employer, or a simplified employee pension maintained by the Employer which provides an Annual Addition, during any Limitation Year. The Annual Additions which may be credited to a Participant's Accounts under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant's account under the other qualified master or prototype defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions for the same Limitation Year. If the Annual Additions with respect to the Participant under other qualified master or prototype defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions maintained by the Employer are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant's Accounts under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under such plans and welfare benefit funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified master or prototype defined contribution plans, and welfare benefit funds, individual medical accounts, and simplified employee pensions in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant's Accounts under this Plan for the Limitation Year.

     (f) Prior to determining the Participant's actual Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount based on the Participant's estimated annual compensation in the manner described in Subsection (b).

     (g) As soon as administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for such Limitation Year shall be determined on the basis of the Participant's actual Compensation for such Limitation Year.

     (h) If pursuant to Subsection (g) above or as a result of the allocation of forfeitures, a Participant's Annual Additions under this Plan and all such other plans result in an Excess Amount for a Limitation Year, the Excess Amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a simplified employee pension will be deemed to have been allocated first, followed by Annual Additions to a welfare benefit fund or individual medical account, regardless of the actual allocation date.

     (i) If an Excess Amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another plan, the Excess Amount attributed to this Plan will be the product of:

           (1)  the total Excess Amount allocated as of such date, times,

           (2) the ratio of (A) the Annual Additions allocated to the Participant for the Limitation Year as of such date under this Plan, to (B) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this Plan and all other qualified Master and Prototype defined contribution plans.

     (j) Any Excess Amounts attributed to this Plan shall be disposed of as provided in Subsection (d).

     (k) If the Participant is covered under another qualified defined contribution plan maintained by the Employer which is not a Master or Prototype plan, Annual Additions which may be credited to the Participant's Accounts under this Plan for any Limitation Year will be limited in accordance with Subsections (e), (f), (g), (h), (i) and
           (j) as though the other plan were a Master or Prototype plan unless the Employer provides other limitations in the Adoption Agreement.

     (l) If the Employer maintains, or at any time maintained, a qualified defined benefit plan (other than the Sponsor's paired plan number 02001, covering any Participant in this Plan, the sum of the Participant's Defined Benefit Fraction and Defined Contribution Fraction will not exceed one (1.0) in any Limitation Year. Unless the Employer elects otherwise in the Adoption Agreement, this limitation will be met by freezing or reducing the rate of benefit accrual under the qualified defined benefit plan.
     (m) For purposes of this Section 6.4, the following definitions shall apply:

           (1) "Annual Additions" shall mean the sum of the following credited to a Participant's account for the Limitation Year:

                (A)  All Employer contributions,

                (B)  All forfeitures, and

                (C)  All Employee contributions.

                All excess deferrals as described in section 402(g) of the Code, all excess contributions as defined in section 401(k)(8)(B) of the Code, (including amounts recharacterized), and all excess aggregate contributions as defined in section 401(m)(6)(B) of the Code, regardless of whether such amounts are distributed or forfeited, shall continue to be treated as Annual Additions.

                For purposes of the above, amounts reapplied to reduce Employer contributions under Subsections (d) and (j) shall also be included as Annual Additions.

                Amounts allocated, after March 31, 1984, to an individual medical benefit account, as defined in section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer, are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer, are treated as Annual Additions to a defined contribution plan, and allocations under a simplified employee pension.

     (2) Unless specified otherwise in the Adoption Agreement, for purposes of this Section, Compensation shall have the same meaning as described in Section 1.15 of the Plan. One of the following definitions of Compensation may be elected by the employer in the Adoption Agreement.

                (1) Information required to be reported under section 6041, 6051, and 6052, (Wages, Tips and Other Compensation Box on Form W-2). Compensation defined as wages as defined in section 3401(a) and all other payments of compensation to an employee by the employer (in the course of the employer's trade or business) for which the employer is required to furnish the employee a written statement under section 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2)).

                (2) Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2).

                (3) 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered int he course of employment with the employer maintaining the plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in 1.62-2(c)), and excluding the following:

                     (a) Employer contributions to a plan of deferred compensation which are not includable in the employee's gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

                     (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                     (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                     (d) Other amounts which received special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the employee).
                For any self-employed individual compensation will mean earned income.

                For limitation years beginning after December 31, 1991, for purposes of applying the limitations of this article, compensation for a limitation year is the compensation actually paid or made available during such limitation year.

                Notwithstanding the preceding sentence, compensation for a participant in a defined contribution plan who is permanently and totally disabled (as defined in section 22(e)(3) of the Internal Revenue Code) is the compensation such participant would have received for the limitation year if the participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled; such imputed compensation for the disabled participant may be taken into account only if the participant is not a highly compensated employee (as defined in section 414(q) of the Code) and contributions made on behalf of such participant are nonforfeitable when made.

                (3) "Defined Benefit Fraction" shall mean a fraction, the numerator of which is the sum of the Participant's Projected Annual Benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under sections 415(b) and (d) of the Code or one hundred forty percent (140%) of the Highest Average Compensation (which shall mean the average compensation for the three consecutive years of Service with the Employer that produces the highest average), including any adjustments under section 415(b) of the Code. A year of Service with the Employer is the twelve (12) consecutive month period defined in Section
                     1.54 of the Plan.

                Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of the Plan after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of section 415 of the Code for all Limitation Years beginning before January
                1, 1987.

                (4) "Defined Contribution Fraction" shall mean a fraction, the numerator of which is the sum of the Annual Additions to the Participant's Account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the Annual Additions attributable to the Participant's nondeductible Voluntary Contributions to all defined benefit plans, whether or not terminated, maintained by the Employer and the Annual Additions attributable to all welfare benefit funds, as defined in section 419(e) of the Code, and individual medical benefit accounts as defined in section 415(l)(2) of the Code, and simplified employee pensions, maintained by the Employer) and the denominator of which is the sum of the Maximum Aggregate Amounts for the current and all prior Limitation Years of Service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The Maximum Aggregate Amount in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation in effect under section 415(c)(1)(A) of the Code or thirty-five percent (35%) of the Participant's Compensation for such year.

                If the Employee was a Participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed one (1.0) under the terms of this Plan. Under the adjustment, an amount equal to the product of (A) the excess of the sum of the fractions over one (1.0) times (B) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the Plan made after May 5, 1986, but using the section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

                The Annual Additions for any Limitation Year beginning before January 1, 1987 shall not be recomputed to treat all Employee contributions as Annual Additions.

           (5) "Employer" shall mean the Employer that adopts this Plan and all members of a controlled group of corporations (as defined in section 414(b) of the Code and as modified by section 415(h) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) and as modified by section 415(h) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m)); and any other entity required to be aggregated with the Employer under Section 414(o) ofthe Code.

           (6) "Excess Amount" shall mean the excess of the Participant's Annual Additions for the Limitation Year over the Maximum Permissible Amount.

           (7) "Limitation Year" shall mean the calendar year, unless another twelve (12) consecutive month period is elected in the Adoption Agreement. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is changed by amendment, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

           (8) "Master or Prototype Plan" shall mean a plan the form of which is the subject of a favorable opinion letter from the Internal Revenue Service.

           (9)  "Maximum Permissible Amount" shall mean the lesser of:

                (A) thirty-thousand dollars ($30,000) (or, if greater, one-fourth (1/4th) of the defined benefit dollar limitation set forth in section 415(b)(1) of the Code as in effect for the Limitation Year), or

                (B) twenty-five percent (25%) of the Participant's Compensation for the Limitation Year.

                The compensation limitation referred to in paragraph (B) above shall not apply to any contribution for medical benefits (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition under section 415(l)(1) or 419A(d)(2) of the Code.

                If a short Limitation Year is created because of an amendment changing the Limitation Year to a different twelve (12) consecutive month period, the Maximum Permissible Amount will not exceed the defined contribution dollar limitation set forth in paragraph (A) above multiplied by the following fraction:

                     Number of Months in the Short Limitation Year
                                    12

           (10) "Projected Annual Benefit" shall mean the annual retirement benefit (adjusted to an actuarial equivalent straight life annuity if such benefit is expressed in a form other than a straight life annuity or Qualified Joint and Survivor Annuity) to which the Participant would be entitled under the terms of the Plan assuming:

                (A) The Participant will continue employment until the Normal Retirement Date under the Plan (or current date, if later) and

                (B) the Participant's Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the Plan will remain constant for all future Limitation Years.

6.5  Separate Accounts

     The Committee shall maintain the following separate Accounts, as are applicable, with respect to each Participant:

     (a)   a Regular Account (as described in Article III),

     (b)   an Elective Deferral Account (as described in Article IV),

     (c)   a Qualified Nonelective Contribution Account (as described in Article
           IV),

     (d)   a Thrift Account (as described in Article IV),

     (e)   a Matching Contribution Account (as described in Article IV),

     (f)   a Voluntary Account (as described in Article X),

     (g)   a Voluntary Tax-Deductible Account (as described in Article X),

     (h)   a Rollover Account (as described in Article X),

     (i)   an Employer Discretionary Contribution Account (as described in
           Article IV), and

     (j)   a Transfer Account (as described in Article X).

     Each such Account shall be credited with the applicable contributions, forfeitures, earnings losses, expenses, and distributions. The maintenance of separate Accounts is only for accounting purposes and a segregation of the Trust Fund to each Account shall not be required.

6.6  Valuation

     (a) Except as otherwise provided in subsection (b) below, or as directed by the Committee subject to approval by the Trustee, the assets of the Trust Fund shall be valued at their current fair market value as of each Valuation Date, and the earnings and losses of the Trust Fund since the immediately preceding Valuation Date shall be allocated to the separate Accounts of all Participants and former Participants under the Plan in the ratio that the fair market value of each such Account as of the immediately preceding Valuation Date, reduced by any distributions or withdrawals therefrom since such preceding Valuation Date, bears to the total fair market value of all separate Accounts as of the immediately preceding Valuation Date, reduced by any distributions or withdrawals therefrom since such preceding Valuation Date; provided, however, that if Participant-directed investments have been elected in the Adoption Agreement, the earnings and losses of each separate Account shall be allocated solely to such Account.

           Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, on any date other than the last day of the Plan Year, determine the value of an Account. If such a determination is made, the date of such determination shall be considered to be a Valuation Date.

     (b) If the plan is an Easy Retirement Plan, the dividends, capital gain distributions, and other earnings or losses received on any share or unit of a regulated investment company or collective investment fund, or on any other investment, that is specifically credited to a Participant's separate Accounts under the Plan and/or held under the Custodial Agreement shall be allocated to such separate Accounts and, in the absence of investment directions to the contrary, immediately reinvested, to the extent practicable, in additional shares or units of such regulated investment company or collective investment fund, or in such other investments.

6.7  Segregation of Former Participant's Account

     The Committee may segregate any portion of a former Participant's account balance which is retained in the Fund after his death or separation from service in an interest-bearing account and debited or credited only with income and charges attributable directly.



                                 ARTICLE VII.
                                    VESTING

7.1  Vested Interest

     Each Participant shall at all times have a fully vested interest in his Elective Deferral Account, Qualified Nonelective Account, Voluntary Account, Voluntary Tax-Deductible Account and Thrift Account. Each Participant's Regular Account, Employer Discretionary Contribution Account, and Employer Matching Contribution Account shall vest in accordance with the vesting schedule elected in the Adoption Agreement.

     If a Participant is not already fully vested in his Regular Account, Employer Discretionary Contribution Account, and Employer Matching Contributions Account, he shall become so upon reaching Normal Retirement Age or Early Retirement Age, or upon his death or Total and Permanent Disability.

7.2  Vesting of a Participant
     Except in the case of Plans subject to full and immediate vesting, a Participant's vested amount shall be calculated by multiplying his Regular Account balance, Employer Discretionary Contribution Account balance, and Employer Matching Contribution Account balance, if any, as determined on the Valuation Date following his termination of employment by his vested interest as determined under Section 7.1.

     In order to determine the vested interest of a Participant after a Service Break, the following rules shall apply:

     (a) Subject to (b) below, a former Participant who had a nonforfeitable right to all or a portion of the account balance derived from Employer contributions at the time of the Participant's termination will receive credit for all years of Service prior to a Service Break if the Participant completes a year of Service after returning to the employ of the Employer.

     (b) In the case of a Participant who have five (5) or more consecutive one (1) year Service Breaks, all Service after such Service Breaks will be disregarded for the purpose of vesting the Employer-derived account balance that accrued before such Service Breaks. Such Participants' pre-Service Break Service will count in vesting the post-Service Break Employer-derived account balance only if (1) such Participant has any nonforfeitable interest in the account balance attributable to Employer contributions at the time of separation from service, or (2) upon returning to service the number of consecutive one (1) year Service Breaks is less than the number of years of Service. Separate accounts will be maintained for the Participant's pre-Service Break and post-Service Break Employer-derived account balance. Both accounts will share in the earnings and losses of the Fund.

7.3  Amendment of Vesting Provisions

     No amendment to the vesting provisions pursuant to Section 7.1 shall deprive a Participant of his nonforfeitable rights to benefits accrued to
     the date of the amendment.   Further, if the vesting provisions of the
     Plan are amended, or the Plan is amended in any way that directly or indirectly affects computation of a Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three
     (3) years of Service may elect, within a reasonable period after the adoption of the amendment, to have his nonforfeitable percentage computed under the Plan without regard to such amendment. For Participants who do not have at least one Hour of Service in any Plan Year beginning on or after January 1, 1989, the preceding sentence shall be applied by substituting "five (5) years of Service" for "three (3) years of Service." The period during which the election may be made shall commence with the date the amendment is adopted and shall end on the later of (1) sixty (60) days after the amendment is adopted; (2) sixty (60) days after the amendment becomes effective; or (3) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Committee.
     7.4   Forfeitures

     (a) If a Participant terminates employment with the Employer and the value of the Participant's vested account balance derived from Employer and Employee contributions (other than accumulated deductible employee contributions) is not greater than $3,500, the Employee shall receive a distribution of the value of the entire vested portion of such account balance, and the nonvested portion will be treated as a forfeiture. For purposes of this Section 7.4, if the value of a Participant's vested account balance is zero, the Participant shall be deemed to have received a distribution of such vested account balance. A Participant's vested account balance shall not include Voluntary Tax-Deductible Contributions for Plan Years beginning before January 1, 1989.

     (b) If a Participant terminates employment with the Employer, and elects (with his or her spouse's consent) in accordance with Article VIII to receive the value of his or her vested account balance, the nonvested portion will be treated as a forfeiture. If the Participant elects to have distributed less than the entire vested portion of the account balance derived from Employer contributions, the part of the nonvested portion that will be treated as a forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total value of the vested Employer derived account balance.

     (c) If a Participant terminates employment with the Employer but does not receive a distribution described in (a) or (b) above, the non-vested portion of his account balance will be treated as a forfeiture upon the occurrence of a Service Break of five (5) consecutive years.

     (d)   If a Participant who receives a distribution pursuant to this Section
           7.4 resumes employment, the Participant's Employer-derived account balance will be restored to the amount on the date of distribution if the Participant repays to the Plan the full amount of the distribution attributable to Employer contributions before the earlier of (i) five (5) years after the Participant's Re-Employment Commencement Date or (ii) the date the Participant incurs five (5) consecutive one (1) year Service Breaks following the date of distribution. If a Participant is deemed to receive a distribution pursuant to this Section, and the Participant resumes employment covered under this Plan before the date the Participant incurs five
           (5) consecutive one year Service Breaks, upon the reemployment of such Participant, the Employer-derived account balance of the Participant will be restored to the amount on the date of such deemed distribution.



                                 ARTICLE VIII.
              BENEFITS ON RETIREMENT AND SEPARATION FROM SERVICE

8.1  Commencement of Benefits

     (a) Any Participant who terminates employment with the Employer for any reason (including Total and Permanent Disability as defined in Section 1.61 of the Plan) shall be entitled to receive the value of the vested portion of his Accounts (determined as of the Valuation Date coincident with or immediately subsequent to his termination with employment) as soon as administratively feasible after the date of his termination of employment. If the value of the Employee's vested account balance derived from Employer and Employee contributions (excluding, for Plan Years beginning before January 1, 1989, accumulated Voluntary Tax-Deductible Contributions) is greater than (or at the time of any prior distribution was greater than) $3,500, then no such amount shall be distributed prior to Normal Retirement Age (or age sixty-two (62), if later) unless the Participant consents to the distribution. If the Plan is subject to the Automatic Annuity rules of Section 8.2, then the consent of the Participant's spouse shall also be required to a distribution in any form other than a Qualified Joint and Survivor Annuity (as defined in Section 8.2).

           In the case of the Dreyfus Easy Retirement Plans (Plan Numbers 01005, and 01006), Participants who attain the Plan's Normal Retirement Age shall be entitled to receive the value of the vested portion of their Accounts. With respect to the Dreyfus standardized and non-standardized prototype profit-sharing plans (Plan Numbers 01002 and 01003) if permitted under the Adoption Agreement, Participants who attain the Plan's Normal Retirement Age shall be entitled to receive the value of the vested portion of their Accounts.

           The Committee shall provide the Participant with a written explanation of the material features and relative values of the optional forms of benefit available under the Plan. Such notice shall also notify the Participant of the right to defer distribution until a future date specified by the Participant (not permitted in the case of the Dreyfus Easy Retirement Plans -- Plan Numbers 01005 and 01006) or until Normal Retirement Age (or age sixty-two (62), if later), and if the Plan is subject to the Automatic Annuity Rules of
           Section 8.2, shall be provided during the period beginning ninety
           (90) days before and ending thirty (30) days before the Annuity Starting Date.

     (b) If the value of the Participant's vested account balance derived from Employer and Employee contributions (excluding, for Plan Years beginning before January 1, 1989, accumulated Voluntary Tax-Deductible Contributions) is not greater than $3,500, the Employee shall receive a distribution of the value of the entire vested portion of such account balance. However, no such distribution shall be made after the Annuity Starting Date unless the Participant and his or her spouse (or the Participant's surviving spouse) consent in writing to such distribution.

     (c) Unless the Participant elects otherwise, distribution of benefits shall commence no later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs:

           (i) the Participant reaches his Normal Retirement Age (or age sixty-five (65), if earlier),

           (ii) the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan, or

           (iii)     the Participant terminates employment with the Employer.

           The failure of a Participant or surviving spouse to consent to a distribution shall be deemed to be an election to defer commencement of benefit distributions sufficient to satisfy this Section.

     (d) Neither the consent of the Participant nor the Participant's spouse shall be required to the extent a distribution is necessary to satisfy section 401(a)(9) or section 415 of the Code.

     (e) This Article applies to distribution made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

            Definitions:

                (i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 402(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                (iii) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                (iv) Direct rollover:  A direct rollover is a payment by the
                     Plan to the eligible retirement plan specified by the distributee.



8.2  Automatic Annuity Requirements

     The provisions of Section 8.2 through 8.4 shall take precedence over any conflicting provisions in this Plan.

     (a)   Applicability of Automatic Annuity Requirements.

           Except as provided in Section 8.3 with respect to certain Profit Sharing Plans, the provisions of this Section shall apply to any Participant who is credited with at least one (1) Hour of Service with the Employer on or after August 23, 1984, and such other Participants as provided in Section 8.4.

           Qualified Joint and Survivor Annuity. Unless an optional form of benefit is selected pursuant to a Qualified Election within the ninety (90) day period ending on the Annuity Starting Date, a married Participant's Vested Account Balance shall be paid in the form of a Qualified Joint and Survivor Annuity and an unmarried Participant's Vested Account Balance will be paid in the form of a life annuity. The Participant may elect to have such annuity distributed upon attainment of the Earliest Retirement Age.

           Qualified Pre-Retirement Survivor Annuity. Unless an optional form of benefit has been selected within the Election Period pursuant to a Qualified Election, if a Participant dies before the Annuity Starting Date then the Participant's Vested Account Balance shall be paid in the form of a Qualified Pre-Retirement Survivor Annuity. The Surviving Spouse may elect to elect to have such annuity distributed within a reasonable period after the Participant's death.

           Definitions. For purposes of this Section 8.2, the following words shall have the following meanings:

           (i) "Earliest Retirement Age" shall mean the earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

           (ii) "Election Period" shall mean the period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to benefits accrued prior to separation, the Election Period shall begin on the date of separation.

                A Participant who will not yet attain age thirty-five (35) as of the end of any current Plan Year may make a special Qualified Election to waive the Qualified Pre-Retirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the plan year in which the Participant will attain age thirty-five (35). Such election shall not be valid unless the Participant receives a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms as are comparable to the explanation required under Section 8.2(b). Qualified Pre-Retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date shall be subject to the full requirements of this Section 8.2.

           (iii) "Qualified Election" shall mean a Participant's waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any such waiver must be consented to in writing by the Participant's Spouse. The Spouse's consent must: designate a specific Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent) or expressly permits designations by the Participant without any further spousal consent; acknowledge the effect of the election; and be witnessed by a member of the Committee or a Notary Public. Additionally, a Participant's waiver of the Qualified Joint and Survivor Annuity shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent). Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a member of the Committee that there is no Spouse or the Spouse cannot be located, a waiver will be deemed a Qualified Election. Any spousal consent (or deemed spousal consent) obtained under this provision will be valid only with respect to such Spouse. A consent that permits designations by the Participant without further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary and, where applicable, a specific form of benefit, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in paragraph (b) below.

           (iv) "Qualified Joint and Survivor Annuity" shall mean an immediate annuity for the life of the Participant with a survivor annuity for the life of the Spouse which is fifty percent (50%) of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse and which is the amount of benefit which can be purchased with the Participant's Vested Account Balance.

           (v) "Qualified Pre-Retirement Survivor Annuity" shall mean an annuity for the life of the Participant's surviving spouse purchased with the Participant's Vested Account Balance.

           (vi) "Spouse (Surviving Spouse)" shall mean the Spouse or Surviving Spouse of the Participant, provided that former spouse will be treated as the Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order as described in section 414(p) of the Code.

           (vii) "Vested Account Balance" shall mean the aggregate value of the Participant's vested account balance derived from employer and employee contributions (including rollovers), whether vested before or upon death, including the proceeds of insurance contracts, if any, on the Participant's life. The provisions of this Section 8.2 shall apply to a Participant who is vested in amounts attributable to employer contributions, employee contributions (or both) at the time of death or distribution.

     (b)   Notice Requirements

           Qualified Joint and Survivor Annuity. In the case of a Qualified Joint and Survivor Annuity as described above, the Committee shall provide each Participant within the period beginning ninety (90) days before and ending thirty (30) days before the Annuity Starting Date a written explanation of: (i) the terms and conditions of a Qualified Joint and Survivor Annuity; (ii) the Participant's right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of a Participant's Spouse; (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity; and (v) the right, if any, to defer the commencement of benefits.

           Qualified Pre-Retirement Survivor Annuity. In the case of a Qualified Pre-Retirement Survivor Annuity as described above, the Committee shall provide each Participant with a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements applicable to explaining a Qualified Joint and Survivor Annuity within whichever of the following periods ends last:

           (i) The period beginning on the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35).

           (ii) A reasonable period ending after a Participant enters the Plan.

           (iii)A reasonable period ending after Section 8.3 ceases to apply to a Profit Sharing Plan.

           (iv) A reasonable period after Section 8.2 first applies to a Participant.

           Notwithstanding the foregoing, notice must be provided within a reasonable period ending after termination of employment in the case of a Participant who terminates employment before attaining age 35.

           For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (ii), (iii), and (iv) is the end of the two-year period beginning one year prior to the date the applicable event occurs, and ending one year after that date. In the case of a Participant who terminates employment before the Plan Year in which age thirty-five (35) is attained, notice shall be provided within the two-year period beginning one year prior to termination and ending one year after termination. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be redetermined.

           If a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations in given, provided that:

                (1) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                (2) the participant, after receiving the notice,affirmatively elects a distribution.



8.3  Profit Sharing Plans: Exception from Automatic Annuity Requirements

     Unless otherwise specified in the Adoption Agreement, the provisions of Sections 8.2 and 8.4 shall be inoperative in the case of a Profit Sharing Plan if the following two (2) conditions are met: (1) the Participant cannot or does not elect payments in the form of a life annuity, and (2) on the death of the Participant, the Participant's Vested Account Balance (as defined in Section 8.2) will be paid to the Participant's Surviving Spouse (as defined in Section 8.2), but if there is no Surviving Spouse, or, if the Surviving Spouse has already consented in a manner conforming to a Qualified Election to a waiver of a Qualified Pre-Retirement Survivor Annuity (under Section 8.2), then to the Participant's Beneficiary.

     However, the foregoing shall not be operative with respect to a Participant if it is determined that this Profit Sharing Plan is a direct or indirect transferee of a defined benefit plan, money purchase pension plan (including a target benefit plan), stock bonus, or profit-sharing plan which is subject to the survivor annuity requirements of sections 401(a)(11) and 417 of the Code.

8.4  Transitional Rules Applicable to Joint and Survivor Annuities

     (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by Section 8.2 must be give the opportunity to elect to have Section 8.2 apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976, and such Participant had at least ten (10) years of Service when he or she terminated employment.

     (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one (1) Hour of Service under this Plan or a predecessor Plan on or after September 2, 1974, and who is not otherwise credited with any Service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his or her benefits paid in the manner set forth in paragraph (d) below.

     (c) The respective opportunities to elect (as described in paragraphs (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

     (d) Any Participant who has elected pursuant to paragraph (b) above and any Participant who does not elect under paragraph (a) above or who meets the requirements of paragraph (a) except that such Participant does not have at least ten (10) Years of Service when he or she terminates employment, shall have his or her benefits distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

           (1) Qualified Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                (i) Begins to receive payments under the Plan on or after his Normal Retirement Age; or

                (ii) Dies on or after his Normal Retirement Age while still working for the Employer; or

                (iii)Begins to receive payments on or after the Qualified Early
                     Retirement Age; or

                (iv) Separates from service on or after attaining his Normal
                     Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits;

                then such benefits shall be received under this Plan in the form of a Qualified Joint and Survivor Annuity, unless the Participant, with the consent of his or her Spouse, has elected otherwise during the election period which shall begin at least six (6) months before the Participant attains the Qualified Early Retirement Age (or the date the Participant begins participation in the Plan, if later) and end not more than ninety (90) days before the commencement of benefits. Any election hereunder shall be in writing and may be changed by the Participant, with the consent of his or her Spouse, at any time during the election period.

           (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant with the consent of his or her Spouse at any time. The election period begins on the later of (1) the ninetieth (90) day before the Participant attains the Qualified Early Retirement Age, or (2) the date on which participation begins, and ends on the date the Participant terminates employment.

                Notwithstanding the availability of the elections set forth above, in the event a Participant dies after attaining the Qualified Early Retirement Age while still employed by the Employer, but before reaching the Normal Retirement Date, the Participant's account balance as of the date of death shall be paid to the Participant's Spouse. If the Participant is not married, such benefit shall be paid to the Participant's designated Beneficiary or, if none, to the Participant's estate.

           (3) Definitions. For purpose of this Section 8.4, the following words shall have the following meanings:

                (i) "Qualified Joint and Survivor Annuity" shall mean an annuity for the life of the Participant with a survivor annuity for the life of his Spouse as described in Section 8.2.

                (ii) "Qualified Early Retirement Age" shall mean the latest of:


                     (A) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits;

                     (B) the first day of the one hundred twentieth (120th) month beginning before the Participant reaches his Normal Retirement Age; or

                     (C) the date on which the Participant begins participation.

8.5  Required Payment of Benefits

     (a) General Rule. Except as otherwise provided in Section 8.2, the requirements of this Section shall apply to any distribution of a Participant's account balance and will take precedence over any inconsistent provisions of the Plan. Unless otherwise specified, the provisions of this Section shall apply to calendar years beginning after December 31, 1984.

           All distributions required under this Section 8.5 shall be determined and made in accordance with the Income Tax Regulations under section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the regulations.

     (b) Limits on Distribution Periods. Distributions, if not made in a single-sum, may only be made over one of the following periods (or a combination thereof): (1) the life of the Participant; (2) the life of the Participant and a Designated Beneficiary; (3) a period certain not extending beyond the life expectancy of the Participant; or (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a Designated Beneficiary.

           Any annuity contract purchased and distributed to a Participant or his Beneficiary shall comply with the requirements of this Plan, and shall be made and endorsed as nontransferable.

     (c) Minimum Amounts to be Distributed. If the Participant's entire interest is to be distributed in other than a single sum, the following minimum distribution rules shall apply on or after the Required Beginning Date:

           (i) If a Participant's benefit is to be distributed over (1) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's Designated Beneficiary or
                (2) a period not extending beyond the life expectancy of the Designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's benefit by the applicable life expectancy.

           (ii) For calendar years beginning before January 1, 1989, if the Participant's spouse is not the designated Beneficiary, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

           (iii) For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy or (2) if the Participant's spouse is not the Designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of section 1.401 (a)(9)-2 of the Income Tax Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy in paragraph (c)(i) above as the relevant divisor without regard to section 1.401 (a)(9)-2 of the regulations.

           (iv) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Employee's Required Beginning Date occurs, must be made on or before December 31 of that distribution calendar year.

     (d) Commencement of Death Benefits. Upon the death of the Participant, the following distribution provisions shall take effect:

           (i) If the Participant dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death. Upon the death of the Participant's Beneficiary, any undistributed interest shall be paid to the legal representatives of such Beneficiary's estate.

           (ii) If the Participant dies before distribution of his or her interest commences, the Participant's entire interest will be distributed by December 31 of the calendar year in which falls the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

                (1) If any portion of the Participant's interest is payable to a Designated Beneficiary, distributions may be made in substantially equal installments over the life or over a period certain not greater than the life expectancy of the Designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                (2) If the Designated Beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Participant died and (B) December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70-1/2).

           If the Participant has not made an election pursuant to this Section 8.5(d)(ii) by the time of his or her death, the Participant's Designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or (2) December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no Designated Beneficiary, or if the Designated Beneficiary does not elect a method of distribution, distribution of the Participant's entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

           (iii) For purposes of Section 8.5(d)(ii) above, if the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of Section 8.5(d)(ii), with the exception of subparagraph (2) thereof, shall be applied as if the surviving spouse were the Participant.

           (iv) For purposes of this Section 8.5(d), any amount paid to a child of the Participant will be treated as if it had been paid to the Surviving Spouse if the amount becomes payable to the Surviving Spouse when the child reaches the age of majority.

           (v) For purposes of this Section 8.5(d), distribution of a Participant's interest is considered to begin on the Participant's Required Beginning Date (or, if Section 8.5(d)(iii) above is applicable, the date distribution is required to begin to the surviving spouse pursuant to Section 8.5(d)(ii) above). If distribution in the form of an annuity irrevocably commences to the Participant before the Required Beginning Date, the date distribution is considered to begin is the date distribution actually commences.

     (e) Definitions. For purposes of this Section 8.5, the following terms shall have the following meanings:

           (i) Designated Beneficiary. The individual who is designated as the Beneficiary under the Plan in accordance with section 401(a)(9) of the Code and the regulations thereunder.

           (ii) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's Required Beginning Date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to Section 8.5(d) above.

           (iii) Life expectancy. The life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or Designated Beneficiary) as of the Participant's (or Designated Beneficiary's) birthday in the applicable calendar year. The applicable calendar year shall be the first distribution calendar year. If annuity payments commerce before the required beginning date, the applicable calendar year is the year such payments commence. Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations.

                Unless otherwise elected by the Participant (or spouse, in the case of distributions described in Section 8.5(d)(ii)(2) above) by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant (or spouse) and shall apply to all subsequent years. The life expectancy of a nonspouse Beneficiary may not be recalculated.

           (iv) Participant's benefit.

                (A) The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date.

                (B) Exception for second distribution calendar year. For purposes of paragraph (A) above, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the Required Beginning Date, the amount of the minimum distribution made in the second distribution calendar year shall be treated as if it had been made in the immediately preceding distribution calendar year.

           (v)  Required Beginning Date.

                (A) General rule. The Required Beginning Date of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-1/2).

                (B) Transitional rules. The Required Beginning Date of a Participant who attains age seventy and one-half (70-1/2) before January 1, 1988, shall be determined in accordance with (1) or (2) below:

                     (1) Non-Five percent owners. The Required Beginning Date of a Participant who is not a five percent (5%) owner is the first day of April of the calendar year following the calendar year in which the later of retirement or attainment of age of seventy and one-half (70-1/2) occurs.

                     (2) Five percent owners. The required beginning date of a Participant who is a five percent (5%) owner during any year beginning after December 31, 1979, is the first day of April following the later of:

                          (i) the calendar year in which the Participant attains age seventy and one-half (70-1/2), or

                          (ii) the earlier of the calendar year with or within
                               which ends the plan year in which the Participant becomes a five percent (5%) owner, or the calendar year in which the Participant retires.

                          The Required Beginning Date of a Participant who is not a five percent (5%) owner who attains age seventy and one-half (70-1/2) during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                (C) Five percent owner. A Participant is treated as a five percent (5%) owner for purposes of this Section if such Participant is a five percent (5%) owner as defined in section 416(i) of the Code but without regard to whether the Plan is top-heavy) at any time during the Plan Year ending with or within the calendar year in which such owner attains age sixty-six and one-half (66-1/2) or any subsequent Plan Year.

                (D) Once distributions have begun to a five percent (5%) owner under this Section, they must continue to be distributed, even if the Participant ceases to be a five percent (5%) owner in a subsequent year.

     (f) Transitional Rule. Notwithstanding the other requirements of this Section and subject to the requirements of Section 8.2, distribution on behalf of any Employee, including a five percent (5%) owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

           (i) The distribution by the trust is one which would not have disqualified such trust under section 401(a)(9) of the Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

           (ii) The distribution is in accordance with a method of distribution designated by the Employee whose interest in the trust is being distributed or, if the Employee is deceased, by a Beneficiary of such Employee.

           (iii)Such designation was in writing, was signed by the Employee or the Beneficiary, and was made before January 1, 1984.

           (iv) The Employee had accrued a benefit under the Plan as of December 31, 1983.

           (v) The method of distribution designated by the Employee or the Beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Employee's death, the Beneficiaries of the Employee listed in order of priority.

     A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Employee.

     For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Employee, or the Beneficiary, to who such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in Subsections (i) through (v) above.

     If a designation is revoked, any subsequent distribution must satisfy the requirements of section 401(a)(9) of the Code and the regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the trust must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy section 401(a)(9) of the Code and the regulations thereunder, but for the election under section 242(b)(2) of Pub. L. No. 97-248. For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in section 1.401(a)(9)-2 of the Income Tax Regulations. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another Beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). The rules of Q&A J-2 and J-3 of Income Tax Regulations section 1.401(a)(9)-1 shall apply to rollovers and transfers from one plan to another.

8.6  Available Forms of Distribution

     (a) If pursuant to Section 8.3, the Plan is a Profit Sharing Plan exempt from the Automatic Annuity Rules of Section 8.2, the normal form of distribution shall be a lump sum distribution. Unless specified otherwise in the Adoption Agreement, in lieu of the lump sum distribution, a Participant or Beneficiary may elect to receive installment payments payable monthly, quarterly, semi-annually or annually.

     (b) If the Plan is subject to the Automatic Annuity Rules of Section 8.2, the normal form of distribution shall be the applicable form of Automatic Annuity under Section 8.2. In lieu of the Automatic Annuity, a Participant or Beneficiary may elect a lump sum distribution or such other available forms of distribution as are set forth below or as are specified in the Adoption Agreement. Any such election by a Participant must be accompanied by the written consent of his spouse (consistent with the requirements for a Qualified Election under Section 8.2).

           The available forms of distribution shall be:

           (i) a joint and 100% survivor annuity contract purchased from an insurance company selected by the Committee.

           (ii) a single life annuity contract purchased from an insurance company selected by the Committee.

           (iii)a single life annuity contract, with 10 years guaranteed, purchased from an insurance company selected by the Committee.

           (iv) installments payable monthly, quarterly, semi-annually or annually.

8.7  Certain Distributions

     In the event a distribution of an account balance made to or on behalf of a Participant prior to the attainment of age fifty-nine and one-half (59-1/2) would be subject to the ten percent (10%) penalty tax set forth in section 72(t) or 72(m)(5) of the Code, the Participant may, within sixty (60) days of the distribution date, request that the distribution be transferred to another qualified retirement plan or an Individual Retirement Account as a rollover contribution if the distribution satisfies the requirements of section 402(a)(5) of the Code.

8.8  Forfeitures

     Any balance in the Regular Account, Employer Discretionary Contribution Account or in the Employer Matching Contribution Account, if any, of a Participant who is separated from service, to which he is not entitled under the foregoing provisions, shall be forfeited and applied as provided in Sections 3.2 and 4.2 of this Plan, and Section X(E) of the Dreyfus Standardized/Paired Prototype Target Benefit Plan and Trust Adoption Agreement.



                                  ARTICLE IX.
                                DEATH BENEFITS

9.1  Payment to Beneficiary

     (a) Subject to the provisions of Article VIII, upon the death of a Participant, such Participant's account balance shall be paid to his designated Beneficiary or if no such Beneficiary is designated or survives the Participant, to the legal representative of such Participant's estate. Such payment shall commence as soon as practicable after the Participant's death and after the Trustee is given such documentation as may be required under the provisions of the Trust Agreement or Custodial Agreement.

     (b) Subject to the provisions of the Custodial Agreement if the Plan is an Easy Retirement Plan, the Committee may prescribe the manner in which a Beneficiary is to be designated in writing and the Custodial Agreement, may prescribe the manner in which such designations shall be filed. Notwithstanding the foregoing, any designation (or change of designation) of a Beneficiary must be consented to by the Participant's Spouse pursuant to a Qualified Election under Section 8.2, if such Beneficiary is not the Participant's Spouse.

9.2  Method of Payment
     Subject to the provisions of Article VIII, death benefits may be paid in any mode of benefit payment provided for in this Plan as elected by the Participant or Beneficiary, except in the event of the death of the Participant after payments have commenced under an annuity contract, by the Beneficiary.



                                  ARTICLE X.
                     PARTICIPANT CONTRIBUTIONS; ROLLOVERS

10.1 Voluntary Contributions

     (a) Effective for Plan Years beginning January 1, 1987, non-deductible Voluntary Contributions shall not be permitted under this Plan. A separate Account shall be maintained for Voluntary Contributions made prior to such time. Such Account shall be nonforfeitable at all times.

     (b) A Participant may make withdrawals from the Voluntary Account at such time as the Committee shall designate, but not more than quarterly during a Plan Year provided that no single withdrawal shall be less than the total amount available for withdrawal under the other limitations of this Section 10.1 or five hundred dollars ($500), whichever is less. Notwithstanding the preceding sentence, if the Plan is an Easy Retirement Plan, a Participant may make such a withdrawal at any time.

     (c) If the Plan is subject to the Automatic Annuity rules of Section 8.2, the written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 8.2) must be obtained with respect to any withdrawal.

     (d) No forfeitures of amounts allocated to Participants from Employer contributions and earnings thereon, shall occur solely as a result of a Participant's withdrawal of voluntary contributions.

     (e) Voluntary Contributions for Plan years beginning after December 31, 1986 shall be subject to the Contribution Percentage tests and the rules applicable to Excess Aggregate Contributions set forth in
           Section 4.7.

10.2 Voluntary Tax-Deductible Contributions

     (a) Voluntary Tax-Deductible Contributions (within the meaning of section 72(o)(5)(A) of the Code) shall not be permitted under this Plan for taxable years beginning after December 31, 1986. A separate Voluntary Tax-Deductible Account shall be established for such contributions made for taxable years beginning on or before December 31, 1986. Such Account shall be nonforfeitable at all times. However, no part of the Voluntary Tax-Deductible Account will be used to purchase life insurance or available for loans under Article XII.


     (b) The Participant may withdraw any part of the Voluntary Tax-Deductible Account by making written application to the Committee. If the Plan is subject to the Automatic Annuity Rules of Section 8.2, the written consent of the Participant's Spouse (consistent with the requirements of a Qualified Election under Section 8.2) must be obtained to any withdrawal made after the first day of the first Plan Year beginning on or after January 1, 1989.

10.3 Transfers From Other Trusts

     Unless specified otherwise in the Adoption Agreement, the Committee may, in its discretion, direct the Trustee to accept a rollover contribution described in sections 401(a)(31), 402(a)(5), 403(a)(4) or
     408(d)(3)(A)(ii) of the Code or a direct transfer of funds from a qualified retirement plan, provided that, in the opinion of counsel for the Employer, the transfer will not jeopardize the tax exempt status of the Plan or create adverse tax consequences to the Employer. The Committee shall exercise such discretion in a uniform and nondiscriminatory manner. A transfer or rollover contribution may be made on behalf of an Employee eligible to participate in the Plan who has not met the age and service requirements, if any, for participation. Such an Employee shall become a Participant on the date the Trustee accepts the rollover contribution or transfer for all purposes, except that no employer or employee contributions shall be made by or on behalf of such Employee and such Employee shall not share in Plan forfeitures until he has completed the age and service requirements for participation and become a Participant. A rollover contribution or transfer shall be maintained in a Participant's Rollover Account and Transfer Account, respectively. Notwithstanding the preceding sentence, amounts attributable to voluntary deductible employee contributions shall be maintained in a Participant's Voluntary Tax-Deductible Account.


     A Participant may take withdrawals from the Rollover Account at such time as the Committee shall designate, but not more than quarterly during a Plan Year, provided that no single withdrawal shall be less than the total amount available for withdrawal or five hundred dollars ($500) whichever is less. If the Plan is subject to the Automatic Annuity Rules of Section
     8.2 and the Participant is married, the request for withdrawal must be consented to in writing by the Participant's spouse. Notwithstanding the preceding sentence, if the Plan is an Easy Retirement Plan, a Participant may make such a withdrawal at any time.

     Unless indicated otherwise in the Adoption Agreement, distributions shall be made from the Transfer Account upon meeting the requirements set forth under Articles VIII and IX of the Plan. If the Plan is subject to the Automatic Annuity Rules of Section 8.2 and the Participant is married, the request for distribution must be consented to in writing by the Participant's spouse.

     The written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 8.2) must be obtained with respect to any withdrawal.



                                  ARTICLE XI.
                              INSURANCE POLICIES

11.1 Policy Procurement

     The Employer may elect in the Adoption Agreement to have the provisions of this Article XI apply. If so authorized, the Committee may elect to provide all Active Participants with the option of having life insurance or annuity contracts (hereinafter referred to as "policy") purchased on their behalf from a legal reserve life insurance company.

11.2 Rules and Regulations

     The following rules shall be applicable to the acquisition, handling and disposition of any policy:

     (a) The basic options, cash surrender values and other material features of all policies shall be as nearly uniform as possible. No endowment policies shall be purchased.

     (b) The Trustee shall be designated as the sole owner of any policy purchased hereunder. However, all benefits, rights, privileges and options under such policy and any dividends or credits earned in insurance contracts will be allocated to the Participant's account balance derived from Employer contributions for whose benefit the contract is held. Notwithstanding any other provision of the Plan, in computing the amount of the vested interest of any Participant, the cash surrender value of any policy shall be included in the Participant's account balance. The applicable vested interest percentage shall be applied to this sum. The product of this computation shall then constitute the Participant's vested interest.

     (c) Payments made to any insurance company with respect to any such policy shall constitute an investment of the funds credited to the account balance of the Participant on whose behalf it was purchased and his account balance derived from Employer contributions shall accordingly be reduced by any such payments.

     (d) If the policy or policies purchased are ordinary life insurance, the aggregate premiums payable with respect to such policy or policies may not equal or exceed fifty percent (50%) of the aggregate Employer contributions and forfeitures credited to such Participant's account balance, exclusive of investment earnings. A Participant may upon consultation with the Committee and with its consent modify or terminate this election at any time. If the policy purchased is term or universal life insurance, the phrase "twenty-five percent (25%)" shall be substituted for the phrase "fifty percent (50%)." If the policy or policies purchased are ordinary life insurance and term insurance, the sum of one-half (1/2) the ordinary life premiums and the term premiums may not exceed twenty-five percent (25%) of the aggregate Employer contributions and forfeitures credited to such Participant's account balance, exclusive of investment earnings. For purposes of these incidental insurance provisions, ordinary life insurance contracts are contracts with both nondecreasing death benefits and nonincreasing premiums.

     (e) If a Participant is not insurable as a standard risk but may nevertheless be eligible for insurance coverage at an extra rating because of excess mortality hazards, the Committee, in its discretion, may agree or not agree to obtain insurance. The insurance to be purchased for a substandard life shall not exceed the face amount that could have been purchased by the premium that would have been available for the purchase of insurance had the Participant not been rated a substandard life. In determining whether or not to purchase insurance, the Committee shall not discriminate and shall accord uniform treatment to all of its Participants in a similar situation.

11.3 Transfer of Policies

     (a) Upon the Participant's retirement, the Trustee shall, upon instructions from the Committee, either transfer and deliver to the Participant any policy held on his behalf (with such endorsements as the Committee may direct), convert such policy to an annuity, or surrender such policy, in which case the cash proceeds thereof shall be included as part of the account balance of such Participant and distributed accordingly.

     (b) The Committee shall offer to a vested Participant any policy held in his behalf at a price equal to the total cash surrender value of such policy. If the Participant elects to purchase such policy, the Trustee shall, upon instructions from the Committee, transfer ownership of the policy to such Participant, endorsed so as to vest in the transferee all right, title and interest thereto, free and clear of the Trust. If the Participant declines to purchase such policy, the Trustee shall, upon instructions from the Committee, liquidate the policy for its cash surrender value; transfer the policy to the Participant as a distribution of benefits; or if the Participant has terminated employment with the Employer other than by reason of retirement, death or disability, place the policy on a paid-up basis. The Committee may direct the Trustee to designate itself, if not so designated, as Beneficiary under such policy for the period prior to the date on which it is liquidated.

     (c) Subject to the Qualified Joint and Survivor Annuity Rules of Section 8.2, the contracts on a Participant's life will be converted to cash or an annuity or distributed to the Participant upon commencement of benefits.

11.4 Payment Upon Death

     Subject to the Qualified Pre-Retirement Survivor Annuity Rules of Section 8.2, all death benefits payable under any policy held on behalf of a deceased Participant shall be paid to his Beneficiary. Such benefits may, as the Committee shall determine, be paid either to the Trust Fund, in which case the cash proceeds thereof shall be included as part of vested account balance of such Participant and distributed accordingly, or directly by the insurance company to the Beneficiary pursuant to the settlement option in effect at the time of the Participant's death. In the absence of such election, the benefits may be paid in a lump sum or under any other settlement option contained in such policy, as determined by the Committee.

11.5 Plan Provisions Control

     In the event of any conflict between the terms of this Plan and the terms of any policy issued hereunder, the Plan provisions shall control.



                                 ARTICLE XII.
                                     LOANS

12.1 Loans to Participants

     If permitted under the Adoption Agreement, the Committee, in its discretion, may authorize and direct the Trustee to grant loans to Participants and Beneficiaries in accordance with written rules established by the Committee. Such loans:

     (a)   Shall not exceed the lesser of:

           (1) fifty thousand dollars ($50,000) reduced by the excess, if any, of (i) the highest outstanding balance of loans from the Plan during the one (1) year period ending on the day before the date on which such loan was made, over (ii) the outstanding balance of loans from the Plan on the date such loan was made, or

           (2) one-half (1/2) of the Participant's or Beneficiary's vested interest under the Plan.

                For this purpose, all plans of the Employer and Affiliated Employers shall be treated as a single plan.

     (b) Shall be evidenced by a promissory note, secured by an assignment of a portion of the Participant's or Beneficiary's vested interest in the Plan, other than a Voluntary Tax-Deductible Account (effective for loans granted or renewed after October 18, 1989, the portion of a Participant's or Beneficiary's vested interest which may be used as security for a loan hereunder shall not exceed fifty percent (50%));

     (c) Shall bear a reasonable rate of interest as determined by the Committee to be a rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances; and

     (d) Shall require substantially level repayments of principal and interest (with repayments made not less frequently than quarterly) over a period not to exceed five (5) years. Any such loan shall be nonrenewable except that if the loan was originally granted for a period of less than five (5) years, then the same may be renewed, in the discretion of the Committee, for a period of time equal to the difference between five (5) years and the duration of the original loan. The five (5) year repayment period shall not apply to any loan used to acquire any dwelling unit which within a reasonable period of time is to be used (to be determined at the time the loan is made) as the principal residence of the Participant.

     If the Plan is subject to the Automatic Annuity Rules of Section 8.2, the written consent of the Participant's spouse (consistent with the requirements for a Qualified Election under Section 8.2) must be obtained within the ninety (90) day period ending on the date the account balance is used as security for the loan. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse. However, a new consent shall be required if the account balance is used for renegotiation, extension, renewal or other revision of the loan.

     If Participant-directed investments have been elected in the Adoption Agreement, loans shall be treated as an investment of one or more of the borrower's separate Accounts, in accordance with rules established by the Committee. Repayments of principal and interest shall be allocated solely to the Account(s) of the borrower from which such loan was made, and any loss caused by non-payment or default shall be charged solely to such Account(s). Otherwise, all loans hereunder shall be treated as an investment of the Fund.

12.2 Provisions to be Applied in a Uniform and Nondiscriminatory Manner

     In deciding whether or not to grant any request for a loan hereunder, the Committee shall be guided by procedures and criteria designed to assure that the loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis and shall not be available to Highly Compensated Employees in an amount greater than the amount made available to other Employees.

12.3 Satisfaction of Loan

     In the event of default, foreclosure on the note and attachment of the security will not occur until a distributable event occurs under the terms of the Plan.

     If spousal consent (consistent with the requirements for a Qualified Election under Section 8.2) has been obtained, then, notwithstanding any other provision of the Plan, the portion of the Participant's vested account balance used as security for a loan shall be taken into account for purposes of determining the amount of the account balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than one hundred percent (100%) of the Participant's vested account balance (determined without regard to the preceding sentence) is payable to the surviving spouse, then the account balance shall be adjusted by first reducing the vested account balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the surviving spouse.

12.4 Loans to Owner-Employees or Shareholder-Employees

     No loan shall be granted to an Owner-Employee or Shareholder-Employee unless an exemption has been obtained for such loan from the Secretary of Labor under Section 408 of the Act (and such loan is exempt from the excise tax imposed under Section 4975 of the Code).


                                  ARTICLE XIII.
                             TOP-HEAVY PROVISIONS

As specified in the Adoption Agreement, the provisions of this Article XIII will either (1) always supersede any conflicting provisions in the Plan or (2) only supersede such conflicting provisions in any Plan Year beginning after 1983, during which the Plan is or becomes Top-Heavy.

13.1 Definitions

     For purposes of this Article and Article XVII, the following words shall have the following meanings:

     (a) "Compensation" shall mean Compensation as defined in Article I as limited by section 401(a)(17) of the Code.

     (b) "Determination Date" shall mean (1) the last day of the preceding Plan Year, or (2) in the case of the first Plan Year of any Plan, the last day of such Plan Year.

     (c)   "Employer" shall mean the Employer and all Affiliated Employers.

     (d) "Key Employee" shall mean any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the Plan Year containing the Determination Date and the four (4) preceding Plan Years was:

           (1) An officer of the Employer if such individual's annual compensation exceeds fifty percent (50%) of the dollar limitation under section 415(b)(1)(A) of the Code (provided that the number of employees treated as officers shall be no more than fifty (50) or, if fewer, the greater of three (3) employees or ten percent (10%) of all employees);

           (2) An owner (or considered an owner under section 318 of the Code) of at least a one-half of one percent (.5%) interest and one of the ten (10) largest interests in the Employer if such individual's annual compensation exceeds one hundred percent (100%) of the dollar limitation under section 415(c)(1)(A) of the Code;

           (3)  A five percent (5%) owner of the Employer; or

           (4) A one percent (1%) owner of the Employer who has an annual compensation of more than one hundred fifty thousand dollars ($150,000).

           For this purpose, annual compensation means compensation as defined in section 415(c)(3) of the Code, but including amounts excludible from the Employee's gross income by reason of sections 125, 402(a)(8), 402(h) or 403(b) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

     (d)   "Non-Key Employee" shall mean any Employee who is not a Key Employee.

     (e) "Permissive Aggregation Group" shall mean the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

     (f) "Present Value" shall be based on the interest and mortality table specified in the Employer's qualified defined benefit plan for Top-Heavy purposes, or if such assumptions are not specified in the Employer's qualified defined benefit plan, Present Value shall be based on the assumptions specified in the Adoption Agreement.

     (g) "Required Aggregation Group" shall mean (1) each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the Plan has terminated), and (2) any other qualified plan of the Employer which enables a plan described in (1) to meet the requirements of Sections 401(a)(4) or 410 of the Code.

     (h) "Super Top-Heavy Plan": For any Plan Year after 1983, this Plan is Super Top-Heavy if the Top-Heavy Ratio for the Plan, the Required Aggregation Group or the Permissive Aggregation Group, as applicable, exceeds ninety percent (90%).

     (i) "Top-Heavy": For any Plan Year beginning after 1983, this Plan is Top-Heavy if any of the following conditions exist:

           (1) If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans.

           (2) If this Plan is a part of a Required Aggregation Group of plans, but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%).

           (3) If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

     (j)   "Top-Heavy Ratio":

           (1) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan which during the five (5) year period ending on the Determination Date has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date (including any part of any account balance distributed in the five (5) year period ending on the Determination Date, and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the five (5) year period ending on the Determination Date, both computed in accordance with section 416 of the Code and the regulations thereunder. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under section 416 of the Code and the regulations thereunder.

           (2) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more defined benefit plans which during the five (5) year period ending on the Determination Date has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees determined in accordance with (d) above, and the Present Value of accrued benefits under the aggregated defined benefit plan or plans for all employees as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, determined in accordance with (j)(1) above, and the Present Value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the five (5) year period ending on the Determination Date.

           (3) For purposes of (1) and (2) above, the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve (12) month period ending on the Determination Date, except as provided in section 416 of the Code and the regulations thereunder for the first and second Plan years of a defined benefit plan. The account balances and accrued benefits of a participant who is not a Key Employee but who was a Key Employee in a prior year, or has not been credited with at least one Hour of Service for any Employer maintaining the Plan at any time during the five (5) year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio.
                When aggregating plans the value of account balances and accrued benefits will be calculated with references to the Determination Date that falls within the same calendar year.

           (4) Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is Top-Heavy (within the meaning of section 416(g) of the Code) the accrued benefit of a Non-Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of section 411(b)(1)(C) of the Code.

     (k) "Valuation Date" shall mean the last day of the Plan Year and is the day on which account balances and accrued benefits are valued for purposes of calculating the Top-Heavy Ratio.

13.2 Vesting Schedules

     For any Plan Year in which this Plan is Top-Heavy, one of the Top Heavy minimum vesting schedules as elected by the Employer in the Adoption Agreement will automatically apply to the Plan. The Top Heavy Minimum vesting schedule applies to all benefits within the meaning of section 411(a)(7) of the Code except those attributable to Employee contributions, including benefits accrued before the effective date of section 416 of the Code and benefits accrued before the Plan became Top-Heavy. Further, no reduction in a vested benefit may occur in the event the Plan's status as Top-Heavy changes for any Plan Year. However, this Section does not apply to the account balance of any Employee who does not have an Hour of Service after the Plan has initially become Top-Heavy and such Employee's account balance attributable to Employer contributions and forfeitures will be determined without regard to this Section.

13.3 Minimum Allocation

     (a) Except as otherwise provided in (b), (c) and (d) below, when the Plan is Top-Heavy the Employer contributions and forfeitures allocated on behalf of any Participant who is a Non-Key Employee shall not be less than the lesser of three percent (3%) of such Participant's Compensation or, if neither the Employer nor an Affiliated Employer maintains a defined benefit plan which designates this Plan to satisfy sections 401(a)(4) or 410 of the Code, the largest percentage of Employer contributions and forfeitures, as a percentage of the Key Employee's Compensation, as limited by section 401(a)(17) of the Code allocated on behalf of any Key Employee for that year. For purposes of determining whether a Plan is Top-Heavy, Elective Deferrals are considered Employer contributions. However, neither Elective Deferrals nor Matching Contributions may be taken into account for purposes of satisfying the three percent (3%) minimum Top-Heavy contributions requirements for Plan Years beginning on or after January 1, 1989.

           The Minimum Allocation is determined without regard to a Social Security contribution. This Minimum Allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (1) the Participant's failure to complete one thousand (1,000) Hours of Service (or any equivalent provided in the Plan), (2) the Participant's failure to make mandatory employee contributions, or
           (3) the Participant's Compensation is less than a stated amount.

     (b) The provision in (a) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

     (c) If the Employer maintains a qualified defined benefit plan and this Plan is Top-Heavy, but is not Super Top-Heavy, each Participant who is a Non-Key Employee and is not covered by the defined benefit plan shall receive the Minimum Allocation under (a) above, except that "four percent (4%) "shall be substituted for "three percent (3%)".

     (d) The provision in (a) above shall not apply with respect to any Participant covered under any other qualified plan or plans of the Employer other than a paired plan of the Sponsor and the adopting Employer has elected in the Adoption Agreement that the minimum Top Heavy allocation or benefit will be met in the other plan or plans.

           If the Employer maintains a qualified defined benefit plan, other than Sponsor's paired defined benefit plan 02001, and the adopting Employer has elected in the Adoption Agreement to provide the Top Heavy minimum allocation or benefit under this Plan, then with respect to participants covered under both plans, "five percent (5%)" shall be substituted for "three percent (3%)" in (a) above if the Plan is Super Top Heavy and "seven and one-half percent (7-1/2%)" shall be substituted for "three percent (3%)" in (a) above if the Plan is Top Heavy, but not Super Top Heavy.

     (e) The Minimum Allocation required (to the extent nonforfeitable under section 416(b) of the Code) may not be forfeited under section 411(a)(3)(B) or 411(a)(3)(D) of the Code.

13.4 Adjustment to Defined Benefit Fraction and Defined Contribution Fraction under section 6.4.

     If the Plan is Super Top-Heavy, then "one-hundred percent (100%)" shall be substituted for "one hundred twenty-five percent (125%)" in the denominator of the Defined Benefit Fraction and the Defined Contribution Fraction under Section 6.4.



                                 ARTICLE XIV.
                                 THE COMMITTEE

14.1 Creation of a Committee

     The Employer may appoint a person or persons to act as the Committee and serve at its pleasure. If no such Committee is appointed, the Employer shall act as the Committee. The Employer shall notify the Trustee of the appointment of the original members of the Committee and of each change in the membership of the Committee. Vacancies in the Committee shall be filled by the Employer.

14.2 Committee Action

     In the event that the Employer appoints such person or persons to act as the Committee, such Committee shall act by a majority of its members at a meeting (which can be by telephone) or in writing without a meeting.
     A member of the Committee who is also a Participant of the Plan shall not vote or act as a member of the Committee upon any matter relating solely to his rights or benefits under the Plan.

14.3 Authorized Signatory

     Except as otherwise provided in Section 14.10, the Committee may designate a person or persons who shall be authorized to sign any document in the name of the Committee. The Trustee shall be fully protected in relying upon any notice, instruction or certification from the Committee or executed pursuant to the provisions of this Section.

14.4 Powers and Duties

     The Committee shall have such powers and duties as are necessary for the proper administration of the Plan, including but not limited to the power to make decisions with respect to the application and interpretation of the Plan. The Committee shall be empowered to establish rules and regulations for the transactions of its business and for the administration of the Plan. The determinations of the Committee with respect to the interpretation, application, or administration of the Plan shall be final, binding, and conclusive upon each person or party interested or concerned.

14.5 Nondiscrimination

     Where provisions of this Plan are at the discretion of the Committee, all Participants shall be treated in a uniform and nondiscriminatory manner.

14.6 Records and Reports

     The Committee shall maintain such records as may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries and others as required by law. Employees may examine records pertaining directing to them.

14.7 Reliance on Professional Advice

     The Committee shall be entitled to rely conclusively on the advice or opinion of any consultant, accountant, or attorney and such persons may also act in their respective professional capacities as advisors to the Employer.

14.8 Payment of Expenses

     All expenses of administration may be paid out of the Trust Fund unless paid by the Employer. Such expenses shall include any expenses incident to the duties of the Committee, including, but not limited to, fees of consultants, accountants, and attorneys, and other costs of administering the Plan. Until paid, the expenses shall constitute a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administration expense incurred. Any administration expense paid to the Trust Fund as a reimbursement shall not be considered an Employer contribution.

14.9 Limitation of Liability

     The Committee must discharge its duties solely in the interest of the Participants and their Beneficiaries. The Committee must carry out its duties with the care, skill, prudence and diligence under circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Committee, however, shall not be liable for any acts or decisions based on the advice or opinion of any consultant, accountant or attorney employed by the Committee in their respective professional capacities as advisors to the Employer, provided, however, that the Committee did not violate its general fiduciary duty in selecting or retaining such advisor.

14.10      Payment Certification to Trustee

     The Committee shall provide written instruction to the Trustee with respect to all payments which become due under the terms of the Plan and shall direct the Trustee to make such payments from the Trust Fund. All orders, requests and instructions by the Committee to the Trustee shall be in writing and signed by an authorized member of the Committee.

     The Trustee shall act and shall be fully protected in acting in accordance with such orders, requests and instructions.

14.11      Claims Procedure

     A Participant or Beneficiary ("Claimant") may file a written claim for benefits with the Committee. If the Committee decides that a Claimant is not entitled to all or any part of the benefits claimed, it shall within ninety (90) days of receipt of such claim, inform the Claimant in writing of its determination; the reasons for its determination, including specific references to the pertinent Plan provisions; and the Plan's review procedures. The Claimant or his authorized personal representative shall be permitted to review pertinent documents and within sixty (60) days after receipt of the notice of denial of claim to request to appear personally before it or to submit such further information or comments to the Committee as will, in the Claimant's opinion establish his right to such benefits. The Committee will render its final decision with the specific reason therefore in writing and will transmit it to the claimant by certified mail within sixty (60) days (or one hundred twenty
     (120) days, if special circumstances require an extension of time and the claimant is given written notice within the initial sixty (60) day period) of any such appearance. If the final decision is not made within such period, it will be considered denied. If, upon review of a request for benefits hereunder, the Committee finds the Participant ineligible for such benefits, it shall inform the Participant in writing the reason or reasons for such denial. In the event any Participant or Beneficiary disagrees with the conclusions of the Committee, the Committee must reconsider their decision based on the facts and evidence presented to them by the Participant or Beneficiary. Further, the Committee must substantiate in writing to any Participant or Beneficiary who disagrees with the amount of his benefit the method under which the benefit computations were made.


                                  ARTICLE XV.
                              GENERAL PROVISIONS

15.1 No Right of Continued Employment

     No Employee or Participant shall have any right or claim to any benefit under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan shall not be construed as creating any contract of employment between the Employer and any Employee or otherwise conferring upon any Employee or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Employer to discharge any Employee without regard to the effect that such discharge might have upon his rights under the Plan.

15.2 Nonalienation of Interest

     No benefit or interest available hereunder will be subject to assignment or alienation, either voluntarily or involuntarily. The preceding sentence shall not apply to loans made to the Participant under the Plan, or domestic relations orders which are determined by the Committee to be qualified domestic relations orders, as defined in section 414(p) of the Code and section 206(d)(3) of the Act, or were entered before January 1, 1985. Notwithstanding any provision in the Plan to the contrary, payments pursuant to a qualified domestic relations order may be made to an alternate payee prior to the time that the Plan may make payments to the affected Participant.

15.3 Incompetence of Participants and Beneficiaries

     If the Committee deems any person incapable of receiving benefits to which he is entitled by reason of minority, illness, infirmity, or other incapacity, it may direct the Trustee to make payment directly for the benefit of such person to a legal representative of such person. Such payment shall, to the extent thereof, discharge all liability of the Employer, the Committee, the Trustee and the Fund.

15.4 Unclaimed Benefits

     If any benefit hereunder has been payable and unclaimed for four (4) years since the whereabouts or continued existence of the person entitled thereto was last known to the Committee, such benefit shall be placed in a segregated, interest-bearing suspense account with no further attempts to uncover the whereabouts of the person entitled thereto. The Committee shall rely upon notification from the Department of Health, Education and Welfare as to the whereabouts of such person when he applies for benefits under the Social Security Act. The four (4) year period may be extended by the Committee whenever, in its discretion, special circumstances justify such action. The Committee shall make a reasonable and diligent search for the Participant before any benefit is segregated. If a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit will be reinstated if a claim is made by the Participant or Beneficiary.

15.5 Separate Employer Trusts Maintained

     Except as provided in Section 16.5, the Plan of each Employer which adopts this Prototype Plan and corresponding Trust Agreement as part of its Plan shall be administered separately from those of any other Employer.

15.6

     The Plan shall be administered, construed and enforced to the state wherein the Trustee maintains its principal place of business, except to the extent preempted by the Act.

15.7 Severability

     Should any provision of the Plan or rules and regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions unless such invalidity shall render impossible or impractical the functioning of the Plan. In such case, the appropriate parties shall immediately adopt a new provision to take the place of the illegal or invalid provision.

15.8 Gender and Number

     The masculine pronoun wherever used shall include the feminine pronoun and the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.

15.9 Titles and Headings

     The titles or headings of the respective Articles and Sections are inserted merely for convenience and shall be given no legal effect.

15.10      Failure of Employer's Plan to Qualify

     The use of this Prototype Plan and corresponding Trust Agreement shall be available only to the Plans of Employers which meet the requirements of section 401(a) of the Code. If the Employer's Plan fails to attain or retain qualification, such Plan will no longer participate in this Prototype Plan and will be considered an individually designed plan.

15.11      Exclusive Benefit

     Except as provided in Section 6.3, at no time shall any part of the corpus or income of the Fund be used for or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries and defraying reasonable expenses of the Plan.

15.12      Action by Employer

     Any action, including the amendment or termination of the Plan as provided in Sections 16.1 and 16.2 of the Plan, by an Employer which is a corporation shall be taken by the board of directors of the corporation or any person or persons duly empowered to exercise the powers of the corporation with respect to the Plan. In the case of an Employer which is a partnership, any action, including the amendment or termination of the Plan as provided in Sections 16.1 and 16.2 of the Plan, shall be taken by any general partner or the partnership. In the case of an Employer which is a sole proprietorship, any action, including the amendment or termination of the Plan as provided in Sections 16.1 and 16.2 of the Plan, shall be taken by the sole proprietor.



                                  ARTICLE XVI
                           AMENDMENT AND TERMINATION

16.1 Amendment

     (a) The Employer expressly recognizes the authority of the Sponsor to amend the Plan and the Trust Agreement or Custodial Agreement from time to time, and the Employer shall be deemed to have consented to any such amendment. The Employer shall receive a written instrument indicating the amendment of the Plan and Trust Agreement and such amendment shall become effective as of the effective date of such instrument.

     (b)   The Employer reserves the right to amend the Plan at any time.
           Except for (1) changes to the choice of options in the Adoption Agreement, (2) amendments stated in the Adoption Agreement which allow the Plan to satisfy section 415 of the Code or to avoid duplication of minimums under section 416 of the Code because of the required aggregation of multiple plans, or (3) amendments published by the Internal Revenue Service which specifically provide that their adoption will not cause the Plan to be treated as individually designed, an Employer will no longer participate in the Prototype Plan and will be considered to have an individually designed plan if it amends the Plan or obtains a waiver of the minimum funding requirement under Section 412(d) of the Code.

     (c) Notwithstanding anything in this Plan to the contrary, no amendment shall:

           (1) Increase the responsibility of the Trustee without the Trustee's written consent;

           (2) Have the effect of decreasing a Participant's account balance or eliminating an optional form of benefit with respect to accrued benefits, except to the extent permitted by section 412(c)(8) of the Code;

           (3) In the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, decrease the nonforfeitable percentage (determined as of such date) of such Employee's right to his Employer-derived account balance below his non-forfeitable percentage computed under the Plan without regard to such amendment;

           (4)  Violate the exclusive benefit rule of Section 15.11.

16.2 Termination and Partial Termination

     The adopting Employer may, at any time, by written notice to the Trustee in such form as is acceptable to the Trustee, terminate the Plan and discontinue all further contributions hereunder. Upon termination or partial termination of the Plan or upon complete discontinuance of contributions to a Profit Sharing Plan, each affected Employee shall have a one hundred percent (100%) vested and nonforfeitable interest in his account balance. Upon a termination or partial termination of the Plan (and subject to the limitations of section 4.10 in the case of a cash or deferred arrangement qualified under section 401(k) of the Code), each affected Participant's account balance may be distributed in accordance with the provisions of Article VIII or, at the option of the Employer and with the Trustee's consent, shall continue to be held by the Trustee for distribution as authorized by Articles VIII and IX. Notwithstanding the preceding sentence, a Profit Sharing Plan which does not offer an annuity form of benefit (purchased from a commercial provider) may distribute each affected Participant's account balance immediately in a single sum without Participant consent, provided that neither the Employer nor any Affiliated Employer maintains another defined contribution plan, other than an employee stock ownership plan (as defined in section 4975(e)(7) of the Code). If either the Employer or any Affiliated Employer maintains another such defined contribution plan, then a Participant's account balance may be transferred to such plan without his consent if the Participant does not consent to the single sum distribution from this Plan.

16.3 Plan Merger and Consolidation or Transfer of Plan Assets

     In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant of this Plan would (if the Plan then terminated) receive an amount immediately after such merger, consolidation or transfer which is equal to or greater than the amount he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

16.4 Amended and Restated Plans

     If this Plan is an amendment and restatement of an existing plan ("Existing Plan"), the following provisions shall apply:

     (a) Each Employee who was a participant in the Existing Plan immediately prior to the Effective Date shall become a Participant in this Plan on the Effective Date.

     (b) The balance of such Employee's accounts under the Existing Plan attributable to employer or employee contributions shall be allocated to the corresponding Accounts under this Plan or accounted for separately.

     (c) All years of service credited for vesting service under the Existing Plan shall be credited as years of Service under this Plan. The amendment and restatement shall not reduce the vested interest of a participant in the Existing Plan, and any change in the vesting schedule shall be subject to the provisions of Section 7.3.

     (d) The amendment and restatement shall not reduce a Participant's account balance and shall not eliminate any optional form of benefit.

     (e) Any beneficiary designation in effect under the Existing Plan immediately before the amendment and restatement shall be deemed to be a valid Beneficiary designation under this Plan, to the extent consistent with Article VIII.

16.5 Participating Employers

     (a) With the consent of the Employer and Trustee, and by duly authorized action, any Affiliated Employer may adopt this Plan and become a Participating Employer.

     (b) Each such Participating Employer shall be bound by the same Adoption Agreement provisions as those selected by the Employer, and to use the same Trustee as the Employer. If the Employer does not make a contribution to the Plan, the Participating Employer shall be obligated to do so.

     (c) The Trustee may, but shall not be required to commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as all increments thereof.

     (d) With respect to its relations with the Trustee and Committee for the purposes of this Plan, each Participating Employer shall be deemed to have irrevocably designated the adopting Employer as its agent. Amendment of this Plan by the adopting Employer at any time when there shall be a Participating Employer hereunder shall only be by the written action of the adopting Employer, with the consent of the Trustee where such consent is necessary in accordance with the terms of this Plan.

     (e) A Participating Employer may, at any time, by written notice to the Employer and Trustee in such form as is acceptable to the Employer and Trustee, discontinue its participation in the plan and discontinue all further contributions hereunder. The Employer shall direct the Trustee to transfer, deliver and assign Fund assets attributable to the Participants of such Participating Employer to such successor trustee as shall have been designated by such Participating Employer, in the event that it has established a separate plan for its Employees. If no successor trustee is designated, the Trustee shall retain such assets for the Employees of said Participating Employer pursuant to the provisions of Articles VIII and IX hereof.

                                  ARTICLE XVII.
                            PAIRED PLAN PROVISIONS

The provisions of this Article are applicable only if the Employer adopts a set of Dreyfus paired plans. Paired plans are a combination of standardized form plans offered by the Sponsor, so designed that if any single plan or combination of plans is adopted by an Employer each plan by itself, or the plans together, will meet the anti-discrimination rules set forth in section 401(a)(4) of the Code, the contribution and benefit limits set forth in section 415 of the Code and the Top-Heavy provisions set forth in section 416 of the Code.

17.1 Compliance With Section 415(e) of the Code

     If the Employer adopts one or two of Sponsor's paired defined contribution plans and Sponsor's paired defined benefit plan, the "1.0" aggregate limitation of section 415(e) of the Code on contributions and benefits will be met by freezing or reducing the rate of benefit accruals under the paired defined benefit plan.

17.2 Adjustment of Combined Plan Fractions Under Section 415 of the Code for Top-Heavy Ratio in Excess of Ninety Percent (90%)

     In any Plan Year in which the Plan becomes Super Top-Heavy, the denominators of the Defined Benefit Fraction (as defined in Section 6.4 of the Plan) and the Defined Contribution Fraction (as defined in Section
     6.4 of the Plan) shall be computed using one hundred percent (100%) of the dollar limitation instead of one hundred twenty-five percent (125%).

17.3 Top-Heavy Minimum Benefits and Contributions

     (a) When the paired plans maintained by the Employer are Top-Heavy, but are not Super Top-Heavy, each Non-Key Employee who participates in paired defined contribution plan number 01001, 01003, 01004, 01005 or 01006, but does not participate in paired defined benefit plan number 02001, will receive the Minimum Allocation provided for in
           Section 13.3. Each Non-Key Employee who participates in two of the paired defined contribution plans, but not the paired defined benefit plan, shall receive the minimum Top-Heavy allocation under the paired defined contribution plan specified in the Adoption Agreement. Each Non-Key Employee who is a participant in this Plan and the paired defined benefit plan shall receive the minimum top-heavy benefit accrual under such plan and shall not receive any top-heavy minimum contribution under the paired defined contribution plan or plans.

     (b) When the paired plans maintained by the Employer are Super Top-Heavy, each Non-Key Employee who participates in paired defined contribution plan number 01001, 01003, 01004, 01005 or 01006 but who does not participate in paired defined benefit plan number 02001, will receive the Minimum Allocation provided for in Section 13.3. Each Non-Key Employee who participates in two of the paired defined contribution plans, but not the defined benefit plan, shall receive the minimum top-heavy allocation under the paired defined contribution plan specified in the Adoption Agreement. Each Non-Key Employee who is a Participant in this Plan and the paired defined benefit plan shall receive the minimum top heavy benefit accrual under such plan and shall not receive any top heavy minimum contribution under the paired defined contribution plan or plans.

17.4 Integration of Paired Plans

     If the Employer adopts paired plans, only one plan may allocate contributions or determine benefits on an integrated basis.




                            DREYFUS TRUST AGREEMENT


THIS TRUST AGREEMENT is made by and between the Employer whose name is set forth on the attached adoption agreement (the "Adoption Agreement") and the person designated as Trustee in the Adoption Agreement (the "Trustee").

                             W I T N E S S E T H:

WHEREAS, the Employer has adopted the qualified employee retirement plan described in the Adoption Agreement (the "Plan") for the exclusive benefit of its employees who are participants in such Plan (collectively the "Participants" and individually a "Participant") and their beneficiaries; and

WHEREAS, the Employer desires to appoint the Trustee as a "nondiscretionary trustee" (within the meaning of Section VI(g) of Prohibited Transaction Class Exemption 77-9 under Section 408(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for the limited purposes hereinafter set forth; and

WHEREAS, the Trustee desires to act as such a nondiscretionary trustee of the Plan for the limited purposes hereinafter set forth;

NOW, THEREFORE, the Employer hereby establishes a fund with the Trustee that shall be held, managed and controlled by the Trustee without distinction between principal and income (the "Trust Fund") upon the terms and conditions hereinafter set forth:


                                   ARTICLE 1
                           CONCERNING THE TRUST FUND

Section 1.1. The Plan, this Trust Agreement and the Trust Fund created hereunder are intended to meet all the applicable requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code") and ERISA. The Employer assumes full responsibility to establish and maintain the Plan as a plan meeting the qualification requirements of
Section 401(a) of the Code and hereby agrees to notify the Trustee promptly in the event of any change in such qualified status. Copies of all documents related to the Plan including, without limitation, the Plan, amendments to the Plan and the most recent determination letter received from the Internal Revenue Service with respect to the Plan (or an opinion of counsel satisfactory to the Trustee as to the plan's qualified status), upon request will be provided to the Trustee by the Employer.

 Section 1.2. The Employer certifies and represents to the Trustee that there are no duties imposed on the Trustee under the terms of the Plan that are not consistent with the provisions of this Trust Agreement.

Section 1.3. The Trustee agrees to accept contributions that are paid to it by the Employer (as well as rollover contributions and transfers from other qualified retirement plans) in accordance with the terms of the Plan. The Trustee shall be entitled to rely upon the determination of the fiduciary named in the Plan as having the authority to control and manage the administration of the Plan and its delegates, designees, agents and employees (the "Committee") that all assets received by the Trustee are properly contributed or transferred in accordance with the terms of the Plan. Such contributions shall be in cash or in such other form that may be acceptable to the Trustee. All contributions received by the Trustee and all other receipts of the Trustee, whether by way of dividends, interest or otherwise, for the account of the Trust Fund shall be held, managed and controlled by the Trustee pursuant to the terms of this Trust Agreement without distinction between principal and income and may be commingled, and held and invested and, with all disbursements therefrom, accounted for by the Trustee, as a single fund. The Employer hereby agrees that the Employer and the Committee shall have the exclusive responsibility, and the Trustee shall not have any responsibility or duty under this Trust Agreement, to determine whether the amount, timing and type of any contribution by the Employer or any Participant is in accordance with the terms of the Plan or applicable law, or for the collection of any contributions under the Plan.

Section 1.4 The Trustee, solely from assets held in the Trust Fund, shall make payments in such amounts and for such proper purposes as may be specified in the Committee's Directions (as defined in Section 2.1 herein). The Employer hereby agrees that the Committee shall have the exclusive responsibility, and the Trustee shall not have any responsibility or duty, under this Trust Agreement for determining that the Committee's Directions are in accordance with the terms of the Plan and applicable law, including without limitation, determining the amount, timing or method of payment or the identity of each person to whom such payments shall be made. The Trustee shall have no responsibility or duty to determine the tax effect of any payment or to see to the application of any payment, but shall be responsible for the proper application of amounts withheld from distributions for payment of taxes to the appropriate authorities.

Section 1.5. The Trustee shall have no duties or obligations with respect to the Trust Fund unless such duties or obligations have been specifically undertaken by the Trustee by the express terms of the Trust Agreement or except to the extent such duties or obligations are required under applicable laws.


                                   ARTICLE II
                   INVESTMENT AND ADMINISTRATION OF THE FUND

Section 2.1.1. In accordance with the provisions of ERISA, the Trustee shall have exclusive authority and discretion to manage and control the Trust Fund; provided, however, that the Trustee's authority and discretion with respect to the Trust Fund shall at all times, except to the extent that an Investment Manager has been appointed pursuant to Section 2.5, be subject to the proper, written directions of the Committee which are made in accordance with the terms of the Plan and which are not contrary to ERISA (the "Committee's Directions"). The Trustee shall be entitled to rely entirely on the Committee's Directions, shall be under no duty to determine or make inquiry whether the Committee's Directions received by it are in accordance with the provisions of the Plan or applicable law, and shall have no liability and shall be fully indemnified by the Employer for any action taken in accordance with, or any failure to act in the absence of, the Committee's Directions.

Section 2.1.2. If the Committee advises the Trustee that the Plan provides for individual accounts and permits each Participant to direct the investment of the assets in the Participant's account, then, pursuant to the Committee's Directions, the Trustee shall invest the assets in such account among the investment options established pursuant to Section 2.3 as directed by each such Participant in accordance with such procedures as are acceptable to the Trustee. If such procedures include the effecting of exchanges among the investment options established pursuant to Section 2.3 or otherwise directing the investment of the assets allocated to a Participant's account by use of the telephone system maintained for such purpose by the trustee or its agent, the Trustee shall be entitled to rely on any telephonic direction reasonably believed by it to be genuine from any person representing himself or herself to be a Participant directing the investment of assets in his or her account, provided that the Trustee employs reasonable procedures for processing such directions, such as requiring a form of personal identification, to confirm that telephonic directions are genuine. If the Trustee does not follow such procedures, it may be liable for any losses due to processing unauthorized or fraudulent directions. Subject to the foregoing, the Trustee shall be entitled to rely entirely on Participants' directions, shall be under no duty to determine or make inquiry whether Participants' directions are in accordance with the provisions of the Plan or applicable law, and shall have no liability and shall be fully indemnified by the Employer for any action taken in accordance with, or any failure to act in the absence of, Participants' directions.

Section 2.2 Except to the extent an Investment Manager has been appointed pursuant to Section 2.5, the Committee shall have authority and discretion to select the nature and amount of the investments to be made under the Plan. Subject to Section 2.5, the Trustee shall invest, reinvest and dispose of the assets comprising the Trust Fund in accordance with the Committee's Directions. The Committee shall exercise such authority and discretion solely in the interest of the Participants and their beneficiaries and (1) for the exclusive purpose of (a) providing benefits to the Participants and their beneficiaries and (b) defraying reasonable expenses of administering the Plan, (2) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, (3) by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so and (4) in accordance with the terms of the Plan and with applicable law. The Trustee shall have no duty hereunder to review the investments held in the Trust Fund. The Trustee shall not make suggestions or otherwise render investment advice to the Committee or any Participant with respect to investment, reinvestment, or disposition of assets held in the Trust Fund.

Section 2.3. Except to the extent required under applicable law, the authority and discretion of the Trustee with respect to the Trust Fund shall be limited to the following nondiscretionary powers which, with the exception of those powers set forth in Section 2.3(0), shall be exercised solely in accordance with the Committee's Directions or, to the extent provided in Section 2.1.2, the directions of Participants or, to the extent provided in Section 2.5, the directions of an Investment Manager:

     (a) To open and maintain accounts for the Plan, and to the extent that the Plan is a "defined contribution plan" (within the meaning of Section 3(34) of ERISA), individual accounts for each of the Participants.

     (b) To receive contributions from the Employer and to credit contributions made by the Employer to the individual accounts of
           Participants established    pursuant to paragraph (a) above.


     (c) To invest contributions made by the Employer and other assets of the Plan in shares of any investment company sponsored, managed, advised, administered or distributed by The Dreyfus Corporation or any of its affiliates (the "Dreyfus Funds"), in equity securities issued by the Employer or an affiliate which are publicly traded and which are "qualifying employer securities" within the meaning of Section 407(d)(5) of ERISA ("Employer Stock"), in any collective investment fund maintained by a bank or trust company as a "group trust" for the collective investment of employee benefit plans qualified under Section 401(a) of the Code, and such other investments as may be acceptable to the Trustee and as agreed to in writing by The Dreyfus Corporation ("Sponsor") and the Committee (the Dreyfus Funds and such other investments shall be collectively referred to as the "Investments"); and to reinvest dividends and other distributions in the Dreyfus Funds or other Investments provided, however, that if the Plan is established pursuant to one of the Sponsor's prototype plan documents, investments shall be subject to such investment limitations or minimum requirements for investments in Dreyfus Funds as may be imposed by the Sponsor. The Employer hereby agrees that the Trustee shall not be restricted in making such investments to investments that are authorized by governing state laws (as determined under Section 9.5) for the investment of trust funds. If Plan assets are invested in any group trust, the terms of the group trust agreement or other governing document are hereby incorporated by reference and made a part of the Trust Agreement as long as the group trust remains exempt from taxation under
           Section 501(a) of the Code. The Trustee shall not be responsible in any way respecting the form, terms, payment provisions or issuer of any insurance contract which it is directed to purchase and/or hold to provide for the payment of benefits, or for performing any functions under any such insurance contract which it may be directed to purchase and/or hold as contract holder thereunder (other than the execution of any documents incidental thereto and transfer or receipt of funds thereunder in accordance with the Committee's Directions).

     (d) To redeem, transfer or exchange shares of the Dreyfus Funds, to sell, exchange, convey, transfer or otherwise dispose of any other Investments; and to make, execute and deliver to the purchasers thereof good and sufficient legal documents of conveyance therefor, and all assignments, transfers and other legal instruments, either necessary or convenient for passing the title and ownership of the Investments, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or disposition.

     (e) To make distributions from the Trust Fund to Participants and their beneficiaries.

     (f) To deliver notices, prospectuses and proxy statements to Participants or to the Employer, and to vote in person or by proxy with respect to any securities held by the Trust Fund in accordance with the written directions of the Committee or of the Participants, as the case may be; and in accordance with such power, to exercise subscription, conversion and other rights and options and to take action or refrain from taking any action with respect to any reorganization, consolidation, merger, dissolution or other recapitalization or refinancing to the extent that the exercise of such rights and options or the taking or refraining from such actions may be deemed by the Trustee to be necessary or proper to protect the best interests of the Trust Fund.

     (g) To maintain records of contributions, investments, distributions and other transactions, and to report such transactions to the Employer or such other persons as may be designated by the Employer.

     (h) To make necessary filings with the Internal Revenue Service, the Department of Labor and other governmental agencies.

     (i)   To hold any part of the Trust Fund in cash or cash balances.

     (j) To hold custody of the assets of the Plan; and with respect to any such assets held in custody by the Trustee, to cause any investment of the Trust Fund to be registered in the name of the Trustee or the name of its nominee or nominees or to retain such investment unregistered or in a form permitting transfer by delivery, provided that the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund.

     (k) To apply for, purchase, hold or transfer any life insurance, retirement income, endowment or annuity contract.

     (l) To consult and employ any suitable agent(s) to act on behalf of the Trustee and to contract for legal, accounting, clerical and other services deemed necessary by the Trustee to administer the Trust Fund according to the terms of this Trust Agreement and the instructions of the Committee.

     (m) To make loans from the Trust Fund to Participants in amounts and on terms approved by the Committee; and Employer hereby agrees that the Committee shall have the sole responsibility, and the Trustee shall not have any duty or responsibility, for computing and collecting any loan repayments required to be made under the Plan.

     (n) To pay from the Trust Fund all taxes imposed or levied with respect to the Trust Fund or any part thereof under existing or future laws, and to contest the validity or amount of any tax, assessment, claim or demand respecting the Trust Fund or any part thereof.

     (o) To pay out of the Trust Fund (i) all brokerage fees and transfer tax expenses and other expenses incurred in connection with the sale or purchase of investments, (ii) the Trustee's compensation and (iii) all other expenses of administering the Plan and the Trust Fund including, without limitation, any payments authorized by Section 1.4 of this Agreement, unless promptly paid to the Trustee, or otherwise, by the Employer. The Trustee shall have the authority to pay all fees and expenses described in this
           Section 2.3(0) out of the Trust Fund in the event such fees and expenses are not promptly paid by the Employer and the Trustee is not in receipt of Committee Direction to make such payments.

     (p) To do all such acts, and to exercise all such rights and privileges, although not specifically mentioned herein, as the Trustee may deem necessary or proper to carry out any of the nondiscretionary powers set forth herein or otherwise in the best interests of the Trust Fund and required by applicable law.

Section 2.4. Investments in Employer Stock shall be subject to the following notwithstanding any other provision in this Trust Agreement:

     (a) In accordance with the Committee's Directions, the Trust Fund may be invested in Employer Stock without regard to the ten percent (10%) limitation with respect to the acquisition and holding of employer securities set forth in Section 407(a)(2) of ERISA if the Plan qualifies as an "eligible individual account plan" under
           Section 407(d)(3) of ERISA.

     (b) The Committee shall be responsible for determining the appropriateness under the fiduciary responsibility and other applicable provisions of ERISA of acquiring and holding Employer Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from following directions with respect to the acquisition and holding of Employer Stock.

     (c) Subject to the provisions of Section 2.4(d), the Trustee shall purchase and sell Employer Stock in accordance with such procedures and guidelines as annexed hereto as Schedule A.

     (d) At the Committee's Directions, the Trustee shall purchase or sell Employer Stock on the open market or from or to the Employer. In addition, the Employer may contribute Employer Stock in lieu of cash to the Trust Fund. In the event the Trustee uses one of its affiliates to effect the purchase or sale of Employer Stock, the Trustee and such affiliate shall comply with the provisions of Prohibited Transaction Class Exemption 86-128. In the event that the Committee directs the Trustee to use a particular broker or dealer to effect the purchase or sale of Employer Stock, the Committee shall represent to the Trustee that such direction (i) is for the exclusive benefit of Participants and Beneficiaries of the Plan, and (ii) shall not constitute, or cause the Trust Fund to be engaged in, a "prohibited transaction" as defined in Section 406 of ERISA. In the event the Trustee purchases or sells Employer Stock from or to the Employer, such purchase or sale shall be for "adequate consideration" as defined in Section 3(18) of ERISA and no commission shall be charged. In the event that the Employer contributes Employer Stock in lieu of cash to the Trust Fund, such transfer shall be for "adequate consideration" as defined in Section 3(18) of ERISA and no commission shall be charged.

     (e) The Employer represents and warrants that it has filed and will file with the Securities and Exchange Commission and with all applicable state agencies or authorities all required registration statements relating to shares of Employer Stock and other interests which may be issued under the Plan. The Employer acknowledges that it is and shall be responsible for, and that the Trustee shall not be responsible for, preparing or filing such registration statements or for the accuracy of statements contained therein, or for preparing or filing any other reports, statements or filings required under federal or state securities laws with respect to the Trust Fund's investment in Employer Stock.

     (f) The Employer shall provide the Trustee with a copy of all proxy solicitation materials proposed to be sent to stockholders at least (7) days before the materials are sent to stockholders or if the issuer of Employer Stock held in the Trust Fund files preliminary proxy solicitation materials with the Securities and Exchange Commission, the Employer shall cause a copy of all materials to be simultaneously sent the Trustee. The Trustee, in its discretion, may prepare or amend any proxy voting form sent to Participants. The Trustee shall determine which of the procedures set forth in subparagraph (f)(i) or subparagraph (f)(ii) are to be followed in sending proxy solicitation materials, including any amended or supplemental materials, to Participants.

           (i) The Trustee shall provide the Employer or its designee with mailing labels and proxy labels for each Participant to whose account shares of Employer Stock (both vested and non-vested) are credited. Proxy labels so provided shall indicate the number of shares (including fractional interests in shares) of Employer Stock credited to each Participant's account (both vested and non-vested). At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of Employer Stock, the Employer or its designee shall cause a copy of the notice, all proxy solicitation materials, and all other materials to be sent to stockholders to be sent to each affected Participant. The Employer shall provide the Trustee with a copy of all materials provided to Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to each affected Participant.

           (ii) The Employer shall provide the Trustee with such quantities of the notice of meeting, all proxy solicitation materials and all other materials to be sent to stockholders as may be requested by the Trustee. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Employer Stock, the Trustee or its designee shall send a copy of such materials and a voting instruction form prepared by the Trustee to each affected Participant.

           The proxy voting form shall be returnable to the Trustee or its designee. Each Participant shall be entitled to direct the Trustee by means of the proxy voting form as to the voting of shares (including fractional interests in shares) of Employer Stock credited to such Participant's account (both vested and non-vested). Upon timely receipt of the proxy voting form, the Trustee shall vote the shares of Employer Stock as instructed. Instructions received by the Trustee from Participants shall be held by the Trustee in strict confidence and shall not, except as may be required by law, be divulged or released to any person including officers or employees of the Employer or members of the Committee; provided, however, that the Trustee may advise the Employer, upon request, of the total number of votes that have been cast with respect to a particular issue. The Trustee shall not make recommendations to Participants on whether to vote or how to vote shares of Employer Stock. The Trustee shall not vote shares of Employer Stock credited to a Participant's account for which it has not received instructions from the Participant. The Trustee shall not be obligated to solicit a response from Participants from whom it has not received instructions. The Trustee shall vote shares of Employer Stock not credited to Participants' accounts in the same proportion on each issue as it votes those shares credited to Participants' accounts for which it received voting instructions from Participants.

     (g) In the event of a tender or exchange offer for any Employer Stock held in the Trust Fund, the Trustee shall use its best efforts to distribute or cause to be distributed to each affected Participant in a timely manner all information and materials that are distributed to the stockholders of the issuer of the Employer Stock in connection with the offer and directions as to how the Participant may instruct the Trustee whether or not to tender or exchange the Employer Stock credited to the Participant's account (both vested and non-vested). Alternatively, the Trustee may agree that the notification of Participants and distribution of the information, materials and directions described above are to be effected by the Employer or its designee. In such event, the Employer shall provide the Trustee with a copy of all information, materials and directions provided to Participants and shall certify to the Trustee that the information, materials and directions have been mailed or otherwise sent to each affected Participant. The Trustee, in its discretion, may prepare or amend any instruction form sent to Participants. Instructions shall be returnable to the Trustee or its designee. Each Participant shall be entitled to direct the Trustee to tender or exchange shares (including fractional interest in shares) of Employer Stock credited to such Participant's account (both vested and non-vested). Upon timely receipt of instructions, the Trustee shall act with respect to Employer Stock as instructed. Instructions received by the Trustee from Participants shall be held by the Trustee in strict confidence and shall not, except as may be required by law, be divulged or released to any person including officers or employees of the Employer or members of the Committee; provided, however, that the Trustee may advise the Employer, upon request, of the total number of shares of Employer Stock that have been tendered or exchanged. The Trustee shall not make recommendations to Participants on whether to tender or exchange. The Trustee shall not tender or exchange shares of Employer Stock credited to a Participant's account for which it has not received instructions from the Participant. The Trustee shall not be obligated to solicit a response from Participants from whom it has not received instructions. The Trustee shall tender or exchange that number of shares of Employer Stock not credited to Participants' accounts which is determined (after giving effect to the withdrawal of any shares of Employer Stock before the expiration of the offer or any earlier date set by the Trustee) by multiplying the total number of shares of Employer Stock not credited to Participants' accounts by a fraction of which the numerator is the number of shares of Employer Stock credited to Participants' accounts for which the Trustee has received instructions from Participants to tender or exchange and of which the denominator is the total number of shares of Employer Stock credited to Participants' accounts. A Participant who has instructed the Trustee to tender or exchange shares of Employer Stock credited to such Participant's account may, at any time prior to the expiration of the offer or any earlier date set by the Trustee, instruct the Trustee to withdraw a specified number of shares from the offer. A Participant shall not be limited as to the number of instructions that the Participant may give to the Trustee. If a Participant instructs the Trustee to tender or exchange shares of Employer Stock credited to the Participant's account, the Trustee shall credit to each account of such Participant from which the shares were taken the consideration received by the Trustee for the shares of Employer Stock tendered or exchanged from that account. Pending receipt of Committee Directions or, to the extent provided in Section 2.1.2 of the Trust Agreement, instructions from the Participant as to the investment of such proceeds, the Trustee shall invest any cash consideration in such money market mutual fund as is designated in writing by the Committee.

     (h) For purposes of this Section 2.4, the number of shares of Employer Stock deemed "credited" to a Participant's account shall be determined as of the last preceding valuation date for which an allocation has been completed and Employer Stock has actually been credited to Participants' accounts. The Trustee may, in its discretion, require a special valuation of Participant accounts and crediting of Employer Stock.

     (i) In the event that the Trustee, in its discretion, determines that time constraints make it unlikely that Participant voting or tender or exchange instructions can be received in a timely fashion, the Trustee shall notify the Committee and the Committee or its designee shall be responsible for such matter, and the Trustee shall vote proxies or respond to a tender or exchange offer in accordance with the Committee's Directions.

     (j) All costs incurred by the Trustee in handling proxy and tender or exchange offer matters, including without limitation all costs associated with the printing and mailing of Participant instruction forms and other materials and attorneys' fees, shall be expenses of the Trust Fund within the meaning of Section 6.1 of the Trust Agreement.

Section 2.5. If permitted by the Plan, the Employer or the Committee may appoint one or more investment managers within the meaning of Section 3(38) of ERISA ("Investment Manager") to direct investments with respect to all or part of the Trust Fund. Any Investment Manager so appointed shall be (i) an investment adviser registered as such under the Investment Advisers Act of 1940, or (ii) a bank, as defined in that Act, or (iii) any insurance company qualified to perform investment management services under the laws of more than one state. Any Investment Manager so appointed shall, in writing, certify to the Employer that it is qualified to act in such capacity under clause (i), (ii) or (iii) of the preceding sentence, accept its appointment as Investment Manager, acknowledge that it is a fiduciary with respect to the Plan, and certify the identity of the person or persons authorized to give instructions or directions on its behalf. The Employer shall certify to the Trustee that it has appointed each Investment Manager in accordance with the provisions of the Plan and ERISA, and instruct the Trustee as to the portion of the Plan that is to be managed by each Investment Manager. The Trustee may continue to rely upon all certifications and agreements made under this Section 2.5 unless otherwise notified in writing by the Employer or the Investment Manager, as the case may be. The Trustee shall be entitled to rely entirely on an Investment Manager's directions, shall be under no duty to determine or make inquiry whether an Investment Manager's directions received by it are in accordance with the provisions of the Plan or applicable law, and shall have no duty to review or recommend the sale, retention, or other disposition of any asset purchased or retained in accordance with an Investment Manager's directions. The Trustee shall have no liability for any loss to the Trust Fund resulting from the purchase, sale, or retention of any asset in accordance with an Investment Manager's directions, or resulting from not having sold such assets so purchased or retained in the absence of an Investment Manager's directions, to make such sale or take any other action. The Trustee shall be fully indemnified by the Employer for any action taken in accordance with, or any failure to act in the absence of, an Investment Manager's directions.


                                  ARTICLE III
                          DUTIES AND RESPONSIBILITIES

Section 3.1.1. The Trustee shall discharge its duties and responsibilities under this Trust Agreement solely in the interest of Participants and their beneficiaries, and

     (a) for the exclusive purpose of providing benefits to the Participants and their beneficiaries and defraying the reasonable expenses of administering the Plan;

     (b) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

Section 3.1.2. In the event that the Employer designates The Dreyfus Trust Company ("The Trust Company") as the Trustee in the Adoption Agreement hereto, and the Trustee has been designated as an additional Trustee for the Plan, The Trust Company as Trustee shall have no responsibilities other than as set forth herein, and this Trust Agreement shall constitute a supplemental trust agreement. The duties of The Trust Company shall be limited to assets held in the Trust Fund, and The Trust Company shall have no duties with respect to assets held by any other person including, without limitation, any other trustee for the Plan. The Employer hereby agrees that The Trust Company shall not serve as, and shall not be deemed to be, a co-trustee under any circumstances.

Section 3.1.3. Subject to the limitations set forth in Section 3.1.2 herein, in the event that more than one individual Trustee has been designated in the Adoption Agreement, the action of such individual Trustees shall be determined by vote of the majority of such individual Trustees; provided, however, that any one of such individual Trustees may execute any applications for insurance or annuity contracts provided for herein and documents necessary for the exercise of ownership rights thereunder and may perform other such ministerial acts; and further provided, that the Trustees may enter into an agreement allocating among themselves specific responsibilities, obligations and duties.

Section 3.1.4. The Trustee shall be solely responsible for its own acts and omissions. The Trustee shall have no duty to question, or otherwise inquire into, the performance of another fiduciary with respect to duties allocated to such other fiduciary under the Plan. The Trustee shall not be responsible for the breach of any other such fiduciary unless the Trustee
(i) participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other fiduciary, knowing such act or omission is a breach,
(ii) has actual knowledge of a breach by such other fiduciary and fails to make reasonable effort under the circumstances to remedy the breach or (iii) has failed to perform its own specific fiduciary duties and thereby has enabled another fiduciary to commit a breach.

Section 3.2. The Trustee shall keep full and accurate records of all receipts, investments, disbursements and other transactions hereunder, including such specific records as may be agreed upon in writing between the Company, the Committee and the Trustee. All such records shall be open to inspection during the Trustee's normal business hours by any authorized representative of the Employer or the Committee upon reasonable prior notice to the Trustee.

Section 3.3. Within 90 days after the end of each Plan Year, as that term is defined in the Plan, or within 90 days after its removal or resignation, or the termination of the Plan or this Trust Agreement, the Trustee shall file with the Committee a written account of the administration of the Trust Fund showing all transactions effected by the Trustee subsequent to the period covered by the last such accounting, if any, to the end of such Plan Year or date of such removal or resignation, or the termination of the Plan or this Trust Agreement, and all property held at its fair market value at the end of the accounting period. Upon approval of such accounting by the Committee, neither the Employer nor the Committee shall be entitled to any further accounting by the Trustee. The Committee shall approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within 60 days from the date on which the accounting is mailed to the Committee and, in either case, the Trustee shall be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions as to which the Committee shall within such 60 day period file with the Trustee no such written objections.

Section 3.4. The Trustee may from time to time consult with counsel and shall be entitled to rely entirely upon the advice of counsel with respect to any act or omission.

Section 3.5. In the event of any disagreement resulting in conflicting instructions to, or adverse claims or demands upon, the Trustee with respect to payments or instructions, the Trustee shall be entitled, at its option, to refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue, and in the exercise of such refusal, the Trustee may elect not to make any payment or other disposition of assets held pursuant to this Trust Agreement. The Trustee shall not be or become liable in any way for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands, and it shall be entitled to continue to refrain from acting until such conflicting or adverse instructions, claims or demands (a) shall have been adjusted by agreement and it shall have been notified in writing therefor or (b) shall have been finally determined in a court of competent jurisdiction.

Section 3.6. The Trustee shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Trust Agreement or generally, and no waiver shall be valid unless it is contained in a written instrument signed by the Trustee and only to the extent expressly set forth therein. A waiver by the Trustee under the terms of this Trust Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy that it would otherwise have on any other occasion.

Section 3.7. The Trustee will not be compelled to do any act under this Trust Agreement or to take any action toward the execution or enforcement of the Trust Fund created hereunder or to prosecute or defend any suit in respect thereof, unless indemnified by the Employer to its satisfaction against any loss, costs, liability and expense; and the Trustee will be fully indemnified by the Employer for any liability or obligation to any person that results from any failure on the part of the Employer or the Committee to perform any of their respective obligations under the Plan or under the terms of this Trust Agreement, or for any error or omission whatsoever on the part of the Committee or the Employer.

Section 3.8. Unless resulting from the Trustee's own gross negligence or willful misconduct, the Employer shall indemnify the Trustee and save it harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses (including, without limitation, attorney's fees and other costs and expenses incident to any suit, action, investigation, claim or proceedings) suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Trust Agreement. The provisions of this Section 3.8 shall survive termination of this Trust Agreement.


                                  ARTICLE IV
                           PROHIBITION OF DIVERSION

Section 4.1. Except as provided in Section 4.2 herein, at no time prior to the satisfaction of all liabilities with respect to Participants and their beneficiaries under the Plan shall any part of the corpus or income of the Fund be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their beneficiaries, or for defraying reasonable expenses of administering the Plan.

Section 4.2.1. Notwithstanding the provisions of Section 4.1, but subject to the provisions of Section 4.2.2 herein, contributions made by the Employer under the Plan shall be returned to the Employer under the following conditions and only as the Trustee is instructed in writing by the
Committee:

     (a) If a contribution is made by mistake of fact, such contribution shall be returned to the Employer within one year of the payment of such contributions;

     (b) To the extent that contributions to the Plan are specifically conditioned upon their deductibility under the Code, and a deduction is disallowed for any such contribution, it shall be returned to the Employer within one year after the disallowance of the deduction; and

     (c) To the extent that contributions to the Plan are specifically conditioned on initial qualification of the Plan under the Code, and the Plan is determined to be disqualified, contributions and the earnings thereon made in respect of any period subsequent to the effective date of such disqualification shall be returned to the Employer within one year after the date of denial of qualification, provided that the Employer makes timely application to the Internal Revenue Service for a determination of the qualified status of the Plan.

Section 4.2.2 Earnings attributable to any contributions returned to the Employer under Sections 4.2.1(a) and 4.2.1 (b) shall not be returned to the Employer. Losses attributable to any contributions returned to Employer under Section 4.2.1 shall reduce the amount to be so returned.


                                   ARTICLE V
                 COMMUNICATION WITH COMMITTEE AND THE EMPLOYER

Section 5.1. Except as otherwise specifically provided herein, any action by an Employer that is a corporation pursuant to any of the provisions of this Trust Agreement shall be evidenced by (1) a resolution of its board of directors (the "Board") certified to the Trustee over the signature of its Secretary or Assistant Secretary or other duly authorized agent under the corporate seal, if any, or (2) by appropriate written authorization of any person or committee to which the Board has delegated the authority to take such action. Any action by an Employer that is a partnership or a sole proprietorship shall be evidenced by a written certification of a general partner of the partnership or the sole proprietor, as the case may be. The Trustee shall be entitled to rely entirely on, and shall be fully indemnified by the Employer for acting in accordance with, any such resolution, certification or other authorization.

Section 5.2. The Employer shall provide to the Trustee a certificate, signed by an authorized officer of the Employer, that contains (a) the name,
(b) specimen signature and (c) a description of the specific powers and duties, of each member of the Committee. The Employer shall give prompt written notice of any change in the identity, powers or duties of any member of the Committee, and the Trustee shall be entitled to rely entirely on its failure to receive such notice as a certification of the Employer that a designated member of the Committee and such member's duties and powers have not been changed. The Trustee shall have no duty to inquire into the qualifications of any member of the Committee.

Section 5.3. The Committee's Directions shall be communicated to the Trustee in a certificate that sets forth the action of the Committee, signed by the person then acting as Chairman or Secretary of the Committee, or in a written statement signed by any two or more members of the Committee or any person or agent designated to act on behalf of the Committee. Such person or agent shall be so designated either under the provisions of the Plan or in a certificate by the Committee that contains (a) the name, (b) specimen signature and (c) a description of the specific powers and duties of each such person or agent. The Committee shall give prompt written notice of any change in the identity, powers and duties of any such person or agent, and the Trustee shall be entitled to rely entirely on its failure to receive such notice as a certification of the Committee that the identity, powers and duties of such person or agent have not been changed.

Section 5.4. The Trustee shall have no liability hereunder for any action taken in good faith in reliance upon any instructions, directions, certifications and communications believed by the Trustee to be genuine and to have been signed or communicated by the proper person.


                                  ARTICLE VI
                       TRUSTEE'S COMPENSATION; EXPENSES

Section 6.1. The Trustee shall receive reasonable compensation for its services in accordance with its schedule of compensation in effect when such services are rendered. The Trustee may amend the schedule from time to time, which amendment shall become effective no earlier than 30 days after written notice is sent to the Employer. The Trustee shall also be entitled to reimbursement for all reasonable expenses incurred by it in the performance of its duties hereunder including, without limitation, any expenses incurred in the consultation or employment of any agent pursuant to
Section 2.3(l). Any such compensation or expenses and any income or other taxes which may be levied against the Trust Fund shall be paid out of the Trust Fund, unless paid directly by the Employer.


                                  ARTICLE VII
                      RESIGNATION AND REMOVAL OF TRUSTEE

Section 7.1. The Trustee may resign at any time by written notice to the Employer which shall be effective 30 days after delivery to the Employer of such notice, provided that a successor Trustee shall have been appointed by the Employer; provided, however, that such notice may be waived by the Employer.

Section 7.2. The Trustee may be removed by the Employer at any time upon 30 days' prior written notice to the Trustee, provided that a successor Trustee shall have been appointed by the Employer; provided, however, that such notice may be waived by the Trustee.

Section 7.3. The appointment of a successor Trustee hereunder shall be accomplished by and shall take effect upon the delivery to the resigning or removed Trustee, as the case may be, of written notice from the Employer appointing such successor Trustee, and an acceptance in writing of the successor Trustee. Any successor Trustee may be either a corporation authorized and empowered to exercise trust powers or one or more individuals. All of the provisions set forth herein with respect to the Trustee shall relate to each successor Trustee so appointed with the same force and effect as if such successor Trustee had been originally named herein as the Trustee hereunder. If a successor Trustee shall not have been appointed within 30 days after delivery to the Employer of notice of the Trustee's resignation pursuant to Section 7.1, the resigning Trustee may apply to a court of competent jurisdiction for the appointment of a successor Trustee.

Section 7.4. Upon the appointment of a successor Trustee, the resigning or removed Trustee shall transfer and deliver the Trust Fund to such successor Trustee, after reserving such reasonable amounts as are necessary to provide for its reasonable expenses in the settlement of its account, the amount of any compensation due to it and any sums chargeable against the Trust Fund for which it may be liable. If the sums so reserved are not sufficient for such purposes, the resigning or removed Trustee shall be entitled to reimbursement for any deficiency from the Employer or out of the Trust Fund.

Section 7.5. At the time the Trust Fund shall have been transferred and delivered to a successor trustee and the accounts of the Trustee have been approved pursuant to Section 3.3 herein, the Trustee shall be released and discharged from all further accountability or liability for the Trust Fund and shall not be responsible in any way for the further disposition of the Trust Fund or any part thereof.


                                 ARTICLE VIII
                AMENDMENT AND TERMINATION OF THE TRUST AND PLAN

Section 8.1. The Employer may terminate this Agreement at any time upon 30 days' prior written notice delivered to the Trustee; provided that such termination by the Employer is subject to the condition that a new trustee assumes the responsibilities and functions of the Trustee as set forth herein; and provided, further, that the trusteeship shall, if terminated by the Employer, continue thereafter for such period as may be necessary for the complete divestiture to a newly appointed trustee of all assets held in the Trust Fund.

Section 8.2. If the Plan is terminated in whole or in part, or if the Employer permanently discontinues its contributions to the Plan, the Trustee shall distribute the Fund or any part thereof in accordance with the Committee's Directions. Upon the Employer's termination of the Plan in whole or in part or the revocation or termination of this Trust Agreement, the Trustee shall have the right to have its accounts approved. When the Trust Fund shall have been so applied or distributed, and the accounts of the Trustee shall have been approved pursuant to Section 3.3 herein, the Trustee shall not be responsible in any way for the further disposition of the Trust Fund (or that part thereof so applied or distributed, if the Plan is terminated only in part). The Trustee shall have the right to withhold distribution or application of any part of the Trust Fund unless and until written approval of any such termination has been granted by the Internal Revenue Service and, if the Plan is subject to the jurisdiction of the Pension Benefit Guaranty Corporation (the "PBGC"), (a) the period of time set forth in Section 4041(b)(2)(C) of ERISA has elapsed and the PBGC has not issued any notice of noncompliance or (b) the PBGC has notified the Plan Administrator that the requirements or a distress termination have been met pursuant to Section 4041(c)(3)(A) of ERISA. Assets of the Trust Fund shall not be returned to the Employer unless and until the Employer has delivered to the Trustee (a) a certification of an enrolled actuary stating that there is an amount remaining in the Trust Fund that is not required for the payment of the benefits provided under the Plan for participants or their beneficiaries and (b) an opinion of counsel satisfactory to the Trustee, stating that such return of assets is permitted under the terms of the Plan and applicable law.

Section 8.3. This Trust Agreement may be amended or modified by a written agreement signed by the parties hereto or by the Trustee upon 60 days' prior written notice to the Employer.


                                  ARTICLE XI
                           MISCELLANEOUS PROVISIONS

Section 9.1. This Trust Agreement shall be adopted by execution of the Adoption Agreement.

Section 9.2. In the event that any provision of this Trust Agreement is deemed or held to be unlawful or invalid for any reason, such event shall not adversely affect any other provision contained herein unless such illegality shall make impossible or impracticable the functioning of this Trust Agreement, and in such case, the appropriate parties shall immediately amend this Trust Agreement.

Section 9.3. The titles and headings of the Sections in this instrument are placed herein for convenience of reference only. In the event of any conflict, the text of this instrument, rather than such titles or headings, shall control the interpretation of any of the terms and provisions contained herein.

Section 9.4. Except as otherwise specifically provided herein, all notices or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or sent by U.S. first class mail, postage prepaid, addressed to their last respective address of record.

Section 9.5. The construction, validity and administration of this Trust Agreement shall be governed by the laws of the state where the Trustee has its principal place of business, except to the extent that such laws are preempted by ERISA.




This Dreyfus 403(b)(7) Retirement Plan (the "Plan") is intended for the use of eligible persons who may wish to have Employer contributions invested in shares of any regulated investment company under the Investment Company Act of 1940, as amended (a "Fund"), which is approved by Dreyfus Service Corporation (the "Sponsor") upon the following terms and conditions and in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

I. Eligibility

Any person who performs services as an Employee (the "Employee") for an Employer (the "Employer"), which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 510(a) of the Code, or who performs services as an Employee for an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code), which is a State or a political subdivision of a State or an agency or instrumentality thereof, and who obtains the consent of such Employer to participate herein, is eligible to adopt this Plan.

II. Participation

An eligible person may adopt this Plan by signing and mailing the Custodial Account Application (the "Application") to The Dreyfus Trust Company, as Custodian (the "Custodian"). The Application and the Salary Reduction Agreement entered into between the Employee and the Employer, if applicable, are incorporated herein by reference and are made a part of this Plan. This Plan and the Dreyfus 403(b)(7) Retirement Plan Custodial Agreement (the "Custodial Agreement") will be deemed to be adopted when the Custodian shall have indicated its written acceptance of the Application and its appointment as Custodian on the Application.

III. Contributions

The Employee may direct the Employer to contribute cash to the Employee's account established and maintained pursuant to the Custodial Agreement (the "Custodial Account") in accordance with the Salary Reduction Agreement entered into between the Employee and the Employer. Such contributions may be made to the extent they do not exceed $9,500 or any greater amount permitted by Section 402(g) of the Code. The Employer may also make non-elective cash contributions to the Custodial Account on behalf of the Employee. Contributions in accordance with a Salary Reduction Agreement and non-elective Employer contributions may be made to the extent that they do not constitute "excess contributions" as that term is defined in Section 4973(c) of the Code (an "Excess Contribution"). In addition, the Employee or Employer may, in accordance with the Code, transfer or cause to be transferred in cash the Employee's balance in any other 403(b) plan, and the Employee may make a rollover contribution of any qualifying distribution from a 403(b) plan.

The Sponsor, the Fund(s) and the Custodian shall not be responsible for determining the amount that may be contributed to the Custodial Account on behalf of the Employee, nor shall any of them be responsible to recommend or compel an Employer to make contributions to the Custodial Account. If during any taxable year the Employer contributed an amount that is an Excess Contribution, such Excess Contribution and any income attributable thereto shall, upon the written request of the Employee, be paid to the Employee by the Custodian or, at the Employee's election, be applied toward a contribution for the current or subsequent taxable year. If the amount of contributions made to the Custodial Account for any taxable year pursuant to a Salary Reduction Agreement exceeds the applicable dollar limitation of Section 402(g) of the Code, and is designated by the Employee, in writing, no later than March 1 of the following year, then the amount of contributions in excess of such limitation plus allocable earnings through the date of distribution shall be distributed by the Custodian no later than April 15 of the following year.

The interest of the Employee in the Custodial Account shall be non-forfeitable at all times, may not be assigned, and shall not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind, except with regard to payment of the expenses of the custodian as authorized by the provision of this Plan and the Custodial Agreement, and except as required by law.

IV. Investment of Contributions

All contributions made or caused to be made to the Custodial Account by the Employer on behalf of the Employee shall be applied by the Custodian to purchase shares of the Fund(s) designated in writing by the Employee on the Application or such other form as may be acceptable to the Custodian. The Employee may direct the transfer of assets held in the Custodial Account from one Fund to another Fund at any time and from time to time, subject to the terms and conditions set forth in the then current Prospectus of the applicable Fund.

All income dividends and capital gains distributions shall be reinvested in additional shares of the Fund(s) so designated by the Employee.

The Employee may, however, authorize and direct the Custodian in writing to exchange any or all shares of any Fund held in the Custodial Account for shares of any other Fund subject to, and in accordance with, the terms and conditions of any exchange privilege, including the telephone exchange privilege, offered with respect to Fund Shares as described in the then current Prospectus of the applicable Fund.

In addition, and where allowed by the Sponsor, the Employee may authorize an investment advisor to make exchanges for all amounts maintained in the Custodial Account under the Plan, subject to, and in accordance with, such terms and conditions as may be agreed upon in writing from time to time by the Sponsor and the Custodian.

If the Employee elects the telephone exchange privilege on the Application or on another form acceptable to the Custodian, or if the Employee authorizes an investment advisor to make exchanges as described above, the Custodian shall be entitled to rely and act upon telephonic instructions received from any person directing the exchange of any or all Fund Shares held by the Custodian for the benefit of the Employee, and shall be fully protected by the Employee in acting in accordance with any such telephonic instructions.

V. Distributions

   A. The Employee, or the beneficiary or estate of the Employee in the event of the Employee's death, shall be entitled to distribution of the assets in the Custodial Account in a form provided in Section
      V. B. below as follows:

      l.   upon termination of employment before attaining age 55;
      2.   upon becoming disabled;
      3.   upon retirement;
      4.   upon attaining age 59-1/2;
      5.   upon encountering financial hardship.

      For the purposes of this Plan, retirement shall mean termination of employment on or after attaining age 55. For purposes of this Plan, the Employee shall be considered disabled if the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of long, continued and indefinite duration.

      Only contributions that are made on behalf of the Employee pursuant to the Salary Reduction Agreement entered into between the Employee and the Employer may be distributed on account of financial hardship. Non-elective Employer contributons and earnings on assets in the Custodial Account may not be distributed on account of financial hardship. For purposes of this Plan the term "financial hardship" shall mean, but shall not be limited to, the purchase of a residence, expenses incurred for the higher education of dependent children, and illness sustained by the Employee or the Employee's dependents.

   B. The Employee may elect a form of distribution from among the following alternatives:

      1.     a single payment, in cash or kind;
      2. equal or substantially equal monthly, quarterly or annual installments over a period not to exceed the life expectancy of such Employee or the joint life and survivor expectancy of such Employee and his beneficiary; or
      3. an immediate or deferred annuity contract purchased by the Custodian, which provides for payments over the life of the Employee or, if the Employee so elects, for payments over the lives of the Employee and the Employee's beneficiary.

      Such election shall be made at least sixty (60) days prior to the date on which distribution is expected to be made or to begin. Such an election shall be made in writing in such form as shall be acceptable to the Custodian. If the Plan and Custodial Agreement are determined to constitute an "employee pension benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), then all distributions shall be subject to the qualified joint and survivor annuity and qualified preretirement survivor annuity rules of Section 205 of ERISA.

   C. The Employee may designate a beneficiary(ies) of the Employee's choosing and may, in addition, name a contingent beneficiary. Such designation shall be made in writing in a form acceptable to the Custodian. The Employee may at any time revoke the Employee's designation of a beneficiary by filing with the Custodian a written notice of such revocation or change in a form acceptable to the Custodian. If no designation of a beneficiary shall have been made, distribution shall be made to the estate of the Employee. A beneficiary designation shall not be effective until received by the Custodian while the Employee is alive.

   D. Notwithstanding any other provision of this Section V, the Employee's entire interest in the Custodial Account must be or begin to be, distributed by the Employee's required beginning date, which is the April 1 following the calendar year in which the Employee reaches age 70-1/2. Notwithstanding the preceding sentence, if the Employee had attained age 70-1/2 prior to January 1, 1988, the required beginning date is the later of age 70-1/2 or termination of employment. By the applicable required beginning date, the Employee may elect in a manner acceptable to the Custodian to have the balance in the Custodial Account distributed in any of the methods described in section V.B. above.

      If the Employee does not choose any of the methods of distribution described in Section V.B. above before the required beginning date, distribution to the Employee will be made by that date in accordance with Section V.B.2 above based on the Employee's life expectancy only, without recalculation, and distribution will be made on an annual basis. If the Employee elects a means of distribution described in
      Section V.B.3 above, the annuity contract must satisfy the requirements of Section 72 or 403(b)(1) of the Code. If the Employee elects a means of distribution described in Section V.B.2 above, the annual payment required to be made by the Employee's required beginning date is for the calendar year the Employee reached age 70-1/2. Annual payments for subsequent years, including the year the Employee's required beginning date occurs, must be made by December 31 of that year.

   E. If the Employee dies before the Employee's entire interest is distributed to the Employee, the entire remaining interest will be distributed as follows:

      1. If the Employee dies on or after the Employee's required beginning date, and after distributions have commenced, the entire remaining interest will continue to be distributed in the same manner as before the Employee's death. The preceding sentence shall not apply if the beneficiary(ies) elect otherwise to have the remaining interest distributed in some other form pursuant to Section V.B. above.

      2. If the Employee dies before the Employee's required beginning date, the entire remaining interest will, at the election of the beneficiary(ies), either (a) be distributed by December 31 of the year in which the 5th anniversary of the Employee's death occurs, or (b) be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary(ies).

      The election of either Subsections E.2(a) or E.2(b) above must be made by December 31 of the year following the year of the Employee's death. If the beneficiary(ies) do not elect either of the distribution options described in Subsections E.2(a) and E.2(b) above, distribution will be made in accordance with Subsection E.2(b) if the beneficiary is the Employee's surviving spouse and in accordance with Subsections E.2(a) if the beneficiary(ies) are or include anyone other than the surviving spouse. In the case of distributions under Subsection E.2(b), distributions must commence by December 31 of the year following the year of the Employee's death. If the Employee's spouse is the beneficiary, distributions need not commence until December 31 of the year the Employee would have attained age 70-1/2, if later.

      3. In the case of distributions over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, the Employee's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year, will be divided by the life expectancy of the Employee (or the joint life and last survivor expectancy of the Employee and the Employee's beneficiary, or the life expectancy of the beneficiary, whichever applies). In the case of distributions over the joint life and survivor expectancy of the Employee, the initial life expectancy (or joint life and last survivor expectancy) will be determined using the attained ages of the Employee and the beneficiary as of their birthdays in the year the Employee reaches age 70-1/2. In the case of distribution in accordance with Section E.2(a), life expectancy will be determined using the attained age of the beneficiary as of the beneficiary's birthday in the year distributions are required to commence. Except as otherwise provided in Section V.B., unless the Employee (or spouse) elects to have life expectancy recalculated, the Employee's life expectancy (and the life expectancy of the Employee's spouse, if applicable) will not be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of the beneficiary (other than the spouse) will not be recalculated. The minimum annual payment may be made in a series of installments (e.g., monthly, quarterly, etc.) as long as the total payments for the year made by the date required are not less than the minimum amounts required.

VI. Sponsor

The Employee delegates to the Sponsor the following powers with respect to the Plan: (a) to remove the Custodian and select a successor Custodian; and (b) to amend this Plan (including retroactive amendment).

The powers herein delegated to the Sponsor shall be exercised by such officer thereof as the Sponsor may designate from time to time, and shall be exercised only when similarly exercised with respect to all other Employees adopting the Plan.

The Sponsor, The Dreyfus Corporation, and each of the Funds, and each of their respective officers, directors, trustees, general partners, affiliates, agents and employees shall have no responsibility or liability of any kind and shall be fully protected by the Employee with regard to the administration of the Plan except as provided in this Section VI of the Plan, and none of them shall incur any liability of any nature to the Employee or any beneficiary or other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to the Sponsor.

The Employee agrees to indemnify and hold the Sponsor, The Dreyfus Corporation and each of the Funds, and each of their respective officers, directors, trustees, general partners, affiliates, agents and employees harmless from and against any and all claims, liabilities, losses, damages and expenses, including attorneys' and accountants' fees, incurred in connection with the exercise of, or omission to exercise, any of the powers delegated to the Sponsor under this Section VI, except such liabilities and expenses as may arise from the Sponsor's own negligence or willful misconduct.

VII. Amendment and Termination

The Employee delegates to the Sponsor the power to amend this Plan (including retroactive amendment) upon written notice to the Employee. Any such amendment shall become effective upon mailing notice of such amendment to the Custodian and the Employee.

No amendment shall be effective if it would cause or permit: (a) any part of the Custodial Account to be diverted to any purpose that is not for the exclusive benefit of the Employee and the Employee's beneficiaries; (b) the Employee to be deprived of any portion of the Employee's interest in the Custodial Account; or (c) the imposition of an additional duty on the Custodian without its prior written consent.

The Employee reserves the right to terminate further contributions to the Custodial Account established under this Plan by agreement with the Employer provided that the Employee shall file with the Custodian an executed copy of such agreement. The Employee also reserves the right to transfer the assets of the Custodial Account to such other form of Section 403(b)(7) Retirement Plan as the Employee may determine, upon written instructions to the Custodian in such form as the Custodian may reasonably require.

VIII. Construction

The Plan shall be administered, construed and enforced according to the laws of the State of New York, except to the extent preempted by the Act. It is intended that this Plan qualify under Section 403(b)(7) of the Code, and no provision of the Plan shall be construed to conflict with any requirement of Section 403(b)(7) of the Code.

The Employer shall be solely responsible for compliance with the nondiscrimination rules of Section 403(b)(12) of the Code, if applicable. If the Plan and Custodial Agreement are determined to constitute an "employee pension benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), then the Employer shall comply with all applicable requirements of ERISA.

The Employer may maintain a separate 403(b) plan document in addition to the Plan and Custodial Agreement. Such plan document shall be administered and maintained by the Employer in a manner consistent with the Plan and Custodial Agreement, and neither the Custodial nor the Sponsor shall have any duties or responsibilities with respect to such separate document.




                                   Dreyfus
                                  403(b)(7)
                               Retirement Plan
                             Custodial Agreement

By signing the Dreyfus 403(b)(7) Retirement Plan Custodial Account Application (the "Application") for the Employee named thereon ("the Employee"), the Employer named thereon ("the Employer") adopts the Dreyfus 403(b)(7) Retirement Plan ("the Plan") and establishes a Custodial Account ("the Custodial Account"), and The Dreyfus Trust Company ("the Custodian"), by countersigning the Application, accepts the Custodianship thereof upon the terms and conditions set forth below.

1. Employer

   The Employer represents that it is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and is exempt from tax under Section 501(a) of the Code, or that it is an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code, which is a State, a political subdivision thereof, or an agency or instrumentality thereof.

2. Custodial Account

   This Custodial Agreement is established for the purpose of establishing and maintaining a Custodial Account for the Employee and for investing such contributions as described in Paragraph 8 hereof. The Employer intends that this account qualify as a "Custodial Account for regulated investment company stock" within the meaning of Section 403(b)(7) of the Code.

3. Contributions

   All contributions must be made in cash. The Custodian will accept only contributions received from the Employer with the exception of rollovers as defined in Section 403(b)(8) of the Code, and transfers from other retirement plans established under Section 403(b) of the Code. All contributions hereafter made to the Custodial Account shall be in accordance with the provisions of this Agreement. The Custodian shall have no obligation to verify the allowability of such contributions and may rely solely on the representations of the Employer or the Employee with respect thereto.

4. Fully-Vested Interest

   The Employee's interest in the balance in his Custodial Account shall at all times be nonforfeitable.

5. Exclusive Benefit

   The Custodial Account is established for the exclusive benefit of the Employee and the Employee's beneficiary(ies) and for the purpose of holding in the Custodial Account such contributions of money made on behalf of the Employee as the Custodian may receive from time to time from the Employer and of the shares purchased therewith pursuant to Paragraph 8 hereof.

6. Distributions

   At no time shall it be possible for any part of the assets of the Custodial Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Employee and the Employee's beneficiary(ies). In connection with the making of any distributions, the Custodian may rely solely on the accuracy of all facts supplied at any time by the Employee, including any written designation of a beneficiary. The Employee's interest in the Account shall be distributed to the Employee or will begin to be distributed upon receipt by the Custodian of written instructions as to the method of distribution. The Employee may elect a form of distribution from among the following alternatives:

   (a) a single payment, in cash of kind;
   (b) equal or substantially equal monthly, quarterly or annual installments over a period not to exceed a period measured by the life expectancy of such Employee or the joint life and survivor expectancy of such Employee and the Employee's beneficiary; or
   (c) the purchase and distribution of an immediate or deferred annuity policy purchased by the Custodian, which provides for payments over the life of the Employee or, if the Employee so elects over the lives of the Employee and the Employee's beneficiary.

7. Beneficiary

   The Employee may, by notice in writing delivered to the Custodian while the Employee is alive, designate or change a beneficiary(ies) who will receive any undistributed interest in the Custodial Account in the event of the Employee's death. In the absence of any such designation, any undistributed interest of the Employee shall be paid to the legal representative of the Employee's estate.

8. Fund Shares

   The amount of each contribution to the Custodial Account shall be applied to the purchase of shares of ownership in one or more investment companies registered under the Investment Company Act of 1940, as amended (hereinafter referred to individually as a "Fund", which is approved by Dreyfus Service Corporation (the "Sponsor") and which the Custodian has agreed to hold, in accordance with the Fund's then current Prospectus. Such shares are referred to herein as "Fund Shares." The Custodian shall credit such Fund Shares to the separate Custodial Account of the Employee who shall be the beneficial owner of such shares. A confirmation for each contribution received showing the investment thereof and current status of the Custodial Account shall be prepared by the Custodian and sent to the Employee. All dividends and capital gains distributions received on the Fund Shares held by the Custodian in the Custodial Account shall be reinvested in accordance with the respective Fund's then current Prospectus in additional Fund Shares, which shall be credited to the Custodial Account. A confirmation showing the current status of the Custodial Account shall be prepared by the Custodian and sent to the Employee with respect to each such reinvestment. At least once each year the Custodian shall furnish the Employee with an annual report of all activity in the Custodial Account during the preceding calendar year, which shall be deemed to be the sole accounting required to be provided by the Custodian necessary under this Agreement. If the Custodian does not receive a written objection to such accounting from the Employee within one hundred eighty (180) days after the date the accounting is sent by the Custodian, the Employee shall be considered to have fully approved the accounting and the Custodian shall be relieved from all liabilities and responsibilities that may arise in connection with any matters covered by the accounting.

   The Employee may authorize and direct the Custodian in writing to exchange any or all Fund Shares held in the Custodial Account for any other Fund Shares, subject to, and in accordance with, the terms and conditions of any exchange privilege, including the telephone exchange privilege, offered with respect to Fund Shares as described in the then current Prospectus of the applicable Fund. The Sponsor may allow the Employee to authorize an investment advisor to make such exchanges subject to, and in accordance with, such terms and conditions as may be agreed upon in writing from time to time by the Sponsor and the Custodian.

   If the Employee elects, either in the Application or other form acceptable to the Custodian, the telephone exchange privilege or authorizes an investment advisor to make exchanges as described above, the Custodian shall be entitled to reply and act on telephone instructions from any person representing himself or herself to be the Employee directing the exchange of any or all shares of a Fund held in the Custodial Account for shares of any other Fund(s) as specified in such telephonic instructions, provided that such Fund is available for sale in the state of residence of the Employee. It is understood and agreed that the telephone exchange privilege is subject to the limitations specified above. The Employee affirms that, prior to requesting any exchange, the Employee shall obtain a copy of the then current Prospectus of each Fund into which any exchange is requested to be made.

   The Employee authorizes and directs the Custodian to respond to any telephonic inquiries relating to the status of shares owned, including, but not limited to, the number of shares held.

   The Employee and the Employee's beneficiary(ies), assignees and successors understand and agree that the Sponsor, the Custodian, each Fund and The Dreyfus Corporation, and each of their respective officers, directors, trustees, general partners, affiliates, agents and employees, will not be held liable and will be fully protected by the Employee against any and all claims, liabilities, losses, damages and expenses (including attorneys' and accountants' fees) arising out of any exchange request effected in accordance with any telephone instructions. The Employee certifies and agrees that the certifications, authorizations, directions and restrictions contained herein or otherwise provided to the Custodian will continue in effect until the Custodian receives written notice of any change or revocation. The Employee understands that each of the Funds and the Custodian reserves the right to refuse any telephonic instructions. All Fund Shares acquired by the Custodian for the benefit of the Employee shall be registered in the name of the Custodian or its nominee.

9. Charges Against Account-Taxes, Expenses, and Custodian's Compensation

   Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon, or in respect of, the Custodial Account shall be paid from the assets of the Custodial Account. Any transfer taxes incurred in connection to the investment and reinvestment of the assets of the Custodial Account, all other administrative expenses incurred by the Custodian in the performance of its duties hereunder (including without limitation, any expenses incurred by the Custodian in the preparation and filing of extraordinary returns or reports including unrelated business income tax return), including fees for legal services rendered to the Custodial Account, and such compensation to the Custodian as set forth in the Custodian's fee schedule as amended by the Custodian from time to time, shall be paid of the Custodial Account.

10. Custodian-Resignation, Removal

   (a) The Sponsor shall at any time have the right to remove the Custodian by delivering to it a notice in writing to that effect, which notice shall also designate a successor custodian. Upon receipt by the Custodian of written acceptance by the successor custodian of its appointment, the Custodian shall forthwith transfer and pay over to such successor custodian the assets of the Custodial Account and all records pertaining thereto. Upon receipt of such assets and records by the successor Custodian, the removal of the Custodian shall be effective.

       The Custodian may, however, reserve such Fund Shares as may be required for the payment of all its fees, compensation, costs and expenses and for the payment of all liabilities of, or against the assets of, the Custodial Account or Custodian and where necessary may liquidate such reserved Fund Shares. Any balance of such reserve remaining after the payment of all such expenses and liabilities shall be paid over to the successor custodian. Any successor custodian must meet the requirements in Section 401(f)(2) of the Code.

   (b) The Custodian shall at any time have the right to resign as Custodian under this Agreement by delivering to the Sponsor and the Employee a notice in writing to that effect. Upon receiving such notice of resignation, the Sponsor shall forthwith appoint a successor custodian and upon receipt by the Custodian of written acceptance by the successor custodian of such appointment, the Custodian is authorized to act in the same manner as provided in the preceding paragraph. In the event the Sponsor fails to appoint a successor Custodian within ninety (90) days of receiving notice of the Custodian's resignation, the Custodian may distribute to the Employee the assets of the Custodial Account, reserving such Fund Shares as may be required for the payment of all its fees, compensation, costs and expenses and for the payment of all liabilities of or against the assets of the Custodial Account or the Custodian, so that it may, where necessary, liquidate such shares with any balance remaining after payment of all such expenses and liabilities to be paid to the Employee.

11. Records

   The Custodian shall keep accurate and detailed accounts of all contributions, receipts, investments, distributions, disbursements and all other transactions. The Custodian shall prepare and file any returns required to be filed by it as Custodian of a plan under Section 403(b) of the Code, and supply to the Internal Revenue Service any other information as may be required from a Custodial Account qualifying under Section 501(a) of the Code.

12. Voting Proxies

   The Custodian shall deliver to the Employee all notices, prospectuses, financial statements, proxies and proxy soliciting material relating to the Fund Shares held by it in the Custodial Account. The Custodian shall not vote any of the Fund Shares held hereunder except in accordance with the written instructions of the Employee.

13. Reports to Department of Labor

   Any reports or filings required to be made with the Department of Labor under the Employee Retirement Income Security Act of 1974 with respect to a Custodial Account established under this Agreement, shall be made by the Employer.

14. Duties of Custodian

   The Custodian shall be under no duties whatsoever except such duties as are specifically set forth as such in this Custodial Agreement, and no implied covenant or obligation shall he read into this Custodial Agreement against the Custodian. In the performance of its duties the Custodian shall be liable only for its own gross negligence and willful misconduct. The Employee shall have the sole authority and responsibility for the enforcement or defense of the terms and conditions of the Custodial Agreement against, or on behalf of, any person(s) claiming any interest in the Custodial Account. The Custodian shall not he required to prosecute, defend or respond to any action and/or judicial proceeding relating to the Custodial Account unless it has previously received indemnification satisfactory to it in form and in substance.

15. Amendments

   The Custodian reserves the right to amend all or any part of the terms of this Custodial Agreement in any manner that would not disqualify the Custodial Account from complying with Sections 403(b) and 501 of the (Code upon written notice to the Employee. The Employee hereby grants Dreyfus Service Corporation the right to amend the terms of this Agreement in order that the Custodial Account might qualify as a Custodial Account for regulated investment company stock within the meaning of Section 403(b)(7) of the Code, provided, however, that no such amendment which increases the duties or responsibilities of the Custodian shall become effective unless the Custodian has consented to such amendment. Any such amendment by Dreyfus Service Corporation shall become effective upon mailing notice of such amendment to the Custodian and the Employee.

16. Liability of Custodian

   The Custodian shall not be liable for any action it shall take when such action or failure to act is in accordance with the written instructions of the Employer or the Employee or is due to the absence of such instructions. The Custodian shall not be required to give bond or security for the performance of its duties hereunder. The Employee shall at all times fully indemnify and save harmless the Custodian from any liability that may arise in connection with this Agreement, except liability from the negligence or willful misconduct of the Custodian.

17. Inalienability of Benefits

   The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized except to such extent as may be required by law.

   This Custodial Agreement shall be construed, administered and enforced according to the laws of the State of New York.

18. Construction

   The Plan shall be administered, construed and enforced according to the laws of the State of New York, except to the extent preempted by the Act. It is intended that this Plan qualify under Section 403(b)(7) of the Code, and no provision of this Plan shall be construed to conflict with any requirement of Section 403(b)(7) of the Code.

   The Employer shall be solely responsible for compliance with the nondiscrimination rules of Section 403(b)(12) of the Code, if applicable. If the Plan and Custodial Agreement are determined to constitute an "employee pension benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), then the Employer shall comply with all applicable requirements of ERISA.

   The Employer may maintain a separate 403(b) plan document in addition to the Plan and Custodial Agreement. Such plan document shall be administered and maintained by the Employer in a manner consistent with the Plan and Custodial Agreement, and neither the Custodian nor the Sponsor shall have any duties or responsibilities with respect to such separate document.


Dreyfus Group Retirement Plans is a division of Dreyfus Service Corporation.
1992, Dreyfus Service Corporation                           NP/EMPYcust3-925



                          Dreyfus 403(b)(7) Retirement Plan
                       Custodial Account Application - Form #1

1. a. Name of Employee:  _______________________________________________________

   b. Employee's Social Security Number:  ______________________________________

   c. Date of Birth:  __________________________________________________________

   d. Telephone Number:  (       )                 (       )
                         _______________________________________________________
                          (Home)                   (Office)

2. Employee's Address:  ________________________________________________________
                        (Street)
  ______________________________________________________________________________
   (City)                    (State)                            (Zip Code)

3. Employer's Name, Address and Telephone Number:             (       )
                                                  ______________________________
                                                  (Name)      (Telephone Number)
   _____________________________________________________________________________
     (Address)

4. Please indicate below the name of each fund in which all contributions shall be invested and the percentage of each contribution to be allocated to each fund:

       Fund Name          % of Contribution (no less than 10% in any one fund)
   __________________    ____________________________________________________
   __________________    ____________________________________________________
   __________________    ____________________________________________________
                                   (must total 100%)

  If no selection is indicated, your money will be invested in Dreyfus Liquid Assets, Inc. This Application must be accompanied or preceded by a Dreyfus Liquid Assets, Inc. Prospectus.

5.[] If you wish to transfer assets from an existing 403(b) plan, check here and complete the enclosed Transfer Request Form-Form #3 .

EMPLOYEE'S ACCEPTANCE By signing this Application, the Employee acknowledges that the Employee has received and agrees to be bound by the terms and conditions of the current Prospectus of each fund specified in paragraph 4 above, the Dreyfus 403(b)(7) Retirement Plan (the "Plan") and the Dreyfus 403(b)(7) Retirement Plan Custodial Agreement (the "Custodial Agreement"), and hereby appoints The Dreyfus Trust Company as Custodian under the Custodial Agreement. The Employee also designates the beneficiary(ies) specified on the Beneficiary Designation Form se forth on the reverse side of this Application and agrees to be bound by the terms and conditions set forth therein. The Employee agrees that the Custodian shall be entitled to deduct its fees and administration expenses as set forth in the Custodian's current fee schedule, a copy of which has been received by the Employee, and which may be amended by the Custodian in the future upon written notice to the Employee.

By signing this Application, the Employee accepts the privilege to make exchanges, including telephone exchanges, among select Dreyfus funds pursuant to
Section IV of the Plan and Section 8 of the Custodial Agreement. Prior to any exchange, a current Prospectus of the fund(s) into which exchanges are to be affected must be obtained. Exchanges can be made only between Dreyfus mutual fund accounts having identical registrations. The current exchange privilege is subject to certain other limitations, as described in the current Prospectus of each fund. A person wishing to make a telephone exchange should call The Dreyfus Trust Company at the appropriate number listed below:

       In the Continental US., as well as Alaska, Hawaii, Puerto Rico and the
                U.S. Virgin Islands, call toll free: 1-800-221-4060.
                            Overseas, call: 401-455-3306.




_________________________________________________        _______________________
             Employee's Signature                                  Date

EMPLOYER'S ACCEPTANCE By signing this Application, the Employer named above agrees to the terms and conditions of the Plan, the Custodial Agreement and this Application, and certifies that the Employer is an organization described in
Section 501(c)(3) of the Code, which is exempt from tax under Section 501(a) of the Code, or is another qualifying organization described in Section 403(b) of the Code.

____________________________________  ____________________________ _____________
     Authorized Signature                       Title                   Date

CUSTODIAN'S ACCEPTANCE By signing this Application, The Dreyfus Trust Company accepts this Application and its appointment as Custodian of the Employee's Custodial Account under the terms and conditions set forth in the Plan and the Custodial Agreement. This Application will be maintained by The Dreyfus Trust Company, as Custodian.

By  ______________________________________________________  ____________________
          The Dreyfus Trust Company, as Custodian                  Date


                      Dreyfus 403(b)(7) Retirement Plan
                    Salary Reduction Agreement - Form #2


Complete this form to indicate the amount of money to be deferred from your salary and contributed to your account each pay period. This amount may be changed only once during a calendar year. Both you and your Employer must sign where indicated. This form should be retained by the Employer; you should keep a copy for your records.

AGREEMENT made this ___________ day of ______________, 19___, by and between _____________________________ (the "Employee") and __________________________
(the "Employer"), whereby the Employer and Employee agree as follows:

1. The salary of the Employee will be reduced by $__________; or by _________% (minimum of $___________ per pay period).
2. The amount of such reduction shall be contributed by the Employer to: The Dreyfus Trust Company, as Custodian (or any successor custodian) of the Employee's Custodial Account in accordance with the Dreyfus 403(b)(7) Retirement Plan (the "Plan"), the Dreyfus 403(b)(7) Retirement Plan Custodial Agreement (the "Custodial Agreement"), and Section 403(b)(7) of the Internal Revenue Code of 1986, as amended (the "Code").
3. The foregoing arrangement shall be subject to the limitations on the maximum amount(s) that can be contributed under a plan described in Section 403(b)(7) of the Code. The limitations are found in Sections 402, 403(b) and 415 of the Code. The Employee shall be solely responsible for ensuring that these limits are not violated.
4. All contributions made to the Employee's Custodial Account shall be administered in accordance with the terms and conditions of the Plan, the Custodial Agreement and the Custodial Account Application completed by the Employee and the Employer.
5. This Salary Reduction Agreement is legally binding and irrevocable with respect to all amounts earned by the Employee while this Agreement is in effect, provided, however, that the Employer may terminate this Agreement with respect to amounts not earned at the time of termination. It is further understood and agreed that the Employee will not be permitted to make more than one Salary Reduction Agreement, or to make more than one change in the amount or percentage of the salary reduction specified in the Employee's Salary Reduction Agreement, during any one taxable year of the Employee, except for any change required to comply with the limitations described in Paragraph 3 above.

EXECUTED as of the date first written above.

___________________________________________  ___________________________________
     (Print Name of Employer)                      (Signature of Employee)

By:________________________________________
          (Authorized Signature)

___________________________________________
          (Print Name and Title)


                   Dreyfus 403(b)(7) Retirement Plan
                    Transfer Request Form - Form #3

This form should be completed if you wish to transfer assets from an existing 403(b) plan. Simply enter the information requested. Both you and your Employer must sign where indicated.

IF YOU WISH TO TRANSFER ASSETS FROM YOUR EXISTING 403(b) PLAN, COMPLETE THIS FORM AND FORWARD IT TO: THE DREYFUS TRUST COMPANY, as Custodian, Dreyfus Mutual Funds, P.0. Box 6427, Providence, RI 02940-9808, Attn:
Benefit Plans Department.(1)

            TO:___________________________________________________
               (Name of Present Custodian or Insurance Carrier)
               ___________________________________________________
               Address
               ___________________________________________________
               City                State                Zip Code
            RE: A/C ______________________________________________
                      (Account Number)
                A/C ______________________________________________
                      (Account Number)

To Whom it May Concern:

It is my intention to effect a tax-free transfer of:
[] all assets; or [] a portion of assets: $____________ in the above-referenced Tax Sheltered Annuity Contract(s)(2)(1)/ Tax Sheltered Custodial Account(s) to a Dreyfus 403(b)(7) Retirement Plan sponsored by Dreyfus Service Corporation.

     This letter represents my formal request to transfer all or a portion of such assets (cash or fund shares only(1)) to The Dreyfus Trust Company, as Custodian, for investment in certain mutual fund shares designated by me through a Custodial Account that conforms to Section 403(b)(7) of the Internal Revenue Code of 1986, as amended. Please make your check payable to The Dreyfus Trust Company, as Custodian, and forward it to:

                           The Dreyfus Trust Company
                           P.O. Box 6427
                           Providence, Rl 02940-9808
                           Attn: Benefit Plans Department

I confirm that I have entered into a binding agreement with my new Custodian and in the event that I receive a check for the proceeds of the above-referenced account(s), I will immediately endorse the check to The Dreyfus Trust Company, as Custodian, for deposit into my Dreyfus 403(b)(7) Retirement Plan Custodial Account (please indicate existing Dreyfus plan account number, if any:
_____________________________________).

Date ___________________________         _______________________________________
                                           Print Name of Employer

                                         _______________________________________
                                                Print Name of Employee

                                         _______________________________________
                                                Signature of Employee

The Dreyfus Trust Company accepts its appointment as Custodian and confirms the above. Please send the amount requested (check(s) made payable to The Dreyfus Trust Company, as Custodian).
                    Acceptance by The Dreyfus Trust Company

________________________________________________      ________________________
                  Signature                                     Date




         If you have any questions, call our Benefit Plans Division toll free:
1-800-358-5566. In New York City call: (718) 895-1397. In N.Y.  State, call collect.


1. Special requirements apply if you are over the age of 70-1/2 and have a different beneficiary listed in your old plan. Contact the Custodian.

2. In Revenue Ruling 90-24, the Internal Revenue Service ("IRS") stated that a tax-free transfer can be made from a 403(b) annuity contract or a 403(b)(7) custodial account to a 403(b)(7) custodial account so long as the transferred assets continue to be subject to any restriction on early withdrawals found in the original investment.

3. In cash or, if shares, then only shares of ownership in an investment company registered under the Investment Company Act of 1940, as amended, the shares of which are underwritten and distributed by the Dreyfus Service Corporation, or shares in any other investment company as may, from time to time, be offered by Dreyfus Service Corporation, which the Custodian has agreed to hold in the Custodial Account.


                               Beneficiary Designation Form
Naming more than one beneficiary

 You can name one or more persons as a beneficiary and you can designate each of them as a primary or secondary beneficiary. To name more than one primary or secondary beneficiary, include all information requested below on a separate piece of paper. Sign and date each additional page and attach it to this Application.

 If you name more than one primary beneficiary, or one secondary beneficiary, you can specify if they are to receive equal or unequal shares. If you do not specify, they will be paid in equal shares.

 Any secondary beneficiary or beneficiaries you name will receive all or a portion of your Dreyfus 403(b)(7) Custodial Account balance only if all primary beneficiaries die before you.

 It will also be assumed that you want your entire Dreyfus 403(b)(7) Custodial Account balance to be paid to the beneficiaries who survive you. Thus, if you name two primary beneficiaries but one of them dies before you, the entire balance will be paid to the surviving beneficiary.

Naming a trust as beneficiary

 To name a trust as a primary or secondary beneficiary, write the name and address of the trustee, then give the date of the trust agreement and the name of each trust beneficiary.

Other important points to remember

 By naming a beneficiary on this Application, you revoke any prior designation of beneficiary you may have made with respect to the assets in your Dreyfus 403(b)(7) Custodial Account.

 You have the right to change your beneficiaries at any time by filing a proper written request with the Custodian, which is received by the Custodian during your lifetime.

 If no beneficiary survives you, if no beneficiary designation is in effect at your death, or if your beneficiary is your estate, the balance in your Dreyfus 403(b)(7) Custodial Account will be paid to your estate.

Primary Beneficiary*

 _______________________________________   ____________________________________
 Name                                      Relationship, if any
 _________________________  ________________________  _________________________
 Date of Birth              Social Security #         Percent of Share
 ______________________________________________________________________________
 Address

Secondary Beneficiary (in case of death of primary beneficiary(ies)

 _______________________________________   ____________________________________
 Name                                      Relationship, if any
 _________________________  ________________________  _________________________
 Date of Birth              Social Security #         Percent of Share
 ______________________________________________________________________________
 Address

*Spousal Consent

 If your Employer makes contributions to your Dreyfus 403(b)(7) Custodial Account, the Custodial Account is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and you are married and designate a primary beneficiary other than your spouse, you must have your spouse sign the below consent:

      I hereby consent to the above beneficiary designations and limit my consent to the beneficiaries indicated above. In addition, I waive my right to limit my consent to a specific form of benefit and consent to any form of benefit which may be elected under the Custodial Account. I understand that my spouse must execute a new Beneficiary Designation Form if he or she wants to designate another beneficiary.

 ______________________________________________        ________________________
 Spouse's Signature                                    Date


                                                       Plan Respresentative
 ______________________________________________
 Witness                                                    or

                                                       Notary Public

                                                       State:__________________

                                                       Commission Expires: ____



                        FOR DEALERS AND ADVISORS ONLY

 _______________________________________________________________________________
 Name                    Address                City           State     Zip
 _______________________________________________________________________________
 Salesman's Name             Salesman's #                 Branch & Dealer Code

  []  CHECK ONLY IF COPY OF CONFIRM SHOULD BE SENT TO BRANCH OFFICE
  INSTEAD OF HOME OFFICE.
 _______________________________________________________________________________
 BRANCH ADDRESS (IF BOX ABOVE IS CHECKED)-ALSO BRANCH CODE MUST BE FILLED
 IN ABOVE.


                              Adoption Agreement
                 Dreyfus Prototype Simplified Employee Pension

The Employer named in Section I.A. below hereby establishes or restates a Simplified Employee Pension ("SEP"). The terms of the SEP are set forth in this Adoption Agreement and the applicable provisions of the Dreyfus Prototype Simplified Employee Pension Basic Plan Document, as amended from time to time, which is hereby adopted and incorporated herein by reference.

I.      Basic Provisions

    A.     Employer's Name:  ________________________________________________
           Address:  ________________________________________________________
                   __________________________________________________________


    B. Employer is a [] corporation; [] S Corporation; [] partnership; [] sole proprietor; [] other.
    C.     Employer's Tax ID Number:  _____________________________
    D.     Employer's Fiscal Year:  ___________________________________
    E.     Effective Date of Plan:  ____________________________________
           If this is an amendment and restatement of an existing SEP, enter the date originally adopted ______________________________
           The Effective Date of this amended SEP __________________________.
    F. Plan Year shall mean: [] the calendar year. [] the Employer's fiscal year.


II.     Eligible Employees

    All Employees shall be Eligible Employees, except:
    [] Employees who have not attained age __________________ (not to exceed age 21).
    [] Employees who have not performed service for the Employer during at least _____________________ (not to exceed 3) of the 5 calendar years immediately preceding such calendar year.
    [] Employees with total compensation (within the meaning of section 414(q)(7) of the Code) from the Employer for the calendar year of less than $300 (adjusted in accordance with section 408(k)(8) of the Code).
    [] Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining ("Collectively Bargained Employees"). For this purpose, the term "employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers or executives of the Employer. The determination of who is a Collectively Bargained Employee shall be made taking into consideration the special rules set forth in IRS Regulation
           Section 1.410(b)-6(d)(2).
    [] Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States ("Nonresident Aliens"). The determination of who is a Nonresident Alien shall be made taking into consideration the special rules set forth in IRS Regulation
           Section 1.410(b)-6(c).


III.    Compensation

    Compensation shall mean all of each Participant's:
    [] Information required to be reported under sections 6041, 6051 and 6052 of the Code. Wages as defined in section 3401(a) and all other payments of compensation to the Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d), 6051(a)(3) and 6052 but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code).
    [] Section 3401(a) wages. Wages as defined in section 3401(a) of the Code for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code).
    [] Section 415 safe-harbor compensation. Wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or expense allowances under a nonaccountable plan (as described in Section 1.62-2(c)), excluding the following:

           (a) Employer contributions to a plan of deferred compensation to the extent that, before the application of the section 415 limitations to that plan, the contributions are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan described in section 408(k), or any distributions from a plan of deferred compensation regardless of whether such amounts are includible in the gross income of the Employee;
           (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;
           (c) Amount realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and
           (d) Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of any annuity described in section 403(b) of the Code (whether or not the amounts are excludable from the gross income of the Employee).

                   Note: Section 415 safe-harbor compensation is determined without regard to the exclusions from gross income in sections 931 and 933 of the Code. A similar rule is to be applied in determining the compensation of Self-Employed Individuals.

           which is actually paid or made available to the Participant during:
           []      The Plan Year.
           []      The taxable year ending with or within the Plan Year.

    For any Self-Employed Individual covered under the Plan, Compensation will mean Earned Income.

    [] Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

    [] Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Employee under sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.


IV.     Employer and Employee Contributions

    A.     Types of Contributions
           1.      Employer Discretionary Contributions
                   [] Not provided.
                   [] An amount fixed by appropriate action of the Employer.
                   [] ________________% of Compensation of Participants for the Plan Year (not to exceed 15%).
                   Employer Discretionary Contributions [] shall; [] shall not be integrated with Social Security.
                   a. [] The Permitted Disparity Percentage shall be _________________%.
                   b. [] The Permitted Disparity Percentage shall be determined annually by appropriate action of the Employer.
                   c. [] The Integration Level shall be:
                   [] The Taxable Wage Base
                   [] $__________________ (a dollar amount less than the Taxable Wage Base).
                   [] ________________% (not to exceed 100%) of the Taxable Wage Base.
               Note: If a Plan Year has fewer than twelve (12) months and Compensation is limited to compensation paid during the Plan Year, the Integration Level shall be prorated in accordance with IRS Regulation Section 1.401(1)-2(d)(5). The Permitted
               Disparity Percentage cannot exceed the lesser of: (i) the rate at which Employer contributions are allocated to the account of Employees with respect to the Compensation of Employees at or below the integration level (expressed as a percentage of Compensation), or (ii) the greater of 5.7% or the tax rate under section 3111(a) of the Code attributable to the old age insurance portion of the Old Age, Survivors and Disability
               Income provisions of the Social Security Act (as in effect on the first day of the Plan Year). If the Integration Level selected above is other than the Taxable Wage Base ("TWB"), the 5.7% factor in the preceding sentence must be replaced by the applicable percentage determined from the following table.

                   If the Integration Level is:

 more than               but not more than      The Applicable Factor is
      $0                     X*                           5.7%
      X*                     80% of TWB                  4.3%
  80% of TWB                 Y**                         5.4%

             *X = the greater of $10,000 or 20% of TWB

            **Y = any amount more than 80% of TWB, but less than 100% of TWB

        2.     Elective Deferrals:
           []      Shall not be permitted
           []      Shall be permitted

           A Participant may elect to have his or her Compensation reduced by the following percentage or amount per pay period:
           []      An amount not excess of __________________% of Compensation
           [cannot exceed the lesser of 15% of Compensation (determined without regard to the Employer contributions made under this Plan)
           or the dollar limitation of section 402(g) of the Code for the calendar year ($9,240 for 1995, as indexed)].
           []      An amount not in excess of $ ________________ of Compensation
           [cannot exceed the lesser of 15% of Compensation (determined without regard to the Employer contributions made under this Plan) or the dollar limitation of section 402(g) of the Code for the calendar year ($9,240 for 1995, as indexed)].

           A Participant may elect to commence Elective Deferrals the next pay period following:
           ________________ (enter date or period -- at least once each calendar year).

           A Participant may modify the amount of Elective Deferrals as of ________________________________ (enter date or period -- at least once each calendar year).

           A Participant [] may; [] may not base Elective Deferrals on cash bonuses that, at the Participant's election, may be contributed to the CODA or received by the Participant in cash. Such election shall be effective as of the next pay period following _____________________ or as soon as administratively feasible thereafter.

    B.     Contributions Not Limited by Net Profits
           Indicate whether Employer Discretionary Contributions are to be limited to Net Profits of the Employer for the taxable year of the
           Employer ending with or within the Plan Year.    [] Yes    [] No


V.      Top-Heavy Provisions

        A.     Top-Heavy Status
               [] The provisions of Article V of the Plan shall always apply.
               [] The provisions of Article V of the Plan shall only apply in Plan Years during which the Plan is or becomes Top-Heavy.
        B. Indicate whether the determination of Top-Heavy status is to be determined by comparing the aggregate contributions that have been made to the SEP on behalf of Key and Non-Key Employees rather than by comparing the account balances of Key and Non-Key
               Employees.   [] Yes    [] No
        C.     Minimum Allocations
               If a Participant in this Plan who is a Non-Key Employee is covered under another qualified plan maintained by the Employer, the minimum Top-Heavy allocation or benefit required under section 416 of the Code shall be provided to such Non-Key Employee under:
               [] This Plan.
               [] The Employer's other qualified defined contribution plan.
               [] The Employer's qualified defined benefit plan.
        D.     Determination of Present Value
               If the Employer maintains a defined benefit plan in addition to this Plan, and such plan fails to specify the interest rate and mortality table to be used for purposes of establishing present value to compute the Top-Heavy Ratio, then the following assumptions shall be used:
               Interest Rate:       _________________%
               Mortality Table: _____________________________
               Note: If the Employer maintains or has ever maintained a defined benefit plan, the Plan may not permit Elective Deferrals to be made to the Plan.


VI.     Notice to Adopting Employers

        If Elective Deferrals are permitted, the "Notice to Adopting Employers" attached hereto is hereby made a part of this Plan.


VII.    Employer Representations and Covenants

        The Employer hereby represents and covenants that:
        a. It is aware of, and agrees to be bound by, the terms of the SEP.
        b. It understands that the Sponsor will not furnish legal or tax
        advice in connection with the adoption or operation of     the SEP
        and has consulted legal and tax counsel to the extent necessary.
        c. The failure to properly fill out this Adoption Agreement may result in disqualification of the Plan.
        d. It understands that it may not rely upon the opinion letter received for the SEP by the Sponsor in the event that it maintains or has ever maintained a defined benefit pension plan.
        e. It will provide each Participant with a current copy of the
        Adoption Agreement, the Basic Plan Document, the         Questions
        and Answers attached hereto, and, if Elective Deferrals are permitted
        under the SEP, the "Notice to         Employees" attached hereto.
        f. It will notify each Participant in the SEP in writing of any Employer Discretionary Contributions or contributions on account of such Participant's Elective Deferrals made under the SEP to the Participant's IRA not later than the later of: (i) January 31 of the year following the Plan Year for which a contribution is made, or
        (ii) 30 days after such contribution is made.
        g. It will furnish each Participant with a copy of any amendment to the terms of the SEP and a clear explanation in writing of its effect within 30 days of the effective date of such amendment.


VIII.      Prototype Plan Documents

           This Adoption Agreement may be used only in conjunction with the Dreyfus Prototype Simplified Employee Pension Basic Plan Document, as amended from time to time. In the event the Sponsor amends the plan document or this Adoption Agreement or discontinues this type of plan, it will inform the Employer. The Sponsor, The Dreyfus Corporation, is available to answer questions regarding the intended meaning of any SEP provisions, or the adoption of the Plan at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 [(800) 358-0910].

IN WITNESS WHEREOF, the Employer has executed this instrument the ______________ day of _______________________, 19_________. If
applicable, the appropriate corporate seal has been affixed and attested to.



                       ______________________________________________
                        Name of Business Entity
                       ______________________________________________
                        Signature (Sole Proprietors only)

                       By:  _________________________________________
Attest:                     Name and Title (Corporations or Partnerships)


_____________________________________________________
Secretary (Corporations only)





Notice to Adopting Employer

A Simplified Employee Pension Plan ("SEP") is a plan that provides you with a simplified way to enhance your employee's retirement income. Under an elective SEP, employees may choose whether to make elective deferrals to the SEP or to receive the amounts in cash. If elective deferrals are made, you contribute the amounts deferred by employees directly into an individual retirement arrangement ("IRA") set up by or on behalf of the employee with a bank, insurance company, or other qualified financial institution. The IRA must be one for which the Internal Revenue Service has issued a favorable opinion letter or a model IRA published by the Service as Form 5305-Individual Retirement Trust Account or Form 5305-A-Individual Retirement Custodial Account.

The information provided below is intended to assist you in understanding and administering the elective deferral provisions of your SEP. This Notice to Adopting Employer is a part of the Dreyfus Prototype Simplified Employee Pension.

I.      Employers Who May Not Use This SEP

    This elective SEP may not be used if you are an employer who:
    A. Has any leased employees as defined in section 414(n)(2) of the Code;
    B. Maintains or has maintained a defined benefit plan, even if now terminated;
    C. Had more than 25 employees eligible to participate in the SEP at any time during the prior plan year. (If you are a member of one of the groups described in section VIII. B. below, you may use this SEP, provided that in the prior plan year there never were more than 25 employees eligible to participate in this SEP, in total, of all the members of such groups, trades, or businesses. In addition, all eligible employees of all the members of such groups, trades, or businesses must be eligible to make elective deferrals to this SEP.)
    D.     Is a state or local government or a tax-exempt organization.


II.     Making the Agreement

        This SEP agreement is considered made when:
        A.     You have completed all blanks on the form; and
        B. You have given all eligible employees copies of this SEP agreement and the "Notice to Employees" and, upon request by any eligible employee, this "Notice to Adopting Employer." (Any individual who, in the future, becomes eligible to participate in this SEP must be given the "Notice to Employees" upon becoming an eligible employee.)


III.Effective Date

    This SEP agreement is effective upon adoption. No elective deferrals may be made by an employee on the basis of compensation that the employee received or had a right to receive before adoption of this agreement and execution by the employee of the deferral election.


IV.Deductibility of Contributions

    You may deduct, subject to the otherwise applicable limits, those contributions made to a SEP. Contributions to the SEP are deductible for your taxable year with or within which the plan year of the SEP ends. Contributions made for a particular taxable year and contributed by the due date of your income tax return, including extensions, are deemed made in that taxable year.





V.      Elective Deferrals

    You may permit your employees to make elective deferrals through salary reduction or on the basis of bonuses that, at the employee's option, may be contributed to the SEP or received by the employee in cash during the year.
    You are responsible for telling your employees how they may make, change, or terminate elective deferrals based on either salary reduction or cash bonuses. You must also provide a form on which they may make their deferrals. This requirement may be satisfied by use of the "Model SEP Deferral Form" provided for this purpose at the end of these instructions. You may instead use a form that sets forth, in a manner calculated to be understood by the average plan participant, the information contained in the Model SEP Deferral Form. Remember that no deferral election may be made with respect to compensation already received.


VI. SEP  Requirements

    A. Beginning January 1, 1994, elective deferrals may not be based on more than $150,000 of compensation, as adjusted in accordance with section 408(k)(8) of the Code for cost-of-living changes. Compensation is the employee's total compensation from the employer (determined without including the SEP-IRA contributions) and include:
           1. Amounts received for personal services actually performed (see section 1.219-1(c) of the Income Tax Regulations), and
           2.      Earned income defined under section 401(c)(2).
    B. The maximum limit on the amount of compensation an employee may elect to defer under a SEP for a year is the lesser of 15% of the employee's compensation or the limitation under section 402(g) of the Code, as explained below.
           Note: The deferral limit is 15 percent of compensation (less employer SEP-IRA contributions). Compute this amount using the following formula: compensation (before subtracting employer SEP-IRA contributions) x 13.0435%.
    C. If you make nonelective contributions to this SEP for a plan year, or maintain any other SEP or qualified plan to which contributions are made for such plan year, then contributions to all such SEPs and qualified plans may not exceed the lesser of $30,000 or 15% of compensation for any employee. If these limits are exceeded on behalf of any employee for a particular plan year, that employee's elective deferrals for that year must be reduced to the extent of the excess.
    D. If you are a new employer who had no employees during the prior plan year, you will meet the limitation in section 408(k)(6)(B) of the Code (regarding no more than 25 eligible employees during the preceding year) if you had 25 or fewer employees throughout the first 30 days that you were in existence.


VII.Excess Elective Deferrals -- 402(g) Limit

    Section 402(g) of the Code limits the maximum amount of compensation an employee may elect to defer under a SEP (and certain other arrangements) during the calendar year. This limit, which originally was $7,000, is indexed according to the cost of living. (The section 402(g) limit for 1995, is $9,240, as indexed.) In addition, the limit may be increased if the employee makes elective deferrals to a salary reduction arrangement under section 403(b) of the Code. Amounts deferred for a year in excess of this limit are considered "excess elective deferrals" and are subject to the consequences described below.

    The section 402(g) limit applies to the total elective deferrals the employee makes for the calendar year, from all employers, under the following arrangements:
    A.     Elective SEPs under section 408(k)(6) of the Code;
    B.     Cash or deferred arrangements under section 401(k) of the Code;
           and
    C. Salary reduction arrangements under section 403(b) of the Code. Thus, an employee may have excess elective deferrals even if the amount deferred under this SEP alone does not exceed the section 402(g) limit.

    If an employee elects to defer compensation under this SEP and any other SEP or arrangement has made excess elective deferrals for a calendar year, he or she must withdraw those excess elective deferrals by April 15 following the calendar year to which the deferrals relate. Those excess deferrals not withdrawn by April 15 will be subject to the IRA contribution limitations of sections 219 and 408 of the Code and thus may be considered an excess contribution to the employee's IRA. Such excess elective deferrals therefore may be subject to the six percent tax on excess contributions under section 4973.

    Income on excess elective deferrals is includible in gross income in the year withdrawn from the IRA and must be withdrawn by April 15 following the calendar year to which the deferrals relate. Income withdrawn from the IRA after that date may be subject to the ten percent tax on early distributions under section 72(t) of the Code if the recipient is not 59-1/2.


VIII.Excess SEP  Contributions -- Deferral Percentage Limitation

    The amount each of your highly compensated employees may contribute to this elective deferral SEP is also restricted by the "deferral percentage limitation." This is a limitation based on the amount of money deferred, on average, by your non-highly compensated employees. Deferrals made by a highly compensated employee that exceed this deferral percentage limitation for a plan year are considered "excess SEP contributions" and must be removed from the employee's SEP-IRA, as discussed in more detail below.

    The deferral percentage limitation for your highly compensated employees is computed by first averaging the "deferral percentages" (as defined below) for each eligible non-highly compensated employee for the plan year and then multiplying this result by 1.25. The deferral percentage for a plan year of any highly compensated employee eligible to participate in this SEP may not be more than the resulting product, the "deferral percentage limitation."
    Only elective deferrals are included in this computation. Nonelective SEP contributions may not be included. The determination of the deferral percentage for any employee is to be made in accordance with section 408(k)(6) of the Code and should satisfy such other requirements as may be provided by the Secretary of the Treasury.

    For purposes of making this computation, the calculation of the number and identity of highly compensated employees, and their deferral percentages, is made on the basis of the entire "affiliated employer."

    In addition, for purposes of determining the deferral percentage of a highly compensated employee, the elective deferrals and compensation of the employee will also include the elective deferrals and compensation of any "family member." This special rule applies, however, only if the highly compensated employee is a 5% owner or is one of a group of the ten most highly compensated employees. The elective deferrals and compensation of family members used in this special rule do not count in computing the deferral percentages of individuals who do not fall into this group.

    The following definitions apply for purposes of the deferral percentage computation:
    A. "Deferral percentage" shall mean the ratio (expressed as a percentage) of an employee's elective deferrals for a year to the employee's compensation for that year. The deferral percentage of an employee who is eligible to make an elective deferral, but who does not make a deferral during the year, is zero.
    B. "Affiliated employer" shall mean any corporation that is a member of a controlled group of corporations (as described in section
           414(b) of the Code) that includes the employer; any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c)) with the employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m)) that includes the employer; and any other entity required to be aggregated with the employer pursuant to regulations under section 414(o).
    C. "Family member" shall mean an individual who is related to a highly compensated employee as a spouse, or as a lineal ascendant (such as a parent or grandparent) or descendant (such as a child or grandchild) or spouse of either of those, in accordance with section 414(q) of the Code and the regulations thereunder.
    D. "Highly compensated individual" shall mean an individual described in section 414(q) of the Code who, during the current or preceding year:
           1. Was a 5% owner as defined in section 416(i)(1)(B)(i) of the Code;
           2. Received compensation in excess of $50,000, as indexed according to the cost of living in accordance with section 414(q)(1), and was in the top-paid group (the top 20% of employees, by compensation);
           3. Received compensation in excess of $75,000, as indexed according to the cost of living in accordance with section 414(q)(1); or
           4. Was an officer and received compensation in excess of 50% of the dollar limit under section 415 of the Code for defined benefit plans. (No more than three employees need be taken into account under this rule. At least one officer, the highest-paid officer if no one else meets this test, however, must be taken into account.)
IX. Excess SEP  Contributions -- Tax Consequences and Notification of
Employees

    You are responsible for notifying each affected employee, if any, within 2 1/2 months following the end of the plan year, of the amount of excess SEP contributions to that employee's SEP-IRA. Such excess SEP contributions are includible in the employee's gross income in the calendar year as of the earliest date that any elective deferrals by the employee during the plan year would have been received by the employee had he or she originally elected to receive the amounts in cash. However, if the excess SEP contributions (not including allocable income) total less than $100, then the excess contributions are includible in the employee's gross income in the calendar year of notification. Income allocable to the excess SEP contributions is includible in gross income in the year of withdrawal from the IRA.

    If you fail to notify any of your affected employees within 2 1/2 months following the end of the plan year of an excess SEP contribution, you must pay a tax equal to 10% of the excess SEP contribution. If you fail to notify your employees by the end of the plan year following the plan year in which the excess SEP contributions arose, the SEP no longer will be considered to meet the requirements of section 408(k)(6) of the Code. If the SEP no longer meets the requirements of section 408(k)(6), then any contribution to an employee's IRA will be subject to the IRA contribution limitations of sections 219 and 408 and thus may be considered an excess contribution to the employee's IRA.

    Your notification to each affected employee of the excess SEP contributions must specifically state in a manner calculated to be understood by the average employee:
    A. The amount of the excess SEP contributions attributable to that employee's elective deferrals;
    B. That the excess SEP contributions are includible in the employee's gross income for the calendar year or years in which the amounts deferred would have been received by the employee in cash had he or she not made an election to defer and that the income allocable to such excess SEP contributions is includible in the year withdrawn from SEP-IRA; and
    C. That the employee must withdraw the excess SEP contributions (and allocable income) from the SEP-IRA by April 15 following the calendar year of notification by the employer. Those excess contributions not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of sections 219 and 408 of the Code for the preceding calendar year and thus may be considered an excess contribution to the employee's IRA. Such excess contributions may be subject to the six percent tax on excess contributions under section 4973. If income allocable to an excess SEP contribution is not withdrawn by April 15 following the calendar year of notification by the employer, the income may be subject to the ten percent tax on early distributions under section 72(t) when withdrawn.

    For information on reporting excess SEP contributions, see Notice 87-77, 1987-2 C.B. 385, and Notice 88-33, 1988-1 C.B. 513, as modified by Notice 89-32, 1989-1 C.B. 671.


X.      Failure to Satisfy the 50% Test

    If you discover, as of the end of any plan year, that more than half of your eligible employees have chosen not to make elective deferrals for that year, then all elective deferrals made by your employees for that plan year shall be considered "disallowed deferrals," i.e., IRA contributions that are not SEP-IRA contributions.

    You must notify each affected employee, within 2 1/2 months following the end of the plan year to which the disallowed deferrals relate, that his or her deferrals are no longer considered SEP-IRA contributions. Such disallowed deferrals are includible in the employee's gross income in the calendar year as of the earliest date that any elective deferrals by the employee during the plan year would have been received by the employee had he or she originally elected to receive the amounts in cash. Income allocable to the disallowed deferrals is includible in the employee's gross income in the year of withdrawal from the IRA.

    Your notification to each affected employee of the disallowed deferrals must specifically state in a manner calculated to be understood by the average employee:
    A.     The amount of the disallowed deferrals:
    B. The calendar year in which the disallowed deferrals are includible in gross income; and
    C. That the employee must withdraw the disallowed deferrals ( and allocable income) from the SEP-IRA by April 15 following the calendar year of notification by the employer. Those disallowed deferrals not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of sections 219 and 408 of the Code and thus may be considered an excess contribution to the employee's IRA. These disallowed deferrals thus may be subject to the six percent tax on excess contributions under section 4973. If income allocable to a disallowed deferral is not withdrawn by April 15 following the calendar year of notification by the employer, the income may be subject to the ten percent tax on early distributions under section 72(t) when withdrawn.

    Disallowed deferrals should be reported in the same manner as are excess SEP contributions.


XI.Restrictions on Withdrawal

    Your employees may not withdraw or transfer from their SEP-IRA any SEP contributions (or income on these contributions) attributable to elective deferrals made during a particular plan year until 2 1/2 months after the end of that plan year. If you choose to do so before this 2 1/2 month period has expired, however, you may notify your employees when the deferral percentage limitation test has been completed for a particular plan year and that this withdrawal restriction is thus no longer applicable. In general, any transfer or distribution made before expiration of the applicable 2 1/2 month period (or notification, if sooner) will be includible in the employee's gross income and may also be subject to a ten percent penalty tax for early withdrawal. This restriction does not apply to an employee's excess elective deferrals.


XII.For More Information

    To obtain more information concerning the rules governing this SEP, please contact The Dreyfus Corporation at 144 Glenn Curtiss Boulevard, Uniondale, NY 11556-0144 [(800) 358-0910].

    IF YOU ARE ESTABLISHING A SEP, A SAR-SEP, OR A SEP/SAR-SEP, THIS MUST BE DISTRIBUTED TO EMPLOYEES. THESE QUESTIONS AND ANSWERS MUST BE PROVIDED TO ALL EMPLOYEES WHEN YOU ADOPT YOUR SEP OR, IF LATER, AT THE TIME THEY ARE EMPLOYED.




Questions and Answers

    A Simplified Employee Pension, or SEP, is an arrangement through which employers can make contributions toward their employees' retirement income without becoming involved in more complex retirement plans. Under a SEP an employer makes contributions directly to each employee's Individual Retirement Account or Annuity (IRA). The IRA to which the employer contributes is referred to as a SEP-IRA.

    An employer who signs a SEP agreement is not statutorily required to make any contribution to the SEP-IRAs of eligible employees. However, if any contribution is made, the contribution may not discriminate in favor of officers, shareholders, or highly compensated employees.

    The participation requirements that the employer may impose cannot be more restrictive than the law provides, but can be less restrictive. The law provides that all employees who are at least 21 years old and have worked for the employer for some period of time (however short) in any three of the immediately preceding five calendar years, are eligible to receive SEP contributions. Certain nonresident aliens, and certain union employees who have already negotiated with respect to retirement benefits, may be excluded from participation. Employees who earn less than $300 (adjusted for the cost of living) may also be excluded.

    This information and the following "Questions and Answers" should provide a basic understanding of what a SEP is and how it works. If your employer's SEP permits you to make elective deferral contributions, you should read these Questions and Answers in conjunction with the "Notice to Employees" which will be provided to you. An employee who has unresolved questions concerning SEPs should call the Federal tax information number, or the toll free number shown in the white pages of the local telephone directory.


1.    Q.   Who controls my SEP-IRA?
      A. You own and control your SEP-IRA. You may invest your SEP-IRA assets in such manner as is permitted by applicable law and the terms of your SEP-IRA. Your employer sends SEP contributions to the financial institution in which your IRA is maintained, but SEP contributions become your property when they are deposited in your IRA. However, you may incur a tax penalty if you withdraw funds from your IRA earlier than allowed by law without penalty. See Question 7.


2.    Q.   Must my employer contribute to my IRA under the SEP?
      A. There is no statutory requirement that an employer make or maintain a particular level of contributions and it is possible for the contributions to be discretionary. Therefore, whether or not your employer must make a SEP contribution depends on the SEP contribution agreement your employer adopts. However, if a contribution is made under the SEP, it must be allocated to all eligible employees according to the SEP agreement.


3.    Q.   May I also contribute to an IRA if my employer has signed a SEP
           Agreement?
      A. You may be entitled to make regular IRA contributions to the SEP-IRA to which your employer contributes. In addition to belonging to the SEP-IRA Plan, you as an employee can open a regular IRA and contribute up to the limit -- $2000 or 100% of compensation, whichever is less. These contributions will be subject to the regular IRA deduction rules.


4.    Q.   Can SEP contributions be deposited in any IRA?
      A. No. Under your employer's SEP, contributions must be deposited into a Dreyfus Individual Retirement Account (a prototype IRA upon which a favorable opinion letter has been issued by the Internal Revenue Service). Other IRAs may provide different rates of return and may have different terms concerning, among other things, transfers and withdrawals.


5.    Q.   What happens if I don't want a SEP-IRA?
      A. Your employer may require that you become a participant in such an arrangement as a condition of employment. However, if the employer does not require all eligible employees to become participants and an eligible employee elects not to participate, all other employees of the same employer are prohibited from entering into a SEP-IRA arrangement with that employer.


6.    Q.   Can I move funds from my SEP-IRA to another ta-sheltered IRA?
      A. You may find it to your advantage to move contributions made to your SEP-IRA to another IRA. Other IRAs may provide different rates of return, or may have different or more beneficial terms (such as favorable transfers and withdrawal provisions). Depending on the contractual terms of the IRA to which you employer contributes, you may be able to move your funds to another IRA. Even if contractually permitted, for tax purposes there are only two permissible ways for you to move funds from the SEP-IRA to another IRA. First, it is permissible for you to withdraw or receive funds from your SEP-IRA, and no more than 60 days later, place such funds in another IRA or SEP-IRA. This is called a "rollover" and may not be done more frequently than at one year intervals without penalty. Second, you can make a transfer of funds between trustees. There are no restrictions on the number of times you may make "transfers" if you arrange to have such funds transferred between the trustees, so that you never have possession.


7.    Q.   What happens if I withdraw my employer's SEP contribution from my
           IRA?
      A. If you don't want to leave the employer's SEP contribution in your IRA you may withdraw it at any time, but any amount withdrawn (and not rolled over) is includible in your income. Also, if withdrawals occur before you reach age 59 1/2, and are not on account of death, disability, or a current year excess contribution, you may be subject to the imposition of an extra penalty tax.

8.    Q.   May I participate in a SEP even though I'm covered by another plan?
      A. Yes. You can participate in a SEP (other than a model SEP) even though you participate in another plan of the same employer. However, the combined contribution limits are subject to certain limitations described in section 415 of the Internal Revenue Code. Also, if you work for several employers, you may be covered by the SEP of one employer and a pension or profit-sharing plan of another employer.


9.    Q.  What is the maximum amount that may be contributed to my SEP-IRA by employer?
      A. Your employer contributions to your SEP-IRA may not exceed the lesser of:
           (a) 15% of your compensation (determined without regard to any contributions made to your SEP-IRA); and
           (b) $22,500.
           If your employer's SEP is integrated with Social Security and you are a highly compensated employee, the $22,500 figure is reduced by the amount of contributions made on your behalf based on compensation over the integration level. Any elective deferral contributions you may make to the plan are considered employer contributions for purposes of this limitation.


10.   Q.   What happens if too much is contributed to my SEP-IRA in any one year?
      A. If the contributions by your employer to your SEP-IRA exceed the lesser of 15% of your compensation or $22,500, the excess amount will be included in your income and treated as a contribution by you to your IRA subject to the IRA contribution limitations of sections 219 and 408 of the Code. As a result, you likely will have excess contributions made to your IRA for the taxable year, subject to the 6% excise tax set forth in section 4973 of the Code. You may avoid the 6% excise tax by withdrawing the excess contribution, and any allocable income, by April 15 following the year to which the deferrals relate


11.   Q.   Do I need to file any additional forms with IR because I
           participate in a SEP?
      A.   No.


12.   Q.   Are the contributions my employer makes subject to Social Security tax?
      A. No. Your employer's contributions are not included as income on the W-2, and are not considered wages for the purpose of determining Social Security taxes.


13.   Q.   Is my employer required to provide me with information about
           SEP-IRA and the SEP agreement?
      A. Yes. In addition to the SEP Disclosure Information contained in this document, your employer or plan administrator must provide you with the following information:
           (a) At the time you become eligible to participate in the SEP your employer or plan administrator must inform you in writing that a SEP agreement has been adopted and state which employees may participate, how employer contributions are allocated, and who can provide you with additional information.
           (b) Your employer or plan administrator must inform you in writing of all employer contributions to your SEP-IRA (this information must be supplied by January 31st of the year following the year the contribution is made or 30 days after the contribution is made, whichever is later).
           (c) If your employer amends the SEP, or replaces it with another SEP, the employer or plan administrator must furnish a copy of the amendment or new SEP (with a clear written explanation of its terms and effects) to each participant within 30 days of the date the SEP or amendment becomes effective.
           (d) If your employer selects or recommends the IRAs into which the SEP contribution will be deposited (or substantially influences you or other employees to choose them) your employer or plan administrator must ensure that a clear written explanation of the terms of those IRAs is provided at the time each employee becomes eligible to participate. The explanation must include information about the terms of those IRAs, such as rates of return, and any restrictions on a participant's ability to roll over, transfer, or withdraw funds from the IRAs (including restrictions that allow rollovers or withdrawal but reduce earnings of the IRAs or impose other penalties).
           (e) If your employer selects, recommends, or substantially influences you to choose a specific IRA and the IRA prohibits the withdrawal of funds, your employer or plan administrator may be required to provide you with additional information. Regulations promulgated by the Department of Labor under Title I of ERISA should be consulted in this regard.


14. Q. Is the financial institution where I establish my IRA also required to provide me with information?
      A. Yes. It must provide you with a disclosure statement which contains the following items of information in plain, nontechnical language:
          (a)     the statutory requirements which relate to your IRA;
          (b) the tax consequences which follow the exercise of various options and what those options are:
          (c) participation eligibility rules, and rules on deductions for retirement savings;
          (d) the circumstances and procedures under which you may revoke your IRA, including the name, address, and telephone number of the person designated to receive your notice of revocation (this explanation must be prominently displayed at the beginning of the disclosure statement);
          (e) explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning your IRA; and
          (f)     financial disclosure information which:
                  (1) either projects value growth rates of your IRA under various contribution and retirement schedules, or describes the method of computing and allocating annual earnings and charges which may be assessed;
                  (2) describes whether, and for what period, the growth projections for the plan are guaranteed, or a statement of the earnings rate and terms on which the projection is based;
                  (3)   stipulates the sales commission to be charged in each
                        year expressed as a percentage of $1,000.00; and
                  (4)   shows the proportional amount of any nondeductible life
                        insurance which may be a feature of your IRA.

    See Publication 590 available at any IRS office, for a more complete explanation of the disclosure requirements. In addition to this disclosure statement, the financial institution is required to provide you with a financial statement each year. It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of the IRA.


15.   Q.   Can SEP contributions be reduced by employer contributions to
           Social Security?
      A. Although employer contributions under the SEP agreement must bear a uniform relationship to employee's compensation, your employer is entitled to offset or reduce its contribution by certain amounts already paid by your employer on your account as social security taxes. This reduction may substantially reduce the allocation you would otherwise receive. This is called "integration" with social security, and is permissible only if statutory requirements are satisfied. If your employer chooses to integrate with social security, the SEP allocation information your employer provides you must clearly show the integration formula.




IF YOU ARE ESTABLISHING A SAR-SEP OR A SEP/SAR-SEP, THIS MUST BE
DISTRIBUTED TO EMPLOYEES. IF YOUR SEP PERMITS EMPLOYEES TO MAKE ELECTIVE DEFERRALS, THIS NOTICE MUST BE PROVIDED TO ALL EMPLOYEES WHO ARE ELIGIBLE TO PARTICIPATE IN THE SEP AND TO ALL EMPLOYEES WHO, IN THE FUTURE, BECOME ELIGIBLE TO PARTICIPATE IN THE SEP.

Notice to Employees

The following information explains what a simplified employee pension plan ("SEP") is, how contributions are made, and how to treat these contributions for tax purposes. For more specific information, refer to the SEP agreement itself and the accompanying "Notice to Adopting
Employer."


I.       Simplified Employee Pension -- Defined

         A SEP is a retirement income arrangement. In this "elective" SEP, you may choose to defer compensation to your own Individual Retirement Account or Annuity ("IRA"). You may base these "elective deferrals" either on a salary reduction arrangement or on bonuses that, at your election, may be contributed to an IRA or received in cash. This type of elective SEP is available only to an employer with 25 or fewer eligible employees.

         Your employer must provide you with a copy of the SEP agreement containing eligibility requirements and a description of the basis upon which contributions may be made.

         All amounts contributed to your IRA belong to you, even after you quit working for your employer.


II.      Elective Deferrals -- May Be Disallowed

         You are not required to make elective deferrals to this SEP-IRA. However, if more than half of your employer's eligible employees choose not to make elective deferrals in a particular year, then no employee may participate in your employer's elective SEP for that year. If you make elective deferrals during a year in which this happens, then your deferrals for that year will be "disallowed," and the deferrals will be considered ordinary IRA contributions (which may be excess IRA contributions) rather than SEP-IRA contributions.

         "Disallowed deferrals" and allocable income may be withdrawn, without penalty, until April 15 following the calendar year in which you are notified of the "disallowed deferrals." Amounts left in the IRA after that date will be subject to the same penalties discussed in Section VII below applicable to excess SEP contributions.


III.     Elective Deferrals -- Annual Limitation

         The maximum amount that you may defer to this SEP for any calendar year is limited to the lesser of fifteen percent of compensation (determined without including the SEP-IRA contribution) or a dollar limit under section 402(g) of the Internal Revenue Code that originally was $7,000 (and is now subject to cost-of-living increases).

         The fifteen percent limit may be reduced if your employer also maintains a SEP to which nonelective contributions are made for a plan year, or any qualified plan to which contributions are made for such plan year. In that case, total contributions on your behalf to all such SEPs and qualified plans may not exceed the lesser of $22,500 or fifteen percent of your compensation. If these limits are exceeded, the amount you may elect to contribute to this SEP for the year will be correspondingly reduced.

         The dollar limit under section 402(g) of the Code is an overall limit on the maximum amount that you may defer in each calendar year to all elective SEPs and cash or deferred arrangements under section 401(k) of the Code, regardless of how many employers you may have worked for during the year.

         The section 402(g) limit is indexed according to the cost of living. In addition, the section 402(g) limit may be increased to $9,500 if you make salary reduction contributions under a section 403(b) tax-sheltered annuity arrangement.

         If you are a highly compensated employee, there may be a further limit on the amount that you may contribute to a SEP-IRA for a particular year. This limit is calculated by your employer and is known as the "deferral percentage limitation." This deferral percentage limitation is based on a mathematical formula that limits the percentage of pay that highly compensated employees may elect to defer to a SEP-IRA. As discussed below, your employer will notify each highly compensated employee who has exceeded the deferral percentage limitation.


IV.      Elective Deferrals -- Tax Treatment

         The amount that you may elect to contribute to your SEP-IRA is excludable from gross income, subject to the limitations discussed above, and is not includible as taxable wages on Form W-2. However, these amounts are subject to FICA taxes.


V.       Additional Top-Heavy Contributions

         If you are not a "key employee," your employer must make an additional contribution to your SEP-IRA for a year in which the SEP is considered "top-heavy." (Your employer will be able to tell you whether you are a key employee.) This additional contribution will not exceed three percent of your compensation. It may be less if your employer has already made a contribution to your account, and for certain other reasons.


VI.      Elective Deferrals -- Excess Amounts Contributed

         There are three different situations in which impermissible excess amounts arise under the SEP-IRA.

         The first way is when "excess elective deferrals" (i.e., amounts in excess of the section 402(g) limit) are made. You are responsible for calculating whether you have exceeded the section 402(g) limit in the calendar year. For 1995, the section 402(g) limit for contributions made to an elective SEP is $9,240, as indexed.

         The second way is when "excess SEP contributions" (i.e., amounts in excess of the deferral percentage limitation referred to above) are made by highly compensated employees. The employer is responsible for determining whether such an employee has made excess contributions.

         The third way is when more than half of an employer's eligible employees choose not to make elective deferrals for a plan year.
         In that case, any elective deferrals made by any employees for that year are considered "disallowed deferrals" as discussed above.
         Your employer is also responsible for determining whether deferrals must be disallowed on this basis.

         Excess elective deferrals are calculated on the basis of the calendar year. Excess SEP contributions and disallowed deferrals, however, are calculated on the basis of the SEP plan year, which may or may not be a calendar year.


VII.     Excess Elective Deferrals -- How To Avoid Adverse Tax Consequences

         Excess elective deferrals are includible in your gross income in the calendar year of deferral. Income on the excess elective deferrals is includible in the year of withdrawal from the IRA. You should withdraw excess elective deferrals under this SEP, and any allocable income, from your SEP-IRA by April 15 following the year to which the deferrals relate. These amounts may not be transferred or rolled over tax-free to another SEP-IRA.

         If you fail to withdraw excess elective deferrals, and any allocable income, by April 15, the excess elective deferrals will be subject to the IRA contribution limitations of sections 219 and 408 of the Code and thus may be considered an excess contribution to your IRA. Such excess deferrals may be subject to a six percent excise tax for each year they remain in the SEP-IRA.

         Income on excess elective deferrals is includible in your gross income in the year you withdraw it from your IRA and must be withdrawn by April 15 following the calendar year to which the deferrals relate. Income withdrawn from the IRA after that date may be subject to a ten percent tax on early distributions if you are not 59 1/2.

         If you have both excess elective deferrals and excess SEP contributions (as described below), the amount of excess elective deferrals that you withdraw by April 15 will reduce any excess SEP contributions that must be withdrawn for the corresponding plan year.


VIII.    Excess SEP Contributions -- How To Avoid Adverse Tax Consequences

         If you are a "highly compensated employee," your employer is responsible for notifying you if you have made any excess SEP contributions for a particular plan year. This notification should tell you the amount of the excess SEP contributions, the calendar year in which you must include these contributions in income, and that the contributions may be subject to penalties if you do not withdraw them from your IRA within the applicable time period.

         Your employer should notify you of the excess SEP contributions within 2 1/2 months of the end of the plan year. Generally you must include the excess SEP contributions in income for the calendar year in which the original deferrals were made. This may require you to file an amended individual income tax return. However, an excess SEP contribution of less than $100 (not including earnings) is includible in the calendar year of notification. Income on these excess contributions is includible in your gross income when you withdraw it from your IRA.

         You are responsible for withdrawing these excess SEP contributions (and earnings) from your IRA. You may withdraw these amounts, without penalty, until April 15 following the calendar year in which you were notified by your employer of the excess SEP contributions.

         If you fail to withdraw the excess SEP contributions by April 15 following the calendar year of notification, the excess SEP contributions will be subject to the IRA contribution limitations of sections 219 and 408 of the Code and thus may be considered an excess contribution to your IRA. Thus, such excess SEP contributions may be subject to a six percent excise tax each year they remain in your IRA.

         If you do not withdraw the income on these excess SEP contributions by April 15 following the calendar year of notification by your employer, the income may be subject to a ten percent tax on early distributions if you are not 59 1/2 when you withdraw it.


IX.      Income Allocable to Excess Amounts

         The rules for determining and allocating income to excess elective deferrals, excess SEP contributions, and disallowed deferrals are the same as those governing regular IRA contributions. The trustee or custodian of your SEP-IRA will inform you of the income allocable to excess amounts.


X.       Availability of IRA Contribution Deduction to SEP Participants

         In addition to any SEP amounts, you may contribute the lesser of $2,000 or 100% of compensation to an IRA. However, the amount that you may deduct is subject to various limitations. See Publication 590, "Individual Retirement Arrangements," for more specific information.


XI.      SEP-IRA Amounts -- Rollover or Transfer to Another IRA

         You may not withdraw or transfer from your SEP-IRA any SEP contributions (or income on these contributions) attributable to elective deferrals made during the plan year until 2 1/2 months after the end of the plan year or, if sooner, when your employer notifies you that the deferral percentage limitation test (described above) has been completed for that year. In general, any transfer or distribution made before this time will be includible in your gross income and may also be subject to a ten percent penalty tax for early withdrawal. You may, however, remove excess elective deferrals from your SEP-IRA before this time, but you may not roll over or transfer these amounts to another IRA.

         After the restriction described in the preceding paragraph no longer applies, and with respect to contributions for a previous plan year, you may withdraw, or receive, funds from your SEP-IRA, and no more than 60 days later, place such funds in another IRA or SEP-IRA. This is called a "rollover" and may not be done without penalty more frequently than at one-year intervals. However, there are no restrictions on the number of times that you may make "transfers" if you arrange to have such funds transferred between the trustees so that you never have possession of the funds.

         You may not, however, roll over or transfer excess elective deferrals, excess SEP contributions, or disallowed deferrals from your SEP-IRA to another IRA. These excess amounts may be reduced only by a distribution to you.


XII.     Filing Requirements

         You do not need to file any additional forms with the IRS because of participation in the SEP.


XIII.    Employer To Provide Information on SEP-IRAs and the SEP Agreement

         Your employer must provide you with a copy of the executed SEP agreement, this Notice to Employees, the form you should use to defer amounts to the SEP, the notice of excess SEP contributions or disallowed deferrals (if applicable) and a statement for each taxable year showing any contribution to your SEP-IRA. Your employer must also notify you, if you are a highly compensated employee, when the deferral percentage limitation test ha been completed for a plan year.


XIV.     Financial Institution Where IRA Is Established To Provide
         Information

         The financial institution must provide you with a disclosure statement that contains the following items of information in plain nontechnical language:
         1.    The statutory requirements that relate to the IRA;
         2. The tax consequences that follow the exercise of various options and what those options are;
         3. Participation eligibility rules, and rules on the deductibility and nondeductibility of retirement savings;
         4. The circumstances and procedures under which you may revoke the IRA, including the name, address, and telephone number of the person designated to receive notice of revocation (this explanation must be prominently displayed at the beginning of the disclosure statement);
         5. Explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning the IRA; and
         6.    Financial disclosure information which:
               (a) Either projects value growth rates of the IRA under various contribution and retirement schedules, or describes the method of computing and allocating annual earnings and charges which may be assessed;
               (b) Describes whether, and for what period, the growth projections for the plan are guaranteed, or a statement of earnings rate and terms on which these projections are based; and
               (c) States the sales commission to be charged in each year expressed as a percentage of $1,000.

                     See Publication 590, "Individual Retirement Arrangements," which is available at most IRS offices, for a more complete explanation of the disclosure requirements.

         In addition to the disclosure statement, the financial institution is required to provide you with a financial statement each year.
         It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of your IRA and in order that you will know how to report IRA distributions for tax purposes.


                                Individual
                                Retirement
                                 Custodial
                                  Account
                                 Agreement
                    IRS Approval Serial Number D110849b

By signing the Application, you establish an Individual Retirement Custodial Account sponsored by The Dreyfus Corporation ("we" or "us") and The Dreyfus Trust Company (the "Custodian"), by countersigning the Application, accepts the Custodianship upon the following conditions. You intend this account ("Account") be administered and this Agreement be interpreted to qualify at all times as an Individual Retirement Account ("IRA") under section 408 of the Internal Revenue Code of 1986, as amended (the "Code"). The Account is established for the exclusive benefit of you and your designated beneficiary ("Beneficiary"), and solely for the purpose stated in this Agreement. Your interest in the Account shall at all times be nonforfeitable.

(1)  Contributions.
      (a) Except for rollover contributions described in sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, you
            may contribute for any tax year to the Account the lesser of $2,000 or 100% of your compensation. Rollover contributions may be in cash or in property acceptable to the Custodian. All other contributions must be in cash. Employer contributions to a SEP-IRA may not exceed the lesser of 15% of your compensation or $30,000. Contributions must be made no later than the due date for filing your income tax return (excluding extensions).
      (b) Excess contributions shall be distributed to you upon receipt of a written request. If a distribution of an excess contribution is to be made on or before the due date of your tax return (including extensions), it shall include the net income attributable to such excess contribution. "Excess Contribution" means the excess of (i) the amount contributed for the tax year (other than a rollover contribution) over
            (ii) the amount allowable as a contribution.
      (c) Contributions shall be in accordance with this Agreement, but the Custodian will have no obligation to verify the allowability or amount of contributions and may rely solely on your representations with respect thereto.

(2)  Distributions.
      (a) If you are totally disabled or have reached age 59 1/2, you may make withdrawals from the Account. Withdrawals prior to such time will be subject to a penalty tax of 10% of the amount withdrawn which is includible in your gross income, over and above the regular income tax. A withdrawal from a time deposit before maturity may result in other penalties as required or permitted by law. In connection with making any distributions, the Custodian may rely solely on the accuracy of all facts you supply at any time, including a Beneficiary designation described in paragraph 2(e).
      (b) "Total Disability" is the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, as certified to the Custodian by a physician.
      (c) Distributions will begin when you provide the Custodian with written instructions, in a form acceptable to it, as to the method and reason (if it is to be made before reaching age 59
            1/2) for the distribution; but in all events, distribution of your entire interest shall be made or commence in cash or in kind (at your option), by April 1st following the year in which you reach age 70 1/2 (this is your required beginning date). For each succeeding year, a distribution must be made on or before December 31st. By your required beginning date, you may elect, in a form and at such time as may be acceptable to the Custodian, to have the balance in the Account distributed:
            (i)       in a single sum payment;
            (ii) in equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than your life expectancy or the joint life and last survivor expectancy of you and your Beneficiary; or
            (iii) by the purchase and prompt distribution of an immediate annuity policy from an insurance company that provides for equal or substantially equal payments for your life, or for the joint lives of you and your Beneficiary.

                      You may also elect, in a form and at such time as may be acceptable to the Custodian, to have only a part of the balance in the Account distributed to you. If a distribution option is not selected by the time distribution must begin, distribution will be made under option (ii) based on your life expectancy only, without recalculation, and distribution will be made on an annual basis. Even though distributions have commenced, you may receive a distribution of the balance in the Account (or any portion) at any time upon written notice to the Custodian. The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing your entire interest by the lesser of (1) the applicable life expectancy or (2) if your spouse is not your designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of section 1.401(a) (9)-2 or the Proposed Income Tax Regulations. Distributions after your death shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401(a) (9)-2. Life expectancy and joint life and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Federal Income Tax Regulations. Unless otherwise elected by you prior to the commencement of distributions pursuant to this paragraph (2)(c), your life expectancy and that of your spouse will not be recalculated for purposes of this paragraph (2)(c). An election to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
      (d) If your death occurs after your required beginning date, then, upon your death, te balance in the Account shall be distributed at least as rapidly as under the method of distribution before your death. After your death, the Beneficiary shall provide the Custodian with written instructions, in a form acceptable to the Custodian, regarding the method of distribution. If your death occurs before your required beginning date, your entire Account balance must be distributed as you have elected or, if you have not so elected, as elected by your Beneficiary, as follows: (i) by December 31st of the year containing the fifth anniversary of your death, or (ii) in equal or substantially equal payments over a period certain not to exceed your Beneficiary's life expectancy starting by December 31st of the year following the year of your death. If the Beneficiary is your surviving spouse, however, distribution may be made over a period certain not to exceed the life expectancy of your surviving spouse and need not commence until December 31st of the year in which you would have reached age 70 1/2 had you lived.
            After your death, if your surviving spouse dies before distributions begin, the five-year rule shall be applied as if the surviving spouse were you. A surviving spouse Beneficiary has the right to elect to treat the IRA as his or her own, subject to the normal IRA distribution rules. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Account, makes a rollover to or from such Account, or fails to elect one of the options set forth in this paragraph (2)(d). Only a surviving spouse Beneficiary may make additional cash or rollover contributions to the Account. For purposes of the above, payments will be calculated by use of the tables described in paragraph 2)(c) above. Unless otherwise elected by a surviving spouse Beneficiary when you die before your required beginning date, the life expectancy of your surviving spouse Beneficiary will not be recalculated for purposes of this paragraph
            (2)(d). An election to recalculate shall be irrevocable and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
            Distributions under this section are considered to have begun if the distributions are made on account of your reaching your required beginning date. If you receive distributions prior to the required beginning date and die, distributions will not be considered to have begun.
      (e) You may designate or change a Beneficiary who is to receive your Account. To be effective, such designation or change must be in writing and must be received by the Custodian prior to your death. Absent such designation, any undistributed interest of yours shall be paid to the legal representative of your estate.
      (f) You may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA (such as this IRA or another IRA) that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B.
            524, to satisfy the minimum distribution requirements described above.
      (g) Notwithstanding any provisions of this Agreement to the contrary, the distribution of your interest shall be made in accordance with the minimum distribution requirements of section 408(a)(6) or section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

(3) Investments. Contributions to your Account shall be applied to the investments described below ("Investments") which you select. No part of the Account shall be invested in life insurance contracts, or in collectibles as defined in section 408(m) of the Code, nor may the assets of the Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).
      (a) Shares of ownership in an investment company registered under the Investment Company Act of 1940, as amended, which are managed, advised, sub-advised or administered by us or any of our affiliates, or shares in any other investment company as may from time to time be offered by us, which the Custodian has agreed with us in writing to hold in the Account ("Fund Shares").
      (b) Other investments as allowed by law, offered by us and which the Custodian has agreed with us in writing to hold in the Account.
      (c) All dividends and capital gains distributions received on the Fund Shares (whether or not there is an election to receive them in other property) shall be reinvested in accordance with the respective Fund's current Prospectus in such Shares and credited to such Account. The Custodian shall furnish you with statements of the Account at least once a calendar year which shall be deemed to be the sole accounting by the Custodian necessary under this Agreement. If within one hundred and eighty (180) days of the mailing of such accounting you do not deliver a written objection or exception to any specific item set forth therein, such accounting shall be deemed to be settled and approved and the Custodian shall be released and discharged with respect to all matters set forth therein. The Custodian, upon receipt of your written instructions or those of your duly authorized investment advisor, may exchange Fund Shares for any other Fund Shares or Investments subject to and in accordance with the terms and conditions of the exchange privilege, including the telephone exchange privilege, as outlined in the current Fund Prospectuses. The ability to exchange Fund Shares for other Fund Shares or Investments shall be subject to the prior written agreement of the Custodian and us. A telephone exchange may not be made from an Investment in a time deposit account unless we have otherwise agreed in writing with the Custodian. If you elect the telephone exchange privilege in the Application or authorize an investment advisor to make exchanges, the Custodian shall be entitled to rely and act upon telephonic instructions, deemed by it to be in proper form and reasonably believed by it to be genuine, directing the exchange of Investments for other Investments allowed to be exchanged, provided that such Investments are available for sale in your state of residence, and shall not be liable for any liability, cost or expense arising out of any telephonic exchange request effected pursuant to such telephonic instructions. The Custodian will employ reasonable procedures, such as requiring a form of personal identification, to confirm that telephonic instructions are genuine and, if it does not follow such procedures, it may be liable for any losses due to unauthorized or fraudulent instructions. All Investments acquired on your behalf by the Custodian shall be registered in the name of the Custodian or its nominee, but you shall be the beneficial owner of such investments. You will be solely responsible for the consequences of any exchange including any penalty for an early withdrawal from a time deposit investment, if applicable. It is understood and agreed that the telephone exchange privilege is subject to the limitations specified above. You authorize and direct the Custodian to respond to any telephonic inquiries relating to the status of Investments in the Account. You agree that the certifications, authorizations, directions and restrictions contained herein will continue until the Custodian receives written notice of any change or revocation. You understand that the Custodian reserves the right to refuse any telephonic instructions.

(4) Expenses and Other Charges. Except for any excise taxes that may be required by the Code to be paid by you, any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the Account, including any penalty for the early withdrawal from a time deposit investment, any transfer taxes incurred in connection with the investment and reinvestment of the assets of the Account, all other administrative expenses incurred by the Custodian in the performance of its duties, such compensation to the Custodian as set forth in the fee schedule as from time to time amended by the Custodian in writing, and, to the extent directed by you in writing, the fees of an investment advisor authorized to direct the investment of the Account, shall be paid from the Account assets.

(5)  Custodian - Removal, Resignation.
          (a) You shall at any time have the right to remove the Custodian on thirty days' notice in writing in a form acceptable to it, designating a successor custodian. Removal of the Custodian shall be effective upon receipt by it of written acceptance by the successor custodian of its appointment. The Custodian shall forthwith transfer and pay over to such successor the assets of the Account and all records pertaining thereto. The Custodian may reserve such assets as may be required for the payment of all its fees, compensation, costs and expenses, and for the payment of all liabilities of or against the assets of the Account or of the Custodian, and where necessary may liquidate such reserved assets. Any balance of such reserve remaining after the payment of all such fees, compensation, costs, expenses and liabilities shall be paid over to the successor custodian. Any successor custodian must be a bank as defined in section 408(n) of the Code, or any person who demonstrates to the satisfaction of the Secretary of the Department of the Treasury that the manner in which it will administer the Account will be consistent with the requirements of section 408 of the Code.
          (b) The Custodian shall, at any time, have the right to resign as Custodian under this Agreement by delivering a written resignation notice to you and us. Upon receipt of such notice of resignation, we shall forthwith appoint a successor custodian and upon receipt by the Custodian of written acceptance by the successor custodian of such appointment, the Custodian is authorized to act in the same manner as provided in paragraph 5(a). If we fail to appoint a successor custodian within 90 days of receiving the Custodian's resignation, the Custodian may distribute to you the assets of the Account, reserving such Fund Shares as may be required for the payment of all the Custodian's fees, compensation, costs and expenses and for the payment of all liabilities of or against the assets of the Account or the Custodian, so that the Custodian may, where necessary, liquidate such shares with any balance remaining after payment of all such fees, compensation, costs, expenses and liabilities to be paid to you. Upon completion of such distribution, the Custodian shall be relieved of any liability with respect to the Account assets.

(6) Duties and Liabilities of Custodian. The Custodian shall deliver to you all notices, prospectuses, financial statements, proxies, and proxy soliciting materials relating to the Fund Shares held by it, and shall not vote any of the Fund Shares held except in accordance with your written instructions. The Custodian shall keep accurate and detailed accounts of all contributions, receipts, investments, distributions, disbursements and all other transactions, and shall prepare and file any returns required to be filed by it as Custodian of an Individual Retirement Account under the Code. The Custodian shall be under no duties whatsoever except such duties as are specifically set forth as such in this Custodial Agreement, and no implied covenant or obligation shall be read into the Custodial Agreement against the Custodian. In the performance of its duties, the Custodian shall be liable only for its own gross negligence or willful misconduct. In performing its duties under this Agreement, the Custodian may hire agents, experts and attorneys and delegate discretionary powers to, and rely upon, information and advice furnished by such agents, experts and attorneys. You shall have the sole authority and responsibility for the enforcement or defense of the terms and conditions of the Custodial Agreement against or on behalf of any person or persons claiming any interest in the Account. The Custodian shall not be required to prosecute, defend or respond to any action or any judicial proceeding relating to the Account unless it has previously received indemnification satisfactory to it in form and in substance. The Custodian shall be liable only for its gross negligence or willful misconduct in failing to perform the terms of this Agreement and shall not be liable for any action or failure to act when such action or failure to act is in accordance with your written authorization or instructions or is due to the absence of written instructions. The Custodian shall not be required to give bond or security for the performance of its duties. You shall at all times fully indemnify and save harmless the Custodian from any liability, cost, or expense which may arise in connection with this Agreement, except any liability, cost, or expenses arising from the gross negligence or willful misconduct of the Custodian.

(7) Amendments. The Custodian reserves the right to amend all or any part of the terms of this Custodial Agreement, upon written notice to you, in any manner which would not disqualify the Custodial Agreement from complying with section 408 of the Code. You agree that the Custodian may amend its fee schedule from time to time on written notice. In addition, you and the Custodian delegate to us the power to amend all or any part of the terms of this Agreement, including the removal of the Custodian and the appointment of a successor custodian. Such amendment must be submitted to you and to the Custodian and shall be effective at such time provided that: a) we shall not have power to amend or terminate this Custodial Account in such manner as would cause or permit any part of the assets in the Custodial Account to be diverted to purposes other than for the exclusive benefit of you or your Beneficiaries, (b) we shall not have the right to modify or amend the Account retroactively in such manner as to deprive you, or your Beneficiary, of any benefit to which you were entitled unless such modification or amendment is necessary to conform this Agreement to, or satisfy the conditions of, any law, governmental regulation or ruling, and to permit this Agreement to meet the requirements of section 408 of the Code, or any similar statute enacted in lieu thereof and (c) no such amendment which increases the Custodian's duties or responsibilities or affects its fees shall become effective unless the Custodian has consented to such amendment in writing. You shall be deemed to have consented to any such amendment.


(8)  Termination. Upon termination of the Account, any and all assets remaining in the Account together with any earnings shall be distributed to you in cash or kind in one or more ways provided by paragraph 2(c), as directed by you (or in the absence of such direction, in a lump sum). Upon the completion of such distribution, the Custodian shall be relieved from all further liability with respect to all amounts so paid.

(9)  Miscellaneous.
        (a) The Custodian may rely on your or your Beneficiary's representations on matters relating to this Agreement and shall be under no duty to make any further investigations.
        (b) Neither the establishment of the Account nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving you or any other person any legal or equitable right against he Custodian except as herein provided.
        (c) It is a condition of this Custodial Agreement, and you expressly agree, that you shall look solely to the assets of the Account for the payment of any benefit to which you are entitled under this Agreement.
        (d) This Custodial Agreement shall be construed, administered and enforced according to the laws of the State of New York.

(10) Inalienability of Benefits. The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized except to such extent as may be required by law.





IRA Disclosure Statement
This Disclosure Statement explains the rules governing your Individual Retirement Account ("IRA").

Your Right to Cancel. If you have received this Disclosure Statement within seven days of opening your IRA, you have seven days to cancel and get back the full amount paid for your IRA by mailing or delivering a written request to cancel no later than the seventh day after opening to:
                      The Dreyfus Trust Company
                            P.O. Box 6427
                        Providence, RI 02940
                      Attn.: IRA Administrator
After seven days following receipt of this Disclosure Statement, you cannot cancel. The Disclosure Statement is deemed to be received as of the date of your check or transfer instructions. The notice will be considered mailed on the date of the postmark (or, if sent by certified or registered mail, the date of certification or registration) if properly addressed and mailed in the U.S., first class postage prepaid.

Contributions. You can contribute in any tax year before the year in which you reach age 70 1/2 up to the lesser of $2,000 in cash (except for rollovers) or 100% of your compensation. Contributions made for a taxable year must be made no later than the due date for filing your Federal income tax return (not including extensions). Compensation includes amounts received as payment for personal services and alimony or separate maintenance payments, but not interest, dividends, other earnings from property or other amounts not included in your gross income. The funds in your IRA are always yours; they are not subject to forfeiture other than penalties required or permitted by law. IRA earnings generally are not taxable until distribution begins.
- Deductible Contributions. Contributions made for the tax year are fully deductible if neither you nor your spouse (if married) is an active participant in a pension, profit sharing or stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), an annuity plan under section 403(a) of the Code, an annuity contract or plan under section 403(b) of the Code, a simplified employee pension plan under section 408(k) of the Code ("SEP-IRA"), or a trust under section 401(c)(18) of the Code. Active participant status can be determined if you refer to your or your spouse's year-end "Wage and Tax Statement," IRS Form W-2.

    If considered an active participant, the deduction for your IRA contribution is reduced if (a) you are single and your adjusted gross income ("AGI") exceeds the threshold level of $25,000, (b) you are married filing a joint return and your and your spouse's AGI exceeds he threshold level of $40,000, or (c) you are married filing a separate return and your AGI exceeds the threshold level of $0. The deductible amount of your IRA contribution is reduced by an amount that bears the same ratio to the regular limit as your AGI, in excess of the threshold level, bears to $10,000. When AGI levels reach $35,000 (if single), $50,000 (if married filing joint return), and $10,000 (if married filing separate return), no deduction is allowed.
    Until the deductible amount equals zero, as determined above, the amount you can contribute and deduct will not be lower than $200.
- Nondeductible Contributions. You may make nondeductible IRA contributions not to exceed the lesser of $2,000 ($2,250 for Spousal
    IRA) or 100% of your compensation, minus the amount of any allowable deductible contribution. Earnings on nondeductible contributions generally are tax deferred until distributed to you.

    You must indicate on your tax return the extent to which your IRA contributions are nondeductible. If you overstate the amount of your nondeductible contributions, a penalty of $100 will be assessed unless it was due to reasonable cause.

Spousal IRAs. If you file a joint return and have not reached age 70 1/2, you can set up two accounts - one IRA for yourself and one for your spouse ("Spousal IRA"). You can contribute in the aggregate up to the lesser of 100% of your compensation or $2,250 to the accounts, but no more than $2,000 to either one. You can still contribute to your IRA even if your spouse has reached age 70 1/2, provided you have not reached age 70 1/2 during the tax year.

Simplified Employee Pension (SEP)-IRA. Your employer can make contributions to a SEP-IRA on your behalf in an amount not to exceed the lesser of 15% of your compensation or $30,000. Contributions must be made under a written allocation formula which cannot discriminate in favor of key or highly compensated employees. Contributions are considered discriminatory unless they bear a uniform relationship to the first $200,000 of each participating employee's total compensation. If your employer does not maintain an integrated plan (i.e., a plan integrated with Social Security benefits) at any time during the taxable year, Old Age and Survivor Disability Insurance ("OASDI") contributions may be taken into account as contributions to your SEP-IRA, but only if such OASDI contributions are taken into account for each employee maintaining a SEP-IRA. If the SEP-IRA is part of a top-heavy plan as defined in the Code, your employer must make a minimum contribution required to each non-key employee's SEP-IRA for each year that the plan is top-heavy. Generally, a plan is top-heavy if the sum of the accounts of key employees as defined in Code section 416 exceeds 60% of the sum of the accounts of all employees. If your employer maintains more than one plan, such plans may, or under certain circumstances must, be combined to determine whether the SEP-IRA is top-heavy. Generally, the minimum contribution required to be made to the SEP-IRA of each non-key employee in a top-heavy year is 3% of that employee's compensation. Your employer must cover each employee who has attained age 21 and has performed service during at least 3 of the immediately preceding 5 calendar years. Employees who earn less than $300 a year, employees covered by certain collective bargaining agreements and certain nonresident aliens may be excluded from the plan. "Leased employees" as defined in Code section 414(n) must be treated as regular employees for the purposes of making SEP-IRA contributions, unless the leasing organization provides prescribed minimum pension benefits to the leased employees. Any SEP-IRA contribution made by the leasing organization attributable to services performed for your employer may be used to reduce your employer's contribution to a leased employee's SEP-IRA. Contributions made by your employer to your SEP-IRA for a taxable year are excludable from your gross income and deductible by your employer. In addition, you may contribute on your own behalf an amount up to the lesser of 100% of your compensation or $2,000; however, the amount you can deduct is dependent on your AGI level (see "Contributions - Deductible Contributions" above). Except as provided above, your SEP-IRA generally is subject to the rules governing a Regular IRA. Your rights to withdraw amounts held in a SEP-IRA cannot be restricted by your employer.

If your employer has 25 employees or less, your employer may choose to accept "elective" tax-deferred contributions not to exceed $7,000 (as adjusted for cost of living increases) through a salary reduction arrangement. For such an arrangement, at least 50% of all employees must elect to contribute to the SEP-IRA, and a certain deferral percentage is applied to highly compensated employees.

Penalty for Excess Contributions. Excess contributions are nondeductible and are subject to an annual nondeductible excise tax of 6% of the excess for each year the excess is not withdrawn or eliminated. The tax is paid by the person for whose benefit the IRA was opened. If no deduction is taken for the excess contribution and the excess plus the net earnings on the excess are withdrawn on or before the due date (including extensions) for filing the Federal tax return for the contribution year, the 6% excise tax will not apply; but the earnings on the excess will be includible in your gross income and the 10% tax on premature distributions will be applied to such earnings, unless you are age 59 1/2 or disabled. If the excess contribution is withdrawn after such time, the excess will be subject to the 6% excise tax and will be includible in your gross income and subject to the 10% tax on premature distributions (if applicable). However, if an IRA contribution for a year does not exceed $2,250 (excluding rollover amounts), an excess contribution which was not claimed as a deduction may be withdrawn (without the net income attributable thereto) at any time without incurring the 10% tax on premature distributions or including it in income. The 6% excise tax will be imposed each year until the excess is withdrawn or eliminated. Instead of withdrawing the excess contribution, it may be eliminated by making reduced contributions in later years. The 6% excise tax will apply until the excess is eliminated in a later year in which the maximum contribution has not been made. You may withdraw tax-free and without penalty any excess rollover contribution if it occurred because you reasonably relied on erroneous information required to be supplied by the entity making the distribution that was rolled over. If your IRA is invested in a time deposit, a withdrawal (including a withdrawal of any excess contributions) may be subject to early withdrawal penalties in addition to tax penalties.


The rules discussed above generally apply to SEP-IRAs as well.

Rollovers (Direct and Regular). All or a portion of certain distributions from your or your deceased spouse's qualified retirement plan, annuity or another IRA may be eligible to be rolled over into a tax-deferred IRA. Distributions from another IRA may be rolled over within 60 days after receipt. If a distribution from your or your deceased spouse's qualified retirement plan or 403(b) annuity is eligible for rollover treatment, you must arrange to have the trustee or custodian of such plan directly transfer the distribution to the trustee or custodian of your Rollover IRA if you wish to avoid 20% Federal income tax withholding on the distribution. This is known as a "direct rollover." If you receive a distribution that is eligible for rollover (and thus have 20% of your distribution withheld), you may still effect a rollover into a tax-deferred IRA within 60 days after receipt of the distribution. This is known as a "regular rollover." If you plan on rolling over the proceeds of a distribution from a qualified plan or 403(b) annuity, you generally will be better off effecting a direct rollover so as to avoid mandatory 20% withholding on your distribution. When you receive a distribution from your or your deceased spouse's qualified retirement plan or 403(b) annuity, you should receive a detailed tax notice describing the various rules applicable to your distribution, including your rollover options. Rollover contributions to your IRA are not deductible. Accumulated voluntary deductible contributions to a qualified retirement plan or governmental plan may be eligible for rollover treatment when distributed. Rollovers from an employer's qualified plan to your Rollover IRA may later be rolled over to another qualified retirement plan only if funds from other sources were not contributed to such IRA and no part is attributable to contributions made for you as a self-employed individual to a self-employed (HR-10 or Keogh) retirement plan. A rollover distribution from an IRA may be made only once in any twelve month period. There is no limit on direct transfers of IRA assets from one IRA custodian or trustee to another.

Inherited IRAs. An inherited IRA is an IRA which is acquired by a Beneficiary who is not your spouse on your death. Such a Beneficiary cannot make cash or rollover contributions to that IRA or treat it as his or her own.

Withdrawal Restrictions. A taxable distribution before age 59 1/2 will be included in your gross income and will be subject to a nondeductible 10% tax penalty, any early withdrawal penalties on time deposits and other penalties required or permitted by law. There is no 10% tax penalty for distributions made because of death, permanent disability, rollovers or timely removal of an excess contribution or for distributions made in the form of substantially equal periodic payments over your life expectancy (or the joint life expectancies of you and your Beneficiary).

Prohibited Transactions. If you engage in a "prohibited transaction," as defined in section 4975 of the Code, the IRA loses its tax exemption and the total value of your IRA must be included in your gross income. If you pledge any portion of your IRA as security for a loan, the amount pledged must be included in your gross income. Prior to disability or age 59 1/2, the additional 10% penalty tax on premature distributions will be imposed on amounts included in your gross income by reason of a prohibited transaction. The same rules apply to a spouse's use of his or her Spousal IRA.

Distributions During Your Life. No tax penalty is imposed on distributions from your IRA after you reach age 59 1/2 or become permanently disabled. Distributions must begin no later than the first day of April following the calendar year in which you reach age 70 1/2. Generally, you are permitted to receive your IRA in a lump sum or installments over a period not extending beyond your life expectancy or the joint life and last survivor expectancy of you and your Beneficiary. You may also request a distribution of any part of your IRA balance. Life expectancies are determined in accordance with the IRS tables. Unless otherwise elected by you prior to the required commencement of your distributions, your life expectancy and that of your spouse will not be recalculated annually. An election by you to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspousal Beneficiary cannot be recalculated. All distributions are taxed at ordinary income tax rates and are not eligible for capital gains treatment or five-year averaging. If you direct distributions to be made over your life or the joint lives of you and your designated Beneficiary, the Custodian will purchase with your IRA an immediate annuity contract from an insurance company you choose and your payments will be made under the annuity.

You must provide a completed annuity application from the insurance company of your choosing.
When requesting a distribution, you must specify the reason for the distribution. Examples are: premature distributions (i.e., distributions before age 59 1/2), rollovers, disability, death, normal (at or after age 59 1/2), excess contribution returns and other.

Distributions On and After Your Death. If you die after you are required to begin receiving distributions, your designated Beneficiary must receive the balance of your IRA at least as rapidly as under your method of distribution. If you die before you are required to begin receiving distributions, distribution must be made to your Beneficiary in one of the following ways:
    (i) by December 31st of the year containing the fifth anniversary of your death (if a distribution option is not selected, this option will apply);
    (ii) in equal or substantially equal installments over a set period not extending beyond your Beneficiary's life expectancy, beginning no later than December 31st of the year following the year of your death;
    (iii) in the case of a spousal Beneficiary who so elects within the five-year period following your death, installment payments over a set period not extending beyond your spousal Beneficiary's life expectancy commencing at any date prior to December 31st of the year in which you would have reached age 70 1/2; or
    (iv) unless you direct the Custodian otherwise in writing, and if your spouse is your Beneficiary, then notwithstanding the foregoing, he or she may elect to treat the account as his or her own IRA, in which case the normal IRA distribution rules will apply.

Election (iv) is considered to have been made if your spouse makes a regular IRA contribution to this IRA, makes a rollover to or from this IRA or fails to elect any of the above distribution provisions. Payments will be calculated by the use of the IRS tables. Unless otherwise elected by your surviving spouse Beneficiary when you die before you are required to begin receiving distributions, the life expectancy of your surviving spouse Beneficiary will not be recalculated. An election to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspousal Beneficiary cannot be recalculated. You may designate a change of Beneficiary on a form provided by the Sponsor or the Custodian. The change will not be effective unless the Custodian receives a properly completed form prior to your death. If after your death your designated Beneficiary is receiving (or entitled to receive) payments over a set period, he or she may designate a Beneficiary to receive the balance of the IRA (if any) on his or her death in accordance with the above rules. A written authorization filed with the Custodian (which can be on your Beneficiary designation form) permits a designated Beneficiary receiving installment payments, from time to time, to choose to increase the frequency or amount of payments and/or withdraw all or any portion of the IRA.

Distribution After Age 70 1/2. Minimum Distribution Requirements. If the amount distributed to you for any tax year after you reach age 70 1/2 is less than the minimum amount required by law, the IRS may impose a penalty tax equal to 50% of any such deficiency unless it is satisfied that reasonable steps are being taken to remedy the deficiency. The amount required to be distributed in any year is generally based on your life expectancy or the joint life expectancies of you and your designated Beneficiary. However, if your Beneficiary is not your spouse, the law imposes an additional requirement which is called the minimum distribution incidental benefit requirement. In general, this requirement is designed to prevent you from naming a Beneficiary who is much younger than yourself in order to extend your payout period. You may wish to consult your tax advisor to determine your minimum distribution. These rules on distribution apply equally to Spousal IRAs.
        Distribution of Nondeductible Contributions. Withdrawals which include nondeductible contributions will be treated as part taxable and part nontaxable. The amount considered nontaxable is the portion which bears the same ratio to the total distribution that your aggregate nondeductible contributions bear to your Account balance at the end of the year for all of your IRAs, plus adding back any distributions for the year. The 10% tax penalty on distributions prior to age 59 1/2 will apply for the taxable portion of the distribution.
        Penalty for Excess Distributions. A 15% tax penalty is imposed on the sum of all annual distributions received during the calendar year in excess of $150,000 (or $112,500 adjusted for cost of living increases, if higher). Please consult with your tax advisor for more complete information, including the availability of favorable elections. The excess distribution penalty tax will not apply to a distribution of nondeductible contributions, or a distribution to an alternate payee under a qualified domestic relations order.

Estate and Gift Tax Exemption. Generally, your IRA will be included in your estate for Federal estate tax purposes. Your IRA may qualify for a deduction for purposes of that tax if the Beneficiary is your spouse. Designation of a Beneficiary to receive your IRA on your death is not treated as a gift subject to the Federal gift tax.

Fees and Charges; Commissions. The Custodian of your IRA will charge against your Account an annual maintenance fee for each mutual fund account, bank deposit account and other investment in your IRA. The Custodian may also charge against your Account any taxes assessed on it, administrative expenses incurred by it (including, without limitation, attorneys' fees), and penalties required or permitted by law (including penalties for early withdrawals of time deposits). The Custodian may liquidate assets held in your IRA and apply the proceeds to pay such fees and expenses. In lieu of charging such fees and expenses against your Account, the Custodian may, in its sole discretion, allow you to pay such fees and expenses directly by separate check. To the extent directed by you in writing, the Custodian of your IRA will also charge against your Account the fees of an investment advisor authorized to direct the investment of your Account. The Custodian will liquidate assets held in your IRA and apply the proceeds to pay such advisory fees in accordance with your written instructions. The payment of advisory fees out of your Account will not be reported to the IRS as a taxable distribution provided that you certify to the Custodian that your IRA is solely liable for the payment of such fees. The Custodian's current fee schedule is set forth in the Application and may be amended from time to time upon written notice to you. In the case of a mutual fund that charges a sales commission on the purchase of shares, a sales commission will also be charged against each investment in such mutual fund as described in the mutual fund's prospectus.

Federal Income Tax Withholding and Filing Requirements. Distributions from your IRA are subject to Federal income tax withholding unless you (or your Beneficiary) elect not to have withholding apply. The current withholding rate set by law is 10%. When you want to receive a distribution from your IRA, contact the Custodian which will supply you with additional information and election forms. Form 5329 must be filed with the IRS for each tax year you owe tax penalties, such as taxes on excess contribution, early distribution or underdistributions over age 70 1/2.

Form Approved by IRS. A form of your Dreyfus IRA has been approved by the IRS.

Questions About Your IRA. You can obtain further information about IRAs from any IRS district office or from Dreyfus Service Corporation.

Investment and Holding of Contributions. Contributions to your IRA and any earnings on such contributions are invested in shares of mutual funds managed by The Dreyfus Corporation and such other investments as may be authorized from time to time by The Dreyfus Corporation and approved by the Custodian. Your IRA assets are held in a Custodial Account exclusively for your benefit and the benefit of such Beneficiaries as you may designate in writing delivered to the Custodian. Your right to the entire balance in your IRA is nonforfeitable. No part of your IRA assets may be invested in life insurance contracts or in collectibles such as works of art, antiques or stamps; however, investments in gold and silver coins issued by the United States are permitted, if permitted as investments by the Custodian.

Financial Information. The growth in the value of mutual fund investments held in your IRA can neither be guaranteed nor projected.


Table of Contents

Article I:  Definitions                          Article III: Contributions
1.1  Actual Deferral Percentage ......... 1      3.1  Limit on Employer Contributions ..... 3
1.2  Adoption Agreement ................. 1      3.2  402(h) Limit ........................ 3
1.3  Average Actual Deferral Percentage . 1      3.3  Employer Discretionary Contributions. 3
1.4  Code ............................... 1      3.4  Elective Deferrals .................. 4
1.5  Committee .......................... 1
1.6  Compensation ....................... 1      Article IV: Participants' Rights to Benefits
1.7  Earned Income ...................... 1      4.1  Nonforfeitability ................... 5
1.8  Elective Deferrals ................. 1      4.2  Withdrawals and Distributions ....... 5
1.9  Eligible Employee .................. 1      4.3  Death ............................... 5
1.10 Employee ........................... 1
1.11 Employer ........................... 2      Article V: Top-Heavy Provision
1.12 Family Member ...................... 2      5.1  Definitions ......................... 5
1.13 Highly Compensated Employee ........ 2      5.2  Top-Heavy Determination ............. 7
1.14 IRA or SEP-IRA ..................... 2      5.3  Minimum Allocation .................. 7
1.15 Integration Level .................. 2
1.16 Net Profits ........................ 2      Article VI: Plan Administration
1.17 Non-Highly Compensated Employee .... 2      6.1  Appointment of Committee ............ 8
1.18 Participant ........................ 2      6.2  Claims Procedure .................... 8
1.19 Plan ............................... 2      6.3  Records and Reports ................. 8
1.20 Plan Year .......................... 2      6.4  Powers and Duties ................... 8
1.21 SEP ................................ 2      6.5  Committee Action .................... 8
1.22 Sponsor ............................ 3      6.6  Reliance on Professional Advice ..... 8
1.23 Taxable Wage Base .................. 3      6.7  Participant Information ............. 8
                                                 6.8  Standard of Care .................... 9

Article II:  Participation                       Article VII: Miscellaneous Provisions
2.1  Commencement of Participation ...... 3      7.1  No Right of Continued Employment .... 9
                                                 7.2  Amendments .......................... 9
                                                 7.3  Termination ......................... 9
                                                 7.4  Governing Law ....................... 9


Article I:  Definitions
1.1 "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage) of Elective Deferrals (including excess elective deferrals) contributed on behalf of an Eligible Employee for the Plan Year to the Eligible Employee's Compensation for the Plan Year. The Actual Deferral Percentage of an Eligible Employee who does not make an Elective Deferral is zero.
1.2 "Adoption Agreement" shall mean the document executed by the adopting Employer which contains all the options which may be selected and which incorporates this basic plan document by reference.
1.3 "Average Actual Deferral Percentage" shall mean the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Employees in a group.
1.4    "Code" shall mean the Internal Revenue Code of 1986, as amended.
1.5 "Committee" shall mean the person or persons appointed by the Employer to administer the Plan in accordance with Section 6.1. If no such Committee is appointed by the Employer, the Employer shall act as the Committee.
1.6 "Compensation" shall mean, unless otherwise specified in the Adoption Agreement, in the case of an Employee other than a Self-Employed Individual, his or her section 3401(a) wages, which are actually paid during the applicable period. In the case of a Self-Employed Individual, Compensation shall mean his or her Earned Income. Unless otherwise specified in the Adoption Agreement, the applicable period shall be the Plan Year. If elected by the Employer in the Adoption Agreement, Compensation shall also include Employer contributions made pursuant to a salary reduction agreement with an Employee which are not currently includible in the gross income of the Employee by reason of the application of sections 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code. Compensation shall not include amounts in excess of $150,000, as adjusted by the Secretary of the Treasury at the same time and in the same manner as under section 415(d) of the Code. In determining Compensation for purposes of the adjusted $150,000 limitation, the family member rules of section 414(q)(6) of the Code shall apply except that in applying such rules, the term "family" shall include only the Employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such family member rules, the adjusted $150,000 limitation is exceeded, then (except for purposes of determining the portion of Compensation up to the Integration Level if this Plan is integrated with Social Security), the adjusted $150,000 limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of the adjusted $150,000 limitation.
1.7 "Earned Income" shall mean the annual net earnings from self-employment in the trade or business with respect to which the Plan is established, provided that personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan to the extent deductible under section 404 of the Code. Net earnings shall be determined with regard to the deduction allowed to the taxpayer by section 164(f) of the Code.
1.8 "Elective Deferrals" shall mean any Employer contributions made to the Plan at the election of the Participant, in lieu of cash compensation, pursuant to a salary reduction agreement or other deferral mechanism.
1.9 "Eligible Employee" shall mean, for a particular Plan Year, each Employee who is not excluded from eligibility to participate in the Plan under the Adoption Agreement. The determination of eligibility shall be made on the last day of the Plan Year.
1.10 "Employee" shall mean any person employed by the Employer and any person treated as an employee under section 401(c) of the Code.

       A "leased employee" shall also be treated as an Employee. The term "leased employee" means any person (other than an employee of the recipient employer) who pursuant to an agreement between the recipient employer and any other person ("leasing organization") has performed services for the recipient employer (or for the recipient employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the recipient employer. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

       Notwithstanding the preceding paragraph, a leased employee shall not be considered an employee of the recipient employer if: (i) such employee is covered by a money purchase pension plan providing (1) a nonintegrated employer contribution rate of at least ten percent (10%) of Compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under section 125, section 402(a)(8), section 402(h) or section 403(b) of the Code,(2) immediate participation and (3) full and immediate vesting; and (ii) leased employees do not constitute more than twenty percent (20%) of the recipient employer's non-highly compensated workforce.

1.11 "Employer" shall mean the corporation, partnership, proprietorship or other business entity which shall adopt the Plan or any successor thereof and any employer required to be aggregated with such entity under section 414(b), (c), (m) or (o) of the Code.
1.12 "Family Member" shall, with respect to a five percent (5%) owner or top-ten Highly Compensated Employee described in section 414(q)(6)(A) of the Code, include the spouse and lineal ascendants and descendants of an Employee and the spouses of such lineal ascendants and descendants. The determination of who is a Family Member will be made in accordance with section 414(q) of the Code.
1.13 "Highly Compensated Employee" shall include any Employee who performs services for the Employer during the Determination Year and who, during the Look-Back Year: (i) received Compensation from the Employer in excess of $75,000 (as adjusted pursuant to section 415(d) of the Code); (ii) received Compensation from the Employer in excess of $50,000 (as adjusted pursuant to section 415(d) of the Code), and was a member of the top-paid group for such year; or (iii) was an officer of the Employer and received Compensation during such year that is greater than fifty percent (50%) of the dollar limitation in effect under section 415(b)(1)(A) of the Code. The term "Highly Compensated Employee" also includes: (i) an Employee who is described in the preceding sentence if the term "Determination Year" is substituted for the term "Look-Back Year" and the Employee is one of the 100 most highly compensated Employees of the Employer during the Plan Year; and (ii) an Employee who is a five percent (5%) owner of the Employer at any time during the Look-Back or Determination Year.


       For this purpose, the Determination Year shall be the Plan Year, and the Look-Back Year shall be the twelve (12) month period immediately preceding the Determination Year unless the Employer has elected to use the calendar year ending with or within the Determination Year as the Look-Back Year for purposes of its employee benefit plans. If the Employer has so elected to use such calendar year as the Look-Back Year for its employee benefit plans, the Determination Year shall be the "lag period," if any, by which the applicable Determination Year extends beyond such calendar year.

       The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of employees in the top-paid group, the top 100 employees, the number of employees treated as officers and the compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

1.14 "IRA" or "SEP-IRA" shall mean the Dreyfus Individual Retirement Account (a prototype IRA upon which a favorable opinion letter has been issued by the Internal Revenue Service).
1.15 "Integration Level" shall mean the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.
1.16 "Net Profits" shall mean the current and accumulated earnings of the Employer before Federal and State taxes and contributions to this and any other qualified plan.
1.17 "Non-Highly Compensated Employee" shall mean an Employee of the Employer who is neither a Highly Compensated Employee nor a Family Member.
1.18 "Participant" shall mean an Eligible Employee participating in the Plan in accordance with Section 2.1.
1.19 "Plan" shall mean this Prototype Simplified Employee Pension and the Adoption Agreement of the Adopting Employer, as from time to time amended.
1.20 "Plan Year" shall mean the calendar year, unless the Employer's fiscal year is specified as the Plan Year in the Adoption Agreement.
1.21   "SEP" shall mean a Simplified Employee Pension within the meaning of section 408(k) of the Code.
1.22   "Sponsor" shall mean The Dreyfus Corporation.
1.23 "Taxable Wage Base" shall mean the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.


Article II:  Participation

2.1    Commencement of Participation
       The Employer shall promptly notify each Employee that satisfies the Plan's eligibility requirements set forth in the Adoption Agreement that he/she may take the necessary steps to commence participation in the Plan. If an Eligible Employee cannot be located or refuses to establish an IRA to receive contributions made to the Plan, the Employer may execute the necessary documents to establish an IRA on such Eligible Employee's behalf.

       An Eligible Employee shall commence participation in the Plan by establishing an IRA to receive contributions made to the Plan, notifying the Committee of the establishment of the IRA, and, if applicable, entering into a "salary reduction agreement" as described in Section 3.4 with the Employer.


Article III:  Contributions

3.1    Limit on Employer Contributions
       Employer contributions for each Plan Year (including, if applicable, Elective Deferrals) shall be determined in accordance with the Adoption Agreement, but shall not exceed the maximum amount which shall constitute an allowable deduction under section 404(h) of the Code. Unless otherwise specified in the Adoption Agreement, Employer contributions may only be made out of Net Profits.

3.2    402(h) Limit
       In no event shall Employer contributions (including Elective Deferrals made pursuant to Section 3.4) made on behalf of any Participant exceed the lesser of 15% of the Participant's Compensation includible in the Participant's gross income for the year (determined without regard to the Employer contributions made under this Plan), or the limitation in effect under Section 415(c)(1)(A) of the Code (currently $30,000). In the case of a Participant who is a Highly Compensated Employee, the limitation in effect under Section 415 (c)(1)(A) of the Code (currently $30,000) shall be reduced, if the Plan is integrated with Social Security, by the amount of contributions made on behalf of the Participant based on Compensation over the Integration level. [Note: The Plan may not be integrated with Social Security if the Plan permits only Elective Deferrals.] All businesses of a Self-Employed Individual shall be aggregated for purposes of applying the 15% of Compensation described in this Section 3.2.

3.3    Employer Discretionary Contributions
       The following provisions shall apply if the Employer has elected in the Adoption Agreement to make Employer Discretionary
       Contributions.

       (a) If the Plan is not integrated with Social Security, the Employer Discretionary Contribution for any Plan Year shall be allocated to the IRA established for each Participant in the ratio which each Participant's Compensation for the Plan Year bears to that of all Participants for such Plan Year.
       (b) If the Plan is integrated with Social Security, the Employer Discretionary Contribution shall be allocated as follows:
               (i) If under Article V, the Plan is Top-Heavy for the Plan Year and the minimum Top-Heavy contribution is made under the Plan, then contributions shall be allocated to each Participant's IRA in the ratio that each Participant's aggregate Compensation bears to that of all Participants for the Plan Year, up to three percent (3%) of each Participant's aggregate Compensation for the Plan Year.
                    Any remaining contributions shall be allocated to each Participant's IRA in the ratio that each Participant's Compensation in excess of the Integration Level bears to the sum of all Participant's Compensation in excess of the Integration Level for the Plan Year, up to three V (3%) of each Participant's Compensation for the Plan Year in excess of the Integration Level.
          (ii) If the Plan is not Top-Heavy for the Plan Year, contributions (or if the Plan is Top-Heavy, contributions remaining after step (i) above) shall be allocated to each Participant's IRA in the ratio that the sum of each Participant's aggregate Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' aggregate Compensation and Compensation in excess of the Integration Level for the Plan Year, up to the product of (a) the Permitted Disparity Percentage as specified in the Adoption Agreement (reduced by three percent (3%) if the Plan is Top-Heavy) times (b) each Participant's aggregate Compensation plus Compensation in excess of the Integration Level for the Plan Year. Any remaining contributions will be allocated to all Participants in the ratio that each Participant's aggregate Compensation bears to all Participants' aggregate Compensation for the Plan Year.
       (c) Employer Discretionary Contributions will be paid by the Employer to Participants' IRA within the time period prescribed in Section 404(h) of the Code.

 3.4  Elective Deferrals
      The following provisions shall apply if the Employer has elected in the Adoption Agreement to permit Elective Deferrals.
        (a)     Elective Deferrals shall be permitted for a Plan Year only if:
                (i) Not less than 50% of Eligible Employees elect, or have an election in effect, to have Elective Deferrals made to the Plan; and
               (ii) The Employer had no more than 25 Eligible Employees at any time during the prior Plan Year.
        (b) In the event that the 50% requirement of Section 3.4(a)(i) is not satisfied as of the end of any Plan Year, then all Elective Deferrals made by Participants for that Plan Year shall be considered "disallowed deferrals," i.e., IRA contributions that are not SEP-IRA contributions. The Employer shall notify each affected Participant, within 2 1/2 months following the end of the Plan Year to which the disallowed deferrals relate, that the Elective Deferrals are no longer considered SEP-IRA contributions. Such notification shall specify the amount of the disallowed deferrals and the calendar year in which they are includible in income and must provide an explanation of applicable penalties if the disallowed deferrals are not withdrawn in a timely fashion.
        (c) The Employer shall contribute and allocate to each Participant's IRA an amount equal to the amount of the Employee's Elective Deferrals. Elective Deferrals will be paid by the Employer to the Participant's IRA trustee or custodian as soon as practicable in compliance with Department of Labor Regulation Section 2510.3-102.
        (d) An Eligible Employee may elect to have Elective Deferrals made under this Plan by entering into a salary reduction arrangement with his Employer. A salary reduction arrangement is an agreement whereby the Employee accepts a reduction in Compensation in consideration of a contribution by the Employer on such Employee's behalf in the same amount to the Employee's IRA established under the Plan. A salary reduction arrangement may also include an agreement whereby the Employee elects to have all or part of a cash bonus contributed to his/her IRA rather than paid to him/her in cash. An Eligible Employee may elect to enter into such an agreement with the Employer by filing a written election with the Committee, on a form supplied by the Committee, specifying a dollar amount or a whole percentage of his/her Compensation or cash bonus he/she wishes to be contributed by the Employer to the IRA he/she has established pursuant to the Plan. No Elective Deferrals may be based on Compensation an Employee received, or had a right to receive, before execution of the salary reduction agreement.
                An election shall remain in force until changed or canceled in writing by a Participant in accordance with rules established by the Committee on a form supplied by the Committee.
        (e) Under no circumstances may a Participant's Elective Deferrals in any calendar year exceed the limitation under section 402
                (g) of the Code based on all of the plans of the Employer.
                Each Participant shall be solely responsible for determining whether such Participant's Elective Deferrals have exceeded such limitation.
        (f) If the Employer contributes nonelective employer contributions to this Plan or any other SEP for a Plan Year, or contributes to any qualified defined contribution plan for such Plan Year, then an Employee's Elective Deferrals may be limited to the extent necessary to satisfy the maximum contribution limitations under section 415(c)(1)(A) of the Code.
        (g) In no event shall the percentage of Compensation deferred by a Highly Compensated Employee in a Plan Year exceed the Average Actual Deferral Percentage of all Eligible Employees who are Non-Highly Compensated Employees in such Plan Year multiplied by 1.25. The Compensation and Elective Deferrals of Family Members shall be attributed to Highly Compensated Employees in computing the percentage of compensation deferred by a Highly Compensated Employee in any Plan Year, and Family Members shall be disregarded as separate employees. In computing the Average Actual Deferral Percentage of all Eligible Employees who are not Highly Compensated Employees, Eligible Employees not participating in the Plan shall be counted as contributing 0% of Compensation. Amounts in excess of the deferral percentage limitation will be deemed excess SEP contributions on behalf of the affected Highly Compensated Employee or Employees.
        (h) The Employer shall notify each affected Highly Compensated Employee, within 2 1/2 months following the end of the Plan Year to which the excess SEP contributions relate, of any excess SEP contributions to the Highly Compensated Employee's SEP-IRA for the applicable year. Such notification shall specify the amount of the excess SEP contributions and the calendar year in which the contributions are includible in income and must provide an explanation of applicable penalties if the excess SEP contributions are not withdrawn in a timely fashion.
        (i) The Employer shall notify each Participant who makes an Elective Deferral to the Plan that, until 2 1/2 months after the end of a particular Plan Year, any transfer or distribution from that Participant's SEP-IRA of SEP contributions (or income on these contributions) attributable to Elective Deferrals made during that Plan Year will be includible in income for purposes of sections 72(t) and 408(d)(1) of the Code.
        (j) The Committee shall have the right to monitor and limit a Highly Compensated Employee's Elective Deferrals to prevent such Highly Compensated Employee from making Elective Deferrals in excess of the limitations set forth in Sections 3.4(e), 3.4(f), and 3.4(g) of the Plan.


Article IV:  Participants' Rights to Benefits

4.1   Nonforfeitability
      All contributions made to this Plan by the Employer on behalf of a Participant shall be fully vested and nonforfeitable at all times.

4.2   Withdrawals and Distributions
      The right of a Participant to withdraw amounts or to otherwise receive distributions from the IRA selected by the Participant upon commencement of participation in the Plan shall be determined by reference to the terms of such IRA, subject to such rules as may be issued by the Internal Revenue Service relating to excess contributions. Except as provided in the preceding sentence, Employer contributions are not conditioned on the retention in the Plan of any portion of the amount contributed and there is no prohibition imposed on withdrawals from the Plan.

4.3   Death
              In the event of a Participant's death, disposition of the Participant's IRA shall be determined by reference to the terms of such IRA and any designation of beneficiary(ies) made by Participants pursuant thereto.


Article V:  Top-Heavy Provisions

5.1   Definitions
      For purposes of this Article, the following words shall have the following meaning:
      (a) "Determination Date" shall mean (i) the last day of the preceding Plan Year, or (ii) in the case of the first Plan Year of any Plan, the last day of such Plan Year.
      (b) "Key Employee" shall mean any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the Plan Year containing the Determination Date and the four (4) preceding Plan Years was:
              (1) An officer of the Employer if such individual's annual Compensation exceeds fifty percent (50%) of the dollar limitation under section 415(b)(1)(A) of the Code (provided that the number of Employees treated as officers shall be no more than fifty (50) or, if fewer, the greater of three
                   (3) Employees or ten percent (10%) of all Employees);
              (2) An owner (or considered an owner under section 318 of the Code) of at least a one-half of one percent (.5%) interest and one of the ten (10) largest interests in the Employer if such individual's annual Compensation exceeds one hundred percent (100%) of the dollar limitation under section 415(c)(1)(A) of the Code;
              (3)  A five percent (5%) owner of the Employer; or
              (4) A one percent (1%) owner of the Employer who has an annual Compensation of more than one hundred fifty thousand dollars ($150,000).
      For this purpose, annual Compensation means Compensation as defined in section 415(c)(3) of the Code, but including amounts excludable rom the Employee's gross income by reason of sections 125, 401(a)(8), 402(h) or 403(b) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.
      (c)     "Non-Key Employee" shall mean any Employee who is not a Key
              Employee.
      (d) "Permissive Aggregation Group" shall mean the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.
      (e) "Present Value" shall be based on the interest and mortality table specified in the Employer's qualified defined benefit plan for Top-Heavy purposes, or if such assumptions are not specified in the Employer's qualified defined benefit plan, Present Value shall be based on the assumptions specified in the Adoption Agreement.
      (f) "Required Aggregation Group" shall mean (1) each qualified defined contribution plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the Plan has terminated), and (2) any other qualified defined contribution plan of the Employer which enables a plan described in (1) to meet the requirements of sections 401(a)(4) or 410 of the Code.
      (g)     "Top-Heavy Ratio."
              (1) If the Employer maintains one or more defined contribution plans (including this or any other SEP) and the Employer has not maintained any defined benefit plan which during the five (5) year period ending on the Determination Date has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date (including any part of any account balance distributed in the five (5) year period ending on the Determination Date), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the five (5) year period ending on the Determination Date), both computed in accordance with Section 416 of the Code and the regulations thereunder. The Employer may elect in the Adoption Agreement to consider the contributions that have been made to this Plan on behalf of Key Employees and all Employees rather than the account balances of Key Employees and all Employees under this Plan in computing the Top-Heavy Ratio. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination
                  Date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.
              (2) If the Employer maintains one or more defined contribution plans (including this or any other Simplified Employee Pension) and the Employer maintains or has maintained one or more defined benefit plans which during the five (5) year period ending on the Determination Date has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggressive Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees determined in accordance with the above rules, and the Present Value of accrued benefits under the aggregated defined benefit plan or plans for all Employees as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with the rules above, and the Present Value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with section 416 of the Code and the regulations thereunder. The Employer may elect in the Adoption Agreement to consider the contributions that have been made to this Plan on behalf of Key Employees and all Employees rather than the account balances of Key Employees and all Employees under this Plan in computing the Top-Heavy Ratio. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the five (5) year period ending on the Determination Date.
              (3) For purposes of (1) and (2) above, the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve (12) month period ending on the Determination Date, except as provided in section 416 of the Code and the regulations thereunder for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year, or has not been credited with at least one hour of service for the Employer maintaining the Plan at any time during the five (5) year period ending on the Determination Date, will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account, will be made in accordance with section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Date that falls within the same calendar year.
              (4) Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is Top-Heavy (within the meaning of section 416(g) of the Code) the accrued benefit of a Non-Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate of section 411(b)(1)(C) of the Code.
      (h) "Valuation Date" shall mean the last day of the Plan Year and is the day on which account balances are valued for purposes of determining whether the Plan is Top-Heavy.

5.2   Top-Heavy Determination
      The Plan shall be Top-Heavy for any Plan Year if any of the following conditions exist:
      (a) If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any Required Group or Permissive Group of plans.
      (b) If this Plan is a part of a Required Aggregation Group of plans, but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%).
      (c) If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

5.3   Minimum Allocation
      If the Plan is determined to be Top-Heavy for any Plan Year pursuant to Section 5.2, a minimum nonelective Employer contribution shall be made to the Plan on behalf of each Eligible Employee who is Non-Key Employee. Such minimum contribution shall be in an amount equal to the lesser of (i) 3% of the Non-Key Employee's Compensation, or (ii) the highest Employer contribution as a percentage of Compensation allocated on behalf of any Key Employee in such Plan Year. The minimum contribution will not be required under this Plan (assuming the Plan is Top-Heavy) with respect to any Participant covered under any other qualified plan or plans of the Employer if the adopting Employer has elected in the Adoption Agreement that the minimum Top-Heavy allocation will be met in such plan. For purposes of determining whether a Plan is Top-Heavy, Elective Deferrals are considered Employer contributions. However, Elective Deferrals may not be used to satisfy this 3% minimum contribution requirement. Such minimum contribution shall be determined without regard to a Social Security contribution.




Article VI:  Plan Administration

6.1   Appointment of Committee
      The Employer may appoint a person or persons to act as the Committee and serve at its pleasure. If no Committee is appointed, the Employer shall act as the Committee. The Committee shall have the sole responsibility for the administration of the Plan.

6.2   Claims Procedure
      A Participant or beneficiary ("Claimant") may file a written claim for benefits under the Plan with the Committee. If the Committee decides that a Claimant is not entitled to all or any part of the benefits claimed, it shall, within ninety (90) days of receipt of such claim, inform the Claimant in writing of its determination; the reasons for its determination, including specific references to the pertinent Plan provisions; and the Plan's review procedures. The Claimant or his authorized personal representative shall be permitted to review pertinent documents and within sixty (60) days after receipt of the notice of denial of claim to request to appear personally before it or to submit such further information or comments to the Committee as will, in the Claimant's opinion, establish his right to such benefits.

      The Committee will render its final decision with the specific reason therefore in writing and will transmit it to the claimant by certified mail within 60 days (or 120 days, if special circumstances require an extension of time and the Claimant is given written notice within the initial 60 day period) of any such appearance. If the final decision is not made within such period, it will be considered denied. If, upon review of a request for benefits hereunder, the Committee finds the Participant ineligible for such benefits, it shall inform the Participant in writing of the reason or reasons for such denial. In the event any Participant disagrees with the conclusions of the Committee, the Committee must reconsider their decision based on the facts and evidence presented to them by the Participant. Further, the Committee must substantiate in writing to any Participant who disagrees with the amount of his benefit the method under which the benefit computations were made.

6.3   Records and Reports
      The Committee shall maintain such records as may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries and others as required by law. Employees may examine records pertaining directly to them.

6.4   Powers and Duties
      The Committee shall have such powers and duties as are necessary for the proper administration of the Plan, including but not limited to the power to make decisions with respect to the application and interpretation of the Plan. The Committee shall be empowered to establish rules and regulations for the transactions of its business and for the administration of the Plan. The determinations of the Committee with respect to the interpretation, application, or administration of the Plan shall be final, binding, and conclusive upon each person or party interested or concerned.

6.5   Committee Action
      In the event that the Employer appoints a person or persons to act as the Committee, such Committee shall act by a majority of its members at a meeting or in writing without a meeting. A member of the Committee ho is also a Participant of the Plan shall not vote or act as a member of the Committee upon any matter relating solely to his rights or benefits under the Plan.

6.6   Reliance on Professional Advice
      The Committee shall be entitled to rely conclusively on the advice or opinion of any consultant, accountant, or attorney and such persons may also act in their respective professional capacities as advisors to the Employer.

6.7   Participant Information
      The Committee may require a Participant to complete and file with the Committee any and all forms approved by the Committee, and to furnish all pertinent information requested by the Committee. The Committee shall be entitled to rely upon all such information.
6.8   Standard of Care
      The Committee must discharge its duties solely in the interest of the Participants. The Committee must carry out its duties with the care, skill, prudence and diligence under circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Committee, however, shall not be liable for any acts or decisions based on the advice or opinion of any consultant, accountant or attorney employed by the Committee in their respective professional capacities as advisors to the Employer, provided, however, that the Committee did not violate its general fiduciary duty in selecting or retaining such advisor.


Article VII:  Miscellaneous Provisions

7.1   No Right of Continued Employment
      No Employee or Participant shall have any right or claim to any benefit under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan shall not he construed as creating any contract of employment between the Employer and any Employee or otherwise conferring upon any Employee or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Employer to discharge any Employee without regard to the effect that such discharge might have upon his rights under the Plan.

7.2   Amendments
      (a) The Employer expressly recognizes the authority of the Sponsor to amend the Plan from time to time, and the Employer shall be deemed to have consented to any such amendment. The Employer shall receive a written instrument indicating the amendment of the Plan and such amendment shall become effective as of the effective date of such amendment.
      (b) The Employer reserves the right to make from time to time any amendments to this Plan which do not cause any part of contributions hereunder to be used for any purpose other than the exclusive benefit of Participants. Participants will be provided with a copy of any such amendment within thirty days of the later of: (i) such amendment's effective date, or (ii) the date such amendment is adopted. If the Employer amends the Plan, the Employer shall be deemed to have an individually designed SEP and shall not be entitled to rely on the opinion letter obtained by the Sponsor with respect to the Plan.

7.3   Termination
      The Plan has been established with the intent that it be permanent, but the Employer reserves the right to terminate the Plan at any time.

7.4   Governing Law
      The Plan shall be administered, construed and enforced in accordance with the laws of the state wherein the Employer maintains its principal place of business, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.